As filed with the U.S. Securities and Exchange Commission on February 18, 2020.

Registration No. 333-233992

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3

to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MingZhu Logistics Holdings Limited

明珠货运控股有限公司

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	4700	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

27F, Yantian Modern Industry Service Center

No. 3018 Shayan Road, Yantian District

Shenzhen, Guangdong, China 518081

Tel: (86) 755-25209839

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Tel: (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard I. Anslow, Esq. Jonathan Deblinger, Esq. Wei Wang, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Phone: (212) 370-1300 Fax: (212) 370-7889	Joel D. Mayersohn, Esq. Dickinson Wright PLLC 350 East Las Olas Blvd. Ft. Lauderdale, FL 33301 Phone: (954) 991-5426 Fax: (844) 670-6009

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of the Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(5)
Ordinary shares, par value $0.001 per share (2)	$15,525,000	$2,015.15
Underwriter Warrants (3)	$-	$-
Ordinary shares underlying Underwriter Warrants (2) (4)	$1,785,375	$231.74
Total	$17,310,375	$2,246.89

(1)

Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).  Includes ordinary shares that are issuable upon the exercise of the over-allotment option of the underwriters.

(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional ordinary shares as may be issued after the date hereof as a result of share splits, share dividends or similar transactions.

(3)	In accordance with Rule 457(g) under the Securities Act, because the shares of the registrant’s ordinary shares underlying the underwriters’ warrants (“Underwriter Warrants”) are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(4)

As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.  As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Underwriter Warrants is $1,785,375 (which is equal to 115% of $1,552,000).

(5)	The Registrant previously paid $1,554.10 with the initial filing of this registration statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.

PRELIMINARY PROSPECTUS (Subject to Completion)	Dated February 18, 2020

3,000,000 Ordinary Shares

MingZhu Logistics Holdings Limited

明珠货运控股有限公司

This is the initial public offering of ordinary shares of MingZhu Logistics Holdings Limited明珠货运控股有限公司, a Cayman Islands exempted company. We are offering 3,000,000 ordinary shares. We expect the initial public offering price of the shares to be between $4.00 and $4.50 per share. Prior to this offering, there has been no public market for our ordinary shares. We have applied to have our ordinary shares listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “YGMZ.” We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq; however, we will not complete this offering unless we are so listed.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Investing in our ordinary shares is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered before making a decision to purchase our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

		Per Share		Total
Public offering price	$		$
Underwriting fee and commissions(1)(2)	$		$
Proceeds to us, before expenses	$		$

(1)	Represents underwriting discount and commissions equal to $__ per share, which is the underwriting discount we have agreed to pay on investors that participate in this Offering.

(2)

Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering, payable the underwriters, or the reimbursement of certain expenses of the underwriters. In addition to the underwriting discounts listed above and the non-accountable expense allowance described in the footnote, we have agreed to issue upon the closing of this offering, compensation warrants to the underwriters exercisable for a period of five years from the effective date of this registration statement entitling the representative to purchase up to 10% of the number of shares sold in this offering at a per share exercise price equal to 115% of the public offering price. The registration statement of which this prospectus is a part also covers such warrants and the shares issuable upon the exercise thereof. See “Underwriting” of this prospectus for additional information regarding total underwriter compensation.

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the shares if any such shares are taken. We have granted the underwriters an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of our ordinary shares to be offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discount. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable will be $1,104,000 based on an offering price $4.00 per share, and the total proceeds to us, before expenses, will be $12,696,000. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable will be $1,164,375 based on an offering price $4.50 per share, and the total proceeds to us, before expenses, will be $14,360,625. If we complete this offering, net proceeds will be delivered to our company on the closing date. We will not be able to use such proceeds in China, however, until we complete capital contribution procedures which requires prior approval from certain PRC regulators. See remittance procedures in the section titled “Use of Proceeds” beginning on page 32.

The underwriters expect to deliver the ordinary shares against payment as set forth under “Underwriting”, on or about          , 2020.

ViewTrade Securities, Inc.

The date of this prospectus is         , 2020.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes and the risks described under “Risk Factors” beginning on page 7. We note that our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date of this prospectus.

This prospectus contains information from a report commissioned by us and prepared by Frost & Sullivan, an independent market research firm, to provide information on the transportation industry in China and certain regions thereof.

All references to “we,” “us,” “our,” or similar terms used in this prospectus refer to MingZhu Logistics Holdings Limited明珠货运控股有限公司, a Cayman Islands exempted company, including its wholly-owned subsidiaries, unless the context otherwise indicates.

“PRC” or “China” refers to the People’s Republic of China, excluding, for the purpose of this prospectus, Taiwan, Hong Kong and Macau, “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. dollars” refers to the legal currency of the United States.

Overview

We are one of China’s fastest growing trucking services provider in China with over 17 years of experience in the transportation and logistics industry. We formed our first operating subsidiary in 2002 to engage in the business of trucking services and subsequently formed four other wholly owned subsidiaries. Our current operations are conducted through our subsidiaries. We experienced a steady growth in our business in recent years and our revenue increased by 5.9% for the nine months ended September 30, 2019 comparing to the same period in 2018 with an increase of 34.1% in 2018 compared to 2017. As a result of our continuous growth, we have become the second largest transportation service provider in the Guangdong region and have been recognized and accredited by the China Federation of Logistics and Purchasing as a 3A-grade trucking service provider.

Our transportation services operate out of two terminals, one in the Guangdong region, and one in the Xinjiang region. We primarily provide Dedicated Truckload Services within the PRC. We have created a successful business model that has allowed us to expand our customer base and market coverage whilst maintaining good relations with our existing customers. With the proceeds raised, we intend to carry out our strategy that will allow us to reach our mission to become China’s largest and most trusted transportation company.

We operate a truckload fleet with 139 tractors and 90 trailers, all of which are owned by us. Given the large scale of our fleet, we offer both network density and broad geographic coverage to meet our customers’ diverse transportation needs within the PRC.

Our customers primarily include sizeable logistics companies, freight forwarders and warehouse operators in the PRC. During the nine months ended September 30, 2019, and 2018, we had 37 and 40 customers, and sales to our top five customers accounted for approximately 62.3% and 64.8%, respectively. During the fiscal years 2018 and 2017, we had 40 and 36 customers, respectively, and our top five customers accounted for approximately 63.9% and 71.4% of our total revenue, respectively.

We generate revenue from our trucking service business. Our total revenue was $20,735,260 and $19,588,457 for the nine months ended September 30, 2019 and 2018, respectively, representing an increase of approximately 5.9%. Our total revenue was $27,676,789 and $20,616,011 for the fiscal years of 2018 and 2017, respectively, representing an increase of approximately 34.1%. We recorded an income from operations of approximately $1,639,260 and $2,862,641 for the nine months ended September 30, 2019, respectively. For the nine months ended September 30, 2019, our revenue generated from Guangdong and Xinjiang provinces accounted for 50.8% and 49.2%, respectively, of our total revenue. We recorded an income from operations of approximately $4,034,766 and $2,317,476 for the fiscal years of 2018 and 2017, respectively. For the fiscal year ended December 31, 2018, our revenue generated from Guangdong and Xinjiang provinces accounted for 52.2% and 47.8%, respectively, of our total revenue. For the fiscal year ended December 31, 2017, our revenue generated from Guangdong and Xinjiang provinces accounted for 75.3% and 24.7%, respectively, of our total revenue.

Our Strengths

We believe that the following strengths differentiate us from our competitors and provide us with advantages for realizing the potential of market opportunity:

.

●	Substantial Industry Experience

●	Long-Standing Relationships with Customers in the PRC, primarily including sizeable third-party logistics companies

●	Experienced and Motivated Management Team

●	Sizable Fleet Consisting of Over 130 Tractors and 90 Trailers

●	Well-Functioned Network

●	Fleet and Maintenance System designed to Optimize Life-Cycle Investment

Our Strategies

Our principal objective is to sustain a continuous growth in our business and maintain our competitive advantages such that we can be positioned as a leading player in the transportation industry in the PRC. We plan to implement the following strategies to further develop our existing transportation business and reputation in the PRC:

●	Attract and retain top talent at all levels to ensure sustainable growth

●	Expand and upgrade our fleet size in response to the increase in market demands

●	Strengthen our information technology system

●	Maintain stable relationships with our major customers and suppliers and expand our customer base

●	Further expand into Xinjiang and other less competitive new markets

●	Acquire and invest in strategic entities

Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus, including our subsidiaries. For more detail on our corporate history, please refer to “Business - Corporate History and Structure” on page 85 of this prospectus.

Summary of Risks Affecting Our Company

Our business is subject to numerous risks described in the section titled “Risk Factors” and elsewhere in this prospectus. The main risks set forth below and others you should consider are discussed more fully in the section entitled “Risk Factors” beginning on page 7, which you should read in its entirety.

●	Our reliance on major customers and any loss of our major customers or changes in their demands for our services would likely have a material adverse effect on our business, results of operations, financial conditions and prospect.

●	Our principal shareholder (controlled by our Chairman and Chief Executive Officer) will continue to exert substantial influence over our company.

●	Our executive officers have no prior experience in operating a U.S. public company, and their inability to operating the public company aspects of our business could harm us.

●	We are exposed to credit risk from our customers.

●	Our cash flow position may deteriorate owing to the difference in timing between receipt of payments from our customers and payments to our suppliers and subcontractors if we are unable to manage such timing difference and its impact on our cash flow properly.

●	We have identified material weaknesses in our internal accounting controls, which we may be unable to remediate despite the efforts we plan to make to address such weaknesses.

●	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

●	An active trading market for our ordinary shares may not develop following this offering, and the trading price of our ordinary shares may be volatile, each of which could result in substantial losses to investors.

●	Because we are incorporated under Cayman Islands law, investors may face difficulties in protecting their interests, and investors’ ability to protect their rights through U.S. courts may be limited.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the Securities and Exchange Commission, or the SEC;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our ordinary shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Corporate Information

Our principal executive offices are located at 27F, Yantian Modern Industry Service Center, No. 3018 Shayan Road, Yantian District, Shenzhen, Guangdong, China 518081, and our telephone number at that address is (86) 755-25209839. Our website is www.szygmz.com. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus. Our registered office in the Cayman Islands is located at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009 Cayman Islands. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

Conventions that Apply to this Prospectus

This prospectus contains information and statistics relating to China’s economy and the industries in which we operate derived from various publications issued by market research companies and PRC governmental entities, which have not been independently verified by us, the underwriters or any of their affiliates or advisers including Frost & Sullivan, an independent market research and consulting firm with respect to information on the transportation industry in China. The information in such sources may not be consistent with other information compiled in or outside of China.

We use U.S. dollars as the reporting currency in our financial statements and in this prospectus. Monetary assets and liabilities denominated in Renminbi are translated into U.S. dollars at the rates of exchange as of the applicable balance sheet date. Equity accounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rates for the applicable period. In other parts of this prospectus, any Renminbi denominated amounts are accompanied by the related translations. With respect to amounts not recorded in our consolidated financial statements included elsewhere in this prospectus, all translations from Renminbi to U.S. dollars were made at RMB 7.1477 to $1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board at September 30, 2019. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The PRC government restricts or prohibits the conversion of Renminbi into foreign currency and foreign currency into Renminbi for certain types of transactions — overseas investments in areas including real estate, hotels, cinemas, the entertainment industry, and sports clubs will be limited, while investments in some sectors such as gambling will be banned.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

Summary Consolidated Financial and Operating Data

The following summary consolidated statements of income and comprehensive income for the nine months ended September 30, 2019 and 2018 and the years ended December 31, 2018 and 2017, and the summary consolidated balance sheet data as of September 30, 2019, December 31, 2018 and 2017, have been derived from our consolidated financial statements included elsewhere in this prospectus.

Our historical results for any period are not necessarily indicative of results to be expected for any future period. You should read the following summary financial information in conjunction with the consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2019	2018	2018	2017
Selected Consolidated Statements of Income and Comprehensive Income Data:	USD	USD	USD	USD
	(Unaudited)	(Unaudited)
Revenues	20,735,260	19,588,457	27,646,789	20,616,011
Transportation costs	17,951,763	15,746,947	22,399,066	16,806,258
General and administrative expenses	1,100,652	916,846	1,147,101	1,452,369
Income from operations	1,639,260	2,862,641	4,034,766	2,317,476
Other (expenses) income	(112,488)	(118,114)	(173,851)	(391,121)
Income before income taxes	1,526,772	2,744,527	3,860,915	1,926,355
Provision for income taxes	500,739	700,801	1,006,028	688,265
Net income	1,026,033	2,043,726	2,854,887	1,238,090
Other comprehensive income (loss)	(377,649)	(408,795)	(419,684)	291,244
Comprehensive income	648,384	1,634,931	2,435,203	1,529,334
Earnings per share - basic and diluted	0.11	0.22	0.31	0.13
Weighted average ordinary shares outstanding	9,250,000	9,250,000	9,250,000	9,250,000

	September 30, 2019	December 31, 2018	December 31, 2017
Selected Consolidated Balance Sheet Data:	USD	USD	USD
	(Unaudited)
Current assets	18,469,303	10,567,898	11,471,380
Property and equipment, net	4,224,761	4,988,774	5,431,913
Total assets	23,073,843	15,883,551	17,297,480
Total debt (including current maturities)	3,196,735	2,522,726	3,843,967
Capital lease and financing obligations	1,693,551	1,464,109	1,781,414
Shareholders’ equity	9,153,415	8,505,031	5,040,587

The Offering

Securities being offered:	3,000,000 ordinary shares (or 3,450,000 ordinary shares if the underwriters exercise their over-allotment option) on a firm commitment basis.

Initial offering price:	We estimate the initial public offering price for the ordinary shares will be between $4.00 and $4.50 per ordinary share.

Number of ordinary shares outstanding before the offering:	9,250,000 ordinary shares.

Number of ordinary shares outstanding after the offering:	12,700,000 ordinary shares, assuming full exercise of the underwriters’ over-allotment option, and 12,250,000 ordinary shares, assuming no exercise of the underwriters’ over-allotment option.

Underwriters’ Over-Allotment Option	We have granted the underwriters an option for a period of up to 45 days to purchase up to 450,000 additional ordinary shares.

Underwriter Warrants

We have agreed to issue upon the closing of this offering Underwriter Warrants to the underwriters exercisable for a period of five years from the effective date of this registration statement entitling the representative to purchase up to 10% of the number of shares sold in this offering at a per share exercise price equal to 115% of the public offering price.

Use of proceeds:	We intend to use the net proceeds of this offering for expansion of fleet size, operational improvement as well as strategic acquisitions and alliances based on market conditions and for other general corporate purposes. As of the date of this prospectus, we are not a party to any agreement or understanding with respect any such acquisitions or alliances. For more information on the use of proceeds, see “Use of Proceeds” on page 32.

Lock-up agreements	All of our directors and officers and certain shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of 12 months from the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Indemnification escrow	Net proceeds of this offering in the amount of $500,000 shall be used to fund an escrow account for a period of 24 months following the closing date of this offering, which account shall be used in the event that we have to indemnify the underwriters pursuant to the terms of an underwriting agreement with the underwriters.

Proposed Nasdaq symbol:	We have applied to have our ordinary shares listed on the Nasdaq under the symbol “YGMZ.”

Risk factors:

Investing in our ordinary shares is highly speculative and involves a significant degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 7.

RISK FACTORS

Investing in our ordinary shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our ordinary shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Our reliance on major customers and any loss of our major customers or changes in their demands for our services would likely have a material adverse effect on our business, results of operations, financial conditions and prospect.

We have historically relied on a limited number of major customers for a significant portion of our revenue and we anticipate that such reliance will remain unchanged in the near future. During the nine months ended September 30, 2019, and 2018, sales to our top five customers accounted for approximately 62.3% and 64.8%, respectively. For the nine months ended September 30, 2019, Xinjiang Dijiu Energy Co., Ltd. and Changshan Zhongka Yunli Supply Chain Management Co., Ltd. accounted for 23.1% and 16.5% of total revenue. Guangzhou Hoolinks Technologies Co., Ltd, Chanji Prefecture Jiukang Logistics Co., Ltd. and Changshan Zhongka Yunli Supply Chain Management Co., Ltd. accounted for 23.3%, 12.4% and 10.5% of total revenue for the nine months ended September 30, 2018, respectively. For the years ended December 31, 2018 and 2017, top five customers accounted for 63.9% and 71.4% of our total revenue, respectively. In particular, for the year ended December 31, 2018, Chanji Prefecture Jiukang Logistics Co., Ltd. and Guangzhou Hoolinks Technologies Co., Ltd. accounted for 20.4% and 16.3% of our revenue, respectively. For the year ended December 31, 2017, Changshan Zhongka Yunli Supply Chain Management Co., Ltd., Best Logistics Technology Co., Ltd. and Foshan Bufeng Lianhua Management Consultation Co., Ltd. accounted for 29.2%, 15.4% and 11.0% of our total revenue, respectively.

Our service agreements with our customers are generally for an average term of one year. While certain service contracts contain options of renewal, there is no assurance that our major customers will continue their business relationship with us, or the revenue generated from dealings with them will be maintained or increased in the future. In particular, if there is any claim against us related to the quality of our services from our major customers, such claim would affect the relationship with our major customers or substantially reduce their demand of our trucking services.

If we are unable to enter into new service contracts with our customers upon expiry of the current contracts, or there is a reduction or cessation of demands from these customers for whatever reasons and we are unable to enter into service contracts of comparable size and terms in substitution, our business, financial conditions and results of operation may be materially and adversely affected. In addition, any deterioration on our customers’ ability to use our services and/or pay for our services in a timely manner will also have a material adverse effect on our business, results of operations, financial conditions and prospect.

Although a number of our business strategies will help mitigate risks resulting from our reliance on major customers, see “Business – Our Strategies”, “Business – Customers – Our relationship with major customers,” there is no assurance that these strategies will be implemented successfully or, if implemented, fully mitigate the risks in connection with the loss of one or more major customers.

None of our service agreements with our customers are on an exclusive basis.

None of our service agreements with our customers are on an exclusive basis and our customers can engage other trucking services provider(s) for the provision of transportation and delivery services in addition to or in lieu of us.

Though we have had stable business relationships with our major customers, there is no assurance that our major customers will not engage one or more service providers for the provision of trucking services during the term of our service agreements with them. We cannot assure you that we can generate the same level of or increased revenue from our major customers as compared to the existing scenario. Any appointment of any additional logistics services providers by our major customers could therefore have a material adverse impact on our business, financial condition and operating results.

If we are unable to collect our receivables from our existing customers, our results of operations and cash flows could be adversely affected.

Our business depends on our ability to successfully obtain payment from our customers of the amounts they owe us for our services. As of September 30, 2019, we had accounts receivable recorded at $13,244,698 of which $71,956 were allowanced and $1,415,429 were past due but not impaired, accounting for approximately 11% of our total accounts receivable. As of December 31, 2018 and 2017, we recorded accounts receivable amounted to $7,481,932, and $8,199,216, respectively, of which approximately $89,069 and $29,518 were allowanced and $890,845 and $765,699 were past due but not impaired, respectively, accounting for approximately 11.9% and 9.3% of our total accounts receivable.

We establish an allowance for doubtful accounts based upon estimates, historical experience and other factors surrounding the credit risk of specific customers. However, actual losses on customer receivables balance could differ from those that we anticipate and as a result we might need to adjust our allowance. There is no guarantee that we will accurately assess the creditworthiness of our customers. Macroeconomic conditions, including related turmoil in the global financial system, could also result in financial difficulties for our customers, including limited access to the credit markets, insolvency or bankruptcy, and as a result could cause customers to delay payments to us, requesting modifications to their payment arrangements that could increase our receivables balance or default on the payment obligations to us. As a result, an extended delay or default in payment relating to a significant account will have a material and adverse effect on the aging schedule and turnover days of our account receivable. If we are unable to collect our receivables from our customers in accordance with the contracts with our customers, our results of operations and cash flows could be adversely affected.

We may incur losses in the future.

We had a net income of $1,026,033 and $2,043,726 for the nine months ended September 30, 2019 and 2018, respectively. We had a net income of $2,854,887 and $1,238,090, respectively, for the fiscal years ended December 31, 2018 and 2017. Despite our history of generating net income, we anticipate that our operating expenses, together with the increased general administrative expenses of a growing public company, will increase in the foreseeable future as we seek to maintain and continue to grow our business, attract potential customers and further enhance our services. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. As a result of the foregoing and other factors, we may incur net losses in the future and may be unable to achieve or maintain profitability on a quarterly or annual basis for the foreseeable future.

We generate a significant portion of our revenue from transportation services of slack coal in Xinjiang. Our reliance on such services subjects us to risks resulting from any decline in the business performance of our customers in the slack coal industry and adverse events in the slack coal industry or in the Xinjiang region in general.

We have relied upon transportation services of slack coal in Xinjiang for a significant portion of revenue. For the nine months ended September 30, 2019 and 2018, we had revenue generated from Xinjiang province accounting for 49.2% and 44.6%, respectively. For the fiscal years ended December 31, 2018 and 2017, our revenue generated from Xinjiang province accounted for 47.8% and 24.7%, respectively, of our total revenue. Although we plan to diversify our services and customer base as we further expand into the Xinjiang market, we anticipate that we will at least to certain extent continue to rely on transportation services of slack coal in the near future. As such, our business performance will be affected by the slack coal industry in Xinjiang and the business performance of our customers in that industry. If these customers’ sales decline, such decline may likely lead to a corresponding decrease in demand for our services. Furthermore, any adverse developments in the slack coal industry or in the Xinjiang region in general could also materially and adversely affect our business, financial condition and results of operations.

The agreements governing the loan facilities MingZhu currently has contain restrictions and limitations that could significantly affect our ability to operate our business, raise capital, as well as significantly affect our liquidity, and therefore could adversely affect our results of operations.

Under its loan agreements with existing lenders, MingZhu has the obligation to notify its lenders prior to certain corporate actions. Such corporation actions include, among other events, mergers, equity offerings, transfers of material assets, involvement in a material lawsuit and certain material related party transactions. In addition, pursuant to its loan agreements, MingZhu cannot provide guarantees to any third party, prioritize repayment of other loans, pay dividends to its shareholders or consummate a reorganization or share ownership restructuring without prior written consent of certain lenders. See “Business – Material Contracts.”

The foregoing provisions restrict, among other aspects, MingZhu’s ability to:

●	incur or permit to exist any additional indebtedness or liens;

●	guarantee or otherwise become liable with respect to the obligations of another party or entity;

●	acquire any assets or enter into merger or joint venture transactions; and

●	consummate certain related party transactions.

Our ability to comply with these provisions may be affected by events beyond our control.  A failure to comply with any of such provisions will constitute an event of default under existing loan agreements of MingZhu, upon which the lenders will have the right to take a number of remedial actions that could adversely affect our liquidity and results of operations. See “-Defaults under our loan agreements could result in a substantial loss of our assets.”

Defaults under our loan agreements could result in a substantial loss of our assets and adversely affect our financial condition and operating results.

A failure to repay any of the indebtedness under our loan agreements as they become due or to otherwise comply with the covenants contained therein could result in an event of default thereunder. In addition, the loan agreements between MingZhu and certain lenders contain a cross-default provision, pursuant to which a default under any other loan agreement will be deemed an event of default under such agreements.  If not cured or waived, an event of default under our existing loan agreements could enable the lenders to declare all borrowings outstanding on such debt, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend further credit. The lenders could also elect to foreclose on our assets securing such debt. In such an event, we may not be able to refinance or repay our indebtedness, pay dividends or have sufficient liquidity to meet operating and capital expenditure requirements. Any such acceleration could cause us to lose a substantial portion of our assets and will substantially adversely affect our financial condition and operating results.

Our cash flow position may deteriorate owing to the difference in timing between receipt of payments from our customers and payments to our suppliers and subcontractors if we are unable to such timing difference and its impact on our cash flow properly.

For our daily operations, we outsourced a portion of our trucking services to external transportation companies, and sourced tires and fuel oils from the third party suppliers. Our cash flows depend on timely receipt of payments from our customers to meet our payment obligations to our suppliers and subcontractors. As of September 30, 2019, December 31, 2018 and 2017, our trade payables amounted to approximately $5,980,499, $845,093 and $1,709,088, respectively, whereas the respective trade payables accounted for approximately 48.7%, 15.3% and 14.7% of our total current liabilities, respectively.

Our account receivables turnover days were approximately 133.9 days and 96.4 days, respectively, during the nine months ended September 30, 2019 and 2018. Our account receivables turnover days were approximately 102.7 days and 113.09 days, respectively, during 2018 and 2017. As a result of the above, our daily operation has to rely on our internal resources, bank borrowings and loans from shareholders to maintain our cash flow and satisfy the needs of our daily operations.

If we fail to manage the timing difference between receipt of customer payments and supplier payments, or if the timing difference is further aggravated, we may have to resort to reserve further funds from our internal resources and/or obtain banking facilities and/or shareholder loans to meet our payment obligations, which may not be readily available, or if available on reasonable economic terms and our financial condition may be materially and adversely affected as a result.

We rely on subcontractors to handle a proportion of our trucking services. Any delay or failure in their services would adversely affect our operations and financial results.

We subcontract a portion of our trucking services, specifically delivery orders from customers with irregular delivery schedules, to external transportation companies. For the nine months ended September 30, 2019 and 2018, subcontracting charges incurred were 58.5% and 35.9% of transportation costs, respectively. For the years ended December 31, 2018 and 2017, subcontracting charges incurred by us were approximately 41% and 33% of our total transportation costs, respectively. Any significant increase in the service fees charged by our subcontractors may have an adverse impact on our financial results. See “Business – Subcontracting Arrangement.”

There is no assurance that we will be able to monitor the performance of our subcontractors as directly and efficiently as with our own staff. If their performance is below our requisite standards or those of our customers, these sub-standard services may adversely damage our business reputation, cause our customers to deduct our service fees, negatively affect the relationship with our customers and potentially expose us to litigations and claims from our customers. Further, we may incur additional costs for sourcing alternative services providers at a price higher than we originally anticipated. This could adversely affect the profitability of our business.

Notwithstanding the stable business relationship with our subcontractors, there is no assurance that we would be able to maintain such a relationship with them in the future. There is also no assurance that we would be able to find alternative subcontractors with the requisite expertise, experience and capability that can meet our business needs and tight delivery schedules with competitive prices and acceptable terms of service in a timely manner. In addition, we are not sure that our all customers will allow us to subcontract our business in the future. In such event, our ability to complete our trucking services on time with effective cost could be impaired, thereby damaging our business reputation and adversely affecting our operations and financial results.

Difficulty in obtaining material, equipment, goods and services from our vendors and suppliers could adversely affect our business.

We are dependent upon our suppliers for certain products and materials, including our tractors and trailers. We manage our over-the-road fleet to a five-year trade cycle with the current average age-of-fleet of our vehicles at approximately three years. Accordingly, we rely on suppliers of our trucks and truck components to maintain the age of our fleet. We believe that we have positive relationships with our suppliers and are generally able to obtain favorable pricing and other terms from such parties. If we fail to maintain these relationships with our suppliers, or if our suppliers are unable to provide the products and materials we need or undergo financial hardship, we could experience difficulty in obtaining needed goods and services because of production interruptions, limited material availability or other reasons. Subsequently, our business and operations could be adversely affected.

The trucking services and transportation industry in the PRC is highly competitive and fragmented, which subjects us to competitive pressures pertaining to pricing, capacity and service.

Our operating segments compete with many truckload carriers, certain railroads, logistics, brokerage, freight forwarding and other transportation companies. The transportation market in the PRC is highly competitive and fragmented. Some of our competitors may have greater access to equipment, a larger fleet, a wider range of services, preferential dedicated customer contracts, greater capital resources or other competitive advantages. Numerous competitive factors could impair our ability to maintain or improve our profitability. These factors include the following:

●	Many of our competitors periodically reduce their freight rates to gain business, especially during times of reduced growth in the economy. This may make it difficult for us to maintain or increase freight rates, or may require us to reduce our freight rates. Additionally, it may limit our ability to maintain or expand our business.

●	Since some of our customers also operate their own private trucking fleets, they may decide to transport more of their own freight.

●	Many customers periodically solicit bids from multiple carriers for their shipping needs, despite the existence of dedicated contracts, which may depress freight rates or result in a loss of business to our competitors.

●	The continuing trend toward consolidation in the trucking industry may result in more large carriers with greater financial resources and other competitive advantages, with which we may have difficulty competing.

●	Higher fuel prices and higher fuel surcharges to our customers may cause some of our customers to consider freight transportation alternatives, including rail transportation.

●	Advancements in technology may necessitate that we increase investments in order to remain competitive, and our customers may not be willing to accept higher freight rates to cover the cost of these investments.

●	Competition from freight logistics and brokerage companies may negatively impact our customer relationships and freight rates.

●	Smaller carriers may build economies of scale with procurement aggregation providers, which may improve such carriers’ abilities to compete with us.

The truckload transportation industry is affected by economic and business risks that are largely beyond our control.

The truckload industry is highly cyclical, and our business is dependent on a number of factors that may have a negative impact on our operating results, many of which are beyond our control. We believe that some of the most significant factors beyond our control that may negatively impact our operating results are economic changes that affect supply and demand in transportation markets, such as:

●	changes in customers’ inventory levels, including shrinking product/package sizes, and in the availability of funding for their working capital;

●	commercial driver shortages;

●	industry compliance with an ongoing regulatory environment;

●	excess truck capacity in comparison with shipping demand; and

●	downturns in customers’ business cycles, which may be caused by declines in consumer spending.

The risks associated with these factors are heightened when the Chinese economy is weakened. Some of the principal risks during such times are as follows:

●	low overall freight levels, which may impair our asset utilization;

●	customers with credit issues and cash flow problems;

●	changing freight patterns resulting from redesigned supply chains, resulting in an imbalance between our capacity and customer demand; and

●	customers bidding out freight or selecting competitors that offer lower rates, in an attempt to lower their costs, forcing us to lower our rates or lose freight.

Economic conditions that decrease shipping demand or increase the supply of capacity in the truckload transportation industry can exert downward pressure on rates and equipment utilization, thereby decreasing asset productivity. Declining freight levels and rates, a prolonged recession or general economic instability could result in declines in our results of operations, which declines may be material.

We also are subject to cost increases outside our control that could materially reduce our profitability if we are unable to increase our rates sufficiently. Such cost increases include, but are not limited to, fuel and energy prices, driver wages, taxes and interest rates, tolls, license and registration fees, insurance premiums, regulations, revenue equipment and related maintenance costs and healthcare and other benefits for our associates. We cannot predict whether, or in what form, any such cost increase or event could occur. Any such cost increase or event could adversely affect our profitability.

In addition, events outside our control, such as strikes or other work stoppages at our facilities or at customer, port, border or other shipping locations, weather, actual or threatened armed conflicts or terrorist attacks, efforts to combat terrorism, military action against a foreign country or group located in a foreign country or heightened security requirements could lead to reduced economic demand, reduced availability of credit or temporary closing of shipping locations. Such events or enhanced security measures in connection with such events could impair our operations and result in higher operating costs.

We are, to a certain extent, dependent on the consumer and retail industry in the PRC.

We mainly provide trucking services to our customers in the logistics industry, some of whom ultimately provide logistics services to end customers in the retail and consumer industry in the PRC. As such, our business performance will, to a certain extent, be affected by our customers’ business performance and the retail and consumer industry in the PRC. Although these customers of ours who are consumer goods delivery services providers may not have contributed substantially to our total revenue in the past two years, if these customers’ sales in the PRC decline, such decline may likely lead to a corresponding decrease in demand for our services. Furthermore, as we expand our business, we may solicit new customers who are consumer goods delivery services providers or strengthen our relationships with this type of existing customers, which may lead to stronger reliance on these customers. Any adverse developments in our customers’ business performance could therefore materially and adversely affect our business, financial condition and results of operations.

We may not be able to implement all or any of our business plans successfully.

As part of our business strategies, we plan to expand our own fleet of delivery vehicles and labor force, expand our sales and marketing network and establish an information technology system which can facilitate our preparation of delivery routes and schedules and enable tracking and monitoring of the status of delivery by our self-owned trucking vehicles and subcontractors. Such future plan is developed based on a number of assumptions, forecasts and commitment of our management. We may not succeed in executing our business strategies due to a number of reasons, including the following:

●	we may fail to acquire delivery vehicles at our expected prices or recruit a sufficient number of skilled drivers and employees to align with our expansion;

●	we may not have sufficient financial resources available;

●	we may fail to adapt ourselves to the information technology system;

●	we may fail to expand our sales and marketing network;

●	we may fail to meet our customers’ demands for our trucking services; and

●	we may fail to reach the targets we expect from our expansion and business strategies.

If we fail to successfully implement our business strategies, we may not be able to maintain our growth rate and our business, financial condition and results of operations may be materially and adversely affected.

Expanding our self-owned vehicle fleet may result in a significant increase in our depreciation expenses.

We intend to expand the scale of our own vehicle fleet in order to accommodate potential new business opportunities. Such expansion of our self-owned vehicle fleet may result in a significant increase in our depreciation expenses, which may in turn materially and adversely affect our business, financial condition and results of operations.

Our operation is exposed to disruptions due to bad weather, possible occurrences of natural disasters, epidemics and other diseases and uncertainties, traffic congestions and public civil movements.

As we provide trucking services, any significant disruption in traffic due to severe traffic congestions, weather conditions or disturbances such as public civil movements, flash floods, or breakdown in major road infrastructure may lead to a reduction in and/or delay of our services. Such service interruptions may adversely affect our service quality in meeting our customers’ KPIs requirements and negatively affect our relationship with our customers. Further, we may have to engage additional delivery vehicles from other transportation companies to maintain our service operations. The occurrence of any of the foregoing events may adversely affect our business, financial condition and results of operations.

An increase in fuel prices may reduce profitability.

The provision of trucking services is highly reliant on the availability of the appropriate fuel and its cost and an increase in fuel prices may increase our costs. During the nine months ended September 30, 2019 and 2018 and two years ended December 31, 2018 and 2017, our fuel costs accounted for approximately 13.6%, 23.1%, 20.9% and 23.1% of our transportation costs, respectively.

The cost of fuel can fluctuate significantly and is subject to many economic and political factors that are beyond our control, including but not limited to the political instability in oil-producing regions. According to Frost & Sullivan report issued in July 2019, while diesel fuel price has decreased during 2017 to RMB 5,846.1 (approximately $898.5) per ton, it is expected that the diesel price will gradually increase and will reach RMB 7,261.5 (approximately $1,056.1) per ton in 2021, due to the anticipated oil production cut by the Organization of the Petroleum Exporting Countries and other oil production countries in the coming years. Without a corresponding increase in our transportation rates when the price of fuel oil surges, our profitability may be adversely affected.

Our service agreements with our customers allow us to adjust our service fees to some extent when the fuel prices fluctuate significantly. However, if the fluctuations fall within the acceptable range, the service fees cannot be adjusted, and we would not be able to pass the increased cost of fuel oil to our customers. Therefore, we are still exposed to the risk of the fuel price fluctuation which may affect our profitability.

We may experience labor shortage or unrest.

Our trucking services involve a substantial amount of labor force. As of the date of this prospectus, we have a total of 185 drivers which accounted for approximately 87% of our total workforce.  While we have not experienced any significant labor shortage, we may face such problem in the future. We may be required to increase the wages for our workers as a result of changes in the labor market conditions or industry practices.

We expect that the wage levels of our employees will continue to be determined in accordance with the prevailing market rates in the relevant regions in the PRC as well as the performance of the relevant employees in the foreseeable future. There is no assurance that we will not face labor unrest or we do not have to adjust the wages upward for our employees demanding higher wages from us. Labor unrest will disrupt our services and the higher wages will result in increased services costs for us. Should we fail to increase our service prices to offset the additional labor costs in a timely manner or fail to manage labor shortage or labor unrest, our business, operation and financial performance could be adversely affected.

Our customers could become our competitors.

Many of our customers are logistic companies which have the capability and financial resources to diversity and own their own vehicle fleet. These customers may also continue to evaluate whether to own their vehicle fleet or engage other transportation companies to provide the logistics services. In the event that our customers own their vehicle fleet, such customers could reduce or eliminate their need of our trucking services, which would subsequently result in a reduction of our revenue and would adversely affect our business and results of operations.

We may not be familiar with new regions or markets we enter and may not be successful in offering new products and services or maintain our current growth.

The growth of our company was based on the services we currently provided to existing markets. The revenue growth rate was 34.1% and 28.8%, respectively, for fiscal years 2018 and 2017. Comparing to the nine months ended September 30, 2018, the revenue was increased by 5.9% for the nine months ended September 30, 2019. We may expand our business and enter other regional markets in the future. However, we may be unable to replicate our current success in new markets. In expanding our business, we may enter markets in which we have limited, or no, experience. We may not be familiar with the local business and regulatory environment and we may fail to attract a sufficient number of customers due to our limited presence in that region. In addition, competitive conditions in new markets may be different from those in our existing markets and may make it difficult or impossible for us to generate high income in these new markets. If we are unable to manage these and other difficulties in our expansion into other regions in China, our prospects and results of operations may be adversely affected.

Our results of operations may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our results of operations, including our operating revenue, expenses and other key metrics, may vary significantly in the future and period-to-period comparisons of our operating results may not be meaningful. Accordingly, the results for any one quarter are not necessarily an indication of future performance. Our financial results may fluctuate due to a variety of factors, some of which are outside of our control and, as a result, may not fully reflect the underlying performance of our business. Fluctuation in our operational results may adversely affect the price of our ordinary shares. Factors that may cause fluctuations in our quarterly results include:

●	our ability to attract new customers, maintain relationships with existing customers, and expand into new territories in China;

●	the amount and timing of operating expenses related to acquiring customers and the maintenance and expansion of our business, operations and infrastructure;

●	general economic, industry and market conditions in China;

●	our emphasis on customer experience instead of near-term growth; and

●	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill from acquired technologies or businesses.

If we fail to promote and maintain our brand in an effective and cost-efficient way, our business and results of operations may be harmed.

We believe that developing and maintaining awareness of our brand effectively is critical to attracting new and retaining existing customers. Our efforts to build our brand have caused us to incur significant expenses, and it is likely that our future marketing efforts will require us to incur significant additional expenses. These efforts may not result in increased revenues in the immediate future or at all and, even if they do, any increases in revenues may not offset the expenses incurred. If we fail to promote and maintain our brand, while incurring substantial expenses, our results of operations and financial condition would be adversely affected, which may impair our ability to grow our business.

If labor costs in the PRC increase substantially, our business and costs of operations may be adversely affected.

In recent years, the Chinese economy has experienced inflation and labor cost increases. Average wages are projected to continue to increase. Further, under PRC law we are required to pay various statutory employee benefits, including pensions, housing funds, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. We expect that our labor costs, including wages and employee benefits, will continue to increase. If we are unable to control our labor costs or pass such increased labor costs on to our customers by increasing the price of our products and services, our financial condition and results of operations may be adversely affected.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees needed to support our business.

As we continue to experience growth, we believe our success depends on the efforts and talents of our employees, including experienced drivers, financial personnel and marketing professionals. Our future success depends on our continued ability to attract, develop, motivate and retain highly qualified and skilled employees. Competition for highly skilled personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve customers could diminish, resulting in a material adverse effect on our business.

Our business depends on the continued efforts of our senior management, particularly Mr. Jinlong Yang. If Mr. Yang, or one or more other of our key executives, were unable or unwilling to continue in their present positions, our business may be severely disrupted.

Our business operations depend on the continuing services of our senior management, particularly Mr. Jinlong Yang, our Chairman and Chief Executive Officer, and our other executive officers named in this prospectus. While we have provided different incentives to our management, we cannot assure you that we can continue to retain their services. If one or more of our key executives were unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, our future growth may be constrained, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain qualified personnel. In addition, although we have entered into confidentiality and non-competition agreements with our key executives of our subsidiaries in China, there is no assurance that any member of our management team will not join our competitors or form a competing business. If any dispute arises between us and our current or former officers, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

Our executive officers have no prior experience in operating a U.S. public company, and their inability to operate the public company aspects of our business could harm us.

Our executive officers have no experience in operating a U.S. public company, which makes our ability to comply with applicable laws, rules and regulations uncertain. Our failure to comply with all laws, rules and regulations applicable to U.S. public companies could subject us or our management to regulatory scrutiny or sanction, which could harm our reputation and share price.

From time to time we may evaluate and potentially consummate acquisitions or alliances, which could require significant management attention, disrupt our business, adversely affect our financial results, be unsuccessful or fail to achieve the desired result.

We plan to evaluate and consider strategic transactions, combinations, acquisitions or alliances to enhance our existing business or develop new products and services. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate the transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such a transaction.

Any acquisition or alliance will involve risks commonly encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

●	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

●	difficulties in retaining, training, motivating and integrating key personnel;

●	diversion of management’s time and resources from our normal daily operations;

●	difficulties in successfully incorporating licensed or acquired technology and rights into our products;

●	difficulties in retaining relationships with customers, employees and suppliers of the acquired business;

●	regulatory risks; and

●	liability for activities of the acquired business before the acquisition, including patent, copyright and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities.

Any future acquisitions or alliances may not be successful. Furthermore, we may not benefit from our business strategy, nor generate sufficient revenue to offset the associated costs or may otherwise not result in the intended benefits. In addition, we cannot assure you that any future acquisition of, or alliance with respect to, new businesses or technology will lead to the successful development of new or enhanced services or that any new or enhanced services, if developed, will achieve market acceptance or prove to be profitable.

We may need additional capital, and financing may not be available on terms acceptable to us, or at all.

Although our current cash and cash equivalents, anticipated cash flows from operating activities and the proceeds from this offering will be sufficient to meet our anticipated working capital requirements and capital expenditures in the ordinary course of business for at least 12 months following this offering, there is a risk that we may need additional cash resources in the future to fund our growth plans or if we experience adverse changes in business conditions or other developments. We may also need additional cash resources in the future if we find and wish to pursue opportunities for new investments, acquisitions, capital expenditures or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. The issuance and sale of additional equity would result in further dilution to our shareholders.

●	default and foreclosure on our assets if our operating revenue is insufficient to repay debt obligations;

●	acceleration of obligations to repay the indebtedness (or other outstanding indebtedness), even if we make all principal and interest payments when due, if we breach any covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

●	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

●	diverting a substantial portion of cash flow to pay principal and interest on such debt, which would reduce the funds available for expenses, capital expenditures, acquisitions and other general corporate purposes; and

●	creating potential limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate.

The occurrence of any of these risks could adversely affect our operations or financial condition.

We will be subject to changing laws, rules and regulations in the U.S. regarding regulatory matters, corporate governance and public disclosure that will increase both our costs and the risks associated with non-compliance.

Following this offering, we will be subject to rules and regulations by various governing bodies and self-regulatory organizations, including, for example, the Securities and Exchange Commission  and The Nasdaq Stock Market, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in and are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

Our business is subject to risks related to lawsuits and other claims brought by our clients or business partners. If the outcomes of these proceedings are adverse to us, it could have a material adverse effect on our business, results of operations and financial condition.

We are subject to lawsuits and other claims in the ordinary course of our business. We are currently not involved in any lawsuits with any of our customers. However, claims arising out of actual or alleged violations of law could be asserted against us by individuals, companies, governmental or other entities in civil, administrative or criminal investigations and proceedings. These claims could be asserted under a variety of laws and regulations, including but not limited to contract laws, consumer protection laws or regulations, intellectual property laws, environmental laws, and labor and employment laws. These actions could expose us to adverse publicity and to monetary damages, fines and penalties, as well as suspension or revocation of licenses or permits to conduct business. Even if we eventually prevail in these matters, we could incur significant legal fees or suffer reputational harm, which could have a material adverse effect on our business and results of operations as well as our future growth and prospects.

We are subject to extensive environmental laws and regulations, and the costs related to compliance with, or our failure to comply with, existing or future laws and regulations, could adversely affect the business and results of operations.

Our operations are subject to national and local laws and regulations relating to the protection of the environment. Sanctions for noncompliance may include revocation of permits, corrective action orders, significant administrative or civil penalties and criminal prosecution. In recent years, the PRC government has strengthened the regulations of environmental protection by enacting new laws and modifying existing laws. Our business involves environmental management and issues typically associated with fuel consumption. We have not received any non-compliance notice or warning from the government regarding environmental violations. However, the PRC government may pass new legislation or amend current laws and regulations and set higher requirements and standards for vehicle operations. Our cost of complying with environmental laws and regulations may increase and we may assign more personnel for environmental compliance. As a result, our financial conditions and results of operation may be materially and adversely affected.

Any lack of requisite approvals, licenses or permits applicable to our business may have a material and adverse impact on our business, financial condition and results of operations.

In accordance with the relevant laws and regulations in jurisdictions in which we operate, we are required to maintain various approvals, licenses and permits to operate our business, including but not limited to business license, road transport business license. These approvals, licenses and permits are obtained upon satisfactory compliance with, among other things, the applicable laws and regulations.

As of the date of this prospectus, we have obtained the business license and road transport business license, but there can be no assurance that we will be able to obtain, renew and/or convert all of the approvals, licenses and permits required for our existing business operations upon their expiration in a timely manner or at all, which could adversely affect our business operations.

Our business may be materially and adversely affected if our Chinese subsidiaries declare bankruptcy or become subject to a dissolution or liquidation proceedings.

The Enterprise Bankruptcy Law of China provides that an enterprise may be liquidated if the enterprise fails to settle its debts as and when they fall due and if the enterprise’s assets are, or are demonstrably insufficient to clear such debts. Our PRC subsidiaries hold the bulk of the assets that are important to our business operations. If any of our PRC subsidiaries gets involved in a voluntary or involuntary liquidation proceeding, unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially or adversely affect our business, financial condition and results of operations.

Any failure to protect our own intellectual property rights could impair our brand, negatively impact our business or both.

We currently own 21 PRC patents related to technologies used in connection with trucking services. We also own one PRC trademark and 16 PRC copyright registrations. Our intellectual property rights are key to our operations and business prospects.

Our success and ability to compete also depend in part on protecting our own intellectual property. We rely on a combination of patents, copyrights, trade secrets, trademarks and other rights, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. However, the steps we take to protect our intellectual property rights may be inadequate. We have only filed patent applications in China and we have not acquired any related international patent rights by filing pursuant to the Patent Cooperation Treaty. Our patents are under no protections outside of China.

Third parties may seek to challenge, invalidate or circumvent our patents, copyrights, trade secrets, trademarks and other rights or applications for any of the foregoing. In order to protect our intellectual property rights, we may be required to spend significant resources. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management. Our failure to secure, protect and enforce our intellectual property rights could adversely affect our brand and impact our business.

We may be sued by third parties for alleged infringement of their proprietary rights, which could harm our business.

Our competitors, as well as other entities and individuals, may own or claim to own intellectual property relating to our industry. From time to time, a third-party provider may claim that we are infringing on their intellectual property rights. We may, however, be unaware of the intellectual property rights that others may claim over some or all of our applications, technology or services. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, restrict us from conducting our business or require that we comply with other unfavorable terms. We may also be obligated to indemnify parties or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, modify applications or refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management from our business operations.

We have identified material weaknesses in our internal accounting controls, and if we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may be unable to accurately report our results of operations or prevent fraud or fail to meet our reporting obligations, and customer confidence and the market price of our ordinary shares may be materially and adversely affected.

Prior to this offering, we were a private company based in China with limited accounting personnel and other resources and with limited experience in establishing and maintaining internal accounting controls and procedures in a manner appropriate for a U.S. listed and reporting public company. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our consolidated financial statements as of and for the years ended December 31, 2018 and 2017, we and our independent registered public accounting firm have identified material weaknesses in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board of the United States (“PCAOB”) and other control deficiencies. The material weaknesses identified related to (i) a lack of accounting staff and resources with appropriate knowledge of generally accepted accounting principles in the United States (“U.S. GAAP”) and SEC reporting and compliance requirements; and (ii) a lack of independent directors, an audit committee and internal audit function to establish formal risk assessment process and internal control framework. We are seeking to remediate these material weaknesses, but the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our consolidated financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our ordinary shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of this Act will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2021. In addition, once we cease to be an “emerging growth company,” as such term is defined in the Jumpstart Our Business Startups Act (“JOBS Act”), our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

Certain data and information in this prospectus were obtained from third-party sources and were not independently verified by us.

We have engaged Frost & Sullivan to prepare a commissioned industry report that analyzes the PRC transportation industry. Information and data relating to the PRC transportation industry have been derived from Frost & Sullivan’s industry report. Statistical data included in the Frost & Sullivan report also include projections based on a number of assumptions. The transportation industry may not grow at the rate projected by market data, or at all. Any failure of the PRC transportation industry to grow at the projected rate may have a material adverse effect on our business and the market price of our ordinary shares. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

We have not independently verified the data and information contained in the Frost & Sullivan report or any third-party publications and reports Frost & Sullivan has relied on in preparing its report. Data and information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods used by us. In addition, these industry publications and reports generally indicate that the information contained therein is believed to be reliable, but do not guarantee the accuracy and completeness of such information.

Insurance and claims expenses could significantly reduce our earnings.

Although we maintain auto insurance for our vehicles, our future insurance and claims expenses might exceed historical levels, which could reduce our earnings. We maintain a high deductible for a portion of our claims exposure resulting from auto liability. Estimating the number and severity of claims, as well as related judgment or settlement amounts is inherently difficult. This, along with legal expenses, incurred but not reported claims and other uncertainties can cause unfavorable differences between actual claim costs and our reserve estimates. We reserve for anticipated losses and expenses and periodically evaluate and adjust our claims reserves to reflect our experience. However, ultimate results may differ from our estimates, which could result in losses over our reserved amounts.

We maintain insurance with licensed insurance carriers above the amounts which we retain. Although we believe our aggregate auto insurance limits should be sufficient to cover reasonably expected claims, it is possible that the amount of one or more claims could exceed our aggregate coverage limits. If any claim were to exceed our coverage, we would bear the excess, in addition to our other retained amounts. Insurance carriers have raised premiums for many businesses, including transportation companies. As a result, our insurance and claims expense could increase, or we could raise our deductible when our policies are renewed or replaced. Our operating results and financial condition could be materially and adversely affected if (i) cost per claim, premiums, or the number of claims significantly exceeds our estimates, (ii) we experience a claim in excess of our coverage limits, (iii) our insurance carriers fail to pay on our insurance claims or (iv) we experience a claim for which coverage is not provided.

Any failure to pay the full amount of taxes may subject us to penalty and materially and adversely affect our business, financial condition and results of operation.

In accordance with the Law of the PRC on the Administration of Tax Collection and its Implementation Regulations, where a taxpayer or a withholding agent fails to pay or underpays the amount of tax that should be paid or remitted within the specified time, the tax authorities shall order the taxpayer or withholding agent to pay or remit the tax within the specified time limit, and impose a penalty for late payment on a daily basis at the rate of 0.05% of the amount of tax in arrears from the date the tax payment is defaulted. If the taxpayer or withholding agent still fails to do so on the expiration of the time limit, the tax authorities may recover such unpaid taxes by adopting compulsory enforcement measures, and impose a fine of not less than 50 percent but not more than five times the amount of tax the taxpayer or withholding agent fails to pay or underpays or fails to remit. Furthermore, the taxation authorities shall also announce the tax payments defaulted by taxpayers regularly. See “Regulations - Regulations Relating to Taxation in the PRC – Tax Collection and Payment.”

Affected by polity factors such as credit tightening, some of our accounts receivable that met the collection conditions have not been recovered on time, which has an adverse impact on our liquidity. As a result, MingZhu has completed the procure for tax declaration, but fails to pay corporate income taxes for the year ended December 31, 2018 in the amount of approximately $881,740 (RMB 6,302,411.31) on time. We are actively communicating with the local tax authorities, and making efforts to pay the balance as soon as possible. Meanwhile, we have accrued a late payment fees of approximately $53,345 (RMB 381,295.88) for the foresaid unpaid tax as of September 30, 2019.

As of the date of this prospectus, we have not received any order or notice from the local tax authorities to set a specific time limit for us to pay the outstanding taxes referenced above, or impose any penalty for the late tax payment, but we cannot assure you that we will not be subject to any order to pay the taxes within a specific time limit. Despite our efforts to minimize the impact of this matter on us, there are uncertainties whether we will have enough funds to make the tax payment within the time limit set by the tax authorities. If we fail to do so, the tax authorities may recover such unpaid taxes and late payment fees by adopting compulsory enforcement measures such as withholding the taxes from our bank account, or sealing up, auctioning or disposing of our properties. In addition, the tax authorities may even impose a fine on us as prescribed by the laws. If any of the above were to occur, our business, operations and financial position would be materially and adversely affected.

We do not have any business insurance coverage.

Insurance companies in China currently do not offer an extensive array of insurance products as insurance companies in more developed economies do. Currently, we do not have any business liability or disruption insurance, except auto insurances, to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

We may have exposure to greater than anticipated tax liabilities.

We are subject to enterprise income tax, value-added tax, and other taxes in each province and city in China where we have operations. Our tax structure is subject to review by various local tax authorities. The determination of our provision for income tax and other tax liabilities requires significant judgment. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe our estimates are reasonable, the ultimate decisions by the relevant tax authorities may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

Our business operations may be adversely affected by the outbreak of coronavirus COVID-19.

An outbreak of respiratory illness caused by a novel coronavirus (“COVID-19”) was first emerged in Wuhan city, Hubei province, China in late 2019 and continues to expand within the PRC and globally. The new strain of coronavirus is considered highly contagious and may pose a serious public health threat. On January 23, 2020, the PRC government announced the lockdown of Wuhan city in an attempt to quarantine the city. The World Health Organization (“WHO”) has been closely monitoring and evaluating the situation. On January 30, 2020, the WHO declared the outbreak of COVID-19 a Public Health Emergency of International Concern. As of the date of this prospectus, the virus had spread across China and to over 20 countries and territories globally with most deaths in Hubei province, and death toll and number of infected cases continued to rise. With an aim to contain the COVID-19 outbreak, the PRC government has imposed extreme measures across the PRC including, but not limited to, the complete lockdown of Wuhan city since January 23, 2020, partial lockdown measures across various cities in the PRC, the extended shutdown of business operations, and the mandatory quarantine requirements on infected individuals and anyone deemed potentially infected.

The COVID-19 outbreak, which may result in a high number of fatalities, is likely to have an adverse impact on the livelihood of the people in and the economy of the PRC, particularly Wuhan city and Hubei province. The trucking services and transportation industry in the PRC, particularly Wuhan city and Hubei province, may be adversely impacted. The economy slowdown and/or negative business sentiment could potentially have a negative impact on the transportation market and our business operations and financial condition may be adversely affected. We are uncertain as to when the outbreak will be contained, and we also cannot predict if the impact will be short-lived or long-lasting. If the outbreak of COVID-19 is not effectively controlled in a short period of time, our business operation and financial condition may be materially and adversely affected as a result of any slowdown in economic growth, negative business sentiment or other factors that we cannot foresee.

Risks Related to Doing Business in China

Changes in the PRC’s political, economic and governmental policies may have an adverse impact on our operations.

All of our operations are currently located in the PRC and all of our revenue was generated in the PRC during the nine months ended September 30, 2019 and years of 2018 and 2017. We expect that the PRC will continue to be our principal market and place of operation. Accordingly, our business, financial condition and results of operations are subject to political, economic and legal developments in the PRC to a significant degree. The PRC’s economy differs from the economies of most developed countries in many aspects, including the extent of government involvement, growth rate, control of foreign exchange, allocation of resources and capital investment. We cannot assure there will not be any unfavorable changes in the PRC’s political, economic and governmental policies and measures that could impact the industries in which we operate, which could in turn diminish the demand for our services.

There are uncertainties regarding the interpretation and enforcement of PRC laws and regulations.

The PRC legal system is based on written statutes and their legal interpretations by the Standing Committee of the National People’s Congress. Previous court decisions may be cited for reference but have limited precedential value. Since 1979, the PRC government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, as these laws and regulations are relatively new, and due to the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve uncertainties.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

Any failure to comply with relevant regulations relating to social insurance and housing provident fund may subject us to penalty and materially and adversely affect our business, financial condition and results of operations.

In accordance with the PRC Social Insurance Law and the Regulations on the Administration of Housing Fund and other relevant laws and regulations, China has established a social insurance system and other employee benefits including basic pension insurance, basic medical insurance, work-related injury insurance, unemployment insurance, maternity insurance, housing fund, and a handicapped employment security fund, or collectively the Employee Benefits. An employer shall pay the Employee Benefits for its employees in accordance with the rates provided under relevant regulations and shall withhold the social insurance and other Employee Benefits that should be assumed by the employees. For example, an employer that has not made social insurance contributions at a rate and based on an amount prescribed by the law, or at all, may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and be subject to a late fee of up to 0.05% or 0.2% per day, as the case may be. If the employer still fails to ratify the failure to make social insurance contributions within the stipulated deadline, it may be subject to a fine ranging from one to three times of the amount overdue.

Under the Social Insurance Law and the Regulations on the Administration of Housing Fund, our PRC subsidiaries shall register with local social insurance agencies and register with applicable housing fund management centers and establish a special housing fund account in an entrusted bank. Both our PRC subsidiaries and their employees are required to pay the Employee Benefits.

Some of our PRC subsidiaries are in the process of completing the social insurance registration and the housing fund registration, and we have only made social insurance payments and housing provident fund contributions for some of our PRC employees, and did not make contributions in full for the social insurance fund and housing provident fund for our employees as required under the relevant PRC laws and regulations. Although we have not received any order or notice from the local authorities nor any claims or complaints from our current and former employees regarding our non-compliance in this regard, we cannot assure you that we will not be subject to any order to rectify non-compliance in the future, nor can we assure you that there are no, or will not be any, employee complaints regarding social insurance payment or housing provident fund contributions against us, or that we will not receive any claims in respect of social insurance payment or housing provident fund contributions under the PRC laws and regulation. In addition, we may incur additional costs to comply with such laws and regulations by the PRC Government or relevant local authorities. Any such development could materially and adversely affect our business, financial condition and results of operations.

Non-compliance with labor-related laws and regulations of the PRC may have an adverse impact on our financial condition and results of operation.

We have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and childbearing insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law, or the Labor Contract Law, that became effective in January 2008 and amended in December 2012 and its implementing rules that became effective in September 2008, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to affect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations. We believe our current practice complies with the Labor Contract Law and its amendments. However, the relevant governmental authorities may take a different view and impose fines on us in such circumstance.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practice does not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be materially and adversely affected.

Some of the lease agreements of our leased properties have not been registered with the relevant PRC government authorities as required by PRC law, which may expose us to potential fines.

Under PRC law, all lease agreements are required to be registered with the local land and real estate administration bureau. Although failure to do so does not in itself invalidate the leases, the lessees may not be able to defend these leases against bona fide third parties and may also be exposed to potential fines if they fail to ratify such non-compliance within the prescribed time frame after receiving notice from the relevant PRC government authorities. The penalty ranges from RMB1,000 (approximately $139.9) to RMB10,000 (approximately $1,399.0) for each unregistered lease, at the discretion of the relevant authority. As of the date of this prospectus, the lease agreement for our leased building in China has not been registered with the relevant PRC government authorities. In the event that any fine is imposed on us for our failure to register our lease agreements, we may not be able to recover such losses from the lessors.

Our rights to use our leased properties could be challenged by property owners or other third parties, which may disrupt our operations and incur relocation costs.

 As of the date of this prospectus, the lessors of our leased properties in China have not been able to provide us with valid property ownership certificates or authorizations from the property owners for the lessors to sublease the properties, and we have subleased certain of our leased properties to third parties. There is a risk that such lessors may not have the relevant property ownership certificates or the right to lease or sublease such properties to us, in which case the relevant lease agreements and the sublease agreements may be deemed invalid and we may be forced to vacate these properties. In addition, our usage of the leased properties may be inconsistent with the designated usage, in which case we may not be able to continue to use the leased properties. The above risks could interrupt our business operations and result in relocation costs. Moreover, if our lease agreements are challenged by third parties, it could result in diversion of management attention and cause us to incur costs associated with defending such actions, even if such challenges are ultimately determined in our favor.

Fluctuation in the currency exchange rate of RMB may have a material adverse effect on our business, operations and financial position.

Our revenue and expenses have been and are expected to continue to be primarily denominated in RMB and we are exposed to the risks associated with the fluctuation in the currency exchange rate of RMB. Should RMB appreciate against other currencies, the value of the proceeds from this offering and any future financings, which are to be converted from US dollar or other currencies into RMB, would be reduced and might accordingly hinder our business development due to the lessened amount of funds raised. On the other hand, in the event of the devaluation of RMB, the dividend payments of our Company, which are to be paid in US dollars after the conversion of the distributable profit denominated in RMB, would be reduced. Hence, substantial fluctuation in the currency exchange rate of RMB may have a material adverse effect on our business, operations and financial position and the value of your investment in the Shares.

We are a holding company and our ability to pay dividends is primarily dependent upon the earnings of, and distributions by, our subsidiaries in the PRC.

We are a holding company incorporated under the laws of the Cayman Islands with limited liability. No dividends have been paid or declared by our Company. The majority of our business operations are conducted through our subsidiaries in the PRC and hence, our revenue and profit are substantially contributed by our subsidiaries in the PRC.

Our ability to pay dividends to our shareholders is primarily dependent upon the earnings of our subsidiaries in the PRC and their distribution of funds to us, primarily in the form of dividends. The ability of our subsidiaries in the PRC to make distributions to us depends upon, among others, their distributable earnings. Under the PRC laws, payment of dividends is only permitted out of accumulated profits according to PRC accounting standards and regulations, and our subsidiaries in the PRC are also required to set aside part of its after-tax profits to fund certain reserve funds that are not distributable as cash dividends. Other factors such as cash flow conditions, restrictions on distributions contained in our PRC subsidiaries’ articles of associations, restrictions contained in any debt instruments, withholding tax and other arrangements will also affect the ability of our subsidiaries in the PRC to make distributions to us. These restrictions could reduce the amount of distributions that we receive from our subsidiaries in the PRC, which in turn would restrict our ability to pay dividends on the Shares. The amounts of distributions that any of our subsidiaries declared and made in the past are not indicative of the dividends that we may pay in the future. There is no assurance that we will be able to declare or distribute any dividend in the future.

There are significant uncertainties under the PRC Enterprise Income Tax Law relating to the withholding tax liabilities of our PRC subsidiaries, and dividends payable by our PRC subsidiaries to our offshore subsidiaries may not qualified to enjoy certain treaty benefits.

Under the PRC Enterprise Income Tax Law and its implementation rules, the profits of a foreign-invested enterprise generated through operations, which are distributed to its immediate holding company outside China, will be subject to a withholding tax rate of 10%. Pursuant to a special arrangement between Hong Kong and China, such rate may be reduced to 5% if a Hong Kong resident enterprise owns more than 25% of the equity interest in the PRC company. Our current PRC subsidiaries are wholly owned by our Hong Kong subsidiary, YGMZ (Hong Kong) Limited. Accordingly, YGMZ (Hong Kong) Limited may qualify for a 5% tax rate in respect of distributions from its PRC subsidiaries. Under the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties promulgated in 2009, the tax payer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. These conditions include: (i) the taxpayer must be the beneficial owner of the relevant dividends, and (ii) the corporate shareholder to receive dividends from the PRC subsidiaries must have met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, in February 2018, the SAT issued the Announcement of the State Administration of Taxation on Issues Relating to “Beneficial Owner” in Tax Treaties, which sets forth certain detailed factors in determining “beneficial owner” status.

Entitlement to a lower tax rate on dividends according to tax treaties or arrangements between the PRC central government and governments of other countries or regions is subject to the Administrative Measures on Entitlement of Non-resident Taxpayers to Tax Treaty Benefits, which provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. As a result, we cannot assure you that we will be entitled to any preferential withholding tax rate under treaties for dividends received from our PRC subsidiaries.

The approval of the China Securities Regulatory Commission, or CSRC, may be required in connection with this offering under PRC law, and if required, we cannot assure you that we will be able to obtain such approval.

The M&A Rules purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by a special purpose vehicle seeking CSRC approval of its overseas listings. The interpretation and application of such regulations remain unclear. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval, and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

We will not be required to submit an application to the CSRC for the approval of the listing and trading of the ordinary shares on the NASDAQ. However, there are substantial uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and we are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our perspective, and hence we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the ordinary shares. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ordinary shares offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such approval requirement could have a material adverse effect on the trading price of our ordinary shares.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to change their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC laws.

In July 2014, China’s State Administration of Foreign Exchange (“SAFE”) promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed as PRC residents for foreign exchange administration purpose) to register with SAFE or its local branches in connection with their direct or indirect investment activities. SAFE Circular 37 further requires an amendment to the SAFE registrations in the event of any changes with respect to the basic information of the offshore special purpose vehicle, such as change of a PRC individual shareholder, name and operation term, or any significant changes with respect to the offshore special purpose vehicle, such as increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

If our shareholders who are PRC residents fail to make the required registration or to update the previously filed registration, our PRC subsidiaries may be prohibited from distributing their profits or the proceeds from any capital reduction, share transfer or liquidation to us, and we may also be prohibited from making additional capital contribution into our PRC subsidiaries. In February 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, effective from June 2015 and partially repealed on December 30, 2019. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

 Mr. Jinlong Yang, our controlling shareholder, has completed the initial registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37. However, we may not be informed of the identifies of all the PRC residents holding direct or indirect interest in our company, and we cannot provide any assurance that these PRC residents will comply with our request to make or obtain any applicable registrations or continuously comply with all requirements under SAFE Circular 37 or other related rules. The failure or inability of the relevant shareholders to comply with the registration procedures set forth in these regulations may subject us to fines and legal sanctions, such as restrictions on our cross-border investment activities, on the ability of our wholly foreign-owned subsidiaries in China to distribute dividends and the proceeds from any reduction in capital, share transfer or liquidation to us. Moreover, any failure to comply with the various foreign exchange registration requirements described above could result in liability under PRC law for circumventing applicable foreign exchange restrictions. Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation have been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. As a result, our business operations and our ability to distribute profits to you could be materially and adversely affected.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering and our concurrent private placement, to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any funds we transfer to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China regardless of the amount of the transfer. According to the relevant PRC regulations on FIEs in China, capital contributions to our PRC subsidiaries are subject to the filing with the MOFCOM or their respective local branches and registration with a local bank authorized by the State Administration of Foreign Exchange, or SAFE. In addition, (i) any foreign loan procured by our PRC subsidiaries is required to be registered with SAFE or their respective local branches and (ii) our PRC subsidiaries may not procure loans which exceed the difference between their respective total project investment amount and registered capital or twice of their net worth. See “Regulations – Regulation Relating to Funds Transfer to PRC Subsidiaries.” We may not be able to complete such registrations or obtain necessary approvals on a timely basis with respect to future capital contributions or foreign loans by us to our PRC subsidiaries. If we fail to complete such registrations, our ability to use the proceeds of this offering, and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

On March 30, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19, which took effect as of June 1, 2015 and partially repealed on December 30, 2019. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capital for expenditure beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises. The SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, effective in June 2016. Pursuant to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in China. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. As this circular is relatively new, there remains uncertainty as to its interpretation and application and any other future foreign exchange related rules. Violations of these Circulars could result in severe monetary or other penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to use Renminbi converted from the net proceeds of this offering and our concurrent private placement, to invest in or acquire any other PRC companies through our PRC subsidiaries, which may adversely affect our business, financial condition and results of operations.

If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or SAT, issued a circular, known as SAT Circular 82, partially abolished on December 29, 2017, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular applies only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe that, as a Cayman Islands exempted company, our company is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our company is a PRC resident enterprise for enterprise income tax purposes, we would be subject to PRC enterprise income on our worldwide income at the rate of 25%. Furthermore, we would be required to withhold a 10% tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ordinary shares. In addition, non-resident enterprise shareholders may be subject to PRC tax on gains realized on the sale or other disposition of the ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders and any gain realized on the transfer of the ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our ordinary shares.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7, which came into effect on the same day, revised in October 2017 and December 2017. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets, as such persons need to determine whether their transactions are subject to these rules and whether any withholding obligation applies.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017 and revised in June 2018. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such. Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who pays for the transfer is obligated to withhold the applicable taxes currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or may be taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfers of shares of our company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Epidemics, acts of war and other disasters may adversely affect our operations.

Our business is subject to general economic and social conditions in the PRC. Natural disasters, epidemics and other acts of God which are beyond human control may adversely affect the economy, infrastructure and livelihood of the people of the PRC. Many major cities in the PRC are under threat of flood, earthquake, typhoon, sandstorm or drought. Our business, results of operations and financial condition may be adversely affected if such natural disasters occur. We may be required to disinfect our affected operational premises, which could adversely affect our operations. Even if we are not directly affected by the epidemic, it could slow down or disrupt the level of economic activity generally, which could in turn adversely affect our operating results.

In addition, acts of war and terrorist attacks may cause damage or disruption to our operations, employees, markets or clients, any of which could adversely impact our turnover, cost of sales, overall results and financial condition or the market price of the Shares. Potential war or terrorist attacks may also cause uncertainty and cause the business to suffer in ways that we cannot currently predict.

Risks Related to Our Ordinary Shares and This Offering

An active trading market for our ordinary shares or our ordinary shares may not develop and the trading price for our ordinary shares may fluctuate significantly.

We have applied to list our ordinary shares on the Nasdaq. Prior to the completion of this offering, there has been no public market for our ordinary shares, and we cannot assure you that a liquid public market for our ordinary shares will develop. If an active public market for our ordinary shares does not develop following the completion of this offering, the market price and liquidity of our ordinary shares may be materially and adversely affected. The initial public offering price for our ordinary shares was determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our ordinary shares after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ordinary shares.

We may not maintain our listing on NASDAQ which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We have applied to list our ordinary shares on Nasdaq. Even if our ordinary shares are approved to be listed on Nasdaq, we cannot assure you that our ordinary shares will continue to be listed on Nasdaq in the future. In order to continue listing our securities on Nasdaq, we must maintain certain financial, distribution and share price levels. Generally, we must (i) maintain a minimum amount in shareholders’ equity (generally above $2,500,000), maintain a minimum market value of listed securities (generally above $35,000,000) or have a minimum net income from operations for the prior year of for two of the preceding years (generally above $500,000); and (ii) a minimum number of publicly held shares (generally greater than 500,000) and a minimum number of public shareholders (generally greater than 300 shareholders). Our ordinary shares also cannot have a bid price of less than $1.00. Moreover, we must comply with certain listing standards regarding the independence of our board of directors and members of our audit committee. We intend to fully comply with these requirements, but we may not continue to be able to meet these requirements in the future.

If Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that our ordinary shares is a “penny stock” which will require brokers trading in our ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because we expect that our ordinary shares will be listed on Nasdaq, such securities will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulations in each state in which we offer our securities.

The trading price of our ordinary shares may be volatile, which could result in substantial losses to investors.

The trading price of our ordinary shares may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of the broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of our ordinary shares, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our ordinary shares may be highly volatile for factors specific to our own operations, including the following:

●	variations in our revenues, earnings, cash flow and data related to our user base or user engagement;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new products, services and expansions by us or our competitors;

●	changes in financial estimates by securities analysts;

●	detrimental adverse publicity about us, our services or our industry;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our ordinary shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our ordinary shares will initially trade under $5.00 per share and thus will be penny stock. Trading in penny stocks has certain restrictions and these restrictions could negatively affect the price and liquidity of our ordinary shares.

Our ordinary shares are expected to trade below $5.00 per share upon listing. As a result, our ordinary shares would be known as a “penny stock,” which is subject to various regulations involving disclosures to be given to you prior to the purchase of any penny stock. The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our ordinary shares could be considered to be a “penny stock.” A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established members and accredited investors. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities. In addition, a broker/dealer must receive the purchaser’s written consent to the transaction prior to the purchase and must also provide certain written disclosures to the purchaser. Consequently, the “penny stock” rules may restrict the ability of broker/dealers to sell our ordinary shares, and may negatively affect the ability of holders of our ordinary shares to resell them. These disclosures require you to acknowledge that you understand the risks associated with buying penny stocks and that you can absorb the loss of your entire investment. Penny stocks generally do not have a very high trading volume. Consequently, the price of the stock is often volatile and you may not be able to buy or sell the stock when you want to.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ordinary shares, the market price for our ordinary shares and trading volume could decline.

The trading market for our ordinary shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our ordinary shares, the market price for our ordinary shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our ordinary shares to decline.

The sale or availability for sale of substantial amounts of our ordinary shares could adversely affect their market price.

Sales of substantial amounts of our ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ordinary shares and could materially impair our ability to raise capital through equity offerings in the future. The ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. Following the consummation of our initial public offering, there will be ordinary shares outstanding immediately after this offering. In connection with this offering, we and each of our directors and officers named in the section “Management,” and certain shareholders have agreed not to sell any ordinary shares for 12 months from the date of this prospectus without the prior written consent of the underwriters, subject to certain exceptions. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”). We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ordinary shares. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ordinary shares for return on your investment.

We currently intend to retain all of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ordinary shares will likely depend entirely upon any future price appreciation of our ordinary shares. There is no guarantee that our ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased our ordinary shares. You may not realize a return on your investment in our ordinary shares and you may even lose your entire investment.

Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ordinary shares in this offering, you will pay more for each share than the corresponding amount paid by existing shareholders for their ordinary shares. As a result, you will experience immediate and substantial dilution of $2.62 per share, representing the difference between our net tangible book value per share of $1.63 as of September 30, 2019, after giving effect to this offering, assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus and an assumed initial public offering price of $4.25 per share, the mid-point of the estimated range of the initial public offering price. See “Dilution” for a more complete description of how the value of your investment in our ordinary shares will be diluted upon the completion of this offering.

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our share price.

We plan to use the net proceeds of this offering primarily for expansion of fleet size, operational improvement as well as strategic acquisitions and alliances based on market conditions and for general corporate purposes. See “Use of Proceeds.” However, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

If we are classified as a passive foreign investment company, United States taxpayers who own our ordinary shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produces passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our ordinary shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Taxation — Material United States Federal Income Tax Consideration — Passive Foreign Investment Company.”

The amended and restated memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares.

Our amended and restated memorandum and articles of association contain provisions which may discourage, delay or prevent a change-of-control of our company or management that shareholders may consider favourable, including provisions that authorize our board of directors, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and other rights, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares underlying the ordinary shares may be materially and adversely affected.

Our principal shareholders have substantial influence over our company. Their interests may not be aligned with the interests of our other shareholders, and they could prevent or cause a change of control or other transactions.

As of the date of this prospectus, Mr. Jinlong Yang, our founder and chairman of our board of directors, beneficially owns an aggregate of 60% of our outstanding ordinary shares. Upon the completion of this offering, Mr. Yang will beneficially own approximately 45.3% of our outstanding ordinary shares assuming the underwriters do not exercise their over-allot option.

Accordingly, our executive officers and directors, together with our existing shareholders, could have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. In cases where their interests are aligned and they vote together, these shareholders will also have the power to prevent or cause a change in control. Without the consent of some or all of these shareholders, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. In addition, our directors and officers could violate their fiduciary duties by diverting business opportunities from us to themselves or others. The interests of our largest shareholders may differ from the interests of our other shareholders. The concentration in the ownership of our ordinary shares may cause a material decline in the value of our ordinary shares. For more information regarding our principal shareholders and their affiliated entities, see “Principal Shareholders.”

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As an exempted company incorporated in the Cayman Islands that is expected to be listed on Nasdaq, we are subject to Nasdaq corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from Nasdaq corporate governance listing standards. Currently, we do not plan to rely on the home country practice with respect to our corporate governance after we complete this offering. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would enjoy under Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2020 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors and us, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the English common law, which are generally of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States, and provide significantly less protection to investors. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances, recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the U.S. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. However, if we choose to follow our home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. All of our current operations are conducted in China. In addition, all of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons or to enforce against us or them judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforcement of Civil Liabilities.” As a result of all of the above, our shareholders may have more difficulties in protecting their interests through actions against us or our officers, directors, or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth company.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period, although we have early adopted certain new and revised accounting standards based on transition guidance permitted under such standards. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material non-public information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2019. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

We will incur significantly increased costs and devote substantial management time as a result of the listing of our ordinary shares.

We will incur additional legal, accounting and other expenses as a public reporting company, particularly after we cease to qualify as an emerging growth company. For example, we will be required to comply with the additional requirements of the rules and regulations of the SEC and the Nasdaq rules, including applicable corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the number of additional costs we may incur as a result of becoming a public company or the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidelines are provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may also initiate legal proceedings against us and our business may be adversely affected.

If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our ordinary shares may be volatile which could subject us to securities litigation and make it more difficult for you to sell your shares.

As a company conducting a relatively small public offering, we are subject to the risk that a small number of investors will purchase a high percentage of the offering. While the underwriters are required to sell shares in this offering to at least 300 round lot shareholders (a round lot shareholder is a shareholder who purchases at least 100 shares) with at least 50% of such round lot holders holding securities with a market value of at least $2,500 in order to ensure that we meet the Nasdaq initial listing standards, we have not otherwise imposed any obligations on the underwriters as to the maximum number of shares they may place with individual investors. If, in the course of marketing the offering, the underwriters were to determine that demand for our shares was concentrated in a limited number of investors and such investors determined to hold their shares after the offering rather than trade them in the market, other shareholders could find the trading and price of our shares affected (positively or negatively) by the limited availability of our shares. If this were to happen, investors could find our shares to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their share price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Regulation.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	the expected growth of the logistics industry, particularly, in China;

●	our expectations regarding demand for and market acceptance of our marketplace’s products and services;

●	our expectations regarding our platform’s base of borrowers and investors;

●	our plans to invest in our platform;

●	our relationships with our partners;

●	competition in our industry; and

●	relevant government policies and regulations relating to our industry.

These forward-looking statements are subject to various and significant risks and uncertainties, including those which are beyond our control. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. We disclaim any obligation to update our forward-looking statements, except as required by law.

This prospectus contains certain data and information that we obtained from various government and private publications, including industry data and information from Frost & Sullivan. Statistical data in these publications also include projections based on a number of assumptions. The transportation services market in China may not grow at the rate projected by market data, or at all. Failure of this industry to grow at the projected rate may have a material adverse effect on our business and the market price of our ordinary shares.

In addition, the new and rapidly changing nature of the transportation industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $10.9 million after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us and based upon an assumed initial offering price of $4.25 per ordinary share (representing the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus and excluding any exercise of the underwriters’ over-allotment option). A $1.00 increase (decrease) in the assumed initial public offering price of $4.25 per share would increase (decrease) the net proceeds to us from this offering by approximately $2.8 million, after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming no change to the number of ordinary share offered by us as set forth on the cover page of this prospectus, provided, however, that in no case would we decrease the initial public offering price to less than $4 per share.

We intend to use the net proceeds of this offering as follows after we complete the remittance process:

50%	for	acquiring new revenue equipment through capital leases, including tractors and trailers;
5%	for	operational improvement, including a new information system for fleet management and additional management personnel for expanded operation;
15%	for	strategic acquisitions and alliances; and
30%	for	working capital and general corporate purposes

Proceeds of this offering in the amount of $500,000 shall be used to fund an escrow account for a period of 24 months following the closing date of this offering, which account shall be used in the event we have to indemnify the underwriters pursuant to the terms of an underwriting agreement with the underwriters.

The foregoing is set forth based on the order of priority of each purpose and represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “Risk Factors — Risks Related to Our Ordinary Shares and this Offering— You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our stock price.” Although we plan to use a portion of the net proceeds from this offering for strategic acquisitions and alliances, as of the date of this prospectus, we are not a party to any agreement or understanding with respect any such acquisitions or alliances and have not identified the business for such transactions.

Pending any use described above, we plan to invest all the net proceeds in short-term, interest-bearing, debt instruments or demand deposits.

In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our wholly foreign-owned subsidiary in China only through loans or capital contributions, subject to the approval of government authorities and limit on the amount of capital contributions and loans. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our wholly foreign-owned subsidiary in China or make additional capital contributions to our wholly-foreign-owned subsidiary to fund its capital expenditures or working capital. In general, the relevant registration and approval procedures for capital contributions typically take approximately eight weeks to complete and there is no statutory limit on the amount of capital contributions under PRC laws and regulations. In addition, if we provide funding to our wholly foreign-owned subsidiary through loans, such loans must be registered or filed with SAFE or its local branches. If we make loans to our PRC subsidiaries, the principal amount of such loans cannot exceed the surplus between the total investment in projects approved by the verifying governmental departments and the registered capital or twice of net worth of the relevant PRC subsidiary  subject to different calculation methods as regulated by the relevant PRC laws. See “Regulations – Regulation Relating to Funds Transfer to PRC Subsidiaries.” If we transfer proceeds to our PRC subsidiaries via capital contribution, our PRC subsidiaries will be required to complete the filing procedures with competent administrations for market regulation. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering and our concurrent private placement, to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2019 as follows:

●	on an actual basis; and

●	on an adjusted basis to reflect the sale of ordinary shares in this offering, at an assumed initial public offering price of $4.25 per share (the mid-point of the price range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and excluding any exercise of the underwriters’ over-allotment option.

The adjustments reflected below are subject to change and are based upon available information and certain assumptions that we believe are reasonable. Total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this capitalization table in conjunction with “Use of Proceeds,” “Summary Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of September 30, 2019
Shareholders’ Equity	Actual*	As adjusted
	(Unaudited) ($)
Ordinary shares, par value $0.001 per share, 50,000,000 ordinary shares authorized, 9,250,000 ordinary shares issued and outstanding on an actual basis, 12,250,000 ordinary shares issued and outstanding on an adjusted basis (assuming 3,000,000 ordinary shares to be issued in this offering)	9,250	12,250
Share subscription receivables	(847,086)	(847,086)
Additional paid-in capital	4,115,388	14,965,623
Statutory reserves	687,139	687,139
Retained earnings	5,697,408	5,697,408
Accumulated other comprehensive loss	(508,684)	(508,684)
Total Shareholders’ Equity	9,153,415	20,006,650
Total Capitalization	23,073,843	33,927,078

* Giving retroactive effect to the re-denomination and nominal issuance of shares effected on February 12, 2020.

If the underwriters’ over-allotment option to purchase additional shares from us was exercised in full, pro forma (i) ordinary shares would be 12,700,000 shares, (ii) additional paid-in capital would be $16,724,673 (iii) total shareholders’ equity would be $21,766,150 and (iv) total capitalization would be $35,686,578.

DILUTION

If you invest in our ordinary shares, your interest will be immediately diluted by $2.62 per ordinary share, representing the difference between our net tangible book value per share of $1.63 as of September 30, 2019, after giving effect to this offering and an assumed initial public offering price of $4.25 per share (the mid-point of the price range set forth on the cover page of this prospectus) and excluding any exercise of the underwriters’ over-allotment option. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of September 30, 2019 was $9,153,415 or $0.99 per ordinary share as of that date. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the proceeds, excluding any exercise of the underwriters’ over-allotment option we will receive from this offering, from the assumed initial public offering price of $4.25 per ordinary share, which is based on the mid-point of the price range set forth on the cover page of this prospectus and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after September 30, 2019, other than to give effect to the sale of the ordinary shares offered in this offering, excluding any exercise of the underwriters’ over-allotment option at the assumed initial public offering price of $4.25 per ordinary share, which is based on the mid-point of the price range set forth on the cover page of this prospectus and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2019 would have been approximately $20,006,650, or $1.63 per ordinary share. This represents an immediate increase in net tangible book value of $0.64 per ordinary share to the existing shareholders and an immediate dilution in net tangible book value of $2.62 per ordinary share to investors purchasing our ordinary shares in this offering. The following table illustrates such dilution:

Per Ordinary Share
($)
Assumed initial public offering price per ordinary share	4.25
Net tangible book value per ordinary share as of September 30, 2019	0.99
Pro forma as adjusted net tangible book value per ordinary share after giving effect to this offering	1.63
Amount of dilution in net tangible book value per ordinary share to new investors in this offering	2.62

A $1.00 change in the assumed public offering price of $4.25 per ordinary share, which is based on the mid-point of the price range set forth on the cover page of this prospectus, would increase (decrease), in the case of an increase (decrease), our pro forma as adjusted net tangible book value after giving effect to this offering by approximately $2.8 million, the pro forma as adjusted net tangible book value per ordinary share after giving effect to this offering by $0.23 per ordinary share and the dilution in pro forma as adjusted net tangible book value per ordinary share to new investors in this offering by $0.77 per ordinary share, assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

The following table summarizes, on a pro forma as adjusted basis as of September 30, 2019, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us in this offering, the total consideration paid and the average price per ordinary share paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include ordinary shares issuable upon exercise of the over-allotment option granted to the underwriters.

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary
	Number	Percent	Amount	Percent	Share
Existing shareholders	9,250,000	75.5%	$9,250	0.1%	$0.001
New investors	3,000,000	24.5%	$12,750,000	99.9%	$4.25
Total	12,250,000	100.0%	$12,759,250	100.0%	$1.04

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at pricing.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

●	Cayman Islands companies may not have the standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated. Currently, substantially all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. All of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Ogier, our counsel as to Cayman Islands law, and Jingtian & Gongcheng, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Enforcement of Judgments/Enforcement of Civil Liabilities

Ogier has advised us that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Ogier has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

We have been advised by our PRC counsel, Jingtian & Gongcheng, that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions, and PRC courts will not recognize or enforce these foreign judgments if PRC courts believe the foreign judgments violate the basic principles of PRC laws or national sovereignty, security or public interest after review. However, currently, China does not have treaties or reciprocity arrangement providing for recognition and enforcement of foreign judgments ruled by courts in the United States or the Cayman Islands. Thus, it is uncertain whether a PRC court would enforce a judgment ruled by a court in the United States or the Cayman Islands.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated statements of income and comprehensive income for the nine months ended September 30, 2019 and 2018 and the years ended December 31, 2018 and 2017, and the summary consolidated balance sheet data as of September 30, 2019, December 31, 2018 and 2017, have been derived from our consolidated financial statements included elsewhere in this prospectus.

Our historical results for any period are not necessarily indicative of results to be expected for any future period. You should read the following summary financial information in conjunction with the consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2019	2018	2018	2017
Selected Consolidated Statements of Income and Comprehensive Income Data:	USD	USD	USD	USD
	(Unaudited)	(Unaudited)
Revenues	20,735,260	19,588,457	27,646,789	20,616,011
Transportation costs	17,951,763	15,746,947	22,399,066	16,806,258
General and administrative expenses	1,100,652	916,846	1,147,101	1,452,369
Income from operations	1,639,260	2,862,641	4,034,766	2,317,476
Other (expenses) income	(112,488)	(118,114)	(173,851)	(391,121)
Income before income taxes	1,526,772	2,744,527	3,860,915	1,926,355
Provision for income taxes	500,739	700,801	1,006,028	688,265
Net income	1,026,033	2,043,726	2,854,887	1,238,090
Other comprehensive income (loss)	(377,649)	(408,795)	(419,684)	291,244
Comprehensive income	648,384	1,634,931	2,435,203	1,529,334
Earnings per share - basic and diluted	0.11	0.22	0.31	0.13
Weighted average ordinary shares outstanding	9,250,000	9,250,000	9,250,000	9,250,000

	September 30, 2019	December 31, 2018	December 31, 2017
Selected Consolidated Balance Sheet Data:	USD	USD	USD
	(Unaudited)
Current assets	18,469,303	10,567,898	11,471,380
Property and equipment, net	4,224,761	4,988,774	5,431,913
Total assets	23,073,843	15,883,551	17,297,480
Total debt (including current maturities)	3,196,735	2,522,726	3,843,967
Capital lease and financing obligations	1,693,551	1,464,109	1,781,414
Shareholders’ equity	9,153,415	8,505,031	5,040,587

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Overview

We are a fast growing trucking services provider in the PRC with over 17 years of history in the transportation industry. We formed our first operating subsidiary in 2002 to engage in the business of trucking services and subsequently formed four other wholly owned subsidiaries. Our current operations are conducted through our subsidiaries. We experienced a steady growth in our business in recent years and our revenue increased by 5.9% for the nine months ended September 30, 2019 comparing to the same period in 2018 with an increase of 34.1% in 2018 compared to 2017. As a result of our continuous growth, we have become the second largest transportation company in the Guangdong Province and we have been accredited by the China Federation of Logistics and Purchasing as a 3A-grade trucking service provider. We operate a truckload fleet with approximately 139 tractors and 90 trailers, all of which are owned by us. Given the large scale of our fleet, we offer both network density and broad geographic coverage to meet our customers’ diverse transportation needs within the PRC. Operating out of our two regional terminals in Guangdong and Xinjiang in the PRC, we transport a diverse range of goods and merchandises from our customers’ designated pick up points to their designated destinations across different provinces in the PRC or within Guangdong and Xinjiang province, either through our own fleet of transportation vehicles or by our subcontractors.

MingZhu Logistics Holdings Limited (“MingZhu Cayman”) is a holding company incorporated on January 2, 2018 under the laws of the Cayman Islands. Our history can be traced back to July 2002 when our first operating subsidiary, Shenzhen Yangang Mingzhu Freight Industry Co., Ltd. (“MingZhu”) was established in Shenzhen, Guangdong, China as a limited liability company on July 10, 2002.

Mr. Jinlong Yang, our Chairman of the Board and CEO, is our controlling shareholder holding 60% equity interest of MingZhu Cayman prior to our initial public offering.

We experienced steady growth in our business in recent years. Our total revenue was $20,735,260 and $19,588,457 for the nine months ended September 30, 2019 and 2018, respectively, representing an increase of approximately 5.9%. Our total revenue was $27,646,789 and $20,616,011, respectively, for fiscal years 2018 and 2017, representing an increase of approximately 34.1%.

Reorganization

A reorganization of the Company’s legal structure was completed on April 13, 2018. The reorganization involved the incorporation of MingZhu Cayman, and its wholly-owned subsidiaries, MingZhu Investment Limited (“MingZhu BVI”), and YGMZ (Hong Kong) Limited (“MingZhu HK”); and the transfer of all equity ownership of Shenzhen MingZhu to MingZhu HK from the former shareholders of MingZhu. In consideration of the transfer, the Company issued 1,000 shares of the Company with par value $0.001 (HKD 0.01) per share to the former shareholders of MingZhu.

On April 13, 2018, the former shareholders transferred their 100% ownership interest in MingZhu to MingZhu HK, which is 100% owned by MingZhu Cayman through MingZhu BVI. After the reorganization, MingZhu Cayman owns 100% equity interests of MingZhu BVI, MingZhu HK and MingZhu. The controlling shareholder of MingZhu Cayman is same as of MingZhu prior to the reorganization.

MingZhu was incorporated on July 10, 2002 in Shenzhen, Guangdong under the laws of the PRC. Shenzhen Pengcheng Shengshi Logistics Co., Ltd. (“MingZhu Pengcheng”), a company providing trucking services, was incorporated on April 7, 2010 in Shenzhen, Guangdong under the laws of the PRC. Prior to the reorganization, MingZhu and MingZhu Pengcheng were under common control. On November 10, 2017, for the purpose of reorganization so that the business of the Company could be rearranged to be under a common holding company, all outstanding equity interest of MingZhu Pengcheng was transferred to MingZhu.

Since our businesses are effectively controlled by the same group of the shareholders before and after the reorganization, they are considered under common control. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the consolidated financial statements.

Key Factors that Affect Operating Results

Our performance of operations and financial conditions have been, and are expected to continue to be, affected by a number of factors, including macroeconomic conditions, major customers demand, fuel charges, collectability of account receivable and timing of collection, driver capacity and wage cost, regulations and seasonality, many of which may be beyond our control.

Major customers demand

During the nine months ended September 30, 2019, and 2018, sales to our top five customers accounted for approximately 62.3% and 64.8%, respectively. During fiscal years 2017 and 2018, sales to our top five customers accounted for approximately 71.4% and 63.9%, respectively, of our total revenue in each of the respective years. Our service agreements with our customers have an expected length of one year or less. While certain service contracts contain options of renewal, there is no assurance that our major customers will continue their business relationship with us, or the revenue generated from dealings with them will be maintained or increased in the future. If we are unable to enter into new service contracts with our customers upon expiry of the current contracts, or there is a reduction or cessation of demands from these customers for whatever reasons and we are unable to enter into service contracts of comparable size and terms in substitution, our business, financial conditions and results of operation may be materially and adversely affected.

Fuel charges

Fuel shortage, increases in fuel prices and rationing of petroleum products may increase our cost and have a material adverse effect on our operations’ profitability. The cost of fuel can fluctuate significantly and is subject to many economic and political factors that are beyond our control, including but not limited to the political instability in oil-producing regions. Our service agreements with our customers allow us to adjust our service fees to some extent when the fuel prices fluctuate significantly. However, if the fluctuations fall within the acceptable range, the service fees cannot be adjusted and thus we are still exposed to the risk of the fuel price fluctuation which may affect our profitability.

Collectability and timing of collection of our account receivables

Our cash flows depend on the timely receipt of payments from our customers. There is no assurance that our customers will pay us on time and in full. Should we experience any unexpected delay or difficulty in collecting account receivables from our customers, our operating results and financial condition may be adversely affected.

Driver Capacity and Wage Cost

We recognize that our professional driver workforce is one of our most valuable assets. Drivers who hold A2 driving license are the most needed manpower of the Chinese trucking service market. Drivers with an A2 driving license are allowed to drive heavy trucks, trailer-towing vehicles and semi-trailer towing vehicles at times, there are A2 driving license drivers shortages in the trucking industry. Changes in the demographic composition of the workforce, alternative employment opportunities that become available in the economy, and individual drivers’ desire to be home more frequently can affect the availability of drivers, including by increasing the wages our drivers require. Driver shortages impact both our ability to serve customers and driver wages paid to attract and retain drivers and can have a material adverse effect on our operations and profitability.

Regulations

In recent years, the government has issued many supportive policies to encourage the development of the logistic industry in Guangdong and Xinjiang which are our two main markets. Encouraged by those policies, the logistic industry is expected to become more standardized and modernized. The trucking service market which is a subset of the logistic industry is likely to evolve along with the development of logistic industry.

Seasonality

For our customers that are logistic companies, the routes and schedules that have been contracted with us are generally scheduled and regular and remain unchanged throughout the contract period. If our customers experience sudden spikes in demand for trucking services, they may seek other service providers instead of changing the terms of our trucking services.

In general, demand for our trucking services has been observed to be higher in June, November and December each year due to the sales campaigns organized by various online shopping platforms. To meet the demand in peak seasons, we extend our hours of operation each day during these months. Despite peak demand seasons being observed in the consumer goods industry, the business’s dedicated truckload services ensure a level of stability in our operations and therefore our Directors feel that seasonality do not have major impact to the business’ overall revenue and business operations.

In addition to the foregoing factors, our operating results are also affected by certain trends in the PRC economy and the trucking industry. According to the Frost & Sullivan July 2019 report, for the period from 2019 to 2023, the estimated CAGR in China’s macro economy, revenue of trucking services in China, road revenue of trucking services in Guangdong region and the volume of road freight in Xinjiang is of 5.1%, 2.5%, 2.9% and 6.3% respectively. We expect an organic growth our revenue in the foreseeable future driven by the foregoing factors.

Results of Operations

For the nine months ended September 30, 2019 and 2018

The following table summarizes the results of our operations for the nine months ended September 30, 2019 and 2018, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	For the Nine Months Ended September 30,			Change
	2019	2018	Change	(%)
	(Unaudited)	(Unaudited)
REVENUES	$20,735,260	$19,588,457	$1,146,803	5.9%

COSTS AND EXPENSES
Transportation costs	17,951,763	15,746,947	2,204,816	14.0%
General and Administrative expenses	1,100,652	916,846	183,806	20.0%
Sales and marketing expenses	43,585	62,023	(18,438)	-29.7%
Total costs and expenses	19,096,000	16,725,816	2,370,184	14.2%

OPERATING INCOME	1,639,260	2,862,641	(1,223,381)	-42.7%

OTHER (EXPENSES) INCOME
Interest expenses	(259,449)	(286,863)	27,414	-9.6%
Other expenses	(67,827)	(7,557)	(60,270)	797.5%
Other income	214,788	176,306	38,482	21.8%
Total other expenses, net	(112,488)	(118,114)	5,626	-4.8%

INCOME BEFORE INCOME TAXES	1,526,772	2,744,527	(1,217,755)	-44.4%

PROVISION FOR INCOME TAXES	500,739	700,801	(200,062)	-28.5%

NET INCOME	$1,026,033	$2,043,726	$(1,017,693)	-49.8%

Revenues

Our revenues are primarily derived from transportation services. Total revenues increased by $1,146,803, or 5.9%, to $20,735,260 for the nine months ended September 30, 2019 as compared to $19,588,457 for the nine months ended September 30, 2018. The increment was attributable to the revenue generated from Xinjiang province as we continue to enlarge market share in Xinjiang province.

Our operations are primarily based in the PRC, where we derive a substantial portion of revenues. Management also reviews consolidated financial results by business locations. Disaggregated information of revenues by geographic locations are as follows:

	For the nine months ended September 30, 2019	For the nine months ended September 30, 2018	Change	Change (%)
Revenue	(Unaudited)	(Unaudited)
Guangdong	$10,525,360	$10,860,968	$(335,608)	-3.1%
Xinjiang	10,209,900	8,727,489	1,482,411	17.0%
Total revenue	$20,735,260	$19,588,457	$1,146,803	5.9%

Our revenue was primarily generated from Guangdong province and Xinjiang province in the PRC, which accounted for approximately 50.8% and 49.2% of our total revenue for the nine months ended September 30, 2019, respectively; and approximately 55.4% and 44.6% of our total revenue for the nine months ended September 30, 2018 respectively. Through reasonable and effective allocation of our resources, we expect that our revenue will grow in both Xinjiang and Guangdong.

Revenue from Guangdong province

Revenue from Guangdong province is primarily comprised of highway transportation services. Services are mostly starting from Guangdong province to other provinces in the PRC except Xinjiang province. Revenue is recognized over the requisite transit period as the customer’s goods move from origin to destination which would take one to three days.

For the nine months ended September 30, 2019, the revenue generated from Guangdong province is $10,525,360 as compared to $10,860,968 for the nine months ended September 30, 2018, representing a decrease of $335,608 or 3.1%. The decrease was mainly due to the difference of average exchanged rate used for respective period. Disregarding the influence of exchange rate, the revenue generated from Guangdong province was RMB 72,233,439 for the nine months ended September 30, 2019 as compared to RMB 70,727,708 for the nine months ended September 30, 2018, representing an increase of RMB 1,505,731 or 2.1%.

Revenue from Xinjiang province

Revenue from Xinjiang province is primarily comprised of transportation services within the Xinjiang province. Services are mostly completed within approximately 24 hours. Revenue is recognized over the requisite transit period as the customer’s goods move from origin to destination, and the delivery note is signed by both parties.

The management believes the emerging market of Xinjiang is the main driver for the Company’s future growth. Starting from the last season of 2016, we have expanded our business into Xinjiang province which has less fierce competition and high demands of trucking services. Our revenue generated in Xinjiang province increased from $8,727,489 for the nine months ended September 30, 2018 to $10,209,900 for the nine months ended September 30, 2019, representing an increase of $1,482,411 or 17.0%. Comparing to the growth rate of 159.1% for the year ended 2018, we believe that 17.0% is of valuable reference for the expectation of future performance.

Costs and expenses

The costs and expenses of our trucking services consist of transportation costs, general and administrative expenses and sales and marketing expenses.

	For the nine months ended September 30, 2019	For the nine months ended September 30, 2018	Change	Change (%)
COSTS AND EXPENSES	(Unaudited)	(Unaudited)
Transportation costs	$17,951,763	$15,746,947	$2,204,816	14.0%
General and Administrative expenses	1,100,652	916,846	183,806	20.0%
Sales and marketing expenses	43,585	62,023	(18,438)	-29.7%
Total costs and expenses	$19,096,000	$16,725,816	$2,370,184	14.2%

Total costs and expenses increased by $2,370,184, or 14.2%, to $19,096,000 for the nine months ended September 30, 2019 as compared to $16,725,816 for the nine months ended September 30, 2018. This increase was primarily due to the increase in transportation costs incurred during August and September of 2019 while the revenue also increased. The increase in costs and expenses was higher than the increase of revenue as we attract more subcontractors to expand our transportation network.

Transportation costs

Transportation costs primarily consist of fuel expenses, highway bridge expenses, insurance expenses, drivers’ wages, maintenance and repair expenses, subcontractor fees, depreciation expenses and others expenses.

	For the nine months ended September 30, 2019	For the nine months ended September 30, 2018	Change	Change (%)
Transportation costs	(Unaudited)	(Unaudited)
Drivers wages	$1,324,395	$1,327,722	$(3,327)	-0.3%
Fuel expenses	2,441,815	3,632,810	(1,190,995)	-32.8%
Highway bridge expenses	2,074,766	2,942,021	(867,255)	-29.5%
Insurance expenses	253,780	287,540	(33,759)	-11.7%
Subcontractor fees	10,494,852	5,645,597	4,849,254	85.9%
Depreciation expenses	902,196	1,002,498	(100,302)	-10.0%
Maintenance and repair expenses	278,527	749,809	(471,281)	-62.9%
Others expenses	181,432	158,951	(22,482)	14.1%
Total transportation costs	$17,951,763	$15,746,947	$2,204,816	14.0%

Subcontractor fees increased by approximate $4,849,254, or 85.9%, to $10,494,852 for the nine months ended September 30, 2019 as compared to $5,645,597 for the nine months ended September 30, 2018. In August and September of 2019, the Company secured relatively a larger number of services requests. With limited revenue equipment and working capital, the services had to be subcontracted temporarily to meet these demands, resulted in an increase in subcontracting fees. Income decreased by 42.7% from operations for the nine months ended September 30, 2019 compared to the same period in 2018 due to the transitory increase in above mentioned subcontracted services, which is expected to normalize in the near future through better load planning. In addition, the Company is looking to expand its business into other regional markets and anticipates the expansion to bring on substantial growth in income levels.

General and Administrative expenses

For the nine months ended September 30, 2019, we incurred total general and administrative expenses in the amount of $1,100,652, which was mainly comprised of professional fees of $415,679, salary expenses of $327,123, rental expenses of $118,505, allowance for doubtful accounts of $74,943 and others expenses of $164,402.

For the nine months ended September 30, 2018, we incurred total general and administrative expenses in the amount of $916,846, which primarily consisted of professional fees of $234,396, salary expenses of $445,762, rental expenses of $11,391, allowance for doubtful accounts of $89,589 and others expenses of $ 135,708.

General and administrative expenses increased by $183,806 or 20.0% for the nine months ended September 30, 2019 as compared to $916,846 for the nine months ended September 30, 2018, was primarily due to an increase in rental expenses of $107,114 as we leased a new office with a higher rent rate, an increase of $181,283 of professional expense in relation with the capital market, an increase in other expenses of $28,694; but offset by an decrease of $118,639 in salary expenses and an decrease of allowance for doubtful accounts of $14,646.

For the years ended December 31, 2018 and 2017.

The following table summarizes the results of our operations for the years ended December 31, 2018 and 2017, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	For the Year Ended December 31,
	2018	2017	Change	Change (%)

REVENUES	$27,646,789	$20,616,011	$7,030,778	34.1%

COSTS AND EXPENSES
Transportation costs	22,399,066	16,806,258	5,592,808	33.3%
General and Administrative expenses	1,147,101	1,452,369	(305,268)	-21.0%
Sales and marketing expenses	65,856	39,908	25,948	65.0%
Total costs and expenses	23,612,023	18,298,535	5,313,488	29.0%

OPERATING INCOME	4,034,766	2,317,476	1,717,290	74.1%

OTHER (EXPENSES) INCOME
Interest expenses	(355,332)	(289,967)	(65,365)	22.5%
Other expenses	(8,204)	(186,515)	178,311	-95.6%
Other income	189,685	85,361	104,324	122.2%
Total other expenses, net	(173,851)	(391,121)	217,270	-55.6%

INCOME BEFORE INCOME TAXES	3,860,915	1,926,355	1,934,560	100.4%

PROVISION FOR INCOME TAXES	1,006,028	688,265	317,763	46.2%

NET INCOME	$2,854,887	$1,238,090	$1,616,797	130.6%

Revenues

Our revenues are primarily derived from transportation services. Total revenues increased by $7,030,778, or 34.1%, to $27,646,789 for the year ended December 31, 2018 as compared to $20,616,011 for the year ended December 31, 2017. Such increase was mainly attributable to the significant increase in revenue generated by our business expansion in Xinjiang province.

Our operations are primarily based in the PRC, where we derive a substantial portion of revenues. Management also review consolidated financial results by business locations. Disaggregated information of revenues by geographic locations are as follows:

	For the year ended December 31, 2018	For the year ended December 31, 2017	Change	Change (%)
Revenue
Guangdong	$14,426,772	$15,514,679	$(1,087,907)	-7.0%
Xinjiang	13,220,017	5,101,332	8,118,685	159.1%
Total revenue	$27,646,789	$20,616,011	$7,030,778	34.1%

Our revenue was primarily generated from Guangdong province and Xinjiang province in the PRC, which accounted for approximately 52.2% and 47.8% of our total revenue for the year ended December 31, 2018, respectively; and approximately 75.3% and 24.7% of our total revenue for the year ended December 31, 2017 respectively.

Revenue from Guangdong province

Revenue from Guangdong province is primarily comprised of highway transportation services. Services are mostly starting from Guangdong province to other provinces in the PRC except Xinjiang province. Revenue is recognized over the requisite transit period as the customer’s goods move from origin to destination which would take one to three days.

For the year ended December 31, 2018, the revenue generated from Guangdong province is $14,426,772 as compared to $15,514,679 for the year ended December 31, 2017, representing a decrease of $1,087,907 or -7.0%. Such slight decrement is acceptable as our management cut out some less profitable routes and reallocated our revenue equipment for the business development in Xinjiang province for greater growth. As a result of the limited working capital, revenue equipment and personnel, we decided to reduce the proportion of revenue generated from Guangdong province till it contributes 50% (with fluctuation of five percentage points) of our total revenue. This target was achieved by the end of fiscal year 2018. We intend to maintain such proportion in the future by expanding our business simultaneously in both provinces.

Revenue from Xinjiang province

Revenue from Xinjiang province is primarily comprised of transportation services within the Xinjiang province. Services are mostly completed within approximately 24 hours. Revenue is recognized over the requisite transit period as the customer’s goods move from origin to destination, and the delivery note is signed by both parties.

The management believes the emerging market of Xinjiang is the main driver for the Company’s future growth. Starting from the last season of 2016, we have expanded our business into Xinjiang province which has less fierce competitions and high demand of trucking services. Our revenue generated in Xinjiang province increased from $5,101,332 for the year ended December 31, 2017 to $13,220,017 for the year ended December 31, 2018, representing an increase of $8,118,685 or 159.1%. Such exponential growth was expected as the initial expansion in a new geographic market for trucking services is generally rapid, which results in high growth in revenue. However; as we further expand our operations in Xinjiang, we expect that the growth rate will adjust itself to more consistent levels which, we believe, will be more sustainable in the long run. Through reasonable and effective allocation of our resources, we expect that our revenue will grow in both Xinjiang and Guangdong.

Costs and expenses

The costs and expenses of our trucking services consist of transportation costs, general and administrative expenses and sales and marketing expenses.

	For the year ended December 31, 2018	For the year ended December 31, 2017	Change	Change (%)
Costs and expenses
Transportation costs	$22,399,066	$16,806,258	$5,592,808	33.3%
General and administrative expenses	1,147,101	1,452,369	(305,268)	-21.0%
Sales and marketing expenses	65,856	39,908	25,948	65.0%
Total costs and expenses	$23,612,023	$18,298,535	$5,313,488	29.0%

Total costs and expenses increased by $5,313,488, or 29.0%, to $23,612,023 for the year ended December 31, 2018 as compared to $18,298,535 for the year ended December 31, 2017. The increase in costs and expenses was in line with the increase of revenue.

Transportation costs

Transportation costs primarily consist of fuel expenses, highway bridge expenses, insurance expenses, drivers’ wages, maintenance and repair expenses, subcontractor fees, depreciation expenses and others expenses.

	For the year ended December 31, 2018	For the year ended December 31, 2017	Change	Change (%)
Transportation costs
Drivers wages	$1,859,150	$1,242,086	$617,064	49.7%
Fuel expenses	4,684,828	3,884,642	800,186	20.6%
Highway bridge expenses	3,902,543	2,830,110	1,072,433	37.9%
Insurance expenses	375,637	351,892	23,745	6.7%
Subcontractor fees	9,122,701	5,514,058	3,608,643	65.4%
Depreciation expenses	1,266,174	1,195,201	70,973	5.9%
Maintenance and repair expenses	974,750	812,353	162,397	20.0%
Others expenses	213,283	975,916	(762,633)	-78.1%
Total transportation costs	$22,399,066	$16,806,258	$5,592,808	33.3%

Except for the relatively lower increase in insurance expenses and depreciation expenses due to the disposal of revenue equipment throughout the last season of 2017, the management believes that increase of drivers’ wages, fuel expenses, highway bridge expenses and maintenance and repair expenses reasonably match the increase of revenue.

Furthermore, as a result of securing the market share of Xinjiang province, subcontractor fees increased by approximate $3,608,643, or 65.4%, to $9,122,701 for the year ended December 31, 2018 as compared to $5,514,058 for the year ended December 31, 2017. Other expenses decreased by approximate $762,633, or 78.1%, to $213,283 for the year ended December 31, 2018 as compared to $975,916 for the year ended December 31, 2017. The decrease in other expenses is due to the expenses incurred by the disposal of operating supplies in 2017.

General and Administrative expenses

For the year ended December 31, 2018, we incurred total general and administrative expenses in the amount of $1,147,101, which was mainly comprised of professional fees of $285,259, salary expenses of $647,060, rental expenses of $38,350, allowance for doubtful accounts of $63,601 and others expenses of $112,831.

For the year ended December 31, 2017, we incurred total general and administrative expenses in the amount of $1,452,369, which primarily consists of professional fees of $794,099, salary expenses of $480,006, rental expenses of $29,279, allowance for doubtful accounts of $28,424 and others expenses of $120,561.

General and administrative expenses decreased by $305,268 or 21.0% for the year ended December 31, 2018 as compared to $1,452,369 for the year ended December 31, 2017, was primarily due to decrease in other expenses of $7,729 and a decrease of $508,840 of professional expense in relation with the capital market planning as no related expenses incurred during the fiscal year of 2018; but offset by an increase of $167,054 in salary expenses; an increase of rental expenses of $9,071; an increase of allowance for doubtful accounts of $35,177.

Other Income and (Expenses)

For the nine months ended September 30, 2019 and 2018, the other income and expenses primarily consist of late fees due to unpaid income tax, net rental income from renting out spare office space and property, interest expenses and others. Total interest expenses were decreased by $27,414, or 9.6%, to $259,449 for the nine months ended September 30, 2019 as compared to $286,863. The decrease was offset by the increase of other expenses of $60,270 resulting from the late fees incurred and the increase of other income of $38,482 due to the recovery of allowance for doubtful accounts.

For the years ended December 31, 2018 and 2017 the other income and expenses primarily consist of net rental income from renting out spare office space and property, interest expenses and others. Total other expenses were decreased by $217,270, or 55.6%, to $173,851 for the year ended December 31, 2018 as compared to $391,121 for the year ended December 31, 2017. The decrease is mainly attributable to a decrease in other expenses due to the expense accrued in relation to a lawsuit in 2017. The decrease was offset by the increase of interest expenses of $65,365; and a decrease of the net rental income derived from renting out spare office space of $19,106 as some of the lease agreements expired during the year ended 2018.

Liquidity and Capital Resources

Our business requires substantial amounts of cash to cover operating expenses as well as to fund capital expenditures, working capital changes, principal and interest payments on our obligations, lease payments, to support tax payments when we generate taxable income. Recently, we have financed our capital requirements with borrowings under our existing term loan facility, borrowings under our existing revolving credit facility, cash flows from operating activities, direct equipment financing, operating leases and proceeds from equipment sales.

For the nine months ended September 30, 2019 and for the year ended December 31, 2018, we had a cash flow from operating activities of $999,658 and $2,681,104, respectively. As of September 30, 2019 and December 31, 2018, we had cash and restricted cash of $287,571 and $808,309, respectively, and our working capital was $6,214,789 and $5,050,487, respectively. As of September 30, 2019, we were obliged to pay the income tax of $881,740 and a late fees of $53,345 for our failure to pay the income tax for the year ended December 31, 2018 by May 31, 2019, the deadline for making such tax payment. Comparing to a working capital of $5,050,487 as of December 31, 2018 with a paid income tax of $623,973, we had a larger amount of working capital of $6,214,789 as of September 30, 2019. Such working capital is sufficient to cover the above mentioned total unpaid amount. In addition, we expect a peak period during November and December with higher cash inflow in operating activities to further secure the Company’s liquidity. Therefore, the payment of above mentioned income tax and late fee will not have material impact on the Company’s liquidity. The management believes the company’s revenues and operations will continue to grow and the current working capital is sufficient to support its operations and debt obligations as they become due one year from the date of this report. However, we may need additional cash resources in the future if we experience changed business conditions or other developments and may also need additional cash resources in the future if we wish to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If it is determined that the cash requirements exceed our amounts of cash on hand, we may seek to issue debt or equity securities or obtain a credit facility.

Cash Flow

For the nine months ended September 30, 2019 and 2018

The following summarizes the key components of our cash flows for the nine months ended September 30, 2019 and 2018:

	For the Nine Months Ended September 30,
	2019	2018
	(Unaudited)	(Unaudited)
Net cash provided by operating activities	$999,658	$2,681,104
Net cash used in investing activities	(292,708)	(70,905)
Net cash used in financing activities	(1,218,428)	(2,564,836)
Effect of exchange rate change on cash	(9,260)	(12,968)
Net (decrease) increase in cash and cash restricted cash	(520,738)	32,395
Cash and restricted cash at beginning of the period	808,309	352,748
Cash and restricted cash at end of the period	$287,571	$385,143

Operating Activities:

Net cash provided by operating activities was $999,658 for the nine months ended September 30, 2019 and was primarily attributable to (i) net income of $1,026,033, (ii) various non-cash item of $1,088,122 including provision for doubtful accounts, amortization of deferred financing fees, depreciation for plant and equipment and deferred tax expense, (iii) a $4,027 decrease of operating supplies, (iv) a $5,387,241 increase of accounts payable in accordance with the increase of subcontracting fees, (v) a $452,303 increase of tax payables. This cash inflow is offset by (i) the $6,298,756 increase of account receivables, (ii) a $119,629 decrease of prepayments, (iii) a $57,097 increase of other receivables, (iv) a $127,215 increase of deposits, (iv) a $355,371 decrease of other payables and accrued liabilities.

For the nine months ended September 30, 2019, cash provided by operating activities was $999,658 comparing to $2,681,104 for the nine months ended September 30, 2018, the decrease of $1,681,446, or 62.7%, was primarily due to the increased amount of accounts receivable as of September 30, 2019. Comparing to the same period of year 2018, the increased accounts receivable as of September 30, 2019 was mainly attributable to the revenue generated during August and September of 2019. The accounts receivable that are within 60 days accounts for approximately 63% of total accounts receivable as of September 30, 2019, and based on the general customer credit period of one to 120 days, the management believes this balance will be collected within the said period. Our management will continue to lower the accounts receivable turnover days by implementing a number of strategies, including selecting customers with better credit, valuable assets, experienced management team and better reputation in the logistic industry, implementing strategies to improve customer relationship management skills and entering into new customer contracts with more desirable collection terms. In terms of improving customer relationship management, we plan to introduce an Enterprise Resource Planning system to further integrate various functions relating to accounts management and streamline customer relationship management process. We are also dedicated to continuously improving our services and building up brand awareness in order to gain more bargain power in negotiating customer contracts. To better manage the timing difference in receiving customer payments and supplier payments, we plan to seek more supplier contracts with longer payment terms in addition to the foregoing measures to better managing accounts receivables.

Investing Activities

Net cash used in investing activities was $292,708 for the nine months ended September 30, 2019 and was primarily attributable to the purchase of equipment of $292,708.

For the nine months ended September 30, 2019, cash used in investing activities was $292,708 comparing to $70,905 of cash used in investing activities for the nine months ended September 30, 2018, the increase of $221,803, or 312.8% was primarily due to the increased amount of purchase of revenue equipment via cash and no activity of disposal occurred during the nine months ended September 30, 2019.

Financing Activities

Net cash used in financing activities was $1,218,428 for the nine months ended September 30, 2019 and was primarily attributable to (i) repayments of short-term bank borrowings of $1,689,646, (ii) repayments of long-term bank borrowings of $131,142, (iii) repayments of obligations under capital leases of $212,531, (iv) repayments to related parties of $7,571,325. This cash outflow is offset by (i) the proceeds from short-term bank borrowings of $2,669,275, (ii) the amounts advanced from related parties of $5,716,941.

For the nine months ended September 30, 2019, cash used in financing activities was $1,218,428. Compared to $2,564,836 for the nine months ended September 30, 2018, the decrease of $1,346,408, or 52.5% was primarily due to the increased proceeds of bank borrowings and the decreased repayments to bank borrowings and obligations under capital leases.

Capital Expenditures

The Company made capital expenditures of $505,239 and $1,040,710 for the nine months ended September 30, 2019 and 2018, respectively. Our capital expenditures were mainly used for purchases of revenue equipment. We intend to fund our future capital expenditures with our existing cash balance, proceeds from this offering and other financing alternatives. We will continue to make capital expenditures to support the growth of our business.

For the years ended December 31, 2018 and 2017

The followings summarize the key components of our cash flows for the years ended December 31, 2018 and 2017:

	For the Year Ended December 31,
	2018	2017
Net cash provided by operating activities	$3,798,997	$1,933,926
Net cash (used in) provided by investing activities	(16,509)	506,455
Net cash used in financing activities	(3,295,414)	(2,699,745)
Effect of exchange rate change on cash	(31,513)	24,744
Net increase (decrease) in cash and cash restricted cash	455,561	(234,620)
Cash and restricted cash at beginning of the year	352,748	587,368
Cash and restricted cash at end of the year	$808,309	$352,748

Operating Activities

Net cash provided by operating activities was $3,798,997 for the year ended December 31, 2018 and was primarily attributable to (i) net income of $2,854,887, (ii) various non-cash item of $1,666,082 including loss on disposals of equipment, provision for doubtful accounts, amortization of deferred financing fees, depreciation for plant and equipment and deferred tax expense, (iii) a $166,637 decrease of operating supplies, (iv) a $247,278 decrease of other receivables, (v) a $87,537 decrease of deposits (vi) a $564,503 increase of tax payables. This cash inflow is offset by (i) the $72,261 increase of account receivables, (ii) a $535,532 increase of prepayments as the expanded operation required more cash paid in advance to suppliers, (iii) a $803,359 decrease of accounts payable, (iv) a $376,775 decrease of other payables and accrued liabilities.

For the year ended December 31, 2018, cash provided by operating activities was $3,798,997 comparing to $1,933,926 for the year ended December 31, 2017, the increase of $1,865,070, or 96.4%, was primarily due to the increase of revenue. It is observed that the collection of repayments of accounts receivable was much more efficient during the year ended December 31, 2018. Our account receivables turnover days were reduced from approximately 113.09 days for the year ended December 31, 2017 to approximately 102.7 days for the year ended December 31, 2018. This is also evident by the fact that a $7,030,778 increase of revenue only brought up the accounts receivable by $72,261. If other conditions remain unchanged, the increase of revenue should had brought up the accounts receivable balance pro rata, but for the year ended 2018, the increase of revenue of $7,030,778 only raise up the accounts receivable by $72,261, which means we have improved accounts receivable collection. Our management will continue to lower the accounts receivable turnover days by implementing a number of strategies, including selecting customers with better credit, valuable assets, experienced management team and better reputation in the logistic industry, implementing strategies to improve customer relationship management skills and entering into new customer contracts with more desirable collection terms. In terms of improving customer relationship management, we plan to introduce an Enterprise Resource Planning system to further integrate various functions relating to accounts management and streamline customer relationship management process. We are also dedicated to continuously improving our services and building up brand awareness in order to gain more bargain power in negotiating customer contracts. To better manage the timing difference in receiving customer payments and supplier payments, we plan to seek more supplier contracts with longer payment terms in addition to the foregoing measures to better managing accounts receivables.

Investing Activities

Net cash used in investing activities was $16,509 for the year ended December 31, 2018 and was primarily attributable to purchase of equipment of 108,591, which is offset by proceeds from the disposal of equipment of $92,082.

For the year ended December 31, 2018, cash used in investing activities was $16,509 comparing to $506,455 of cash provided by investing activities for the year ended December 31, 2017, the decrease of $522,964, or -103.3% was primarily due to the decreased amount of proceeds from disposal of equipment.

Financing Activities

Net cash used in financing activities was $3,295,414 for the year ended December 31, 2018 and was primarily attributable to (i) repayments of short-term bank borrowings of $3,580,723, (ii) repayments of long-term bank borrowings of $756,544, (iii) repayments obligations under capital leases of $1,178,813, (iv) repayments to related parties of $8,547,655, (v) a capital distribution of $3,630,448. This cash outflow is offset by (i) the proceeds from short-term bank borrowings of $1,815,706, (ii) the proceeds from long-term bank borrowings of $1,361,779, (iii) the amounts advanced from related parties of $7,304,612, (iv) a $3,916,672 of capital contribution.

For the year ended December 31, 2018, cash used in financing activities was $3,295,414. Compared to $2,699,745 for the year ended December 31, 2017, the increase of $595,669, or 22.1% was primarily a result from increased repayment of bank borrowings and obligations under capital leases.

Capital Expenditures

The Company made capital expenditures of $1,287,404 and $584,122 for the years ended December 31, 2018 and 2017, respectively. Our capital expenditures were mainly used for purchases of revenue equipment. We intend to fund our future capital expenditures with our existing cash balance, proceeds from this offering and other financing alternatives. We will continue to make capital expenditures to support the growth of our business.

Credit Facilities

The table below presents our contractual obligations in relation with bank borrowings as of September 30, 2019.

Bank name	Term	Interest rate	Collateral/Guarantee	Date of paid off/Maturity	September 30, 2019
					(Unaudited)
Bank of China	From January, 2019 to March, 2020	Weighted average rate of 7.18%	Guarantee by Mr. Jinlong Yang and Shenzhen Yangang Mingzhu Logistics Co., Ltd. (“MingZhu Logistics”), a company owned by Mr. Jinlong Yang’s sister, pledge by a property owned by Mr. Jinlong Yang’s family member and collateralized by MingZhu’s receivables	March, 2020	$720,414
The Industrial Bank Co., Ltd.	From April, 2018 to April, 2019	Weighted average rate of 5.65%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics	April, 2020	223,848
Zhujiang Rural Bank	From May, 2019 to May, 2020	Weighted average rate of 5.65%	Guarantee by Mr. Jinlong Yang and one of Mr. Jinlong Yang’s family member, pledged by Jinlong Yang and his private fixed deposits of RMB one million.	May, 2020	419,715
Guangdong Nanyue Bank*	From September, 2019 to September, 2020	Weighted average rate of 8.5%	Guarantee by Mr. Jinlong Yang, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	September, 2020	699,526
Postal Savings Bank of China Co., Ltd.	From November, 2018 to November, 2020	Weighted average rate of 5.70%	Guarantee by Mr. Jinlong Yang and third party, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	November, 2020	1,133,232
Total					$3,196,735

* In September 2019, we entered into a one-year term line of credit agreement with Guangdong Nanyue Bank pursuant to which the Company may borrow up to $1,399,051 (RMB 10,000,000). The line of credit agreement entitles the Company to enter into several separate loan contracts under such line of credit. The Company utilized $699,526 (RMB 5,000,000) in September 2019, $279,810 (RMB 2,000,000) in November 2019 and $419,715 (RMB 3,000,000) in November 2019. For each withdraw from the line of credit, a separate loan agreement was entered into with a one-year term from the credit line withdraw date and the Company recorded these loans as short-term bank borrowings in its unaudited interim condensed consolidated financial statements. As of September 30, 2019, the unutilized line of credit was $699,526 (RMB 5,000,000).

The table below presents our contractual obligations in relation with capital lease and financing obligations as of September 30, 2019.

Institution name	Minimum lease payments	Future finance changes	Present value of minimum lease payments
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	$665,681	$39,947	$625,734
Zhejiang Zhongda Yuantong Finance Leasing Co., Ltd.	10,691	40	10,651
Shanghai Chengtai Finance Leasing Co., Ltd.	243,170	11,740	231,430
Shenzhen Qianhai Yibainian Commercial Factoring Co., Ltd	19,882	1,623	18,259
ShanDong HOWO Auto Finance Co., Ltd.	96,663	2,801	93,862
Chailease International Finance Corporation	827,399	158,372	669,027
China CITIC Bank	46,038	1,450	44,588
Total	$1,909,524	$215,973	$1,693,551

The table below presents our contractual obligations in relation with bank borrowings as of December 31, 2018.

Bank name	Term	Interest rate	Collateral/ Guarantee	Date of paid off	December 31, 2018

Bank of China	From March, 2018 to March, 2019	Weighted average rate of 6.53%	Guarantee by Mr. Jinlong Yang and Shenzhen Yangang Mingzhu Logistics Co., Ltd. (“MingZhu Logistics”), a company owned by Mr. Jinlong Yang’s sister, pledge by a property owned by Mr. Jinlong Yang’s family member and collateralized by MingZhu’s receivables	March 11, 2019	$272,707
China Merchants Bank	From April, 2018 to April, 2019	Weighted average rate of 6.61%	Guarantee by Mr. Jinlong Yang, pledge by a property owned by Mr. Jinlong Yang	April 10, 2019	221,075
The Industrial Bank Co., Ltd.	From January, 2018 to January, 2019	Weighted average rate of 7.90%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics	January 5, 2019	145,444
Postal Savings Bank of China Co., Ltd.	From May, 2018 to May, 2019	Weighted average rate of 5.44%	Guarantee by third party, Mr. Jinlong Yang and other family members of Mr. Jinlong Yang, pledge by properties owned by family members of Mr. Jinlong Yang	April 20, 2019	574,504
Postal Savings Bank of China Co., Ltd.	From November, 2018 to November, 2020	Weighted average rate of 5.70%	Guarantee by Mr. Jinlong Yang and third party, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	-	1,308,996
Total					$2,522,726

The table below presents our contractual obligations in relation with capital lease and financing obligations as of December 31, 2018.

Institution name	Minimum lease payments	Future finance changes	Present value of minimum lease payments
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	$1,119,273	$95,195	$1,024,078
Zhejiang Zhongda Yuantong Finance Leasing Co.,Ltd.	51,218	2,242	48,976
Shanghai Chengtai Finance Leasing Co., Ltd.	404,476	29,957	374,519
Shenzhen Qianhai Yibainian Commercial Factoring Co., Ltd	18,190	1,654	16,536
Total	$1,593,157	$129,048	$1,464,109

The above two tables involve both short-term and long-term obligations.

In December 2017, we rolled over into a one-year term line of credit agreement with Bank of China pursuant to which we may borrow up to $ 2,036,216 (RMB 14,000,000). The agreement was renewed in December 2018 for another 12 months. The line of credit agreement entitles us to enter into separate loan contracts under such line of credit. We utilized $727,220 (RMB 5,000,000) in January 2018 and $436,332 (RMB 3,000,000) in March 2018. For each withdraw from the line of credit, a separate loan was entered into with a one-year term from the credit line withdraw date and we recorded these loans as short-term bank borrowings in our consolidated financial statements. As of December 31, 2018, the loan of $727,220 (RMB 5,000,000) had been fully paid off and the unutilized line of credit was $1,599,884 (RMB 11,000,000). In January and March 2019, we utilized $262,322 (RMB 1,875,000) and $856,919 (RMB 6,125,000), respectively. As of September 30, 2019, the unutilized line of credit was $839,431 (RMB 6,000,000).

In October 2017, we entered into a one-year term line of credit agreement with China Merchants Bank pursuant to which we may borrow up to $727,220 (RMB 5,000,000). The line of credit agreement entitles us to enter into two separate loan contracts under such line of credit. We utilized $461,092 (RMB 3,000,000) in November 2017 and $290,888 (RMB 2,000,000) in April 2018. For each withdraw from the line of credit, a separate loan was entered into with a one-year term from the credit line withdraw date and we recorded these loans as short-term bank borrowings in our consolidated financial statements. As of December 31, 2018, the line of credit agreement expired.

In October 2018, we entered into a five-year term line of credit agreement with Postal Savings Bank of China Co., Ltd pursuant to which we may borrow up to $1,308,996 (RMB 9,000,000). The line of credit agreement entitles us to enter into separate loan contracts under such line of credit. We utilized $1,308,996 (RMB 9,000,000) in November 2018. For such withdraw from the line of credit, a separate loan was entered into with a two-year term from the line of credit withdraw date and we recorded this loan as long-term bank borrowings in our consolidated financial statements. As of December 31, 2018, the unutilized line of credit was $0.

Guarantees and Commitments

Guarantee Commitments

In November 2017, MingZhu entered into guarantee agreements for a capital lease of $2,531,453 to a subcontractor. The guarantee period was from November 2017 to January 2022. In November 2017, MingZhu entered into a guarantee agreement pursuant to which MingZhu Logistics provided guarantee for the above-mentioned capital lease.

Lease Commitments

The Company entered into a lease for office space located in Shenzhen, Guangdong, China for the period from November 21, 2018 to November 20, 2023, with a rent-free period from November 21, 2018 to November 20, 2019. The total future minimum lease payments under the non-cancellable operating lease with respect to the office December 31, 2018 are payable as follows:

12 months ending September 30,
2020	$509,747
2021	141,288
2022	104,359
2023	104,359
2024	14,494
Future minimum operating lease payments	$874,247

The Company leases certain of its revenue equipment under capital lease agreements. The terms of the capital leases expire at various dates through May 2021. The Company has option to purchase the revenue equipment for a nominal amount at the end of the lease term. The company also obtains installment loans for payment of revenue equipment’s insurance.

We have capital lease commitments for revenue equipment and installment loans summarized for the following fiscal years:

	Minimum lease payments	Present value of minimum lease payments
12 months ending September 30,
2020	$1,136,497	$992,983
2021	586,813	529,251
2022	186,214	171,317
Thereafter	-	-
Total	1,909,524	1,693,551

Less: amount representing interest	(215,973)	-

Present value of minimum lease payments	$1,693,551	1,693,551

Less: current maturities		(992,983)

Capital lease obligations, long-term		$700,568

Contingencies

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and unasserted claims.

A contract dispute exists between MingZhu, MingZhu Pengcheng and Shengxin Wang. According to the Civil Judgement issued by the Shenzhen Intermediate People’s Court on August 23, 2018, Shengxin Wang was ordered to pay $3,098 (RMB 21,303) and overdue interests thereof and pay $0.15 (RMB 1) as the consideration of the vehicles to MingZhu Pengcheng and after that, MingZhu Pengcheng and MingZhu should respectively assist to transfer ownership of one tractor and one trailer to Shengxin Wang. According to the Civil Decision of Guangdong Provincial Higher People’s Court issued on December 20, 2018, Shengxin Wang’s application for retrial of the above Civil Judgement was rejected. On March 22, 2019, the Shenzhen Yantian People’s Court issued an Enforcement Order to MingZhu and MingZhu Pengcheng, which ordered MingZhu and MingZhu Pengcheng to perform relevant obligations as required by the foresaid judgement or otherwise the judgement would be enforced by the court. On May 29, 2019, a cash balance equal to Shenxin Wang’s payment obligation was frozen in his bank account and meanwhile, Shengxin Wang took over the tractor from MingZhu Pengcheng. According to the inquiry notes taken by the Yantian People’s Court Enforcement Bureau on May 30, 2019, MingZhu has made preparation for handover of the trailer to Shengxin Wang.  As of the date of this prospectus, Shengxin Wang has taken over the trailer, the balance half of the vehicles, from MingZhu, and the case has been concluded.

However, regarding the same dispute, Shengxin Wang filed another lawsuit against MingZhu Pengcheng. According to the Civil Indictment filed by Shengxin Wang (the plaintiff) on February 26, 2019, Shengxin Wang requested that MingZhu Pengcheng (the defendant) be ordered to compensate for the stoppage loss of $694,098 (RMB 4,772,269). The nature of the case was a property damage compensation dispute. According to the response notice issued by the Shenzhen Yantian People’s Court on March 20, 2019, the court has accepted this case. According to the Civil Judgment issued by the Yantian District People’s Court in Shenzhen City, Guangdong Province on August 30, 2019, the court ruled that MingZhu Pengcheng should pay damages in the amount of $29,627 (RMB 203,700) to Shengxin Wang and rejected Shengxin Wang’s other claims. MingZhu Pengcheng submitted an Appeal Petition to the Shenzhen Intermediate People’s Court on September 18, 2019, requesting a change in the judgment of first instance and changing the judgment so that MingZhu Pengcheng will not have to pay the damages to Shengxin Wang. According to the summons issued by Shenzhen Intermediate People's Court on December 25, 2019, the second trial of this case will be heard on February 20, 2020.

On September 4, 2018, MingZhu received an arbitration award from the Shenzhen Arbitration Committee for Labor Disputes, which ruled that MingZhu was required to pay for worker compensation to Qing Tan, Xiangyang, Haiyang Shi, and Hanxiao Shi in the aggregate amount of $65,223 (RMB 448,440). Regarding the same dispute, MingZhu filed two lawsuits to the Shenzhen Yantian People’s Court, both of which were dismissed by the court. MingZhu appealled to the Shenzhen Intermediate People’s Court, both of which were also rejected. On December 21, 2018, the Shenzhen Yantian People’s Court issued an execution order which ruled that MingZhu’s property should be used to enforce its obligations under the foresaid arbitration award. On February 22, 2019, $74,961 (RMB 510,272) from MingZhu’s bank account was enforced by the court. Such amount involves the damages and other charges resulting from delayed performance under the foresaid arbitration award. MingZhu filed an execution dissidence to the Shenzhen Yantian People’s Court on March 8, 2019, which was dismissed by the court on April 16, 2019. According to the execution order issued by the Shenzhen Yantian People’s Court on June 14, 2019, MingZhu has performed all its obligations under the arbitration award.

On August 22, 2019, Sujin Wei (the plaintiff) submitted a Civil Complaint to the Yangjiang Yangdong District People’s Court against China Pacific Property Insurance Co., Ltd. Shenzhen Branch, MingZhu and two other defendants. The complaint requested that China Pacific Property Insurance Co., Ltd. Shenzhen Branch shall make the death and disability compensation to the plaintiff in the amount of $15,999 (RMB 110,000) and compensate the plaintiff of $44,699 (RMB 307,328.02) within the third party liability insurance limit and also requested that defendants Shengming Zheng and MingZhu shall be jointly and severally liable for the foregoing claims, and the litigation fee in this case shall be borne by the four defendants. According to the response notice issued by the Yangjiang Yangdong District People’s Court on September 18, 2019, this case has been filed on September 4, 2019. The court held a hearing of this case on October 31, 2019. On December 16, 2019, the Yangjiang Yangdong District People’s Court issued a judgement which ordered insurance companies to compensate a sum of $54,522 (RMB 389,710) to the plaintiff and other claims were rejected. MingZhu bears no compensatory obligations under this case.

On January 2, 2020, Lijuan Cui, Heng Zhou, Yi Zhou, Jinxiang Zhou and Xiangni Chen (together the plaintiffs) submitted a Civil Complaint to the Queshan County People’s Court against MingZhu, Dagang Li, Zaozhuang Yizhou Automobile Transportation Co., Ltd, China Pacific Property Insurance Co., Ltd. Shenzhen Branch, Huilai Feng, Anyang Anyun Modern Logistics Co., Ltd. and the People's Insurance Company of China Anyang Branch (together the defendants). The compliant requested that (i) the defendants compensate their loss (including the funeral expenses, death compensation, living expenses of the plaintiffs, etc.) in the amount of $153,389 (RMB 1,096,380.93); (ii) the defendant China Pacific Property Insurance Co., Ltd. Shenzhen Branch shall make the compensation within the limit of its insurance liability, the defendant People's Insurance Company of China Anyang Branch shall make the compensation within the limit of its on-board personnel liability insurance (driver) and the defendant Huilai Feng shall bear the remaining part of compensation liability exceeding the limit of insurance liability; and (iii) the litigation fee in this case shall be borne by the defendants. According to the response notice issued by the Queshan County People’s Court on January 15, 2020, this case has been filed on January 8, 2020. As of the date of the prospectus, the case has not yet been heard.

Contractual Obligations

As of September 30, 2019, the future minimum payments under certain of our contractual obligations were as follows:

	Payment due by period
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Bank Borrowings	$3,196,735	$2,231,389	$965,346	$-	$-
Capital Lease Obligations	1,693,551	992,983	700,568	-	-
Operating Lease Obligations	874,247	509,747	350,006	14,494	-
Total	$5,764,533	$3,734,119	$2,015,920	$14,494	$-

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements including arrangements that would affect our liquidity, capital resources, market risk support and credit risk support or other benefits.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires that we make estimates and assumptions. In certain circumstances, those estimates and assumptions can affect amounts reported in the accompanying consolidated financial statements and notes. In preparing our financial statements, we have made our best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable. Application of the accounting policies described below involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. The following is a brief discussion of our critical accounting policies and estimates.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in our consolidated financial statements include the useful lives of property and equipment, impairment of long-lived assets, allowance for doubtful accounts, provision for contingent liabilities, revenue recognition, and deferred taxes and uncertain tax position. Actual results could differ from these estimates.

Accounts Receivable and allowance for doubtful accounts

Accounts receivables are stated and carried at original invoiced amount. Accounts are considered overdue after 90 days. In establishing the required allowance for doubtful accounts, management considers historical collection experience, aging of the receivables, the economic environment, industry trend analysis, and the credit history and financial conditions of the customers. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after all means of collection have been exhausted and that the likelihood of collection is not probable.

Property and equipment, net

Property and equipment are stated at cost net of accumulated depreciation and impairment. Depreciation is provided over the estimated useful lives of the assets using the straight-line method from the time the assets are placed in service, after considering the estimated residual value which is 5% of costs. Estimated useful lives are as follows:

Classification	Estimated Useful Life
Buildings and improvements	10 years
Computer and office equipment	3-5 years
Revenue equipment*	5 years

*	Revenue equipment are trucks and trailers only used for providing trucking services.

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of income and comprehensive income. Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Leases

The Company accounts for all significant leases as either operating or capital. At lease inception, if the lease meets any of the following four criteria, the Company will classify it as a capital lease: (a) transfer of ownership to lessee at the end of the lease term, (b) bargain purchase option, (c) lease term is equal to 75% or more of the estimated economic life of the leased property, or (d) the present value of the minimum lease payments is 90% or more of the fair value of the leased asset. Otherwise, the lease will be treated as an operating lease.

Impairment of long-lived assets

Long-lived assets, including property and equipment are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company will reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. For the nine months ended September 30, 2019 and 2018 and years ended December 31, 2018 and 2017, no impairment of long-lived assets was recognized.

Fair Value Measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by us.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels of the fair value hierarchy are as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Revenue Recognition

The Company elected to adopt Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606), effective as of January 1, 2017. Accordingly, the consolidated financial statements for the years ended December 31, 2018 and 2017 are presented under ASC 606. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company elected the modified retrospective method which required a cumulative adjustment to retained earnings instead of retrospectively adjusting prior periods. The adoption of ASC 606 did not have material impact on the Company’s consolidated financial statements.

Revenues are generated from provision of trucking services. For each trip, the Company has a single performance obligation, to transport our customer’s freight from a specified origin to a specified destination, with the transit period typically being less than three days.

The management have determined that revenue recognition over the transit period provides a reasonable estimate of the provision of services to our customers as our obligation is performed over the transit period. For loads picked up during the reporting period, but delivered in a subsequent reporting period, revenue is allocated to each period based on the transit time in each period as a percentage of total transit time.

We utilize independent contractors and third-party carriers in the performance of certain transportation services. While various ownership arrangements may exist for the equipment utilized to perform these services, including company-owned, owner-operator owned, and third-party carriers, revenue is generated from the same base of customers. We evaluate whether our performance obligation is a promise to transfer services to the customer (as the principal) or to arrange for services to be provided by another party (as the agent) using a control model. Our evaluation determined that we are in control of establishing the transaction price, managing all aspects of the shipments process and taking the risk of loss for delivery, collection, and returns. Based on our evaluation of the control model, we determined that all of our major businesses act as the principal rather than the agent within their revenue arrangements and such revenues are reported on a gross basis.

The Company applies the practical expedient in Topic 606 that permits the Company not to disclose the aggregate amount of transaction price allocated to performance obligations that are unsatisfied as of the end of the period as the Company’s contracts have an expected length of one year or less. The Company also applies the practical expedient in Topic 606 that permits the recognition of incremental costs of obtaining contracts as an expense when incurred if the amortization period of such costs is one year or less. These costs are included in purchased transportation costs.

The Company’s performance obligations represent the transaction price allocated to future reporting periods for freight services started but not completed at the reporting date. This includes the unbilled amounts and accrued freight costs for freight shipments in transit. As of September 30, 2019, the Company has $6,673 of unbilled amounts recorded in accounts receivable and $5,777 of accrued freight costs recorded in accounts payable.

Income taxes

The Company accounts for income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized, or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

Recent Accounting Pronouncements

See Note 2 to the consolidated financial statements included elsewhere in this prospectus for a discussion of recently issued accounting standards.

Quantitative and Qualitative Disclosures about Market Risk and Credit Risk

Interest Rate Risk

Our market risk is affected by changes in interest rates. Historically, we have used a combination of fixed rate and variable rate obligations to manage our interest rate exposure. Fixed rate obligations expose us to the risk that interest rates might fall. Variable rate obligations expose us to the risk that interest rates might rise. We currently do not have any interest rate swaps although we may enter into such swaps in the future.

We are exposed to variable interest rate risk principally from our existing term loan facility and our existing revolving credit facility. We are exposed to fixed interest rate risk principally from equipment notes and mortgages. As of September 30, 2019, we had bank borrowings totaling $3,196,735 comprised of $2,077,494 variable rate borrowings and $1,119,241 fixed rate borrowings. At December 31, 2018, we had bank borrowings totaling $2,522,726 comprised of $2,086,394 of variable rate borrowings and $436,332 of fixed rate borrowings. At December 31, 2017, we had bank borrowings totaling $3,843,967 comprised of $3,843,967 of variable rate borrowings and $0 of fixed rate borrowings. Accordingly, holding other variables constant (including borrowing levels), the Group’s interest rate risk is mainly concentrated on the fluctuation of interest rates quoted by The People’s Bank of China arising from the Company’s RMB denominated bank borrowings. If interest rates had been one percentage point higher/lower and all other variables were held constant, our profit for the nine months ended September 30, 2019 and for the years ended December 31, 2018 would decrease/increase by approximately $20,000 and $20,000, respectively. Management believes that the influence of such change has no material impact on the Company’s consolidated financial statements.

Credit Risk

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. We manage credit risk through in-house research and analysis of the Chinese economy and the underlying obligors and transaction structures. We identify credit risk collectively based on industry, geography and customer type. In measuring the credit risk of our sales to our customers, we mainly reflect the “probability of default” by the customer on its contractual obligations and consider the current financial position of the customer and the current and likely future exposures to the customer.

Liquidity Risk

We are also exposed to liquidity risk which is the risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and related parties to obtain short-term funding to cover any liquidity shortage.

Foreign Exchange Risk

While our reporting currency is the U.S. dollar, almost all of our consolidated revenues and consolidated costs and expenses are denominated in RMB. Most of our assets are denominated in RMB. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between the U.S. dollar and RMB. If the RMB depreciates against the U.S. dollar, the value of our RMB revenues, earnings and assets as expressed in our U.S. dollar financial statements will decline. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

OUR INDUSTRY

We have engaged Frost & Sullivan to prepare a commissioned industry report that analyzes the PRC transportation industry. All information and data presented in this section have been derived from Frost & Sullivan’s industry report, unless otherwise noted. The following discussion includes projections for future growth, which may not occur at the rates that are projected or at all.

The trucking industry in China is one of the largest in the world. Trucking is a form of road transportation that is a part of the transportation system. It is vital in the connection of other modes of transportation such as rail, waterway, and civil aviation. The revenue of trucking service market in China has from RMB 4,771.3 billion (approximately $694.0 billion) in 2012 to RMB 5,161.8 billion (approximately $750.8 billion) in 2017, representing a CAGR of 1.6 percent. Looking forward, the revenue of trucking service market in China is expected to increase from RMB5.16 trillion (approximately $750.8 billion) in 2017 to RMB5.70 trillion (approximately $829.7 billion) in 2021, representing a CAGR of 2.5 percent.

Source: Frost & Sullivan July 2019

Freight turnover has seen an increase of CAGR of 2.5%, from 17,377 billion ton per kilometer in 2012 to 19,613 billion ton per kilometer in 2017, with the eastern region of China contributing to the highest percentage of freight turnover.

Source: Frost & Sullivan July 2019

Tremendous growth has been observed in the trucking industry and this can be attributed to the following:

1)	The growth of E-commerce in China

2)	Domestic economic growth in China

3)	Government support through Official Policies and Planning Support

4)	Infrastructure Improvement

As trucking services are the primary choice for the E-commerce market, the trucking industry has been able to share in the prosperity of the E-commerce boom. Upgrades in Information Technology across all sectors has reduced the operating costs for trucking businesses and improved their overall performance by allowing for better fleet, employee, and customer management, and as such, trucking businesses have been able to provide better service to their customers. There has been a shift in focus for China’s trucking service companies where they have moved from working on expanding to concentrating on developing and improving their existing systems instead.

Among all the growth factors, domestic economic growth has had the strongest impact. China’s GDP with a CAGR1 of 8.7% from 2013 to 2018 has been favorable for transportation revenues. Domestic economic growth is expected to remain as supported by the 13th five-year plan that aims to create economic balance, inclusiveness, and sustainability in China.

Source: Frost & Sullivan July 2019

Moreover, as disposable incomes continue to rise, we expect to see even higher earnings in the transportation industry. The reason for such higher earnings is that higher disposable income will bring with it higher purchasing power and higher standard of living. From 2012 to 2017, per capita annual disposable income increased from RMB 16,510 ($2,401) to RMB 25,974 ($3,778) with a CAGR of 9.5%. Such number is expected to reach RMB 36,264 ($5,274) by 2021.

Source: Frost & Sullivan July 2019

[1]	Compounded Annual Growth Rate

[2]	Published by the National Bureau of Statistics of China

The effects have become more noticeable as the population of China continues to climb steadily. From 2012 to 2017, the total population grew from 1,354 million to 1,390.1 million. Urbanization rates have also increased from 52.6% in 2012 to 58.5% in 2017, and is expected to reach 64.3% in 2021.

Source: Frost & Sullivan July 2019

China’s government has played a large role in supporting the growth of the transportation industry through its policies and regulations. In the previous 12th five-year plan for the road transport industry, China’s government focused its efforts on supporting the road transport industry through vehicle and equipment upgrades, providing support to new market entrants, and information technology enhancements. In the most recent 13th 5-Year Plan for the Transportation Industry, the PRC Ministry of Transport points out that it will focus on building a unified and open integrated transport market system, enhance the service efficiency of integrated transport corridors, improve the service quality of integrated transportation hubs, deepen the capacity building of transport security and promote the joint development of transport services and related industries.

Infrastructure improvements have been vital to China’s economic success. During China’s five-year plan from 2011 to 2015, China had constructed 4,580,000 kilometers of highways and 80,000 kilometers of expressways.

Current Environment

Trucking services are closely linked to the economic and road infrastructure and development in a country. As illustrated in the diagram below, China’s trucking services industry has reached the “Perfecting Stage” of its cycle.

Source: Frost & Sullivan July 2019

From 2013 to 2018, China’s road mileage has increased from 4,356.2 thousand kilometers to 4,846.5 thousand kilometers, with a CAGR of 2.2%. This growth is expected to continue into 2023 with road mileage reaching 5,229.8 kilometers as China continues to raise its investment into highway construction.

Source: Frost & Sullivan July 2019

Key Success Factors for PRC Transportation Industry Participants

Expanding Transportation Fleet for Scale Effect In the trucking service market, large fleet’s utilization rate of vehicles is higher than the small-to-medium sized fleet. With the expansion of large companies on the demand side, clients need large transportation fleet to ensure the stability of the carriage of goods and the breadth of the transportation service area. Meanwhile, companies with large fleet team are more likely to obtain and maintain high quality clients. Therefore, expanding container fleet is beneficial for obtaining scale effect and reducing operation costs.

Applying Digital Tools for Improving Operation and Management Digital tools can be used to monitor the vehicle driving conditions and report solutions to administration in time. Therefore, unsafe driving behaviors such as speeding, drunk driving and fatigue driving are able to be effectively controlled by digital monitoring equipment. Moreover, monitoring and analyzing vehicles by means of digital tools for improving the operation and management of the transportation companies is quite common in some European and American countries.

Combining the Own Advantages and Introducing Differentiated Products The trucking service market is highly fragmented with fierce competition. Strong market participants know how to arrange their transport network and exploit differentiated products based on their own advantages. For example, considering the companies’ geographic position, fleet scale, customer relations and financial capacity, companies could choose to invest in some areas with less competition and further improve the overall competitiveness through the success in certain segmented market.

Using the Internet of Things to Improve Operational Efficiency The Internet of things (IOT) is the network of physical devices, vehicles and other items embedded with electronics, software, sensors, actuators, and network connectivity which enables these objects to connect and exchange data. The IOT allows objects to be sensed or controlled remotely across existing network infrastructure and resulting in improved efficiency, accuracy and economic benefit. Hence, trucking service companies with better application of IOT are more likely to be successful in competition.

Entry Barriers

Transportation Network The scale of transportation network plays an important role in the development and expansion of trucking service enterprises as well as one of the entry barriers for new entrant of the market. Trucking service provider with multiple transportation lines are more attractive to customers in various industries and regions, and have ability to cope with different customers’ demands on transportation routes.

Capital Investment Before doing the business, trucking service enterprises need to configure a lot of manpower and equipment, including vehicles, ability to adapt to variety of goods, and operating staff in each business line. Moreover, with the expansion of business scale and the improvement of customer’s requirements on the transportation service quality, trucking service enterprises need to apply and update information system and automatic systems to improve service quality and operational efficiency. Therefore, the trucking service market has a high demand for huge and continuous capital investment for new entrants.

Customer Relationship Experienced trucking service enterprises are able to achieve stable sources of business based on their long-term cooperative relationship with customers. In addition, in order to maintain the service quality, customers usually choose suppliers with a good reputation and track record and are unlikely to change their suppliers frequently. This poses a significant barrier to the new entrants.

Guangdong

The transportation industry in Guangdong has grown alongside its economy and trade. In 2018, total road freight traffic volume reached 3.05 billion tons, with a CAGR of 3.1% from 2013 to 2018.

Source: Frost & Sullivan July 2019

Road transportation continues to be the most popular form of transportation among other tools such as rail, waterway, and civil aviation. However, in terms of freight turnover, waterway transportation took the highest percentage whilst road transportation accounted for 12.9%. Guangdong accounted for approximately 14.2% of freight turnover in 2017 and has the highest GDP figure among all provinces in China. With its increasing social demand for consumer goods and the development of E-Commerce, the total road freight traffic volume is expected to reach 3.52 billion tons in 2023.

Recently, the total revenue of the trucking service market reached RMB 92.8 billion ($13.5 billion) in 2017, with a CAGR of 9.2% from 2012 to 2017. Revenue is expected to continue growing to RMB 124.2 billion ($18.1 billion) in 2022.

Source: Frost & Sullivan July 2019

Several factors explain the success of the transportation industry in the Guangdong region. Firstly, its advantageous geographic location. Guangdong borders the Southeast coast, also known as the beginning of “The Silk Road.” As such, it has access to many ports and is ideal for domestic and foreign trade. Secondly, Guangdong has taken efforts to improve their infrastructure significantly, an example being the revisions that have taken place in Shenzhen where ports have been reconstructed to handle higher shipping tonnage and container handling. Lastly, Guangdong’s government has issued many supportive policies to standardize and modernize the logistics industry, one of which is known as Guangdong, such as Plan for Modern Logistics Development in Guangdong Province (2016-2020). Encouraged by those policies, the logistics industry in Guangdong is expected to be standardized and modernized, will facilitate the growth of the trucking service market in Guangdong.

According to the Frost & Sullivan July 2019 report, among all the modes of transport in China, such as railroad and waterway, road transportation covers the highest percentage, especially in the Guangdong region, where 72.1% of total freight volume was from road transportation in 2017.

Xinjiang

Xinjiang houses a crucial segment of the Silk Road leading to Euroasia. According to the Frost & Sullivan July 2019 report, in the past 7 years, Xinjiang’s GDP has risen from approximately RMB 0.75 trillion ($0.11 trillion) in 2012 to RMB 0.96 trillion ($0.14 trillion) in 2016 and is expected to rise to RMB 1.42 trillion ($0.20 trillion) in 2021. Furthermore, Xinjiang’s road mileage had been increasing steadily from 165.9 thousand kilometers in 2012 to 182.1 thousand kilometers in 2016. Despite a slow start to trucking services as compared to the central and eastern regions of China, Xinjiang is expected to grow in this area under the “One Belt, One Road” initiative. The volume of road freight in Xinjiang has increased from 596.2 million tons in 2013 to 850.3 million tons in 2018, equating to a CAGR of 7.4%. Such increase is largely a result of the continuous road upgrading and economic development in the area. Estimates show that volume of road freight will eventually reach 1,154.1 million tons in 2023.

Source: Frost & Sullivan July 2019

Due to its ideal geographical location for trade, Xinjiang benefits from national policies that are focused on creating a more welcoming business environment via better taxation and financing systems. Policies such as those issued by the People’s government of Xinjiang autonomous region aim to finish construction of a transportation hub in Xinjiang by 2030. These observations point to Xinjiang being a promising market to develop in.

Competition

China’s trucking industry is highly competitive and fragmented with thousands of companies, none of which dominate the market. More specifically, in the Guangdong region, the top 5 trucking service providers, one of which is our company, collectively only own 0.71% of the total market in 2017. Service and price are the principal factors considered by customers in the trucking industry.

Source: Frost & Sullivan July 2019

Entry barrier for new entrants remains high. One of these obstacles is having an established transportation network. Trucking service providers with multiple transportation lines will be able to cover more industries and geographic regions and will therefore have more exposure. In addition, they have the ability to meet customers’ demands on transportation routes. Another entry barrier is the heavy investments, initially and subsequently needed for expansion. These investments are required for manpower, equipment, and vehicles. Subsequently, funds are needed to upgrade information systems to keep up with the competition, especially to provide quality service. Lastly, customers prefer working with businesses with an existing track record and a strong reputation. These relationships formed over a long period of time can’t be replicated by new entrants. As such, it is predicted that due to the cost and complexity of entering and surviving in the transportation industry, the economic and competitive pressures will force smaller competitors to either exit, or, be acquired in the future. We believe being larger will work to our competitive advantage and put us in a position primed to acquire smaller companies.

Supply

Several external factors affect the transportation industry, specifically operational costs. The most notable ones are manpower, fuel, and rubber. China has been seeing a shortage of drivers. Drivers holding the A2 driving license are in most demand as they are able to drive heavy trucks and trailer-towing vehicles. Due to the shortage and high turnover of A2 drivers, their salaries have seen a continuous increase over the years. In 2017, the average monthly salary of an A2 driving licensed driver reached RMB 8,515. The average monthly salary of a driver in the trucking service industry is projected to reach RMB 10,780 ($1,580) in 2021.

Source: Frost & Sullivan July 2019

Chinese diesel prices are closely linked to international crude oil and domestic supply and demand. Diesel prices took a dip in 2016, but have since stabilized, and are expected to grow to RMB 7,261.5 ($1,056.1) per ton in 2021. Decreasing diesel prices from 2012 to 2017 were due to a slowdown in China’s economic growth, raised interest rates, and higher oil production levels from the US and Iran. We believe the impact of fuel prices will be lessened by our investment into LNG-powered vehicles and our strategy to enter the intermodal rail business.

Source: Frost & Sullivan July 2019

Rubber is a main component of our vehicle tires, due to an oversupply of rubber, prices largely decreased from 2012 to 2015. After which prices bottomed in 2016 and has since rose due to a decline in rubber production. Rubber prices have recovered and are expected to stabilize to approximately RMB 13,543.1 ($1,969.8) per ton in 2021.

Source: Frost & Sullivan July 2019

Future

Source: Frost & Sullivan July 2019

China’s macro economic growth and improvements with infrastructure, road transportation is anticipated to reach 50.9 billion tons in 2023, with CAGR of 5.1% from 2018 to 2023.

In the Guangdong region, the revenue of trucking service is expected to reach RMB 124.2 billion ($18.1 billion) in 2022. In 2018, road freight traffic in China reached 39.6 billion tons. Total road freight volume in Guangdong is expected to grow at a CAGR of 2.9% from 2018 to 2023.

As road freight traffic volumes grow in China, the growth in revenue of trucking services will subsequently follow. Revenue of trucking services in China is expected to increase from RMB 5,161.8 billion ($750.8 billion) 2017 to RMB 5,704.8 billion ($829.7 billion) in 2021, representing a CAGR of 2.5%.

Source: Frost & Sullivan July 2019

With the “One Belt, One Road” strategy well on its way, China’s transportation network is expected to become more efficient and more cohesive, with better linkages between different modes of transport. Logistic parks are being planned for construction for a cluster effect. In addition, the industry is expected to become more environmentally friendly with the elimination of high-pollution trucking vehicles. As information upgrades take place, trucking companies will shift their focus from extensive expansion to intensive development, and as such, operational costs are expected to go down. It is also expected that there will be a higher concentration of mid to large-sized companies, as smaller ones consolidate, become acquired, or exit the industry.

In the future, underpinned by the macroeconomy and the further improvement of infrastructure in China, the road transportation industry in China is expected to grow continuously. In 2023, the road freight traffic volume in China is anticipated to reach 50.9 billion tons with a CAGR of 5.1% from 2018 to 2023. With the growing economy and increasing social demand on consumer goods as well as the development of e-commerce, the transportation industry in Guangdong is expected to grow steadily. In 2023, total road freight traffic volume in Guangdong is expected to reach 3.52 billion tons, with a CAGR of 2.9% from 2018 to 2023. As for Xinjiang, with the sustainable growth of Xinjiang’s economy and the increasing demand of Xinjiang’s resource products, it is expected that the road freight traffic volume in Xinjiang will increase from 850.3 million tons in 2018 to 1,154.1 million tons in 2023, representing a CAGR of 6.3%.

In addition to the anticipated growth of the PRC transportation market, the industry has observed the following trends:

Development of Comprehensive Transportation Network The coordination of different modes within the PRC transportation network is relatively poor. In the future, through scientific planning and design, different modes of transportation can achieve a reasonable connection. For instance, roads, waterways, railways, aviation, and pipelines can be linked to each other smoothly. With the establishment of comprehensive transportation network, trucking can be well connected with other transportation modes, the efficiency of trucking is expected to be improved greatly in Guangdong and the PRC.

Environmentally-friendly Transportation Vehicles With guidance from the government’s policies and market regulation, the trucking service market in Guangdong will become increasingly environmental, trucking vehicles are expected to be upgraded and reconstructed. High-polluting trucking vehicles are anticipated to be eliminated gradually in the future. Besides, Guangdong’s government attaches great importance in renovating the transportation stations to promote the green development of trucking service market in Guangdong.

Increasing Industry Concentration At present, a large number of small-scaled trucking providers are faced with some problems such as similar operating structure, low management level, high competitive pressure and low profitability. With the standardization of the logistics industry and integration of transportation supply chain resources, the concentration of trucking service market is expected to be increased in the future, which is likely to bring more opportunities for large and standardized trucking provider.

BUSINESS

OVERVIEW

We are one of the fastest growing 3A-grade trucking services provider in China with over 17 years of experience in the transportation industry. We formed our first operating subsidiary in 2002 to engage in the business of trucking services and subsequently formed four other wholly owned subsidiaries. Our current operations are conducted through our subsidiaries. We experienced a steady growth in our business in recent years and our revenue increased by 5.9% for the nine months ended September 30, 2019 comparing to the same period in 2018 with a higher growth of 34.1% in fiscal year 2018 compared to fiscal year 2017. As a result of our continuous growth, we have become the second largest transportation company in the Guangdong region and we have been recognized and accredited by the China Federation of Logistics and Purchasing as a 3A-Grade trucking service provider.

We operate a truckload fleet with 139 tractors and 90 trailers, all of which are owned by us. Given the large scale of our fleet, we offer both network density and broad geographic coverage to meet our customers’ diverse transportation needs within the PRC. Our transportation services operate out of two terminals, one in the Guangdong region, and one in the Xinjiang region. Our business has created a successful business model that has allowed us to expand our customer base and market coverage whilst maintaining good relations with our existing customers.

Our customers primarily include sizeable logistics companies, freight forwarders and warehouse operators in the PRC. During the nine months ended September 30, 2019, and 2018, we had 37 and 40 customers, and sales to our top five customers accounted for approximately 62.3% and 64.8%, respectively. During the fiscal years 2018 and 2017, we had 40 and 36 customers, respectively, and our top five customers accounted for approximately 63.9% and 71.4% of our total revenue, respectively.

We generate revenue from our trucking service business. Our total revenue was $20,735,260 and $19,588,457 for the nine months ended September 30, 2019 and 2018, respectively, representing an increase of approximately 5.9%. We recorded an income from operation of approximately $1,639,260 and $2,862,641 for the nine months ended September 30, 2019 and 2018, respectively, representing an decrease of approximately 42.7%. For the nine months ended September 30, 2019 and 2018, our revenue generated from Guangdong province accounted for 50.8% and 55.4% and Xinjiang province accounted for 49.2% and 44.6%, respectively, of our total revenue. The following table sets forth the breakdown of our revenue generated from our trucking services from the regional terminals in Guangdong and Xinjiang during the past two fiscal years:

	Nine Months Ended September 30, 2019		Nine Months Ended September 30, 2018
	Revenue	%	Revenue	%
Terminal 1 GUANGDONG
Across different provinces and within Guangdong province	$10,525,360	50.8%	$10,860,968	55.4%

Terminal 2 XINJIANG
Within Xinjiang Province	$10,209,900	49.2%	$8,727,489	44.6%
Total	$20,735,260	100	$19,588,457	100

Our total revenue was $27,646,789 and $20,616,011, respectively, for fiscal years 2018 and 2017, representing an increase of approximately 34.1%. We recorded an income from operation of approximately $4,034,766 and $2,317,476 for fiscal years 2018 and 2017, respectively. For the fiscal years ended December 31, 2018 and 2017, our revenue generated from Guangdong province accounted for 52.2% and 75.3% and Xinjiang province accounted for 47.8% and 24.7%, respectively, of our total revenue. The following table sets forth the breakdown of our revenue generated from our trucking services from the regional terminals in Guangdong and Xinjiang during the past two fiscal years:

	FY2018		FY2017
	Revenue	%	Revenue	%
Terminal 1 GUANGDONG
Across different provinces and within Guangdong province	$14,426,772	52.2%	$15,514,679	75.3%

Terminal 2 XINJIANG
Within Xinjiang Province	$13,220,017	47.8%	$5,101,332	24.7%
Total	$27,646,789	100	$20,616,011	100

Our mission has been and will continue to be a trusted solution provider in China offering punctual, cost-effective, capable and reliable trucking services to businesses in the PRC by maintaining a sizeable fleet of transportation vehicles of our own complemented by reliable subcontracting arrangements. Given that the transportation industry in many regions of China is still underrepresented, we aim to capture additional market share by leveraging our strengths we have developed during the past 17 years as described in “Competitive Strength” below and continue to grow our business by implementing a number of strategies as described in “Our Strategies” below.

COMPETITIVE STRENGTH

We believe that the following competitive strengths are the key factors that have contributed to our success to date:

Substantial Industry Experience

We are an established trucking services provider with over 17 years of operation in the transportation industry in the PRC. As of the date of this prospectus, we are able to mobilize a sizeable fleet of 139 tractors and 90 trailers, and coupled with our subcontractors, we are able to provide a fleet of 200 tractors and 200 trailers on a stable basis. We have approximately 200 drivers who can travel an average of approximately 52,700 kilometers per day, with a maximum capacity of approximately 65,000 kilometers per day. The size of our fleet has allowed us to cater to the needs of all our customers in a timely manner.

To establish a solid reputation in the transportation industry in the PRC, we focus on the quality of our trucking services to ensure that we are able to meet the quality standards expected from our customers. Our focus on quality covers various areas such as vehicle reliability, service reliability, flexible and customizable service offerings for our customers, as well as responsiveness to customer feedback, and continuous process improvement. Please refer to the paragraph headed “Quality Assurance” in this section for further details on our quality control measures.

Long-Standing Relationship with Our Sizeable and Reputable Customers in the PRC

Our focus on providing quality services has enabled us to establish a strong customer base across different industries. During the nine months ended September 30, 2019, and 2018, we had 37 and 40 customers, respectively. We had 40 and 36 customers in fiscal years 2018 and 2017, respectively.

We have been able to maintain stable business relationships with our major customers, including reputable logistics companies in the PRC. Among our major customers, Best Inc. Group (NYSE: BSTI) is one of the largest companies in the logistics and supply chain management industry in the PRC. We have had a business relationship with this customer for nine years. Our ability to provide trucking services to Best Inc. Group has provided us substantial and stable revenue and has also shown our ability to successfully serve a sizeable logistics company. Our other major customers include Bu Feng Lotus Group, a leading retail operator in the PRC whose parent company is listed on the Main Board of the Hong Kong Stock Exchange (HKEX: 0121). Another example is ANE Group, a leading less-than-truckload third-party logistics operator in the PRC who we have been working with since 2010. We have also worked with Tiandi Huayu Group, a leading logistics company, since 2008. Working with sizeable customers has strengthened our company’s reputation and credibility in the transportation industry.

We believe that it is vital for us to continue to develop and maintain long-standing relationships with our existing customers. To this end, we strive to understand the evolving needs of our existing and potential customers on an on-going basis and flexibly adjust our trucking services to match their trucking needs. With respect to our existing customers, our senior management team proactively communicate with them to collect their feedbacks on our trucking services periodically through telephone calls and meetings. Some of our customers have developed their own KPIs to review and evaluate our trucking services and to ascertain if our trucking services can meet their standards. This has provided us with clear minimum guidelines to meet and surpass.

Experienced and Motivated Management Team

We believe that the extensive industry expertise and experience of our management team is essential to our success. Our senior management team has an average of approximately 10 years of experience with our company and 14 years of experience in the transportation industry in the PRC. We believe that the experience and knowledge of our management team would enable us to keep abreast of our competitiveness and market landscape from time to time, recognize the needs of our customers more readily and manage our operations, specifically, labor and vehicle deployment, more efficiently.

Sizable Fleet Consisting of Over 130 Tractors and 90 Trailers

As of the date of this prospectus, we have a fleet of 139 tractors and 90 trailers that provide our trucking services. We have also established business relationships with a number of external transportation companies located in the PRC for the provision of trucking services to our customers, which enable us to mobilize 200 tractors and 200 trailers at one time. We strategically prioritize deploying our own transportation vehicles for dedicated truckload services. These are contracts with customers that have more routine schedule and routes.

Having a sizeable fleet has given us the advantage of being able to provide stable, reliable, and flexible trucking services to our customers. Furthermore, our fleet is capable to effectively minimize service interruption or delay caused by vehicle malfunctions of our transportation vehicles by deploying our other available vehicles or subcontractors as substitutes within a short period of time; and enlarge our customer base by having the capability to perform different types of delivery orders.

Well-Functioned Network

With two regional terminals, one in Guangdong and one in Xinjiang, we have set up an established network of transport nodes throughout the years. Such a network has opened many routes for us to offer our customers more comprehensive services. We have become capable of covering a larger geographic region and provide more types of transportation services. We believe that our wide range of services offered has provided us with a significant competitive advantage over other local service providers in the PRC that only offer limited types of road trucking services with fixed routes, itinerary, and schedules.

To maximize revenue and to best serve our customers, we outsource transportation jobs when our own fleets are occupied. We have engaged a pool of four external transportation companies as our subcontractors. We continuously conduct a comprehensive assessment of our subcontractors in order to better control the quality of their services.

Fleet and Maintenance System Designed to Optimize Life Cycle Investment

Our fleet represents our largest capital investment, a visible representation of our brand for customers and drivers and a large portion of our controllable costs. We select, maintain and dispose of our fleet based on rigorous analysis of our investments and operating cost.

We generated cost and revenue synergies with increased operational efficiencies and cost control through the adoption of best practices and capabilities.

We are committed to safe and secure operations. We conduct a mandatory driver qualification process, including preparing drivers on safety procedures. We have teams focused on personnel safety, regulatory compliance and adoption of a comprehensive insurance.

OUR STRATEGIES

Our principal objectives are to sustain the continuous growth of our business and maintain our competitive advantages such that we can be positioned as a leading player in the transportation industry in the PRC. We plan to implement the following strategies to further develop our transportation business and reputation in the PRC.

Attract and retain top talent at all levels to ensure sustainable growth

Our people are our strongest assets, and we believe they are key to growing our customer base and driving our performance. Our goal is to attract, retain, and develop the best talent in the industry across all levels. We strive to foster a collaborative environment and seek individuals who are passionate about our business and fit within our culture. Our goal is to become a preferred carrier within the driver community. Our culture, which from our founding has focused on the well-being of our employees, has allowed us to attract and retain high quality drivers. We have also been focusing on maintaining sound safety records for our drivers by continuously training them so our drivers are always up to date with the newest routes and road upgrades, having live GPS tracking technology installed into our vehicles so we can monitor any irregularities in case of accidents, and adopting periodical vehicle checkup to ensure the vehicles are in top condition for driving. Prior to onboarding new drivers, they are given safety training and their driving skills are monitored. In addition, we offer our employees physical health checkups and schedule mandatory rest stops for each delivery trip they make. Our investment into the well-being of our drivers is not limited to just their physical health as we are strong believers in personal development. As such, our company provides training and other educational channels to equip our employees with additional skills outside of their job scope so they can remain competitive in the industry.

Expand and upgrade our fleet size in response to increase in market demands

We intend to expand our vehicle fleet size by acquiring additional tractors, trailers and trucks in order to cope with the anticipated increasing demand of our trucking services in the market. We believe that the enlarged vehicle fleet will permit us to cater for increased demand from our existing customers and from prospective customers. We are of the view that an expansion and upgrade in our fleet size is necessary to cater for increasing demands from existing customers and from prospective customers. According to the Frost & Sullivan July 2019 Report, with the growing economic and increasing social demand, the revenue of the road container transportation industry is expected to grow steadily and reach RMB 30.1 billion (approximately $4.38 billion) in 2021, at CAGR of 5.7%; during the period between 2016 and 2021.

Through our communications with our customers, which have indicated to us of higher volume of sales in the years ahead, we expect our trips to increase. We consider that the expansion in our fleet size will provide us with sufficient capacity to meet demand from our customers and enable us to further grow our market share.

The utilization rate of our tractors also increased from approximately 65.9% for year 2017 to approximately 83.1% for year 2018. We are of the view that an expansion of our vehicle fleet size will allow us to better cope with increasing demand of our trucking services from our customers.

In addition to expanding our fleet size, we also plan to update our fleet in the following aspects:

1)	Introducing liquefied natural gas-powered transportation vehicles into our fleet to achieve better emission standards

As an effort to promote green growth with reduced carbon emission and to improve the air quality in the PRC, the PRC government has set out in its 13th five-year-plan on natural gas development to encourage the application of natural gas in the transportation section as the preferred power source over fossil fuel. According to the five-year-plan, the PRC government will continue to formulate and promulgate policies which promote the development and use of natural gas-powered vehicles, including but not limited to transportation vehicles in the logistics industry. It is expected that the number of natural gas-powered vehicles and the number of gas refueling station will reach approximately 10 million and 12,000 by 2020, respectively. Natural gas vehicles, such as LNG-powered transportation vehicles have undergone major development in the recent years. They are suitable for long distance traveling and with high engine thermal efficiency, and in certain extent more efficient than trucks running in fossil fuel. Furthermore, natural gas vehicles have also benefitted from government support, such as production subsidies, funding for research and development, and also waiver of highway tolls for natural gas vehicles. It is expected that these policies and technological advances would lead to natural gas becoming a more available source of fuel, and at the same time further reduction of cost of purchase and operation of natural gas-powered vehicles.

After considering the above, we believe that the introduction of LNG-powered transportation vehicles into our fleet will not only enable us to reduce carbon emission which aligns with our own policy and national policy, it would also allow us to be benefitted from the government policies and achieve cost savings simultaneously, which would enhance our corporate image as well as having a beneficial effect on our business operation.

2)	Upgrade and replace our existing transportation vehicles to minimize downtime and disruption of our trucking services

Of our current fleet of 139 tractors, 20 tractors are due for replacement as these tractors have an average remaining useful life of approximately six to eight years. On the other hand, of our current fleet of 90 trailers, 40 trailers are due for replacement as these trailers have an average remaining useful life of approximately four to eight years. It would be costly to maintain older transportation vehicles due to the insurance costs incurred, the higher maintenance and repairs costs and the higher chance of breaking down. The breakdown of older transportation vehicles will possibly result in downtime causing disruption to the provision of our trucking services.

Strengthen our information technology systems

We intend to acquire a customized integrated transportation tracking system that will allow us to not only track but also record the movement of the transportation vehicles via global positioning satellite data, allowing us to monitor job completion progress better. With this new system, customers will be able to track the movements of our transportation vehicles delivering their goods online through our system. Further, we also aim to have the system linked with our operation and finance systems so that when our staff places the order details to our system, the system can plan the route and delivery time and generate delivery list and invoice subsequently upon an encrypted authorized access of certain staff. Such customized system will increase the efficiency of our operations by reducing the manual input of the orders into our separate systems, minimize the risks of mistakes by integrating all systems instead of manually inputting data into each separate system and also reduce the accident rates by more promptly responding to any emergencies and accidents arisen during the course of delivery. We also intend to extend our integrated transportation tracking system to our subcontractors so that our customers can also monitor our subcontractors’ deliveries online through our system.

We also plan to acquire additional hardware such as workstations and servers to support the implementation of the customized integrated transportation tracking system. We believe that the strengthening of our information technology systems will allow us to improve our workflow efficiency, deliver a better service experience to our customers, and reduce our spending in insurance coverage due to lower accident rates.

Maintain stable relationships with our major customers and suppliers and expand our customer base

Maintaining good relationships with our existing customers and suppliers has always been important to us as it ensures a platform for cross-selling our services, improves our network and reputation within the transportation industry. Additionally, new customer acquisition has been successful via referrals by existing customers. Our major customers and suppliers have established relationships with us for up to nine years. This has been due to our dedication to customer satisfaction, constant improvement of business know-how, and our ability to maintain reliable, consistent, and professional partnerships. To maintain the relationships with our existing customers, we focus on giving them the best service possible, and growing our service offerings to match their evolving needs. We are constantly expanding our portfolio of services to ensure their needs are always met. Such efforts include upgrading our vehicle fleet, technology, and improving our operational flow to minimize downtime and increase efficiency. In addition, we assign dedicated relationship managers with our important customers so they can regularly check in, answer to their needs promptly and have a deeper understanding of their business operations.

To expand our customer base, we seek out new customers through marketing activities such as participating in trade fairs and functions. We plan to focus on attracting financially stable customers who ideally share traffic flows that complement our existing routes. By maintaining an even flow of freight traffic, we improve our utilization rate by minimizing movement of idle equipment. Additionally, we continuously form strategic alliances with local government agencies to attain strong regional market knowledge and influence.

Further expansion into Xinjiang and other new markets

The road transportation industry is highly competitive, and each geographic market is highly fragmented. We believe that it is advantageous to enter new emerging markets ahead of the competition. We believe this can be achieved as we already have the existing infrastructure, network, experience, and financial resources for us to move ahead of our competitors.

During the last two years, we have begun to execute our geographic expansion strategy by entering the Xinjiang region. Xinjiang is a market and geographic region that has experienced high demand but has been largely untapped by our competitors. Located in far-western China, Xinjiang houses a crucial segment of the Silk Road leading to Euroasia. According to the Frost & Sullivan July 2019 report, in the past 7 years, Xinjiang’s GDP has risen from approximately RMB 0.75 trillion ($0.11 trillion) in 2012 to RMB 0.96 trillion ($0.14 trillion) in 2016 and is expected to rise to RMB 1.38 trillion ($0.20 trillion) in 2021. These figures have attracted numerous Fortune 500 companies to set up bases there over the years. Since its value-added tax reform in May 2018, the business environment has become ideal for businesses to operate. Furthermore, Xinjiang’s road mileage has been increasing steadily from 165.9 thousand kilometers in 2012 to 182.1 thousand kilometers in 2016. Despite a slow start to trucking services as compared to the central and eastern regions of China, Xinjiang is expected to grow in this area under the One Belt, One Road initiative of the PRC government. The volume of road freight in Xinjiang has increased from 519 million tons in 2012 to 651.4 million tons in 2016, equating to a compound annual growth rate of 5.8%, largely a result of continuous road upgrading and economic development in the area. Estimates show that volume of road freight will eventually reach 987.9 million tons in 2021.

Since entering Xinjiang, we have successfully expanded our business by partnering with local logistics companies. One of these partnerships will allow us to offer intermodal trucking services. Intermodal trucking services transports containers on railroad flat cars, this method reduces timings for road transport over short distances thus reducing freight costs. Going forward, we will devote more resources and increase our presence in Xinjiang and other emerging regions by strengthening sales and marketing and forming more strategic alliances with government bodies and other businesses.

Acquire and Invest in Strategic Entities

In addition to growing our company organically, we plan to pursue selected acquisitions and form strategic alliances to take advantage of opportunities that complement our existing operations. These acquisitions and alliances will increase our service offerings, enhance our technology capabilities, increase our vehicle and personnel fleet size, access valuable information about new and existing markets, and increase our market coverage. All these benefits will help us remain competitive in this industry.

The transportation industry is currently highly fragmented. According to the Frost and Sullivan July 2019 report, the top 5 trucking service providers in the Guangdong region account for only 0.71% of the total trucking service market in Guangdong. This highlights the opportunities available for mergers and acquisitions. As mentioned, growing the size of our operations will allow us to gain significant competitive advantage. Given the size of our business and experience, we expect any future acquisitions to be integrated into our business more easily. As of the date of this prospectus, we are not a party to any agreement or understanding with respect any such acquisitions or alliances.

OUR TRUCKING SERVICES AND OPERATION

We transport and deliver a diverse range of products from our customers’ designated pick up locations to their designated destinations. Our trucking services are mainly Dedicated Truckload Service, in which we provide exclusive use of vehicles and equipment and offer customized solutions under long term contracts, generally with higher operating margins and a lower rate of driver turnover. With these contracts, a dedicated relationship manager is usually assigned to the account, and the customer is given priority to a predetermined set of drivers and vehicles. Under these contracts, our vehicle utilization rate is maximized with cargo carrying return trips. The regularity of these contracts has also allowed for better fleet management and cash flow planning.

Our trucking services operate out of two terminals, one in the Guangdong region, and one in the Xinjiang region. For the Guangdong terminal, services are mostly embarking from the Pearl River Delta Region to other provinces. For the Xinjiang terminal, our primary services are for the delivery of slack coal within Xinjiang province.

Our delivery network covers 29 out of the 34 provinces and autonomous regions in China, representing 83.5% of the nationwide network coverage as illustrated below.

OUR SERVICE ENGAGEMENT

We obtain our service engagements with our customers by way of (i) quotation; or (ii) a tendering process. The following table sets forth the revenue generated by quotations and by tenders during the past nine months and two fiscal years.

	Nine Months Ended September 30, 2019		FY2018		FY2017
	Revenue	%	Revenue	%	Revenue	%
By quotations	$15,940,581	76.9	$22,885,990	82.8	$11,931,562	57.9
By tenders	$4,794,679	23.1	$4,760,799	17.2	$8,684,449	42.1
Total	$20,735,260	100	$27,646,789	100	$20,616,011	100

Quotations: We obtained a majority of our new contracts through quotations. In a quotations process, we give a fixed price quote for a delivery job that a potential or existing customer is looking to fulfill. The quotation will include payment terms and the contract’s length. If the price and terms for the delivery service is accepted, our team carries out the job.

Tenders: In a tender process, our customers invite us and our competitors to submit tender offers for a specific transportation job. These tender offers state the price and terms of the transportation service provided. The customer then evaluates all the tender documents submitted and chooses a company for that particular job.

Due to our reputation and track record in the transportation industry in the PRC, we have experienced success in both tendering and quotation.

OUR OPERATION FLOW

The below diagram shows the general workflow for our trucking services:

Depending on the needs of our customers, if the services are provided by our own transportation vehicles, our vehicles will arrive at the designated places in accordance with the regular delivery schedules pre-agreed by us and our customers. We will generally follow the process including (a) job planning and dispatch; (b) collection of goods at the designated pick-up points and location; (c) delivery to customer’s designated destinations; and (d) returned trailers to pick-up points or other designated destinations or locations.

Process (a): Job planning and dispatch

We assign particular drivers and transportation vehicles as our dedicated fleet for that customer to ensure that our drivers would perform the trucking services effectively and efficiently. In particular, we assign the same group of drivers to be responsible for a designated route with fixed schedules so they can arrive at the designated pick-up points according to the fixed schedule. Furthermore, when customers require transportation vehicles of a particular size, we will ascertain if our transportation vehicles meet such requirements. If not, we will arrange one of our subcontractors to provide the trucking services and also provide the delivery information to such subcontractor in advance.

When selecting the subcontractors for a specific assignment from our existing pool of subcontractors, we understand the transportation vehicles provided by different subcontractors are suitable for different customers. We arrange for the same subcontractor to provide trucking services to a particular customer to ensure that subcontractor’s transportation vehicles are in compliance with the customers’ requirements and standards.

Process (b): Collection of goods at designated pick-up points or location

Our transportation vehicles will arrive at the designated pick-up points or location pursuant to the pre-agreed delivery schedules, where our customers will be responsible to handle the packing and loading by its workers onto the container. In accordance with the pre-agreed delivery schedule, our driver will deliver the goods to our customer’s designated destinations, which are mainly logistics centers or warehouses.

A number of our vehicles with the “drop and hook” system will be able to pick up the loaded trailers immediately with minimal downtime so our drivers can make their return trip.

Process (c): Delivery to customer’s designated destinations

Our transportation vehicles will depart at the designated time. Depending on the distance traveled, it generally takes approximately two hours to two days to arrive at the destination. Similarly, our driver assigned to the project will communicate with our operation team the departure and arrival time. When our goods are delivered to our customer’s logistics centers or warehouses or other designated destinations, our customer will then proceed to unload all goods from the transportation vehicles. The delivery is considered to be completed when the goods are safely delivered to the designated destinations and when the delivery notes are signed by both parties. The unloading work is generally handled by the customer directly. To further facilitate our fleet planning, ensure timely delivery and expedite our billing process, our drivers will communicate with our operation team regarding departure time and arrival time which will be inputted into the monthly billing invoices for our and customer’s records. The monthly billing invoice will include the details of routes, the estimated and actual departure and arrival time and the name of the responsible drivers.

To effectuate the delivery of goods to our customers’ designated destinations in the most speedy and efficient manner, we keep track on the whereabouts of our transportation vehicles by GPS and also assign our transportation vehicles and drivers to the same designated route(s) so that each driver can become familiar with the route(s) assign to him/her and he/she will be responsible for the delivery of goods within certain route(s) only.

Process (d): Reloading and returned trailers to pick-up points or other designated destinations or locations

After our customer has successfully unloaded all the goods from the transportation vehicles, our vehicles will be reloaded with goods for the return trip. The unloading and reloading time will range from three hours to one day which may include the rest time of the drivers. Our transportation vehicles will then go back to the original pick-up points or to other designated locations. Throughout this whole process, we keep track of the movement of our transportation vehicles to ensure a smooth delivery to all delivery points. Our drivers will report to our operation team on their departure and arrival time. With respect to our trucking services which are performed by our subcontractors, we will rely on the same process as described above.

We issue monthly invoices to our customers on a monthly basis based on the amount of services we have performed. As such, the monthly fee varies depending on the actual quantity of services carried out. We are required to keep records on a daily basis and present a monthly report on our trucking services to our customers pursuant to the relevant master agreements.

If our customers raise any queries on the invoices issued by us regarding the number of deliveries made by our drivers, our customers will negotiate with us for settlement of the disputed amount. Our invoices will be subsequently issued to reflect the amount after such negotiation.

During the past two fiscal years, all revenue from our trucking services was derived from the PRC and denominated in Renminbi. Generally, our customers pay our invoices by bank transfers.

OUR FLEET

Our trucking services are mainly carried out by our self-owned vehicle fleet, which comprises of 139 tractors and 90 trailers. In line with the PRC government’s 13th five-year-plan on natural gas development, we have also invested in 61 of Liquefied Natural Gas (LNG) transportation vehicles which have enabled us to reduce carbon emissions which falls in line with both our goals and the nation’s policy. In addition, we install GPS systems in our vehicles that enables the operations team to track the location of the vehicle in real-time. This not only improves safety for our drivers but also provides for better record keeping and updating for our customers. In addition, we have invested in vehicles with the “drop and hook” Technology. The service allows our customers to preload the trailers with their goods so our drivers do not need to wait for the goods to be loaded upon arrival at their designated location. This decreases the driver’s downtime and increases vehicle turnaround speed. In addition, our vehicles are all insured against losses and damages for both our drivers and third parties, and regular maintenance programs have been put in place to ensure our vehicles are always in their best condition for our drivers.

Tractor

Trailer

CUSTOMERS

Our customers are mainly sizeable third-party logistics companies, freight forwarders, warehouse operators, and other supply chain service providers in the PRC.

Our relationship with major customers

During the nine months ended September 30, 2019, and 2018, we had 37 and 40 customers, and sales to our top five customers accounted for approximately 62.3% and 64.8%, respectively. Our five largest customers in aggregate accounted for approximately 71.4% and 63.9%, respectively, of our revenue for fiscal years 2017 and 2018. All of our five largest customers are unaffiliated third parties. Among our major customers, Best Inc. Group (NYSE: BSTI) is one of the largest companies operating the business of logistics and supply chain management in the PRC that has maintained the business relationship with us for nine years. Our other major customers include Bu Feng Lotus Group, a leading retail operator in the PRC whose parent company is listed on the Main Board of the Hong Kong Stock Exchange (HKEX: 0121), ANE Group, a leading less-than-truckload third-party logistics operator in the PRC who we have been working with since 2010 and Tiandi Huayu Group, a leading logistics company called who we have been working with since 2008. Working with sizeable customers has strengthened our company’s reputation and credibility in the transportation industry.

Despite our concentration on a limited number of major customers, we believe that a number of factors will help mitigate any material adverse impact of such concentration on our business operations and financial condition. Our services model and facilities are not specifically designed to cater solely for one particular customer. In contrast, they are flexible and adaptable in serving different customers’ needs. In the event that our current business relationship with our five largest customers or any one of them deteriorates, our services can be readily transferred to serve other potential new customers and satisfy their needs. The preparation works required for serving new customers usually include fine-tuning quality procedures to suit individual customer requirements, coordinating with new customers, re-designing the delivery route, allocating warehousing space and updating computer systems to facilitate the process, which in our view will not incur any significant cost or require long transition periods. In fact, our major customers continued to evolve in the past three years.

We believe that our continuous effort in providing high quality trucking services to our customers is the key to enlarge our market share in the transportation industry, strengthen our customer base as well as enhance our marketing effectiveness. Our operation team generally handles inquiries, complaints and feedbacks from our customers and will maintain a regular contact with our external transportation subcontractors with the goal of resolving issues such as late deliveries or complaints from customers in a timely fashion.

We recognize that having a high level of customer services is crucial in maintaining our reputation in the market and cultivating customer loyalty. Thus, we follow up with the orders and keep track of the level of satisfaction of our customers. We also gather customers’ feedbacks and review the flow of our trucking services in order to increase our customers’ satisfaction and improve our service quality. For further information regarding our quality control, please refer to “Quality Assurance.”

Customer acquisition

Our new customers are mainly referrals from our existing customers which in our view, is a reflection of our existing customers’ satisfaction with our services. Our primary strategy for new customer acquisition is to further develop our existing terminals in Guangdong and Xinjiang by expanding the range of transportation solutions offered from these terminals. We also plan to expand into new geographic regions through the opening of new terminals in new markets.

In addition, we seek out new customers through marketing activities such as participating in trade fairs and functions. We focus on attracting financially stable customers who ideally share traffic flows that complement our existing routes. By maintaining an even flow of freight traffic, we improve our utilization rate by minimizing movement of empty idle equipment. Additionally, we continuously form strategic alliances with local government agencies to attain stronger regional market knowledge and influence.

General terms of the master agreements with customers

We entered into master agreements with our customers. Among these agreements, certain contracts are short term ones with terms ranging from less than one year to two years while other contracts are long term agreements with indefinite terms. As part of our business strategy and commercial decision, we focus on having sizable customers with larger scales of operations as opposed to smaller customers as it provides substantial benefits including (i) higher and more steady income flows; (ii) better utilization rates of our vehicles as we are able to plan and schedule routes in advance; (iii) economies of scale as costs decrease; and (iv) management of our customer relationships more personally as we can focus on a smaller pool of customers.

Although the terms of master agreements may vary, the material terms that are generally contained in our agreements with major customers are set out below:

Scope of service	Each master agreement specifies the basic type of services to be provided, which is the provision of trucking services.
Condition of the Transportation Vehicles

The transportation vehicles provided are generally required to be in good condition. The types and required condition of the transportation vehicles to be provided may also be specified in certain master agreements.

Service fees

In relation to our trucking services, we generally charge our customers at various fixed rates based on the scope of services provided. Our charging rate is mainly based on (i) the estimated amount of services required; or (ii) the distance between the designated pick-up points and delivery destinations; or (iii) the type of transportation vehicles required, particularly their gross vehicle weight.

Certain customer contracts also allow us to adjust our service fees in view of fluctuations in fuel prices from time to time.

Liability

Generally, the master agreements set out the respective rights and obligations of our Group and our customers, and the Key Performance Indicators (KPIs) of respective customers.

We will be liable for any damages to the goods, equipment and premises of the customers caused by us during the provision of our trucking services. We are also liable for any loss or damages to the goods that are in our custody and for any non-compliance of relevant laws and regulations in the PRC.

Renewal	Certain master agreements have an automatic renewal clause while other agreements can be renewed upon written notice rendered within a specific period.
Termination	Generally, there are early termination clauses in the master agreements, which entitle our customers to immediately terminate the master agreements, including:

● our persistent failure to reach the agreed KPIs over a certain period, usually within two to four months; and/or
● any breach of the master agreements by us.

Insurance

Customers who entered into master agreements with us generally require us to maintain adequate insurance coverage with respect to, among other things, employee compensation, third party liability and loss or damage to goods in the course of our provision of trucking services.

We shall be responsible for any loss or damages to the goods entrusted to us or any loss or damage or personal injury happened in the course of our provision of relevant trucking services.

Subcontracting	In most master agreements, subcontracting of our trucking services to any third party is not expressly prohibited.
KPIs

Most of our customers assess the quality of our trucking services using their own KPIs. If our service quality falls below a predetermined benchmark of the KPIs set by each individual customer, our customers are entitled to request us to improve the quality of our trucking services. Failure to fulfil the KPIs may result in the termination of a master agreement.

With respect to our trucking services, the KPIs are measured mainly by reference to our ability to complete the deliveries, timeliness of delivery and condition of the goods which have been delivered by us.

Minimum commitments

In some master agreements, we undertake to provide a minimum number of transportation vehicles or trips of delivery services per month. Any failure to meet the minimum commitments will result in the monetary compensation from us or a breach of contract on our part.

Credit and provision policy

We generally grant our customers a credit period ranging from 10 to 120 days from the invoice date. Although this is memorialized in our services agreement with each individual customer, our customers may settle our invoices beyond the credit period. The length of credit period granted varies on a case-by-case basis depending on the amount of services, the length of the relationship with these customers and the payment method. We update individual customers’ payment records from time to time and, if necessary, will revise the credit terms of individual customers accordingly.

MATERIAL CONTRACTS

Below is a summary of all material contracts to which we are a party dated within the preceding two years from the date hereof other than agreements entered into in our ordinary course of business:

Agreements with Postal Savings Bank of China

On October 27, 2018, MingZhu entered into a small business credit agreement with Postal Savings Bank of China (“Postal Bank”), pursuant to which, Postal Bank agreed to extend credit of up to RMB 9 million (approximately $1.3 million) to MingZhu for a credit period from October 29, 2018 to October 28, 2023 and a drawdown period from October 29, 2018 to October 28, 2021. The types of credit available under the credit agreement, include, but not limited to, working capital loans, fix assets loans, trade financing and letters of guarantees. Pursuant to the credit agreement, MingZhu will enter into a supplemental agreement with Postal Bank prior to the applicable drawdown that will set forth the terms of each borrowing thereunder, including term of loan, principal, interest rate and borrowing expenses. Postal Bank has the sole discretion to approve each drawdown. The credit is secured by a pledge of two real properties owned by Jinlong Yang, our principal shareholder, founder and Chairman of our board of directors, and Jinhua Yang, sister of Jinlong Yang and guaranteed by Jinlong Yang and Jinhua Yang, pursuant to the terms of separate pledge and guarantee agreements with Postal Bank.

Under the credit agreement, MingZhu has the obligation to notify Postal Bank of any circumstances that may affect the financial conditions or performance of obligations under the credit agreement and related agreements by MingZhu or its guarantors, which includes, but not limited to, merger, reorganization, planned public offering, transfer of material assets or equity and involvement of a material lawsuit.

Upon the occurrence of an event of default, Postal Bank has the right to adjust the credit available under the credit agreement, suspend the use of the remaining credit by MingZhu and declare all outstanding balance to become immediately due and payable. Events of default under the credit agreement include, among other matters, material adverse changes in MingZhu’s business or financial conditions, MingZhu’s involvement of a major lawsuit, MingZhu’s material breach of loan agreements with other creditors, MingZhu’s failure to perform its contractual obligations with Postal Bank, provision of false materials or omission of important business or financial facts of MingZhu, change of control, illegal conduct or involvement of litigation by MingZhu’s controlling shareholder or executive officers, and a breach of guarantee contract by MingZhu’s guarantor.

On October 27, 2018, MingZhu entered into a small business working capital loan agreement and a promissory note with Postal Bank for the drawdown of RMB 9 million (approximately $1.3 million) for a term of up to 24 months at an interest rate of 5.7% with a maturity date of November 12, 2020 for the purpose of freight payments. Pursuant to the loan agreement, MingZhu agreed, among other aspects, not to provide guarantees, prioritize repayment of other loans or pay dividends to its shareholders within the term of the loan without Postal Bank’s consent. In the event of default, MingZhu is required to pay 1% of total contract price of the loan agreement as liquidated damage.

Agreements with Zhujiang Rural Bank

On April 29, 2019, MingZhu entered into a comprehensive credit agreement with Zhujiang Rural Bank (“Zhujiang Bank”), pursuant to which, Zhujiang Bank agreed to extend credit of up to RMB 3 million (approximately $0.4 million) to MingZhu for a credit period from May 6, 2019 to May 5, 2020. The types of credit available under the credit agreement, include, but not limited to, general loans, bill acceptance, letters of credit, delivery guarantee, package loans, import and export bills, import payments and letter of guarantees. Pursuant to the credit agreement, MingZhu will enter into a supplemental loan agreement and a promissory note with Zhujiang Bank prior to each applicable drawdown that will set forth the terms of each borrowing thereunder. MingZhu is required to submit a written drawdown application to Zhujiang Bank five (5) business days in advance.

Under the credit agreement, MingZhu has the obligation to notify Zhujiang Bank thirty (30) days in advance and pay back any outstanding balance under the loan or provide additional guarantee upon the occurrence of certain events involving MingZhu, which includes, but not limited to, merger, debt or equity reorganization, dissolution and bankruptcy. MingZhu also has the obligation to notify Zhujiang Bank of any related party transaction that concerns 10% or more of MingZhu’s net assets.

Zhujiang Bank has the right to suspend the use of the remaining credit by MingZhu and declare all outstanding balance to become immediately due and payable, upon the occurrence of certain events, including, among other matters, provision of false materials or omissions of important business or financial facts of MingZhu, change of use of loan proceeds for purposes that are inconsistent with the credit agreement or for illegal purposes, reorganization or restructuring without consent from Zhujiang Bank, any breach of credit agreement by MingZhu and any breach of guarantee agreement by MingZhu’s guarantor.

On April 29 and May 6, 2019, MingZhu entered into an enterprise loan agreement and a promissory note, respectively, with Zhujiang Bank for the drawdown of RMB 3 million (approximately $0.4 million) for a term of 12 months at a monthly interest rate of 5.4375‰ with a maturity date of May 5, 2020 for its working capital purposes. Pursuant to the loan agreement, the loan is secured by pledge from Jinlong Yang of RMB 1 million (approximately US$0.1 million) cash deposited in Zhujiang Bank, our principal shareholder, founder and chairman of our board of directors, and by guarantee from Jinlong Yang and Guizhi Yang, Jinlong Yang’s sister, both of who entered into separate pledge and guarantee agreements with Zhujiang Bank.

Agreements with Industrial Bank

On April 16, 2019, MingZhu entered into a working capital loan agreement with Industrial Bank (“Industrial Bank”) for a term loan in the amount of RMB2 million (approximately $0.3 million) for one (1) year at an interest rate of 1.345% over LPR (one year) with a maturity date of April 16, 2020 for working capital purposes. The loan shall be repaid with a monthly installment of RMB 100,000 (approximately $14,544) on the 21th day of each month starting from the third month and the remaining balance is due upon maturity. MingZhu may submit an extension request for the repayment of loan sixty (60) business days in advance and the term of the loan may be extended upon Industrial Bank’s approval. Prepayment is allowed without penalty, provided that MingZhu notifies Industrial Bank fifteen (15) business days in advance. The loan is guaranteed by Jinlong Yang and MingZhu Logistics pursuant to the terms and conditions of separate guarantee agreements.

Pursuant to the loan agreement, MingZhu shall notify Industrial Bank thirty (30) business days in advance of any material corporate actions, including, but not limited to, mergers, equity transfers, reorganization or any event that results in a change of 30% or more of MingZhu’s equity ownership. In addition, MingZhu is required to notify Industrial Bank seven (7) business days in advance of any material operational or financial crisis of MingZhu’s controlling shareholder or its related entities or a change of 30% or more of MingZhu Logistics’ equity. MingZhu also has the obligation to notify Industrial Bank of any related party transaction that concerns 10% or more of MingZhu’s net assets. In addition, if proceeds from the loan is used for purposes other than the purposes set forth under the loan agreement or MingZhu fails to make timely payments under the loan agreement without negotiating an extension with Industrial Bank, the bank has the right to increase the interest rate by 50%.

Industrial Bank has the right to declare all outstanding balance to become immediately due and payable, upon the occurrence of certain events, including, among other, mergers, reorganization, equity transfers that may affect the repayment of the loan or MingZhu’s failure to make timely repayments.

Agreements with Guangdong Nanyue Bank

On September 12, 2019, MingZhu entered into a maximum credit agreement with Guangdong Nanyue Bank (“Nanyue Bank”), pursuant to which, Nanyue Bank agreed to extend credit of up to RMB 10 million (approximately $1.4 million) to MingZhu for a credit period from September 12, 2019 to September 12, 2020. The type of credit available under the credit agreement is working capital loans. Pursuant to the credit agreement, MingZhu will enter into a supplemental agreement with Nanyue Bank prior to the applicable drawdown that will set forth the terms of each borrowing thereunder, including the term of loan, principal and interest rate. Nanyue Bank has the sole discretion to approve each drawdown. The credit is secured by a pledge of real properties owned by Jinlong Yang, our principal shareholder, founder and Chairman of our board of directors, Hongxin Sun (brother-in-law of Jinlong Yang) and Guizhi Yang (sister of Jinlong Yang). The loan is guaranteed by Jinlong Yang, MingZhu, Hongxin Sun and Guizhi Yang, pursuant to the terms of separate pledge and guarantee agreements with Nanyue Bank.

Under the credit agreement, MingZhu has the obligation to notify Nanyue Bank of any circumstances that may affect the financial conditions or performance of obligations under the credit agreement and related agreements by MingZhu or its guarantors, which includes, but not limited to, merger, reorganization, planned public offering, transfer of material assets or equity and involvement of a material lawsuit.

Upon the occurrence of an event of default, Nanyue Bank has the right to adjust the credit available under the credit agreement, suspend the use of the remaining credit by MingZhu and declare all outstanding balance to become immediately due and payable. Events of default under the credit agreement include, among other matters, material adverse changes in MingZhu’s business or financial conditions, MingZhu’s involvement of a major lawsuit, MingZhu’s material breach of loan agreements with other creditors, MingZhu’s failure to perform its contractual obligations with Nanyue Bank, provision of false materials or omission of important business or financial facts by MingZhu, change of control, illegal conduct or involvement of litigation by MingZhu’s controlling shareholder or executive officers, and a breach of guarantee contract by MingZhu’s guarantor.

On September 29, 2019, MingZhu entered into a short-term working capital loan agreement with Nanyue Bank for a drawdown of RMB 5 million (approximately $0.7 million) for a term of up to 12 months at an interest rate of 8.5% with a maturity date of September 29, 2020 for working capital purposes. Pursuant to the loan agreement, MingZhu agreed, among other aspects, not to provide guarantees, prioritize repayment of other loans or pay dividends to its shareholders within the term of the loan without Nanyue Bank’s consent. Upon occurrence of an event of default, Nanyue Bank will have the right, from the date of overdue, to charge additional 50% as the penalty interest rate at the interest rate stipulated in the contract.

On November 14, 2019, MingZhu entered into a short-term working capital loan agreement with Nanyue Bank for a drawdown of RMB 2 million (approximately $0.28 million) for a term of up to 12 months at an interest rate of 8.5% with a maturity date of November 14, 2020 for the purpose of fuel payments. Pursuant to the loan agreement, MingZhu agreed, among other aspects, not to provide guarantees, prioritize repayment of other loans or pay dividends to its shareholders within the term of the loan without Nanyue Bank’s consent. Upon occurrence of an event of default, Nanyue Bank will have the right, from the date of overdue, to charge additional 50% as the penalty interest rate at the interest rate stipulated in the contract.

On November 27, 2019, MingZhu entered into a short-term working capital loan agreement with Nanyue Bank for a drawdown of RMB 3 million (approximately $0.42 million) for a term of up to 12 months at an interest rate of 8.5% with a maturity date of November 27, 2020 for the purpose of fuel payments. Pursuant to the loan agreement, MingZhu agreed, among other aspects, not to provide guarantees, prioritize repayment of other loans or pay dividends to its shareholders within the term of the loan without Nanyue Bank’s consent. Upon occurrence of an event of default, Nanyue Bank will have the right, from the date of overdue, to charge additional 50% as the penalty interest rate at the interest rate stipulated in the contract.

SALES AND MARKETING

We proactively source new customers by participating in industry events such as the China (Shenzhen) International Logistics and Transportation Fair. We believe that this allows the public to know more about our business, services and strengths through our direct communication, and also gives us an opportunity to understand our competitors. We continue to develop strategic partnerships with provincial and local government agencies to drive sales by leveraging their strengths and resources in targeted customer base, strong regional market influence and extensive government and industry resources.

We also rely on our established relationships with our existing customers, customer referrals and our reputation in the transportation industry to expand our business. Aside from obtaining new customers through referrals, we also seek out new customers by marketing our trucking services to them and by attending and participating in trade fairs. Our management team will regularly attend functions to build a stronger network with existing customers and so that potential customers may be referred to us. Our sales and marketing team regularly contact customers to maintain good business relationship and expand our network by soliciting new customers through referrals from existing customers.

SUBCONTRACTING ARRANGEMENT

During the past two fiscal years, we engaged a pool of four external transportation companies as our subcontractors. We continuously conduct a comprehensive assessment of our subcontractors in order to better control the quality of their services. We place orders to these subcontractors on a back-to-back basis, which means that, once we have entered into any service agreements with our customers, we will allocate the work to the subcontractors and pass along the relevant information to them. Such back-to-back arrangements can ensure the quality and quantity of the trucking services rendered by our subcontractors are in compliance with our customers’ requirements. Our subcontractors will then arrange for an appropriate number of vehicles for performing the agreed trucking services. Apart from the above, we also implement a series of measures to ensure that the delivery services provided by our subcontractors can fulfil the requirements of our customers. See “Business – Quality Assurance.”

We usually enter into master agreements with these subcontractors setting out the principal terms of the subcontracting arrangement. The terms and conditions in the master agreement entered into between us and our customers will be incorporated into the subcontracting master agreements.

The master agreements we provide our subcontractors are on a back-to-back basis, therefore we expect the terms and obligations we have with our clients to be shared and equally kept. The routes that have been scheduled will be written in the master agreements for clarity and allows for better planning by our subcontractors. In addition, we expect our subcontractors to comply with the basic standards that we have already set, such as possessing valid transportation licenses required to operate certain transportation vehicles. All these steps ensure that our subcontractors can provide our customers an equally good quality service experience.

In general, the subcontractors charge us based on the type of transportation vehicles required by our customers, the routes that will be taken, and the value and amount of the goods to be delivered.

The key terms of the master agreements for subcontractors are set out below:

Terms of duration	The agreements generally contain standard fixed durations ranging from one to two years.
Obligations	The agreements will include the agreed provision of the respective transportation and delivery services.
Price	The price is determined by us and each individual subcontractor and thus, it varies.
Credit term	Generally ranging from five to 60 days from the invoice date
Termination	The agreement can be terminated by either party by written notice in advance for certain periods set forth under the applicable agreement.
Insurance	In certain master agreements, we require our subcontractors to maintain insurance covering goods, transportation vehicles, traffic accident, medical and other insurances for their employees.

As of the date of this prospectus, we have not experienced any material dispute with our subcontractors. We do not foresee any material difficulties in sourcing substitute subcontractors if we terminate our relationship with any of the existing subcontractors.

SUPPLIERS

The supplies we need for our trucking service business mainly include tires, vehicles, fuel oil and gas. Our major suppliers for the past two years include China Petrochemical Marketing Co. Ltd. Huizhou Branch, Shenzhen Xinguoji Automobile Co., Ltd., Guangdong Hechengzhida Automobile Management Services Co., Ltd. and China National Petroleum Corporation Dongguan Branch.

QUALITY ASSURANCE

MingZhu has obtained an ISO9001:2015 Certification. The ISO9001 Certification is an internationally recognized standard for quality management. MingZhu has also obtained a three stars certification with respect to our trucking services of non-dangerous chemical goods from Shenzhen Institute of Standards and Technology.

We believe that our ability to maintain the quality of our trucking services is critical to our growth. Our quality assurance measures include the following:

●	Pre-trip commencement vehicle inspection

Before our drivers commence their first trip each day, they are required to perform a routine check on their vehicle. We provide our drivers with a vehicle checklist which they are required to complete before using the vehicle. The purpose of the checklist is to ensure that all vehicles in our fleet are in a roadworthy condition such that our drivers can operate in a safe working environment.

●	Regular vehicle inspection

To ensure vehicular safety, we have implemented a regular vehicle maintenance regime for our tractors and trailers. All tractors and trailers in our fleet are subject to regular inspection as regulated by a third-party vehicle inspection company with the view that vehicles that are not roadworthy can be a potential hazard to other road users and that regular inspections help to minimize vehicular breakdowns and road accidents. We have spent approximately RMB 1.9 million (approximately $278,527) and RMB 4.9 million (approximately $749,809) on vehicle repair and maintenance, respectively, during the nine months ended September 30, 2019 and 2018. We have spent approximately RMB 6.4 million (approximately $974,750) and RMB 5.5 million (approximately $812,353) on vehicle repair and maintenance, respectively, during fiscal years 2017 and 2018.

●	GPS installations

We have implemented a GPS system on our vehicles that enables us to accurately track the delivery departure and arrival time and detect any malpractice in the course of the delivery.

●	Monthly safety meetings

Our management and other staff hold regular monthly safety meetings with drivers to discuss topics relating to safe driving. During the meetings, all vehicle inspections, equipment conditions, driver feedback, weather conditions, and road conditions reports are presented and discussed among the operators and upper management.

●	Safety courses for drivers

As our drivers are responsible for operating vehicles, we require our drivers to attend relevant safety courses. We conduct in-house safety courses, including refresher courses to ensure that the drivers are up to date with the latest safety regulations. Our customers and suppliers may also conduct their own safety courses for our drivers who operate within their premises.

●	Trainings provided by vehicle manufacturers

Apart from attending our internal safety courses, our employees also attend training courses provided by the manufacturers of vehicles. Such training help drivers better understand the use of specific vehicles.

●	Customer feedbacks and process improvement

Our sales and marketing team and customer service team work closely with our customers throughout each job engagement. We constantly seek feedbacks from our customers on possible areas of improvement and often make changes to our internal processes in order to deliver higher quality services to our customers.

We believe that the foregoing measures have contributed to our quality service and low accident rate. During the nine months ended September 30, 2019 and 2018, we encountered 38 and 28 accidents, representing approximate 0.1% and 0.1%, respectively, of total trips in such year. During 2018 and 2017, we encountered 40 and 33 accidents, representing approximate 0.1% and 0.1%, respectively, of total trips in such year.

We have received a number of recognitions for our quality assurance programs. MingZhu received a certificate of First Grade Transportation Enterprise with respect to the Safety Production Standardization Level issued by the Ministry of Transport of the PRC in 2016. MingZhu was also awarded with 3 Stars Award with respect to the General Road Transportation (Excluding Dangerous Chemicals) based on the Third Party Logistics Services Evaluation Norms by Shenzhen Institute of Standards and Technology in 2016. We believe that these certificates are testaments to the effectiveness of our quality control measures and our dedications to the safety of our employees and the properties of our customers.

SEASONALITY

In general, demand for our trucking services is higher in June, November and December of each year due to higher demands for delivery services of consumer services products driven by the sales campaign organized by various online shopping platforms during these periods. With respect to services we provide to logistics companies, the routes and schedules generally remain unchanged throughout the applicable contract period. In periods of peak demand, we will extend our hours of trucking services per day with our existing drivers and subcontractors if necessary. As seasonal fluctuations in demand do not have material effect on our total revenue, we believe seasonality has minimal effect to our business’ overall performance.

CUSTOMER SERVICES

We believe that our continuous effort in providing high-quality trucking services to our customers is key to increasing our market share in the transportation industry. We have in place an operations team that manages general inquiries, complaints, and feedback from our customers. They are also responsible for working with our subcontractors to resolve and complaints or late delivery issues. The most efficient and main channel for communication used between our operations team and our customers and subcontractors is telephone call or messaging. This has allowed us to resolve issues quickly.

We recognize that having a high level of customer satisfaction is crucial in helping us maintain a strong reputation in the market and cultivate customer loyalty. As such, we monitor our delivery and customer feedback closely with the goal of increasing service quality and customer satisfaction. For further information regarding our quality control, please refer to “Quality assurance” in this section.

ENVIRONMENTAL PROTECTION

Pursuant to the PRC Prevention of Environmental Noise Pollution Law, noise arising from the industrial and manufacturing activities should not exceed the prescribed emission level. We believe that we are in compliance with such requirement.

Due to the nature of our business, our operational activities do not directly generate industrial pollutants. As such, we have not directly incurred any cost of compliance with applicable PRC environmental protection rules and regulations as of the date of this prospectus and do not expect that we will directly incur significant costs for such compliance in the future.

Pursuant to the Limits and Measurement Methods of Fuel Consumption of Operating Vehicles and Limits and Measurement Methods of Fuel Consumption of Operating Truck, fuel consumption of our vehicles is subject to certain limitations prescribed thereunder. We have an internal policy in place to ensure all vehicles that we purchase are in compliance with these measures. We also engaged in fuel consumption testing project with truck manufacturer to test the fuel consumption of certain vehicles. In addition, we have invested largely in LNG vehicles to become more environmentally friendly and to adhere to international standards.

MingZhu, has obtained ISO14001:2015 Certification, which is an internationally recognized standard for identifying, managing, monitoring and controlling their environmental issues. As of the date of this prospectus, we had not come across any material non-compliance issues in respect of any applicable laws and regulations on environmental protection. We have not been subject to any administrative sanctions or penalties that have a material and adverse effect on our financial condition or business operation.

COMPETITION

According to the Frost & Sullivan July 2019 report, the transportation industry in the PRC is highly fragmented with fierce competition from thousands of small players. Entry barriers have dampened the rise of new entrants to a certain extent. Entry barriers include having an established transportation network means having multiple transport lines that can support the transport needs of customers, heavy initial and subsequent capital investments for acquiring manpower, equipment, and for business expansion, and long term customer relationships.

Our primary competitors are Shenzhen Chiwan Oriental Logistics Co., Ltd., Tianjin Shiqiao International Logistics Co., Ltd. and Guangzhou Zhihong Logistics Co., Ltd., each a private company operating in the PRC. Certain competitors have a cost structure that is characterized by lower capital expenditures or labor costs than ours, and other competitors may have greater scale, flexibility and more resources than we do. Our ability to compete with these players primarily depend on quality of our services (including reliability, responsiveness, expertise and convenience) and price.

INTELLECTUAL PROPERTY

We currently own 21 PRC patents related to technologies used in connection with trucking services, including 20 utility patents and one invention patent. We also own one PRC trademark and 16 PRC copyright registrations.

EMPLOYEES

We had 213 full-time  employees as of September 30, 2019. The following table sets forth the number of our full-time employees categorized by function as of September 30, 2019:

Function	Number of Employees
Management	6
Administrative and Accounting	14
Safety and Technique	3
Transportation and Delivery Operations	5
Drivers	185

Total	213

Trucking services requires a large labor workforce. As of the date of this prospectus, we have employed a total of 185 drivers, accounting for roughly 87% of our total workforce. Our turnover rates are low compared to industry standards. Our core management team have remained onboard for over 10 years. Our team has shown a proven track record of growth and cost control.

We invest significant resources in the recruitment of employees in support of our rapidly growing business operations. We have established comprehensive training programs, including orientation programs and on-the-job-training, to enhance performance and service quality. We also regularly conduct employee trainings in the areas of risk management, managerial skills, company culture and communications.

We have established procedures to provide our staff with a safe and healthy working environment by setting out a series of work safety rules in the staff manual in case of emergencies including fire, electric shock and typhoons. We also provide our employees with occupational safety education and trainings to enhance their awareness of safety issues. In addition, we provide regular medical checks to our employees to ensure the health conditions of our drivers are fit for driving. In addition, we have invested in the use of LNG powered vehicles which are safer to drive, since the ignition point of LNG is higher than that of other fuels, LNG’s can volatilize and diffuse more quickly in case of any leakages. We are subject to the requirements under the local laws, national standards and industrial standards in the PRC to maintain safe working conditions and to protect the occupational health of employees. See “Regulations – Regulations Relating to Work Safety.”

As required by regulations in China, we participate in various government statutory social security plans, including a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan and a housing provident fund. We are required under PRC law to contribute to social security plans at specified percentages of the salaries, bonuses and certain allowances of our employees up to a maximum amount specified by the local government from time to time. For risk in relation to our contribution for employee social security plans, see “Risk Factors—Risks Related to Doing Business in China—Any failure to comply with relevant regulations relating to social insurance and housing provident fund may subject us to penalty and materially and adversely affect our business, financial condition, and results of operations.”

FACILITIES

We believe our facilities are sufficient for our current needs and that, should it be needed, suitable additional space will be available on commercially reasonable terms to accommodate any such expansion of our operations.

Location of property	Approximate gross floor area	Term of Lease	Facility Usage
	(sq. meters)
Yantian District #5, Yantian Port, Yantian District, Shenzhen City, Guangdong Province, PRC	10,494	One year (November 1, 2019 to October 31, 2020)	Parking Lot
South Side of Yantian District #5, Yantian Port, Yantian District, Shenzhen City, Guangdong Province, PRC	900	One year (November 1, 2019 to October 31, 2020)	Parking Lot
27th floor, Yantian Modern Industry Service Center, No.3018, Shayan Road, Yantian District, Shenzhen City, Guangdong Province, PRC	2,095.61	Five years (November 21, 2018 to November 20, 2023)	Office
Room 2307 and Room 2308, Unit A, Building 1, Haitongju, Zhongqing 1st road, Yantian District, Shenzhen City, Guangdong Province, PRC	99.04	Three years (September 1, 2018 to August 31, 2021)	Staff Accommodation

LICENCES AND PERMITS

We have obtained all necessary licenses, approvals and permits that are material to our business, all of which are valid and current save as of the date of this prospectus. The details of the permits we have obtained by are as follows:

Approval	Recipient	Issuing body	Date of grant	Date of expiry
Road Freight Forwarding Operation Permit	MingZhu	Shenzhen Transportation Committee	November 7, 2018	November 6, 2022
Road Freight Forwarding Operation Permit	MingZhu Pengcheng	Shenzhen Transportation Committee	September 30, 2018	September 29, 2022

INSURANCE AND SOCIAL SECURITY MATTERS

We maintain automobile insurance policies against loss or damage to our vehicles, drivers and third parties arising in the course of the delivery and policies against damages and losses of cargo during the provision of trucking services. We currently do not have any business liability or disruption insurance. We also participate in various government statutory social security plans, including a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan and a housing provident fund.

Our insurance coverage complies with the requirements of our existing customers. We believe that such coverage is in line with industry norms in the PRC and is adequate and sufficient for our current operations.

RECOGNITIONS AND AWARDS

We have been accredited by the China Federation of Logistics & Purchasing as a 3A-grade trucking services company for the period of August 2014 to August 2020. A 3A-grade trucking services provider must meet the criteria of being able to cover routes across provinces and have (1) 60 million to 300 million freight revenue per year, (2) been operating for at least two years to three years, (3) have 40 million to 200 million total assets (no higher than 70% of debt ratio), 4) own 150 to 400 transport vehicles (or total weight of 750 to 2000 tones), (5) have 15 to 30 operating outlets, and (6) operate an effective institution with operating systems for management, finance, statistics, and have technical departments in place.

In addition to our 3A-grade accreditation, we have also been recognized as a Green Card Enterprise according to the qualitative assessments of Four Rates system set by the Shenzhen Bureau of Transportation in 2007 and 2008. Furthermore, we have received the following awards and recognitions that are notable within the industry:

Year of Award	Recipient	Award	Awarding organization or authority
2019	MingZhu	2018 Shenzhen National Road Traffic Safety Advanced Unit	Shenzhen Public Security Bureau Traffic Police Station
2017	MingZhu	Guangdong Province Road General Freight Transport Enterprise Integrity Evaluation AAA (Excellent)	Guangdong Provincial Department of Transportation
2017	MingZhu	Yantian District Advanced Enterprises with Harmonious Labor Relations	Shenzhen Yantian District Labor Relations Coordination Committee
2016	MingZhu	Advanced Unit of Transportation Safety Production	Shenzhen Port and Freight Transport Administration
2014	MingZhu	Outstanding Contribution Award	Yantian Chamber of Logistics
2010	MingZhu	Excellent Enterprise	Shenzhen Municipal Transportation Bureau and Shenzhen Container Trailer Transport Association
2009	MingZhu	Shenzhen Advanced Unit for Transportation Safety Production	Shenzhen Municipal Transportation Bureau

LEGAL PROCEEDINGS

Mingzhu and Mingzhu Pengcheng have been involved in a contract dispute relating to damages of certain vehicles with Shengxin Wang. According to the Civil Judgement issued by the Shenzhen Intermediate People’s Court on August 23, 2018, Shengxin Wang was ordered to pay $3,098 (RMB 21,303) and overdue interests thereof and pay RMB 1(approximately $0.15) as the consideration for certain vehicles to MingZhu Pengcheng and after that, MingZhu Pengcheng and MingZhu should respectively assist to transfer ownership of one tractor and one trailer to Shengxin Wang. According to the Civil Decision of Guangdong Provincial Higher People’s Court issued on December 20, 2018, Shengxin Wang’s application for retrial of the above Civil Judgement was rejected. On March 22, 2019, the Shenzhen Yantian People’s Court issued an Enforcement Order to MingZhu and MingZhu Pengcheng, which ordered MingZhu and MingZhu Pengcheng to perform relevant obligations as required by the foresaid judgement or otherwise the judgement would be enforced by the court. On May 29, 2019, a cash balance equal to Shengxin Wang’s payment obligation was frozen in his bank account and meanwhile, Shengxin Wang took over the tractor from MingZhu Pengcheng. According to the inquiry notes taken by the Yantian People’s Court Enforcement Bureau on May 30, 2019, MingZhu has made preparation for handover of the trailer to Shengxin Wang.  As of the date of this prospectus, Shengxin Wang has taken over the trailer, the balance half of the vehicles, from MingZhu, and the case has been concluded.

However, regarding the same dispute, Shengxin Wang filed another lawsuit against MingZhu Pengcheng. According to the Civil Indictment filed by Shengxin Wang (the plaintiff) on February 26, 2019, Shengxin Wang requested that MingZhu Pengcheng (the defendant) be ordered to compensate for the stoppage loss of $694,098 (RMB 4,772,269). The nature of the case was a property damage compensation dispute. According to the Notice of Appeal issued by the Shenzhen Yantian People’s Court on March 20, 2019, the court has accepted this case. According to the Civil Judgment issued by the Yantian District People’s Court in Shenzhen City, Guangdong Province on August 30, 2019, the court ruled that MingZhu Pengcheng should pay damages in the amount of $29,627 (RMB 203,700) yuan to Shengxin Wang and rejected Shengxin Wang’s other claims. MingZhu Pengcheng submitted an Appeal Petition to the Shenzhen Intermediate People’s Court on September 20, 2019, requesting a change in the judgment of first instance and changing the judgment so that MingZhu Pengcheng will not have to pay the damages to Shengxin Wang. According to the summons issued by Shenzhen Intermediate People's Court on December 25, 2019, the second trial of this case will be heard on February 20, 2020.

On August 22, 2019, Sujin Wei (the plaintiff) submitted a Civil Complaint to the Yangjiang Yangdong District People’s Court against China Pacific Property Insurance Co., Ltd. Shenzhen Branch, MingZhu and two other defendants. The complaint requested that China Pacific Property Insurance Co., Ltd. Shenzhen Branch shall make the death and disability compensation to the plaintiff in the amount of $15,999 (RMB 110,000) and compensate the plaintiff of $44,699 (RMB 307,328.02) within the third party liability insurance limit and also requested that defendants Shengming Zheng and MingZhu shall be jointly and severally liable for the foregoing claims, and the litigation fee in this case shall be borne by the four defendants. According to the response notice issued by the Yangjiang Yangdong District People’s Court on September 18, 2019, this case has been filed on September 4, 2019. The court held a hearing of this case on October 31, 2019. On December 16, 2019, the Yangjiang Yangdong District People’s Court issued a judgement which ordered insurance companies to compensate a sum of $54,522 (RMB 389,710) to the plaintiff and other claims were rejected. MingZhu bears no compensatory obligations under this case.

On January 2, 2020, Lijuan Cui, Heng Zhou, Yi Zhou, Jinxiang Zhou and Xiangni Chen (together the plaintiffs) submitted a Civil Complaint to the Queshan County People’s Court against MingZhu, Dagang Li, Zaozhuang Yizhou Automobile Transportation Co., Ltd, China Pacific Property Insurance Co., Ltd. Shenzhen Branch, Huilai Feng, Anyang Anyun Modern Logistics Co., Ltd. and the People's Insurance Company of China Anyang Branch (together the defendants). The compliant requested that (i) the defendants compensate their loss (including the funeral expenses, death compensation, living expenses of the plaintiffs, etc.) in the amount of $153,389 (RMB 1,096,380.93); (ii) the defendant China Pacific Property Insurance Co., Ltd. Shenzhen Branch shall make the compensation within the limit of its insurance liability, the defendant People's Insurance Company of China Anyang Branch shall make the compensation within the limit of its on-board personnel liability insurance (driver) and the defendant Huilai Feng shall bear the remaining part of compensation liability exceeding the limit of insurance liability; and (iii) the litigation fee in this case shall be borne by the defendants. According to the response notice issued by the Queshan County People’s Court on January 15, 2020, this case has been filed on January 8, 2020. As of the date of the prospectus, the case has not yet been heard.

Other than the proceeding disclosed above, we are currently not a party to any legal or administrative proceedings that will likely have material impact on our business operations, financial condition or results of operations. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, may result in additional costs and diversion of our resources, including our management’s time and attention.

CORPORATE HISTORY AND STRUCTURE

Mingzhu Logistics Holdings Limited (“MingZhu Cayman”) was incorporated on January 2, 2018 as an exempted company structured as a holding company incorporated under the laws of Cayman Islands. Immediately prior to this offering, we were owned by three entities and one individual: Alpha Global (BVI) Limited, a company formed under the laws of the British Virgin Islands and wholly owned by Jinlong Yang, our Chairman and Chief Executive Officer, Excelsior Investment Limited (Hong Kong), a company formed under the laws of Hong Kong and wholly owned by Gui Ling Guo, a director and the Vice Chair of the board of director of our PRC operating subsidiary and Exquisite Elite Limited (BVI), a company formed under the laws of the British Virgin Islands and 86% of the equity interest owned by Zhuo Wang, our director. We began our operations in China in 2002 and currently conduct our business through our subsidiaries.

We currently have five wholly-owned subsidiaries, including MingZhu Investment Limited, a company formed under the laws of the British Virgin Islands (“MingZhu BVI”), YGMZ (Hong Kong) Limited (“MingZhu HK”), a limited liability company formed under the laws of Hong Kong and three operating subsidiaries, each a limited liability company formed under the laws of the PRC. In 2002, we formed Shenzhen Yangang Mingzhu Freight Industry Co., Ltd. (“MingZhu”) to primarily engage in the business of transportation services. We also established Shenzhen Pengcheng Shengshi Logistics Co., Ltd. (“MingZhu Pengcheng”) in 2010 under the laws of the PRC to engage in the business of trucking services. Through MingZhu BVI and MingZhu HK, we own 100% of the equity interest of Shenzhen Yangang Mingzhu Supply Chain Management Co., Ltd. (“MingZhu Management”), which is engaged in the business of transportation and supply chain management services.

A reorganization of our legal structure was completed in April 2018. On April 13, 2018, the former shareholders transferred their 100% ownership interest in MingZhu to MingZhu HK, which is 100% owned by MingZhu Cayman through MingZhu BVI. In consideration of such transfer, the Company issued 1,000 ordinary shares to the former shareholders of MingZhu. After the reorganization, MingZhu Cayman owns 100% equity interests of MingZhu BVI, MingZhu HK and MingZhu. The controlling shareholder of MingZhu Cayman is same as that of MingZhu prior to the reorganization.

The following diagram illustrates our corporate structure, including our subsidiaries as of the date of this prospectus:

REGULATIONS

This section sets forth a summary of the most significant laws, rules and regulations that affect our business activities in the PRC and our shareholders’ rights to receive dividends and other distributions from us.

Regulations Relating to Foreign Investment

The foreign investment was regulated by the Catalogue for the Guidance of Foreign Investment Industries (the “Catalogue”), which was promulgated and implemented in June 1995, respectively amended in 1997, 2002, 2004, 2007, 2011, 2015 and 2017 by National Development and Reform Commission (“NDRC”) and the MOFCOM. Pursuant to the Catalogue, the foreign investment industries were divided into three categories in terms of foreign investment, which are “encouraged,” “restricted” and “prohibited”. All industries not listed under one of these categories were deemed to be “permitted.” Moreover, the Special Administrative Measures for Foreign Investment Access (Negative List) (2018) (the “2018 Negative List”) which was promulgated by the NDRC and the MOFCOM in June 2018 and came into effect in July 2018 revised the negative list specified in the Catalog of Industries for Guiding Foreign Investment (last amended in 2017), significantly broadened the market access and reduced the scope of industries in which foreign investments are restricted or prohibited. The business engaged by our PRC subsidiaries was not listed in the 2018 Negative List.

On June 30, 2019, NDRC and MOFCOM had jointly issued the Special Administrative Measures for Access of Foreign Investment (Negative List) (2019 Edition) (the “2019 Negative List”), the Special Administrative Measures for Access of Foreign Investment in Pilot Free Trade Zones (Negative List) (2019 Edition) and the Catalog of Industries for Encouraged Foreign Investment (2019 Edition), all of which will enter into force on July 30, 2019 and the 2018 Negative List, the Catalogue shall be repealed simultaneously. The 2019 edition of negative lists for access of foreign investment, stylistically and structurally same as the 2018 edition, is further made shorter than before, with a number of new opening-up measures launched. The business engaged by our PRC subsidiaries is not listed in the 2019 Negative List.

Pursuant to the Provisional Measures on Administration of Filing for Establishment and Modifications of Foreign Investment Enterprises (the “Provisional Measures”), promulgated by MOFCOM on October 8, 2016 and became effective on the same day, was last amended in June 2018, establishment and modifications of foreign-invested enterprises which are not subject to the approval under the special entry management measures shall be filed with the delegated commercial authorities. Within the record-filing scope stipulated in Provisional Measures, foreign-invested enterprises shall fill in online and submit an application for record-filing of the change of foreign-invested enterprises and the relevant documents and handle the record-filing procedures since October 8, 2016. After the completion of record-filing, foreign-invested enterprises may obtain relevant record-filing receipts. On December 31, 2019, the MOFCOM and the State Administration for Market Regulation issued the Measures on Reporting of Foreign Investment Information which shall become effective from January 1, 2020 and the Provisional Measures shall be repealed simultaneously. According to the Measures on Reporting of Foreign Investment Information, foreign investors or foreign investment enterprises shall submit investment information to the commerce administrative authorities through the Enterprise Registration System and the National Enterprise Credit Information Publicity System. Foreign investment enterprises shall also submit the annual report for the preceding year during January 1 to June 30 annually through the National Enterprise Credit Information Publicity System.

Company Law of the PRC (the “Company Law”), which was enacted by the Standing Committee National People’s Congress (the “SCNPC”) in December 1993 and last amended in October 2018, provides for the establishment, corporate structure and corporate management of companies, which also applies to foreign-invested enterprises in the PRC. The PRC Wholly Foreign-owned Enterprise Law promulgated by the SCNPC in April 1986, amended in October 2000 and September 2016 and the Implementation Regulations on the Wholly Foreign-Owned Enterprise Law promulgated and became effective in December 1990, amended in April 2001 and February 2014, regulated the establishment, change, approval procedures of wholly foreign-owned enterprises.

On March 15, 2019, the National People’s Congress (the “NPC”) approved the PRC Foreign Investment Law (the “FIL”), which takes into effect on January 1, 2020 and replace three laws on foreign investments in the PRC, namely, the PRC Equity Joint Venture Law, the PRC Cooperative Joint Venture Law and the foresaid PRC Wholly Foreign-owned Enterprise Law. On December 26, 2019, the State Council issued the Regulations on Implementing the Foreign Investment Law of the PRC, which came into effect on January 1, 2020 and replaced the Regulations on Implementing the Sino-Foreign Equity Joint Venture Enterprise Law, Provisional Regulations on the Duration of Sino-Foreign Equity Joint Venture Enterprise Law, the Regulations on Implementing the Wholly Foreign-Owned Enterprise Law and the Regulations on Implementing the Sino-Foreign Cooperative Joint Venture Enterprise Law. The FIL embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic invested enterprises in the PRC. The FIL establishes the basic framework for the access to and the promotion, protection and administration of foreign investments in view of investment protection and fair competition.

Regulations Relating to Transportation Industry

Pursuant to the Regulations of the PRC on Road Transport promulgated by the State Council in April 2004 and last amended in March 2019, the permit on the operation of the road transportation business, issued by the local transportation authority, except otherwise provided by these regulations, is required for any individual or entity to conduct its road transportation business. The transportation vehicles shall take operation licenses which are prohibited from being assigned or leased. Under the Regulations of the PRC on Road Transport, a company engaged in the operation of road transportation without road transportation operation licenses shall be ordered to stop its operation by the administrations of road transportation at the county level or above; any illegal gains shall be confiscated and the company shall be fined not less than 2 times but not more than 10 times of the amount of the illegal gains; where no illegal gains or the illegal gains is less than RMB 20,000, the company shall be fined RMB 30,000 to RMB 100,000. The Regulations of the PRC on Road Transport also clarifies that foreign investors may, in accordance with relevant PRC laws, administrative regulations and relevant state regulations, invest in road transport operations and road transport related businesses in the territory of the People’s Republic of China through Chinese-foreign joint ventures, Sino-foreign cooperation, and sole proprietorship.

In 2001, the Provisions on the Administrative of the Foreign-Invested Road Freight Forwarding Industry was promulgated and amended several times, which required that foreign-invested enterprises, engaging in road goods transport, road goods portage and loading and unloading, road goods storage and other supplementary services and vehicle maintenance relating to road transport and foreign invested enterprises for the provision of road freight forwarding services, including the transportation of goods by road, handling, warehousing and other related services, must obtain the Road Freight Forwarding Operation Permit from the provincial competent departments of communications and these enterprises must satisfy specific qualifications and conditions. However, the Provisions on the Administrative of the Foreign-Invested Road Freight Forwarding Industry has been revoked from November 2018 and therefore the business engaged by the Group is no longer regulated by the above provisions.

Pursuant to the Notice of Guangdong Provincial Department of Transportation on Delegating the Examination and Approval Authority of the Business Road Transportation of Hong Kong and Macao Enterprises (Yue Jiao Yun [2012] No.1118), the examination and approval authority of the Hong Kong and Macao commercial road transportation enterprises was delegated to the municipal department of transportation above local level, and the Hong Kong and Macao enterprises shall obtain the Road Freight Forwarding Operation Permit from the municipal department of transportation above local level.

Regulations Relating to Work Safety

Pursuant to the Work Safety Law of the PRC promulgated by the Standing Committee of National People’s Congress in June 2002 and was recently amended in August 2014, road transportation entities shall establish a work safety management office or be staffed with full-time work safety management personnel. In March 2015, the Ministry of Transportation issued the Notice on Implementing the Work Safe Law, pursuant to which, the relevant enterprise shall establish and improve the safety production responsibility system covering all aspects of production and operation, clear standards and responsibility to the post, solidly promote the standardization of production safety and strengthen safety production management.

Regulations Relating to Dividend Distributions

Pursuant the FIL, foreign investors may, according to the present Law, freely remit into or out of China, in RMB or any other foreign currency, their capital contributions, profits, capital gains, income from asset disposal, intellectual property royalties, lawfully acquired compensation, indemnity or liquidation income and so on within the territory of China. In addition, pursuant to the Company Law, a wholly foreign-owned enterprise in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until its cumulative total reserve funds reach 50% of its registered capital. These reserve funds, however, may not be distributed as cash dividends.

Regulations Relating to Foreign Exchange

Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Round-trip Investment Through Special Purpose Vehicles, or Circular 37, issued by SAFE in and effective July 2014, regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing and conduct round trip investment in China. Under Circular 37, a SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate domestic or offshore assets or interests, while “round trip investment” refers to the direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. Circular 37 requires that, before making contribution into an SPV, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch. Circular 37 further provides that option or share-based incentive tool holders of a non-listed SPV can exercise the options or share incentive tools to become a shareholder of such non-listed SPV, subject to registration with SAFE or its local branch.

PRC residents or entities which have contributed legitimate domestic or offshore interests or assets to SPVs but have yet to obtain SAFE registration before the implementation of the Circular 37 shall register their ownership interests or control in such SPVs with SAFE or its local branch. An amendment to the registration is required if there is a material change in the registered SPV, such as any change of basic information (including change of such PRC resident’s name and operation term), increases or decreases in investment amounts, transfers or exchanges of shares, or mergers or divisions. Failure to comply with the registration procedures set forth in Circular 37, or making misrepresentation or failure to disclose controllers of foreign-invested enterprise that is established through round-trip investment, may result in restrictions on the foreign exchange activities of the relevant foreign-invested enterprises, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations. In February 2015, SAFE further promulgated the Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Circular 13, effective from June 2015 and partially repealed on December 30, 2019. This SAFE Circular 13 has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. All of our shareholders who, to our knowledge, are subject to the above SAFE regulations have completed the necessary registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37.

In March 2015, SAFE promulgated the Circular on Reforming the Administration Approach of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or Circular 19, effective from June 2015 and partially repealed on December 30, 2019. According to Circular 19, the foreign exchange capital of foreign-invested enterprises shall be subject to the Discretionary Foreign Exchange Settlement. The Discretionary Foreign Exchange Settlement refers to the foreign exchange capital in the capital account of a foreign-invested enterprise for which the rights and interests of monetary contribution has been confirmed by the local foreign exchange bureau (or the book-entry registration of monetary contribution by the banks) can be settled at the banks based on the actual operational needs of the foreign-invested enterprise. The proportion of Discretionary Foreign Exchange Settlement of the foreign exchange capital of a foreign-invested enterprise is temporarily determined to be 100%. The Renminbi converted from the foreign exchange capital will be kept in a designated account and if a foreign-invested enterprise needs to make further payment from such account, it still needs to provide supporting documents and go through the review process with the banks.

SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or Circular 16, in June 2016, which became effective simultaneously. Pursuant to Circular 16, enterprises registered in the PRC may also convert their foreign debts from foreign currency to Renminbi on a discretionary basis. Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a discretionary basis which applies to all enterprises registered in the PRC. Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. As Circular 16 is newly issued, and SAFE has not provided detailed guidelines with respect to its interpretation or implementations, it is uncertain how these rules will be interpreted and implemented.

On January 26, 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Authenticity and Compliance Verification, or Circular 3, which took effect on the same day. Circular 3 sets out various measures to tighten authenticity and compliance verification of cross-border transactions and cross-border capital flow, which include without limitation requiring banks to verify board resolutions, tax filing form, and audited financial statements before wiring foreign invested enterprises’ foreign exchange distribution above US$50,000, and strengthening genuineness and compliance verification of foreign direct investments.

In November 2012, SAFE issued the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, as amended in May 2015 and October 2018 and partially repealed on December 30, 2019, respectively, foreign exchange control methods for direct investments has been improved through cancelling and adjusting certain administrative licensing items for foreign exchange control for direct investments. Approval formalities for account opening and deposit for foreign currency accounts under direct investments and approval formalities for reinvestment of domestic legitimate income of foreign investors have been cancelled. Administration for conversion of foreign currency capital into Renminbi by foreign investment enterprises has also been improved.

Our PRC subsidiaries’ distributions to their offshore parents are required to comply with the requirements as described above.

Regulations Relating to Funds Transfer to PRC Subsidiaries

We are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiaries through loans or capital contributions, subject to satisfaction of applicable government registration, approval and filing requirements.

In the event of subsequent changes in the capital of the foreign-invested enterprise such as increase in capital, such foreign-invested enterprise shall complete change filing formalities with competent administrations for market regulation in accordance with relevant regulations, and registration change formalities shall also be completed with the competent administration of foreign exchange according to the Provisions on Foreign Exchange Control on Direct Investments in China by Foreign Investors. In addition, pursuant to Circular 16, foreign invested enterprise shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of a foreign invested enterprise shall not be used for the following purposes: (i) directly or indirectly used for payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

Pursuant to the Provisional Measures on Administration of Foreign Debt (the “Foreign Debt Measures”) issued by the State Development Planning Commission (revised), Ministry of Finance and SAFE in January 2003 and became effective on March 1, 2003, any loans provided by us to our PRC subsidiaries in foreign currencies shall be classified as foreign debt under the Foreign Debt Measures. According to the Foreign Debt Measures, the sum of cumulative accrued amounts of medium-term to long-term foreign loans and balance amounts of short-term foreign loans taken by a foreign investment enterprise shall be limited to the difference between the total project investment amount approved by the government and the amount of registered capital. Foreign investment enterprises may take foreign loans freely within the scope of difference.

On January 12, 2017, the PBOC issued the Notice of People’s Bank of China on Matters Concerning Macro-prudential Management on All-round Cross-border Financing (the “No.9 Notice”), which improved the policy framework of the cross-border financing. The No.9 Notice clarifies the new calculation methods of the upper limit of the risk-weighted balance for all types of cross-border financing, in particular, the upper limit for risk-weighted balance for cross-border financing equals to the capital or the net assets multiplied by the leverage rate of cross-border financing and the macro-prudential adjustment parameters. In the case of our PRC subsidiaries, the capital or the net assets is calculated at the net assets of each subsidiary, the leverage rate for cross-border financing for an enterprise is 2, and the macro-prudential adjustment parameter is 1 (the “All-Round Mode”). Currently, the implementation of the foregoing methodologies in cross-border financing have not been formally determined by the PBOC and the SAFE. In the practice, according to the SAFE Shenzhen Branch, which is the competent local SAFE authority for our PRC subsidiaries, foreign-invested enterprises may choose between the Investment Difference Mode and the All-round Mode, but the enterprise cannot change the methodology once it makes the choice and the enterprise may be required to submit different materials for these two methodologies. Based on the current registered capital and total project investment amount, if we would provide funding to our PRC subsidiaries through loans and use the Investment Difference Mode, our PRC subsidiaries will be required to increase its registered capital and total project investment amount. Alternatively, if we choose to use the All-Round Mode, the amount of loans we can make to our PRC subsidiaries as calculated according to the No.9 Notice will not be more than twice of the net assets of such entities.

Moreover, as the debtors of cross-border financing, our PRC subsidiaries are also required to comply with certain registration formalities for execution of foreign debt contracts with the foreign exchange bureau at the locality within fifteen working days after signing the contracts according to the Notice of State Administration of Foreign Exchange on Promulgation of the Administrative Measures on Registration of Foreign Debt which was promulgated by the SAFE in April 2013 and revised in May 2015.

Regulations Relating to Taxation in the PRC

Enterprise Income Tax

In accordance with the PRC Enterprise Income Tax Law (the “EIT Law”, promulgated in March 2007 and last amended in December 2018) and the Regulations on the Implementation of Enterprise Income Tax Law of the PRC (the “EIT Regulations”, promulgated in December 2007 and last amended in April 2019), enterprises are classified as either “resident enterprises” or “non-resident enterprises.” Enterprises that are set up in the PRC under the PRC laws, or that are set up in accordance with the law of the foreign country (region) whose actual administration institution is in PRC, shall be considered as “resident enterprises.” Enterprises established under the law of the foreign country (region) with “de facto management bodies” outside the PRC, but have set up institutions or establishments in PRC or, without institutions or establishments set up in the PRC, have income originating from PRC, shall be considered as “non-resident enterprises.” The Circular Related to Relevant Issues on the Identification of a Chinese holding Company Incorporated Overseas as a Residential Enterprise under the Criterion of De Facto Management Bodies Recognizing issued by the State Administration of Taxation (the Circular 82) promulgated by the State Administration of Taxation on April 22, 2009 and revised in December 2017 provides that a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a “resident enterprise” with its “de facto management bodies” located within China if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function mainly in China; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in China; (iii) its major assets, accounting books, company seals and minutes and files of its board and shareholders’ meetings are located or kept in China; and (iv) half or more than half of the enterprise’s directors or senior management with voting rights reside in China. Although the circular only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals or foreigners, the determining criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

A resident enterprise shall pay EIT on its income originating from both inside and outside PRC at an EIT rate of 25%. A non-resident enterprise that has establishments or places of business in the PRC shall pay EIT on its income originating from PRC obtained by such establishments or places of business, and on its income which deriving outside PRC but has an actual connection with such establishments or places of business, at the EIT rate of 25%. A non-resident enterprise that does not have an establishment or place of business in the PRC, or it has an establishment or place of business in the PRC but the income has no actual connection with such establishment or place of business, shall pay EIT on its passive income derived from the PRC at a reduced EIT rate of 10%.

According to the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises (the “SAT Bulletin 7”) which was promulgated by SAT on February 3, 2015 and came into effect on the same day, revised in October 2017 and December 2017, where a non-resident enterprise indirectly transfers equities and other assets of a PRC resident enterprise to avoid the EIT payment obligation by making an arrangement with no reasonable business purpose, such indirect transfer shall be redefined and recognized as a direct transfer in accordance with the provisions of the EIT Law. Where the EIT on the income from the indirect transfer of real estate or equities shall be paid in accordance with the provisions of this Announcement, the entity or individual that directly assumes the obligation to make relevant payments to the transferor according to the provisions of the relevant laws or as agreed upon in the contract shall be the withholding agent. On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source (the “SAT Bulletin 37), which came into effect on December 1, 2017 and revised in June 2018. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Value-added Tax

Pursuant to the Provisional Regulations on Business Tax which was promulgated by the State Council in December 1993 and revised in November 2008, organizations and individuals engaging in provision of labour services stipulated in these regulations, transfer of intangible assets or sale of immovables in China shall be taxpayers of business tax and shall pay business tax and the applicable business rate for transportation industry is 3%. In accordance with Circular on Comprehensively Promoting the Pilot Programme of the Collection of Value-added Tax in Lieu of Business Tax (Caishui [2016] No. 36), which was promulgated on March 23, 2016 and came into effect on May 1, 2016 and has been partially abolished, upon approval of the State Council, the pilot programme of the collection of VAT in lieu of business tax shall be promoted nationwide in a comprehensive manner starting from May 1, 2016, and all business tax payers engaged in the building industry, the real estate industry, the financial industry and the life service industry shall be included in the scope of the pilot programme with regard to payment of value-added tax instead of business tax. For transportation service income, the application VAT tax rate is 11%.

Pursuant to the Provisional Regulations on Value-added Tax of the PRC (the “VAT Regulations”) last amended in November 2017 and effective on the same day and its implementation rules, all entities or individuals in the PRC engaging in the sale of goods, providing labor services of processing, repairs or maintenance, or selling services, intangible assets or real property in China, or importing goods to China are required to pay value-added tax (the “VAT”). The amount of VAT payable is calculated as “output VAT” minus “input VAT.” The rate of VAT is 17% for those engaging in the sale of goods or labor services or tangible personal property leasing services or importation of goods except as otherwise provided by the VAT Regulations. Furthermore, pursuant to the VAT Regulations, the tax rate of VAT is 11% for the sales of the service of transportation, posting, basic telecommunications, construction and leasing real estate, the sale of real estate and the transfer of land use right, or sell or import the goods listed in the VAT Regulations.

In April 2018, MOF and SAT jointly promulgated the Circular of the Ministry of Finance and the State Administration of Taxation on Adjustment of Value-Added Tax Rates, or Circular 32, according to which for VAT taxable sales acts or importation of goods originally subject to value-added tax rates of 17% and 11% respectively, such tax rates shall be adjusted to 16% and 10%, respectively. Circular 32 became effective on May 1, 2018 and shall supersede existing provisions which are inconsistent with Circular 32.

In March 2019, MOF, SAT and GAC jointly promulgated the Announcement on Policies for Deepening the VAT Reform, or Circular 39, according to which for general VAT payers’ sales activities or imports that are subject to VAT at an existing applicable rate of 16% or 10%, the applicable VAT rate is adjusted to 13% or 9% respectively. This Announcement came into force on April 1, 2019.

Urban Maintenance and Construction Tax

Pursuant to the Provisional Regulation on Urban Maintenance and Construction Tax of the PRC as amended in January 2011, any taxpayer, whether an entity or individual, of consumption tax, value-added tax or business tax shall be required to pay urban maintenance and construction tax based on the total amount of consumption tax, value-added tax or business tax paid by such taxpayer. The tax rate shall be 7% for a taxpayer whose domicile is in an urban area, 5% for a taxpayer whose domicile is in a county or a town, and 1% for a taxpayer whose domicile is not in any urban area or county or town.

Education Surcharge

Pursuant to the Provisional Provisions on Imposition of Education Surcharge as amended in January 2011, a taxpayer, whether an entity or individual, of consumption tax, value-added tax or business tax shall pay an education surcharge at a rate of 3% on the total amount of consumption tax, value-added tax or business tax paid by such entity, unless such obliged taxpayer is instead required to pay a rural area education surcharge as stipulated under the Notice of the State Council on Raising Funds for Schools in Rural Areas that promulgated by State Council in December 1984.

Dividend Withholding Tax

The EIT Law prescribes a standard withholding tax rate of 20% on dividends and other China-sourced income of non-resident enterprises that have not set up institutions or establishments in China, or have set up institutions or establishments but the income obtained by the said enterprises has no actual connection with the set up institutions or establishments. However, the EIT Regulations reduced the rate from 20% to 10% with the implementation date starting from 1 January 2008. Pursuant to the EIT Law and the EIT Regulations, an income tax rate of 10% will normally be applicable to dividends payable to investors that are “non-resident enterprises”, and gains derived by such investors, which (a) do not have an establishment or place of business in mainland China or (b) have an establishment or place of business in mainland China, but the relevant income is not effectively connected with the establishment or place of business to the extent such dividends and gains are derived from sources within mainland China. Such income tax on the dividends may be reduced pursuant to a tax treaty between China and the jurisdictions in which our foreign shareholders reside.

Pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Tax on Income (the “Double Tax Avoidance Arrangement”), and other applicable mainland Chinese laws, if a Hong Kong resident enterprise is determined by the competent tax authority in mainland China to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a mainland China resident enterprise may be reduced to 5% upon receiving approval from in-charge tax authority. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties (the “Notice No. 81”) issued in February 2009 by the SAT, if the relevant Chinese tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such Chinese tax authorities may adjust the preferential tax treatment. Based on Notice of the State Administration of Taxation on How to Understand and Determine the “Beneficial Owners” in Tax Agreements (the “Notice No. 601”), issued in October 2009 by the SAT, conduit companies, which are established for the purpose of evading or reducing tax, or transferring or accumulating profits, shall not be recognized as beneficial owners and thus are not entitled to the above-mentioned reduced income tax rate of 5% under the Double Tax Avoidance Arrangement. In February 2018, SAT issued the Announcement of the State Administration of Taxation on Issues Relating to “Beneficial Owner” in Tax Treaties, which became effective on April 1 and “the Notice 601” was repealed simultaneously. The Announcement of the State Administration of Taxation on Issues Relating to “Beneficial Owner” in Tax Treaties stipulates issues relating to determination of “beneficial owner” status in clauses of tax treaties on dividends, interest and royalties.

Tax Collection and Payment

The Law of the PRC on the Administration of Tax Collection (the “Tax Collection Law”), which was promulgated by the Standing Committee of National People’s Congress in September 1992 and last amended in April 2015, prescribes a regulatory framework of tax collection and payment in the PRC and the Implementation Regulations for the Law of the PRC on Administration of Tax Collection as amended in February 2016 has made further provisions on the basis of the Tax Collection Law. Pursuant to the Tax Collection Law, a taxpayer or withholding agent shall pay or deliver tax payments in compliance within the time limit specified by laws or administrative regulations, or as determined by taxation authorities in accordance with laws or administrative regulations. Where a taxpayer or a withholding agent fails to pay or underpays the amount of tax that should be paid or remitted within the specified time, the tax authorities shall order the taxpayer or withholding agent to pay or remit the tax within the specified time limit, and impose a penalty for late payment on a daily basis at the rate of 0.05% of the amount of tax in arrears from the date the tax payment is defaulted. If the taxpayer or withholding agent still fails to do so on the expiration of the time limit, the tax authorities may recover such unpaid taxes by adopting compulsory enforcement measures, and impose a fine of not less than 50% but not more than five times the amount of tax the taxpayer or withholding agent fails to pay or underpays or fails to remit. As prescribed by the Tax Collection Law, such compulsory enforcement measures adopted by the tax authorities may include (i) to notify in writing the bank or any other financial institution with which the taxpayer, withholding agent or tax payment guarantor has opened an account to withhold and remit the taxes from its deposits; (ii) to attach, seal up or, in accordance with law, auction or dispose of the commodities, goods or other property of the taxpayer, withholding agent or tax payment guarantor, valued equivalent to the taxes payable, and to use the proceeds therefrom to offset the taxes payable. Furthermore, the taxation authorities shall also announce the tax payments defaulted by taxpayers regularly.

Regulations Relating to Intellectual Property in the PRC

Copyright

Pursuant to the Copyright Law of the PRC, as amended in 2010, copyright protection extends to cover Internet activities and products disseminated over the Internet. Pursuant to the Regulations on the Protection of Computer Software promulgated by the State Council In December 2001 and most recently amended in January 2013, and the Rules for the Registration of Computer Software Copyright, which was promulgated by the China Copyright Office and came into effect in February 2002, anyone publishes, revises or translates computer software without obtaining the prior approval of the computer software copyright holders shall bear civil liability to the copyright owner because of harming the copyright. The corporate computer software copyright is valid for a term of 50 years until 31 December of the 50th year, starting from the date as of first publication. The computer software copyright owners shall register at the registration institution authorized by the PRC Copyright Office to obtain the computer software copyright registration certificates as preliminary evidence of the computer software copyright being registered.

Trademark

Pursuant to the Trademark Law of the PRC, as last amended in April 2019 and became effective from November 2019, and the Implementation Regulations on the Trademark Law of the PRC amended in April 2014, the period of validity of a registered trademark shall be ten years, counted from the day the registration is approved. The trademark registrant may, by concluding a trademark licensing contract, authorize other persons to use the registered trademark. The licensor shall supervise the quality of the goods on which the licensee uses the licensor’s registered trademark, and the licensee shall guarantee the quality of the goods on which the registered trademark is used. Without putting the licensing of the trademark on records, the trademark shall not be used to defend the bona fide third party.

Patent

Pursuant to the Patent Law of the PRC, as amended in 2008, after the grant of the patent right for an invention or utility model, except where otherwise provided for in the Patent Law, no entity or individual may, without the authorization of the patent owner, exploit the patent, that is, make, use, offer to sell, sell or import the patented product, or use the patented process, or use, offer to sell, sell or import any product which is a direct result of the use of the patented process, for production or business purposes. After a patent right is granted for a design, no entity or individual shall, without the permission of the patent owner, exploit the patent, that is, for production or business purposes, manufacture, offer to sell, sell, or import any product containing the patented design. Once the infringement of a patent is confirmed, the infringer shall, in accordance with the regulations, undertake to cease the infringement, take remedial action, and pay damages, etc.

Domain Name

The domain name is protected and regulated under the Measures for the Administration of Domain Names for the Internet promulgated in August 2017 and effective in November 2017. According to these measures, the principle “first come, first serve” is followed for the domain name registration service. After completing the domain name registration, the applicant becomes the holder of the domain name registered by him/it. Any organization or individual may file an application for settlement with the domain names dispute resolution institution or file a lawsuit in the people’s court in accordance with the law if such organization or individual consider its/his legal rights and interests to be infringed by domain names registered or used by others.

Regulations Relating to Labor Protection in the PRC

Enterprises in China are mainly subject to the following PRC labor laws and regulations: Labor Law of the PRC, PRC Labor Contracts Law, the Social Insurance Law of the PRC, the Regulation of Insurance for Work-Related Injury, the Regulations on Unemployment Insurance, the Provisional Measures on Insurance for Maternity of Employees, the Interim Regulation on the Collection and Payment of Social Insurance Premiums, the Administrative Regulation on Housing Fund and other related regulations, rules and provisions issued by the relevant governmental authorities from time to time.

Pursuant to Labor Law of the PRC, which was promulgated in July 1994, effective January 1995, and most recently amended in December 2018, companies must enter into employment contracts with their employees, based on the principles of equality, consent and agreement through consultation. Companies must establish and effectively implement a system of ensuring occupational safety and health, educate employees on occupational safety and health, preventing work-related accident and reducing occupational hazards. Companies must also pay for their employees’ social insurance premium.

The principal regulations governing the employment contract is the PRC Labor Contracts Law, which was promulgated in June 2007 and amended in December 2012. Pursuant to the PRC Labor Contracts Law, employers shall establish employment relationship with employees on the date that they start employing the employees. To establish an employment, a written employment contract shall be concluded, or employers will be liable for the illegal actions. Furthermore, the probation period and liquidated damages shall be restricted by the law to safeguard employees’ rights and interests.

As required under the Social Insurance Law of the PRC, the Regulation of Insurance for Work-Related Injury, the Regulations on Unemployment Insurance, the Provisional Measures on Insurance for Maternity of Employees and the Administrative Regulation on Housing Fund, enterprises in China are obliged to provide employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, injury insurance, medical insurance and housing accumulation fund.

Regulations Relating to Overseas Listing

Under the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, were jointly adopted by six PRC regulatory authorities, including CSRC, in August 2006, and most recently amended in June 2009, a foreign investor is required to obtain necessary approvals when (i) a foreign investor acquires equity in a domestic non-foreign invested enterprise thereby converting it into a foreign-invested enterprise, or subscribes for new equity in a domestic enterprise via an increase of registered capital thereby converting it into a foreign-invested enterprise; or (ii) a foreign investor establishes a foreign-invested enterprise which purchases and operates the assets of a domestic enterprise, or which purchases the assets of a domestic enterprise and injects those assets to establish a foreign-invested enterprise. According to the M&A Rules, where a domestic company or enterprise, or a domestic natural person, through an overseas company established or controlled by it/him, acquires a domestic company which is related to or connected with it/him, approval from MOFCOM is required.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers, directors and director nominees as of the date of this prospectus. Unless otherwise stated, the business address for our directors and executive officers is that of our principal executive offices at 27F, Yantian Modern Industry Service Center, No. 3018 Shayan Road, Yantian District, Shenzhen, China 518081.

Name	Age	Position with our company
Jinlong Yang	44	Chairman of the Board of Directors and Chief Executive Officer
Zhuo Wang	32	Director
Jingwei Zhang	32	Chief Financial Officer
Mikael Charette	40	Independent Director Nominee*
Yanhong Xue	48	Independent Director Nominee*
To Wai Suen	46	Independent Director Nominee*

*	This individual has indicated his or her assent to occupy such position upon the effective date of the registration statement of which this prospectus forms a part.

Jinlong Yang has served as our Chief Executive Officer and Chairman of our Board of Directors since April 2018 and the Executive Director and General Manager of MingZhu since August 2012. Mr. Yang has over ten years of experience in the transportation industry. He joined MingZhu as a sales manager in May 2009 and was subsequently promoted to the General Manager, Executive Director and legal representative of MingZhu. Prior to joining MingZhu, Mr. Yang served as an officer at the Exit and Entry Frontier Inspection Stations in Shenzhen, Guangdong, China. Mr. Yang holds a Bachelor of Law degree from the Party School of the Central Committee of the Communist Party of China. We believe Mr. Yang is well qualified to serve on our Board of Directors because of his extensive operating and management experience and knowledge in the transportation industry.

Zhuo Wang has served as our director since April 2018. Mr. Wang has nine years of experience in investment and management. Since June 2018, he has been the Marketing Manager of Springview Enterprises Private Limited, a Singapore construction design and building supply company. Since May 2017, Mr. Wang has also been serving as the managing director of China International Securities Limited, a Hong Kong based securities firm, overseeing the firm’s brokerage services business operations and performance. Since March 2017, he has been serving as a director of China International Corporate Management Limited, a Hong Kong-based consulting firm that provides a range of business solutions to small and medium sized companies in Asia. Since April 2016, Mr. Wang has been serving as the Head of Finance and Operations of Shines International Limited, a management consultancy firm in Singapore specializing in education. Since October 2012, Mr. Wang has been serving as Head of Finance and Marketing of GGL Enterprises Pte. Ltd., a Singapore based firm that provides building external and interior designs, main contractor services and material supplies for major renovation and building works. In addition, Mr. Wang served as directors in the board of various companies, including Belvedere Ventures Pte Ltd, a real estate development and construction company, Sandhurst Global Pte Ltd., a security personnel staffing and systems company, and several holding companies. Mr. Wang holds a Bachelor of Science in Business Management from Babson College in Boston, Massachusetts. We believe Mr. Wang is well qualified to serve on our Board of Directors because of his experience in investment and management.

Jingwei Zhang has served as our Chief Financial Officer since April 2018. He has been serving as Financial Director of MingZhu since December 2016 where he oversees all aspects of financial control, manages yearly financial and inter-audits and provides financial, commercial and strategic support to the company. From May 2015 to November 2016, Mr. Zhang served as a corporate accountant of ERI Management, a management advisory firm in Singapore, where he reviewed clients’ accounts to ensure regulatory and U.S. GAAP compliance, assisted clients on cost management and budgeting and provided tax-related consultancy to reduce clients’ potential risks. From Jan 2014 to May 2015, Mr. Zhang served as an accountant at St. Plum-Blossom Press Pty. Ltd., a publisher in Melbourne, Australia, where he was responsible for bookkeeping and preparation of financial statements. Mr. Zhang holds a Bachelor of Business and Commerce in Accounting from Monash University in Melbourne, Australia and an Associate Degree in Business Administration from City University of Hong Kong.

Mikael Charette will serve as a director as of the effective date of the registration statement of which this prospectus forms a part. He has been serving as Vice Chairman and Director of the Canadian Chamber of Commerce in Shanghai since April 2019 where he represents the interest of the Canadian business community in Shanghai. Since April 2019, he has also been serving as the Vice President of Fung & Yu CPA Ltd., a Hong Kong based accounting firm serving clients in Greater China and overseas. Since May 2006, Mr. Charette has also been serving as the President of Well Asia Group, an assets holding and managing company that provides immigration and real estate services to high net worth individuals. For the periods from February 2005 to May 2006 and from January 2009 to December 2015, he served as a partner of Harvey Law Group where he built a successful immigration practice for high net worth individuals and also represented clients in cross-border transactions and advised on market entry issues in China and other Asian countries. Mr. Charette holds a Master in Law degree from City University of Hong Kong and a Juris Doctor degree from University of Victoria in Victoria, Canada. We believe Mr. Charette is well qualified to serve on our Board of Directors because of his extensive experience with legal matters relating to cross-border transactions.

Yanhong Xue will serve as a director as of the effective date of the registration statement of which this prospectus forms a part. Ms. Xue has over 20 years of experience in finance and accounting. She has been serving as the Chief Financial Officer of XT Energy Group, Inc. (OTCQB: XTEG) since July 2018. She has also been serving as a Partner at Wall Street CPA Services, LLC, a middle market accounting and advisory firm, since October 2010. While at Wall Street CPA Services, LLC, she served as Chief Financial Officer of General Agriculture Corp. (OTCBB: GELT), an agriculture company, from July 2013 to April 2017, and Chief Financial Officer of China For-Gen Corp., a biotechnology company, and Vice President in Finance of Huifeng Bio-Pharmaceutical Technology (OTCBB: HFGB), a pharmaceutical company. Prior to that, she was a senior manager in the SEC Audit Services department of Acquaella, Chiarelli, Shuster, Berkower & Co., LLP, a certified public accounting & advisory firm, from September 2007 to October 2010. Ms. Xue also served as Manager in the Finance & Accounting Department of China Youth Daily from September 1997 to October 2004. Ms. Xue received a bachelor’s degree in history from Peking University and a master’s degree in accounting from State University of New York at Binghamton. She is a Certified Public Accountant in the State of New York and a member of American Institute of Certified Public Accountants. We believe Ms. Xue is well qualified to serve on our Board of Directors because of her extensive experience with accounting matters and public companies.

To Wai Suen will serve as a director as of the effective date of the registration statement of which this prospectus forms a part. Mr. Suen has over 18 years of experience in finance and accounting. He has been serving as Chief Financial Officer and corporate secretary of China Smarter Energy Group Holdings Limited, a company listed on the Hong Kong Stock Exchange, since February 2017, where he is responsible for the company’s mergers, acquisitions, investment, finance, internal control, audit, compliance and accounting. For the period from May 2015 to August 2016, Mr. Suen served as Chief Financial Officer and company secretary of China Saite Group Company Limited, a company listed on the Hong Kong Stock Exchange, where he was responsible for the company’s mergers, acquisitions, investment, internal control, audit, compliance and accounting. Prior to that, he held various audit roles, including Staff Accountant, Senior Accountant and Senior Audit Manager, at Deloitte Touche Tohmatsu CPA Ltd. from January 2001 to January 2012 and Deloitte Touche Tohmatsu Limited from February 2012 to July 2013. Mr. Suen has served as a director of a number of investment holding companies, including Rising Group Limited, Rising Development Limited, Rising Manufacturing Limited, each an investment holding company formed under the laws of Hong Kong and Paprika Holdings Limited, an investment holding company formed under the laws of the Cayman Islands. Mr. Suen holds a Bachelor of Arts degree from The Chinese University of Hong Kong and a Bachelor of Commerce degree from The University of Western Australia. He is a member of the Hong Kong Institution of Certified Public Accountant and a Certified Practicing Accountant of Australia. We believe Mr. Suen is well qualified to serve on our Board of Directors because of his extensive experience in accounting and finance.

Board of Directors and Committees

Upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part, our board of directors will consist of five directors, including two executive directors and three independent directors. We will also establish an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. We will adopt a charter for each of the three committees. Each of the committees of our board of directors shall have the composition and responsibilities described below.

Audit Committee

Mikael Charette, Yanhong Xue and To Wai Suen will serve as members of our Audit Committee. Ms. Xue will serve as the chair of the Audit Committee. Each of our Audit Committee members will satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Ms. Xue possesses accounting or related financial management experience that qualifies her as an “audit committee financial expert” as defined by the rules and regulations of the SEC. Our Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our Audit Committee will perform several functions, including:

●	evaluating the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;

●	approving the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;

●	monitoring the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

●	reviewing the financial statements to be included in our Annual Report on Form 20-F and Current Reports on Form 6-K and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

●	overseeing all aspects of our systems of internal accounting control and corporate governance functions on behalf of the board;

●	reviewing and approving in advance any proposed related-party transactions and report to the full Board on any approved transactions; and

●	providing oversight assistance in connection with legal, ethical and risk management compliance programs established by management and our board of directors, including Sarbanes-Oxley Act implementation, and makes recommendations to our board of directors regarding corporate governance issues and policy decisions.

Compensation Committee

Mikael Charette, Yanhong Xue and To Wai Suen will serve as members of our Compensation Committee. Mr. Charette will serve as the chairman of the Compensation Committee. All of our Compensation Committee members satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our Compensation Committee will be responsible for overseeing and making recommendations to our board of our directors regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

Nominating and Corporate Governance Committee

Mikael Charette, Yanhong Xue and To Wai Suen will serve as members of our Nominating and Corporate Governance Committee. Mr. Charette will serve as the chairman of the Nominating and Corporate Governance Committee. All of our Nominating and Corporate Governance Committee members will satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our Nominating and Corporate Governance Committee will be responsible for identifying and proposing new potential director nominees to the board of directors for consideration and reviewing our corporate governance policies.

Code of Ethics

Effective upon consummation of this offering, we will adopt a code of ethics that applies to all of our executive officers, directors and employees in accordance with the rules of the Nasdaq and the SEC. The code of ethics codifies the business and ethical principles that govern all aspects of our business. We will file a copy of our Code of Ethics as an exhibit to the registration statement of which this prospectus is a part. You will be able to review these documents by accessing our public filings at the SEC’s website at www.sec.gov.

Family Relationship

There are no family relationships, or other arrangements or understandings between or among any of the directors, director nominees, executive officers or other person pursuant to which such person was selected to serve as a director or officer, except that Mr. Zhuo Wang, our director, is the son of Gui Ling Guo, a director and Vice Chair Person of the board of directors of MingZhu.

Duties of Directors

Under Cayman Islands law, directors and officers owe the following fiduciary duties to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)	directors should not properly fetter the exercise of future discretion;

(iv)	duty to exercise powers fairly as between different sections of shareholders;

(v)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the afore-mentioned conflicts will be resolved in our favor. Furthermore, each of our officers and directors has pre-existing fiduciary obligations to other businesses of which they are officers or directors.

Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain limited exceptional circumstances have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital — Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Officers

Our officers are appointed by and serve at the discretion of our board of directors. Our directors are not subject to a set term of office and hold office until the next general meeting called for the election of directors and until their successor is duly appointed or such time as they die, resign or are removed from office by a shareholders’ ordinary resolution. The office of a director will be vacated automatically if, among other things, the director resigns in writing, becomes bankrupt or makes any arrangement or composition with his/her creditors generally or is found to be or becomes of unsound mind.

Employment Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for an initial term of one year and is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 30 days prior to the end of the applicable term.

The executive officers are entitled to a fixed salary and to participate in our equity incentive plans, if any and other company benefits, each as determined by the Board from time to time.

We may terminate the executive officer’s employment for cause, at any time, without notice or remuneration, for certain acts, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and his right to all other benefits will terminate, except as required by any applicable law. We may also terminate his employment without cause upon 30 days’ advance written notice. In such case of termination by us, we are required to provide the following severance payments and benefits to the executive officer: a cash payment of one month of base salary as of the date of such termination for each year (which is any period longer than six months but no more than one year) and a cash payment of half month of base salary as of the date of such termination for any period of employment no more than six months, provided that the total severance payments shall not exceed twelve months of base salary.

The executive officer may terminate his employment at any time with 30 days’ advance written notice if there is any significant change in his duties and responsibilities or a material reduction in his annual salary. In such case, the executive officer will be entitled to receive compensation equivalent to three months of his base salary. In addition, if we or our successor terminates the employment agreements upon a merger, consolidation, or transfer or sale of all or substantially all of our assets with or to any other individual(s) or entity, the executive officer shall be entitled to the following severance payments and benefits upon such termination: (1) a lump sum cash payment equal to three months of base salary at a rate equal to the greater of his annual salary in effect immediately prior to the termination, or his then-current annua1 salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of target annual bonus for the year immediately preceding the termination; (3) payment of premiums for continued health benefits under our health plans for three months fo1lowing the termination; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the executive officer. The employment agreements also contain customary restrictive covenants relating to confidentiality, non-competition and non-solicitation, as well as indemnification of the executive officer against certain liabilities and expenses incurred by him in connection with claims made by reason of him being an officer of our company.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2018, we paid an aggregate of RMB1,196,693 (approximately $181,070) in cash and benefits in-kind granted to or accrued on behalf of all of our directors and members of senior management for their services, in all capacities, and we did not pay any additional compensation to our directors and members of senior management. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Equity Compensation Plan Information

We have not adopted any equity compensation plan.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2018, we had no outstanding equity awards.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of the date of this prospectus by our officers, directors, director nominees and 5% or greater beneficial owners of ordinary shares.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

	Prior to Offering		After Offering
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares(2)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares(3)
5% or Greater Shareholders
Alpha Global (BVI) Limited(4)	5,550,000	60.0%	5,550,000	45.3%
Excelsior Investment Limited(5)	1,295,000	14.0%	1,295,000	10.6%
Exquisite Elite Limited (6)	2,312,500	25.0%	2,312,500	18.9%

Executive Officers, Directors and Director Nominees
Jinlong Yang(7)	5,550,000	60.0%	5,550,000	45.3%
Jingwei Zhang	-	-	-	-%
Zhuo Wang (8)	2,312,500	25.0%	2,312,500	18.9%
Mikael Charette	-	-	-	-%
Yanhong Xue	-	-	-	-%
To Wai Suen	-	-	-	-%
All directors, director nominees and executive officers as a group (6 individuals)	7,862,500	85.0%	7,862,500	64.2%

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 27F, Yantian Modern Industry Service Center, No. 3018 Shayan Road, Yantian District, Shenzhen, Guangdong, China 518081.
(2)	Applicable percentage of ownership is based on 9,250,000 ordinary shares outstanding as of the date of this prospectus.
(3)	Applicable percentage of ownership is based on 12,250,000 ordinary shares outstanding immediately after the offering assuming no exercise of the underwriters’ over-allotment option.
(4)	Jinlong Yang, our Chief Executive Officer and Chairman of our board of directors, is the sole shareholder and director of Alpha Global (BVI) Limited, a limited company formed under the laws of the British Virgin Islands and holds the voting and dispositive power over the ordinary shares held by Alpha Global (BVI) Limited. The address of Alpha Global (BVI) Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.
(5)	Gui Ling Guo, a director and Vice Chair Person of the board of directors of MingZhu and mother of Zhuo Wang, our director, is the sole shareholder and director of Excelsior Investment Limited, a limited company incorporated under the laws of Hong Kong, and holds the voting and dispositive power over the ordinary shares held by Excelsior Investment Limited. The address of Excelsior Investment Limited is FLAT/RM 6 8/F, K Wah Centre, 191 Java Road North Point, Hong Kong.
(6)	Zhuo Wang, our director, is a director and holder of 86% of the outstanding shares of Exquisite Elite Limited, a British Virgin Islands company, and holds the voting and dispositive power over the ordinary shares held by Exquisite Elite Limited. The address of Exquisite Elite Limited is Vistra Corporation Service Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.
(7)	Consists of 5,550,000 ordinary shares directly held by Alpha Global (BVI) Limited, of which Jinlong Yang, our Chief Executive Officer and Chairman of our board of directors, is the sole shareholder and director. Mr. Yang holds the voting and dispositive power over the ordinary shares held by Alpha Global (BVI) Limited.
(8)	Consists of 2,312,500 ordinary shares directly held by Exquisite Elite Limited, of which Zhuo Wang, our director, is a director and holder of 86% of its outstanding shares. Mr. Wang holds the voting and dispositive power over the ordinary shares held by Exquisite Elite Limited.

RELATED PARTY TRANSACTIONS

Before the completion of this offering, we intend to adopt an audit committee charter, which will require the committee to review all related-party transactions on an ongoing basis and all such transactions be approved by the committee.

Set forth below are the related party transactions of our company, which are identified in accordance with the rules prescribed under Form F-1 and Form 20-F and may not be considered as related party transactions under PRC law.

Sales to related parties

In November 2017, MingZhu disposed some of its own trucks to MingZhu Logistics at a total amount of $557,356 and a net gain of $11,237. The amount of such receivables was fully settled by December 31, 2017.

Related party balances

The amount due from related parties consists of the following:

Related Party	Relationship	Nature	September 30, 2019	December 31, 2018	December 31, 2017
MingZhu Logistics	Mr. Jinlong Yang’s family member as sole shareholder	Lending with no interests	$1,499,107	$51,603	$177,498
Excelsior Investment Limited	Shareholder	Advance for tax in relation with share transfer	-	52	-
Mr. Jinlong Yang	Chairman and Chief Executive Officer	Lending with no interests	925,444	-	-
			$2,424,551	$51,655	$177,498

The above balance has been fully collected by the date of this prospectus.

The amount due to related parties consists of the following:

Related Party	Relationship	Nature	September 30, 2019	December 31, 2018	December 31, 2017
Fushun Dongxiang Renhe Nongzi Co., Ltd.	Mr. Jinlong Yang’s family member as sole shareholder	Loans with no interests	$-	$-	$494,589
Exquisite Elite Limited	Shareholder	Advances for payment of professional fee	611,091	-	722,620
Mr. Jinlong Yang	Chairman and Chief Executive Officer	Advances for operational purpose	-	193,032	1,458,113
Mr. Zuojie Dai	Manager of MingZhu Pengcheng	Advances for operational purpose	89,467	-	503,124
			$700,558	$193,032	$3,178,446

Collateral and Guarantee

The collateral and guarantee made by related parties to the Company as of September 30, 2019 consists of the following:

Related Parties	Institution Name	Term	Aggregated Principal	Carrying Amount as of September 30, 2019
Guarantee by Mr. Jinlong Yang, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang for bank borrowings	Postal Savings Bank of China Co., Ltd.	From November 2018 to November, 2020	$1,308,996	$1,133,232
Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by a property owned by Mr. Jinlong Yang’s family member for bank borrowings	Bank of China	From March, 2019 to March, 2020	1,119,241	720,414
Guarantee by Mr. Jinlong Yang and Shenzhen Yangang Mingzhu Logistics Co., Ltd.	The Industrial Bank Co., Ltd.	From April, 2019 to April, 2020	279,810	223,848
Guarantee by Mr. Jinlong Yang and one of Mr. Jinlong Yang’s family member, pledged by Jinlong Yang and his private fixed deposits of RMB one million.	Zhujiang Rural Bank	From May, 2019 to May, 2020	419,715	419,715
Guarantee by MingZhu Logistics for capital leases	Chengtai Capital Lease Co., Ltd.	From December, 2017 to December, 2020	541,793	231,430
Guarantee by Mr. Jinlong Yang, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	Guangdong Nanyue Bank	From September, 2019 to September 2020	699,526	699,526
			$3,512,161	$2,892,705

The collateral and guarantee made by related parties to the Company as of December 31, 2018 consists of the following:

Related Parties	Institution Name	Term	Aggregated Principal	Carrying Amount as of December 31, 2018
Guarantee by Mr. Jinlong Yang, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang for bank borrowings	Postal Savings Bank of China Co., Ltd.	From November, 2018 to November, 2020	$1,308,996	$1,308,996
Guarantee by Mr. Jinlong Yang and other family members of Mr. Jinlong Yang, pledge by properties owned by family members of Mr. Jinlong Yang for bank borrowings	Postal Savings Bank of China Co., Ltd.	From May, 2018 to June, 2019	727,220	574,504
Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by a property owned by Mr. Jinlong Yang’s family member for bank borrowings	Bank of China	From March, 2018 to March, 2019	436,332	272,707
Guarantee by Mr. Jinlong Yang and MingZhu Logistics for bank borrowings	The Industrial Bank Co., Ltd.	From January, 2018 to January, 2019	290,888	145,444
Guarantee by MingZhu Logistics for capital leases	Chengtai Capital Lease Co., Ltd.	From December, 2017 to December, 2020	541,793	374,518
Guarantee by Mr. Jinlong Yang, pledge by a property owned by Mr. Jinlong Yang for bank borrowings	China Merchants Bank	From April, 2018 to April, 2019	290,888	221,075
			$3,596,117	$2,897,244

The collateral and guarantee made by related parties to the Company as of December 31, 2017 consists of the following:

Related Parties	Institution Name	Term	Aggregated Principal	Carrying Amount as of December 31, 2017
Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by a property owned by Mr. Jinlong Yang’s family member for bank borrowings	Bank of China	From December, 2017 to December, 2018	$768,486	$768,486
Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by properties owned by Mr. Jinlong Yang for bank borrowings	China Mingsheng Bank	From October, 2017 to October, 2018	1,383,275	1,321,796
Guarantee by a Mr. Jinlong Yang’s family member for capital leases	Shengzhen Qianhai Huaqiang Xinghe and Finance Lease Development Co., Ltd.	From July, 2016 to July, 2018	733,904	233,215
Guarantee by Mr. Jinlong Yang, pledge by a property owned by Mr. Jinlong Yang for bank borrowings	China Merchants Bank	From November, 2017 to November, 2018	461,092	447,259
Guarantee by Mr. Jinlong Yang and other family members of Mr. Jinlong Yang, pledge by properties owned by family members of Mr. Jinlong Yang for bank borrowings	Postal Savings Bank of China Co., Ltd.	From February, 2017 to February, 2018	768,486	537,940
Guarantee by Mr. Jinlong Yang, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang for bank borrowings	Postal Savings Bank of China Co., Ltd.	From September, 2016 to September, 2018	1,229,577	768,486
			$5,344,820	$4,077,182

Employment Agreements

See “Management — Employment Agreements.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our amended and restated memorandum and articles of association and the Companies Law (2020 Revision) of the Cayman Islands, which we refer to as the Companies Law below.

As of the date hereof, our authorized share capital is $50,000 divided into 50,000,000 ordinary shares with a par value of $0.001 per share. As of the date of this prospectus, 9,250,000 ordinary shares were issued and outstanding.

The following are summaries of material provisions of our memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General. We are authorized to issue 50,000,000 ordinary shares of par value $0.001 each. All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders, whether or not they are non-residents of the Cayman Islands, may freely hold and transfer their ordinary shares in accordance with the Memorandum and Articles of Association.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our articles of association provide that our board of directors may declare and pay dividends if justified by our financial position and permitted by law.

Voting Rights. In respect of all matters subject to a shareholders’ vote, each ordinary share is entitled to one vote. Voting at any meeting of shareholders is by show of hands unless voting by way of a poll is required by the rules of any stock exchange on which our shares are listed for trading, or a poll is demanded by the chairman of such meeting or one or more shareholders holding not less than 10% of the total voting rights of all shareholders having the right to vote at the meeting. A quorum required for a meeting of shareholders consists of one shareholder who holds at least one-third of our issued voting shares. Shareholders’ meetings may be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by a majority of our board of directors or upon a requisition of shareholders holding at the date of deposit of the requisition not less than 40% of the aggregate share capital of our company that carries the right to vote at a general meeting, in which case an advance notice of at least 120 clear days is required for the convening of our annual general meeting and other general meetings by requisition of the shareholders. An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

Transfer of Ordinary shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors. Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary shares irrespective of whether the shares are fully paid or the Company has no lien over it. If our board of directors refuses to register a transfer, it shall, within two months after the date on which the transfer was lodged, send to each of the transferor and the transferee notice of such refusal. Upon completion of this offering, we intend to waive our right to refuse transfers of any ordinary shares. The registration of transfers may, after compliance with any notice required of the stock exchange on which our shares are listed, be suspended at such times and for such periods as our board of directors may determine, provided, however, that the registration of transfers shall not be suspended for more than 30 days in any year as our board of directors may determine.

Calls on Ordinary shares and Forfeiture of Ordinary shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary shares. The Companies Law and our memorandum of association permit us to purchase our own shares. In accordance with our articles of association and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, provided the requirements under the Companies Law have been satisfied, including out of capital, as may be determined by our board of directors.

Inspection of Books and Records. Holders of our ordinary shares have no general right under our articles of association to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares. Our memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares. Our memorandum of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

●	the designation of the series to be issued;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions. Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Differences in Corporate Law

The Companies Law is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements.

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, a “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by a special resolution of the shareholders of each constituent company, and such other authorization, if any, as may be specified in such constituent company’s articles of association.

The plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger and consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares if they follow the required procedures under the Companies Law subject to certain exceptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such that an intelligent and honest man of that class acting in respect of his interest would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of not less than 90% of the shares within four months, the offer, or may, within a two-month period conversing on the expiration of such four months period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

●	the act complained of, although not ultra vires, could only be duly effected if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability.

The Companies Law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arising from dishonesty of such directors or officers willful default of fraud.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the view of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Shareholder Action by Written Consent.

The Cayman Islands law and our articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by an amendment to its certificate of incorporation.

Shareholder Proposals.

The Companies Law provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in articles of association. Our articles of association allow our shareholders holding not less than 40% of all voting power of our share capital in issue to requisition a shareholder’s meeting. Other than this right to requisition a shareholders’ meeting, our articles of association do not provide our shareholders other right to put proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents and rules promulgated by the SEC. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cumulative Voting.

There are no prohibitions in relation to cumulative voting under the Companies Law, but our articles of association do not provide for cumulative voting.

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director.

Removal of Directors.

Under our memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Under the Delaware General Corporation Law, a director of a corporation with a may be removed with the approval of a majority of the outstanding shares entitled to vote.

Transactions with Interested Shareholders.

The Companies Law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Dissolution; Winding up.

Under the Companies Law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Variation of Rights of Shares.

Under the Companies Law and our articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Amendment of Governing Documents.

As permitted by the Companies Law, our memorandum and articles of association may only be amended with a special resolution of our shareholders.

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Rights of Non-resident or Foreign Shareholders.

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Underwriter Warrants

Please see “Underwriting” below for a full description of the warrants (and shares underlying such warrants) that we are issuing to the underwriters in connection with this offering.

Listing

We have applied to have our ordinary shares listed on the Nasdaq Capital Market under the symbol “YGMZ” We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq Capital Market; however, we will not complete this offering unless we are so listed.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 12,250,000 ordinary shares outstanding, assuming the underwriters do not exercise their over-allotment option to purchase additional ordinary shares. All of the ordinary shares sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices of our ordinary shares. Prior to this offering, there has been no public market for our ordinary shares. We have applied to list our ordinary shares on the Nasdaq Capital Market, but we cannot assure you that a regular trading market will develop. We cannot guarantee that we will be successful in listing our ordinary shares on the Nasdaq Capital Market; however, we will not complete this offering unless we are so listed.

Lock-up Agreements

Each of our directors, executive officers and shareholders of 5% or more of our ordinary shares have also entered into a similar lock-up agreement for a period of 12 months from the date of this prospectus, subject to certain exceptions, with respect to our ordinary shares and securities that are substantially similar to our ordinary shares. These parties collectively own all of our outstanding ordinary shares, without giving effect to this offering.

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ordinary shares may dispose of significant numbers of our ordinary shares in the future. We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of ordinary shares for future sale, will have on the trading price of our ordinary shares from time to time. Sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ordinary shares.

Rule 144

All of our ordinary shares that will be outstanding upon the completion of this offering, other than those Class A ordinary shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

●	1% of the then outstanding ordinary shares which will equal 1,225,000 ordinary shares, assuming the underwriters do not exercise their over-allotment option; or

●	the average weekly trading volume of our ordinary shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales by our affiliates under Rule 144 are also subject to certain requirements relating to the manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory share plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

The following discussion of material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Ogier, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Jingtian & Gongcheng, our PRC counsel. To the extent the discussion relates to the matters of U.S. tax law, it represents the opinion of Ellenoff Grossman & Schole LLP.

The following summary contains a description of certain Cayman Islands and U.S. federal income tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Shares. The discussion is a general summary of the present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

The Cayman Islands currently levies no taxes in on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes levied by the Government of the Cayman Islands that are likely to be material to holders of ordinary shares except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Pursuant to Section 6 of the Tax Concessions Law (2018 Revision) of the Cayman Islands, the Company has obtained an undertaking from the Financial Secretary of the Cayman Islands:

(a)	that no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations; and

(b)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of the shares, debentures or other obligations of our company; or

(ii)	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Law (2018 Revision).

These concessions shall be for a period of 20 years from March 22, 2018.

People’s Republic of China Taxation

Under the Enterprise Income Tax Law, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income as well as tax reporting obligations. Under the Implementation Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, State Administration of Taxation (SAT) Circular 82, which was issued in April 2009 and partially abolished on December 29, 2017, specifies that certain offshore-incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as non-domestically-registered resident enterprises if all of the following conditions are met: (a) senior management personnel and core management departments in charge of the daily operations of the enterprises have their presence mainly in the PRC; (b) their financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) major assets, accounting books and company seals of the enterprises, and minutes and files of their board’s and shareholders’ meetings are located or kept in the PRC; and (d) half or more of the enterprises’ directors or senior management personnel with voting rights habitually reside in the PRC. Further to SAT Circular 82, the SAT issued Announcement of the State Administration of Taxation on Printing and Distributing the Administrative Measures for Income Tax on Chinese-controlled Resident Enterprises Incorporated Overseas (Trial Implementation) (the “SAT Bulletin 45”) on July 27, 2011, which took effect on September 1, 2011 and was last amended on June 15, 2018, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on PRC resident enterprise status and administration on post-determination matters. If the PRC tax authorities determine that Mingzhu Logistics Holdings Limited (Cayman Islands) is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, Mingzhu Logistics Holdings Limited (Cayman Islands) may be subject to enterprise income tax at a rate of 25% with respect to its worldwide taxable income. Also, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares or ordinary shares and potentially a 20% of withholding tax would be imposed on dividends we pay to our non-PRC individual shareholders and with respect to gains derived by our non-PRC individual shareholders from transferring our shares or ordinary shares.

It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. See “Risk Factors — Risk Factors Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.”

The SAT and the Ministry of Finance issued the Notice of Ministry of Finance and State Administration of Taxation on Several Issues relating to Treatment of Corporate Income Tax Pertaining to Restructured Business Operations of Enterprises (the “SAT Circular 59”) in April 2009, which became effective on January 1, 2008 and was amended on December 25, 2014 and became effective from January 1, 2014. On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, which became effective on December 1, 2017 and was amended on June 15, 2018 (the “SAT Circular 37”). By promulgating and implementing the SAT Circular 59 and the SAT Circular 37, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-PRC resident enterprise.

Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Tax Arrangement, where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise directly holds at least 25% of a PRC enterprise, the withholding tax rate in respect of the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority.

Pursuant to the Circular of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements (“Circular 81”), a resident enterprise of the counter-party to such Tax Arrangement should meet the following conditions, among others, in order to enjoy the reduced withholding tax under the Tax Arrangement: (i) it must directly own the required percentage of equity interests and voting rights in such PRC resident enterprise; and (ii) it should directly own such percentage in the PRC resident enterprise anytime in the 12 months prior to receiving the dividends. Furthermore, pursuant to the Announcement of the State Taxation Administration on Promulgation of the Administrative Measures on Entitlement of Non-resident Taxpayers to Tax Treaty Benefits (or Circular 35) which was issued on October 14, 2019 and became effective from January 1, 2020, non-resident taxpayers claiming tax treaty benefits shall adopt the method of “making independent judgement, declaring claims and retaining the relevant materials for future inspection”. Where a non-resident taxpayer deems that it satisfies the criteria for entitlement to tax treaty benefits, it may, at the time of filing tax return or making withholding declaration through a withholding agent, enjoy tax treaty benefits, and simultaneously compile and retain the relevant materials pursuant to the provisions of this circular for future inspection, and be subject to follow-up administration by the tax authorities. There are also other conditions to qualify for such a reduced withholding tax rate according to other relevant tax rules and regulations. Accordingly, YGMZ (Hong Kong) Limited may be able to enjoy the 5% withholding tax rate for the dividends it receives from the WFOE, if it satisfies the conditions prescribed under Circular 81 and other relevant tax rules and regulations, and obtains the approvals as required under the Administrative Measures. However, according to Circular 81, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

Material United States Federal Income Tax Considerations

The following is a discussion of certain material United States federal income tax considerations relating to the acquisition, ownership, and disposition of our ordinary shares by a U.S. Holder, as defined below, that acquires our ordinary shares in this offering and holds our ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships (or other entities treated as partnerships for United States federal income tax purposes) and their partners, tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) 5% or more of our voting shares, investors that hold their ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction), or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the United States federal income tax laws, including any state, local, alternative minimum tax or non-United States tax considerations, or the Medicare tax on unearned income. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our ordinary shares are urged to consult their tax advisors regarding an investment in our ordinary shares.

The discussion set forth below is addressed only to U.S. Holders that purchase ordinary shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of U.S. federal income tax law to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our ordinary shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, distributions of cash or other property made by us to you with respect to the ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this prospectus.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the shares. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

We must make a separate determination each year as to whether we are a PFIC. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our ordinary shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our ordinary shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our ordinary shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the ordinary shares.

If we are a PFIC for your taxable year(s) during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the first taxable year during which you hold (or are deemed to hold) ordinary shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of such taxable year over your adjusted basis in such ordinary shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the ordinary shares are regularly traded on Nasdaq and if you are a holder of ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold ordinary shares in any taxable year in which we are a PFIC, you will be required to file IRS Form 8621 in each such year and provide certain annual information regarding such ordinary shares, including regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our ordinary shares, then such ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ordinary shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ordinary shares.

UNDERWRITING

Under the terms and subject to the conditions of an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom ViewTrade Securities, Inc. is acting as the representative and sole book-running manager, have severally agreed to purchase, and we have agreed to sell to them, on a firm commitment basis, the number of our ordinary shares at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below (excluding the shares underlying the over-allotment option and the Underwriter Warrants):

Underwriters	Number of Shares
ViewTrade Securities, Inc.

Total

The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the ordinary shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the ordinary shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to 450,000 additional ordinary shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ordinary shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of ordinary shares listed next to the names of all underwriters in the preceding table.

The underwriters will offer the shares to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of $       per share. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

Commissions and Expenses

The underwriting discounts and commissions are equal to (1) eight percent (8%) of the initial public offering price set forth on the cover of this prospectus if the gross proceeds from this offering is $15,000,000 or less or (2) seven and one-half percent (7.5%) of the initial public offering price set forth on the cover of this prospectus if the gross proceeds from this offering is more than $15,000,000.

The following table shows the per share and total initial public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Per Share	Total Without Exercise of Over-allotment Option	Total With Full Exercise of Over-allotment Option
Initial public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

We will also pay to the representative by deduction from the net proceeds of the offering contemplated herein, a non-accountable expense allowance equal to one percent (1%) of the gross proceeds received by us from the sale of our ordinary shares.

We have agreed to reimburse the representative up to a maximum of $175,000 for out-of-pocket accountable expenses (including the legal fees and other disbursements as disclosed below).

We paid an expense deposit of $35,000 to the representative, within three days of the execution of the letter of intent between us and the representative, and we are entitled to an additional $35,000 upon receipt of the SEC’s first comments to this prospectus, for the representative’s anticipated out-of-pocket expenses; any expense deposits will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

We have agreed to pay expenses relating to the offering, including, and up $175,000: (i) all filing fees and communication expenses relating to the registration of the shares to be sold in this offering with the SEC and the filing of the offering materials with FINRA; (ii) all reasonable travel and lodging expenses incurred by the representative or its counsel in connection with visits to, and examinations of, our company; (iii) translation costs for due diligence purpose; (iv) all fees, expenses and disbursements relating to the registration or qualification of such shares under the “blue sky” securities laws of such states and other jurisdictions as the representative may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of representative’s counsel); (v) the costs of all mailing and printing of the placement documents, registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the representative may reasonably deem necessary; (vi) the costs of preparing, printing and delivering certificates representing the shares and the fees and expenses of the transfer agent for such shares; and (vii) the reasonable cost for road show meetings and preparation of a power point presentation. In addition, we have agreed to pay the costs associated with “tombstone” advertisements.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and commissions and non-accountable expense allowance, will be approximately $876,765, including a maximum aggregate reimbursement of $175,000 of representative’s accountable expenses.

In addition, we agreed, until the effectiveness of the registration statement in connection with this offering, not to negotiate with any other broker-dealer relating to a possible private and/or public offering of the securities without the written consent of the representative. If, prior to the 12 month period following the effective date of our letter of intent with the representative, we (i) do not complete this offering and enter into discussions regarding a letter of intent or similar agreement with a third party broker-dealer and enter into a new engagement letter, and/or (ii) effect a private and/or public offering of the securities with another broker-dealer or any other person without the written consent of the representative, we will be liable to the representative for the accountable expenses of $175,000; provided, however, that such fees shall be subject to FINRA Rule 5110(f)(2)(D)(ii) and shall not apply if and to the extent the representative has advised us of the representative’s inability or unwillingness to proceed with this offering.

We have applied to have our ordinary shares listed on the Nasdaq Capital Market under the symbol “YGMZ.”

Underwriter Warrants

In addition, we have agreed to issue warrants to the representative of the underwriters to purchase a number of ordinary shares equal to 10% of the total number of ordinary shares sold in this offering. Such warrants shall have an exercise price equal to 115% of the offering price of the ordinary shares sold in this offering. The underwriters’ warrants may be purchased in cash or via cashless exercise, will be exercisable for five years from the effective date of the registration statement of which this prospectus forms a part and will terminate on the fifth anniversary of the effective date of the registration statement of which this prospectus forms a part. The underwriters’ warrants and the underlying shares will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), and except as otherwise permitted by FINRA rules, neither the underwriters’ warrants nor any of our shares issued upon exercise of the underwriters’ warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part. In addition, although the underwriter warrants and the underlying ordinary shares will be registered in the registration statement of which this prospectus forms a part, we have also agreed that the warrants will provide for registration rights in certain cases. These registration rights apply to all of the securities directly and indirectly issuable upon exercise of the underwriter warrants. The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v).

We will bear all fees and expenses attendant to registering the ordinary shares issuable upon exercise of the warrants, other than underwriting commissions incurred and payable by the holders. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. The warrant exercise price and/or underlying shares may also be adjusted for issuances of ordinary shares at a price below the warrant exercise price.

Indemnification; Indemnification Escrow

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Concurrently with the execution and delivery of the underwriting agreement, the Company will set up an escrow account with a third-party escrow agent in the United States and will fund such account with $500,000 from this offering that may be utilized by the underwriters to fund any bona fide indemnification claims of the underwriters arising during a 24 month period following the offering. The escrow account will be interest bearing, and we will be free to invest the assets in securities. All funds that are not subject to an indemnification claim will be returned to us after the applicable period expires. The Company will pay the reasonable fees and expenses of the escrow agent.

Lock-Up Agreements

Our officers, directors and principal shareholders (5% or more shareholders) have agreed, subject to certain exceptions, to a twelve (12) month “lock-up” period from the date of this prospectus with respect to the ordinary shares that they beneficially own, including the issuance of shares upon the exercise of convertible securities and options that are currently outstanding or which may be issued. This means that, for a period of twelve (12) months following the date of this prospectus, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representative.

The representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Pricing of the Offering

Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price of the shares has been negotiated between us and the underwriters. Among the factors considered in determining the initial public offering price of the shares, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of ordinary shares to selling group members for sale to their online brokerage account holders. The ordinary shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our ordinary shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our ordinary shares in this offering because such underwriter repurchases those shares in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our ordinary shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our ordinary shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our ordinary shares on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the shares or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ordinary shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In addition to the public offering of the ordinary shares in the United States, the underwriters may, subject to applicable foreign laws, also offer the ordinary shares in certain countries.

Notice to Prospective Investors in Hong Kong

The ordinary shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ordinary shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the ordinary shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Taiwan

The ordinary shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ordinary shares in Taiwan.

Stamp Taxes

If you purchase ordinary shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, Nasdaq listing fee and the FINRA filing fee, all amounts are estimates.

SEC Registration Fee	$2,247
Nasdaq Listing Fee	50,000
FINRA Filing Fee	3,200
Legal Fees and Expenses	461,523
Accounting Fees and Expenses	25,000
Printing and Engraving Expenses	31,795
Transfer Agent Fee	3,000
Miscellaneous Expenses	300,000
Total	$876,765

LEGAL MATTERS

We are being represented by Ellenoff Grossman & Schole LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Dickinson Wright PLLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares offered in this offering will be passed upon for us by Ogier. Certain legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng and for the underwriters by Deheng Law Firm. Ellenoff Grossman & Schole LLP may rely upon Ogier with respect to matters governed by Cayman Islands law and Jingtian & Gongcheng with respect to matters governed by PRC law.  Dickinson Wright PLLC may rely upon Deheng Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of our company as of December 31, 2018 and 2017, and for each of the years in the period then ended included in this prospectus have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of Friedman LLP is located at One Liberty Plaza, 165 Broadway, New York, NY 10006.

The section in this prospectus entitled “Our Industry” is based in part upon, and summaries elsewhere in this prospectus attributed to Frost & Sullivan are based upon, information either compiled or produced by Frost & Sullivan and are included in reliance upon the authority of that firm as an expert, although Frost & Sullivan has not independently verified the material provided to it by the outside sources referenced in that section. This information has been included with the consent of Frost & Sullivan and Frost & Sullivan has authorized that portions of the prospectus be attributed to it. The registered business address of Frost & Sullivan is 1018 Tower B, 500 Yunjin Road, Shanghai, China 200232.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to underlying ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ordinary shares.

Immediately upon the effectiveness of the registration statement on Form F-1 to which this prospectus is a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing to us at 27F, Yantian Modern Industry Service Center, No. 3018 Shayan Road, Yantian District, Shenzhen, Guangdong, China 518081 or call us at +86 755-25209839. We also maintain a website at www.szygmz.com, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Interim Condensed Consolidated Financial Statements	Page(s)

Unaudited interim condensed consolidated balance sheets as of September 30, 2019 and December 31, 2018	F-34
Unaudited interim condensed consolidated statements of income and comprehensive income for the nine months ended September 2019 and 2018	F-35
Unaudited interim condensed consolidated statements of shareholders’ equity for the nine months ended September 2019 and 2018	F-36
Unaudited interim condensed consolidated statements of cash flows for the nine months ended September 2019 and 2018	F-38
Notes to unaudited interim condensed consolidated financial statements for the nine months ended September 2019 and 2018	F-39 – F-67

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of MingZhu Logistics Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MingZhu Logistics Holdings Limited and Subsidiaries (collectively, the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2019.

New York, New York
August 2, 2019, except for Notes 14 and 15 which are dated September 27, 2019, and Notes 1 and 13 which are dated February 18, 2020

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31, 2018	As of December 31, 2017
	USD	USD
ASSETS
CURRENT ASSETS
Cash	$648,103	$352,748
Restricted cash	160,206	-
Accounts receivable, net	7,392,863	8,169,698
Operating supplies	4,019	173,515
Prepayments	1,868,180	1,430,204
Other receivables	442,872	1,167,717
Amount due from related parties	51,655	177,498
Total Current Assets	10,567,898	11,471,380

PROPERTY AND EQUIPMENT, NET	4,988,774	5,431,913

OTHER ASSETS
Deferred tax assets	22,267	26,592
Deposits	304,612	367,595
Total other assets	326,879	394,187
Total assets	$15,883,551	$17,297,480

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term bank borrowings	$1,213,730	$3,075,481
Accounts payable	845,093	1,709,088
Other payables and accrued liabilities	956,052	640,121
Amount due to related parties	193,032	3,178,446
Tax payable	1,397,508	1,103,857
Current maturities of long-term bank borrowings	174,533	768,486
Current portion of capital lease and financing obligations	737,463	1,142,954
Total current liabilities	5,517,411	11,618,433

OTHER LIABILITIES
Long-term bank borrowings	1,134,463	-
Long-term portion of capital lease and financing obligations	726,646	638,460
Total other liabilities	1,861,109	638,460
Total liabilities	7,378,520	12,256,893

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares: $0.001 par value, 50,000,000 shares authorized, 9,250,000 shares issued and outstanding as of December 31, 2018 and 2017*	9,250	9,250
Share subscription receivables	(847,086)	(5,506,775)
Additional paid-in capital	4,115,388	7,745,836
Statutory reserves	537,874	251,360
Retained earnings	4,820,640	2,252,267
Accumulated other comprehensive (loss) income	(131,035)	288,649
Total shareholders’ equity	8,505,031	5,040,587
Total liabilities and shareholders’ equity	$15,883,551	$17,297,480

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on February 12, 2020.

The accompanying notes are an integral part of these consolidated financial statements.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Year Ended December 31,
	2018	2017
	USD	USD
REVENUES	$27,646,789	$20,616,011

COSTS AND EXPENSES
Transportation costs	22,399,066	16,806,258
General and administrative expenses	1,147,101	1,452,369
Sales and marketing expenses	65,856	39,908
Total costs and expenses	23,612,023	18,298,535

INCOME FROM OPERATIONS	4,034,766	2,317,476

OTHER (EXPENSES) INCOME
Interest expenses	(355,332)	(289,967)
Other expenses	(8,204)	(186,515)
Other income	189,685	85,361
Total other expenses, net	(173,851)	(391,121)

INCOME BEFORE INCOME TAXES	3,860,915	1,926,355

PROVISION FOR INCOME TAXES	1,006,028	688,265

NET INCOME	2,854,887	1,238,090

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	(419,684)	291,244
COMPREHENSIVE INCOME	$2,435,203	$1,529,334

Weighted average shares used in computation:
Basic and diluted*	9,250,000	9,250,000

EARNINGS PER SHARE - BASIC AND DILUTED*	$0.31	$0.13

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on February 12, 2020.

The accompanying notes are an integral part of these consolidated financial statements.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

			Share	Additional	Retained Earnings		Accumulated Other
	Shares*	Amount	Subscription Receivables	Paid-in Capital	Statutory Reserve	Unrestricted	Comprehensive Income (Loss)	Total
		USD	USD	USD	USD	USD	USD	USD
BALANCE, December 31, 2016	9,250,000	$9,250	$(5,506,775)	$8,185,313	$133,495	$1,132,042	$(2,595)	$3,950,730

Capital distribution due to reorganization	-	-	-	(439,477)	-	-	-	(439,477)
Net income for the year	-	-	-	-	-	1,238,090	-	1,238,090
Foreign currency translation adjustment	-	-	-	-	-	-	291,244	291,244
Appropriation to statutory reserves	-	-	-	-	117,865	(117,865)	-	-

BALANCE, December 31, 2017	9,250,000	$9,250	$(5,506,775)	7,745,836	251,360	2,252,267	288,649	5,040,587

Capital contribution	-	-	4,659,689	-	-	-	-	4,659,689
Capital distribution due to reorganization	-	-	-	(3,630,448)	-	-	-	(3,630,448)
Net income for the year	-	-	-	-	-	2,854,887	-	2,854,887
Foreign currency translation adjustment	-	-	-	-	-	-	(419,684)	(419,684)
Appropriation to statutory reserves	-	-	-	-	286,514	(286,514)	-	-

BALANCE, December 31, 2018	9,250,000	$9,250	$(847,086)	$4,115,388	$537,874	$4,820,640	$(131,035)	$8,505,031

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on February 12, 2020.

The accompanying notes are an integral part of these consolidated financial statements.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2018	2017
	USD	USD
Cash flows from operating activities:
Net income	$2,854,887	$1,238,090
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposals of equipment	6,803	79,603
Provision for doubtful accounts	63,601	28,424
Amortization of deferred financing fees	217,928	103,476
Depreciation for property and equipment	1,374,737	1,248,411
Deferred income tax expenses (benefit)	3,013	(25,606)
Changes in operating assets and liabilities
Accounts receivable	(72,261)	(3,163,134)
Operating supplies	166,637	669,881
Prepayments	(535,532)	(490,912)
Other receivables	247,278	944,343
Deposits	87,537	(139,091)
Accounts payable	(803,359)	443,381
Other payables and accrued liabilities	(376,775)	191,868
Tax payables	564,503	805,192
Net cash provided by operating activities	3,798,997	1,933,926

Cash flows from investing activities:
Purchases of equipment	(108,591)	(101,348)
Proceeds from disposal of equipment	92,082	607,803
Net cash (used in) provided by investing activities	(16,509)	506,455

Cash flows from financing activities:
Proceeds from short-term bank borrowings	1,815,706	3,255,931
Repayment of short-term bank borrowings	(3,580,723)	(3,072,415)
Proceeds from long-term bank borrowings	1,361,779	-
Repayment of long-term bank borrowings	(756,544)	(355,192)
Repayments of obligations under capital leases	(1,178,813)	(482,774)
Amounts advanced from related parties	7,304,612	1,085,320
Repayments to related parties	(8,547,655)	(2,691,138)
Capital contribution	3,916,672	-
Capital distribution	(3,630,448)	(439,477)
Net cash used in financing activities	(3,295,414)	(2,699,745)

Effect of exchange rate change on cash	(31,513)	24,744

Net increase (decrease) in cash and restricted cash	455,561	(234,620)

Cash and restricted cash at beginning of the year	352,748	587,368

Cash and restricted cash at end of the year	$808,309	$352,748

Supplemental disclosure of cash flow information:
Interest paid	$345,654	$285,843
Income tax paid	$633,290	$482,707

Supplemental non-cash investing and financing information:
Non-cash capital leases to acquire revenue equipment	$918,741	$542,949
Capital contribution by offsetting debt	$743,017	$-
Uncollected receivable from disposal of revenue equipment	$304,946	$1,068,533
Amount due to related parties offset by other receivables	$408,534	$-
Acquisition of revenue equipment offset by accounts receivable	$360,434	$-

Reconciliation to amounts on consolidated balance sheets:
Cash	$648,103	$352,748
Restricted cash	160,206	-
Total cash and restricted cash	$808,309	$352,748

The accompanying notes are an integral part of these consolidated financial statements.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Note 1 – Nature of business and organization

Mingzhu Logistics Holdings Limited and its consolidated subsidiaries (collectively referred to as the “Group” or the “Company”) primarily provide trucking and delivery services using its own truckload fleet and subcontractors to meet its customers’ diverse transportation needs across different provinces or within Guangdong and Xinjiang in the People’s Republic of China (the “PRC” or “China”).

Mingzhu Logistics Holdings Limited (“MingZhu Cayman”) is a holding company incorporated in the Cayman Islands on January 2, 2018 under the laws of the Cayman Islands. The Company has no substantive operations other than holding all of the outstanding share capital of MingZhu Investment Limited (“MingZhu BVI”) established under the laws of the British Virgin Islands on January 15, 2018. MingZhu BVI is also a holding company holding all of the outstanding equity of YGMZ (Hong Kong) Limited (“MingZhu HK”) which was incorporated in Hong Kong on February 2, 2018.

Reorganization

A reorganization of the Company’s legal structure was completed on April 13, 2018. The reorganization involved the incorporation of MingZhu Cayman, and its wholly-owned subsidiaries, MingZhu BVI, and MingZhu HK; and the transfer of all equity ownership of Shenzhen Yangang Mingzhu Freight Industry Co., Ltd (“MingZhu”) to MingZhu HK from the former shareholders of MingZhu. In consideration of the transfer, the Company issued 1,000 shares of the Company with par value $0.001 (HKD 0.01) per share to the former shareholders of MingZhu.

On April 13, 2018, the former shareholders transferred their 100% ownership interest in MingZhu to MingZhu HK, which is 100% owned by MingZhu Cayman through MingZhu BVI. After the reorganization, MingZhu Cayman owns 100% equity interests of MingZhu BVI, MingZhu HK and MingZhu. The controlling shareholder of MingZhu Cayman is same as of MingZhu prior to the reorganization.

MingZhu was incorporated on July 10, 2002 in Shenzhen, Guangdong under the laws of the PRC. Shenzhen Pengcheng Shengshi Logistics Co., Ltd. (“MingZhu Pengcheng”), a company providing trucking services, was incorporated on April 7, 2010 in Shenzhen, Guangdong under the laws of the PRC. Prior to the reorganization, MingZhu and MingZhu Pengcheng were under common control. On November 10, 2017, for the purpose of reorganization so that the business of the Company could be rearranged to be under a common holding company, the entire equity interest of MingZhu Pengcheng was transferred to MingZhu.

These two transactions were between entities under common control, and therefore accounted for in a manner similar to the pooling of interest method. Under the pooling-of-interests method, combination between two businesses under common control is accounted for at carrying amounts with retrospective adjustment of prior period financial statements, and the equity accounts of the combining entities are combined and the difference between the consideration paid and the net assets acquired is reflected as an equity transaction (i.e., distribution to parent company). As opposed to the purchase method of accounting, no intangible assets are recognized in the transaction, and no goodwill is recognized as a result of the combination.

On September 5, 2018, MingZhu HK established its wholly-owned subsidiary, Shenzhen Yangang Mingzhu Supply Chain Management Co., Ltd (“MingZhu Management”), a PRC company. MingZhu Management engages in providing transportation and supply chain management services.

With the effect of resolutions passed by board of directors on February 12, 2020, the authorized number of ordinary shares increased from 38,000,000 to 50,000,000 with a par value of $0.001 instead of HKD 0.01 and the issued number of ordinary shares increased from 1,000 to 9,250,000 with a par value of $0.001 instead of HKD 0.01. As of the date hereof, the authorized number of ordinary shares is 50,000,000 with a par value of $0.001 and the issued number of ordinary shares is 9,250,000.

Since the Company and its subsidiaries are effectively controlled by the same group of the shareholders before and after the reorganization, they are considered under common control. The above-mentioned transactions were accounted for as a recapitalization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the consolidated financial statements.

Note 2 – Summary of significant accounting policies

Basis of presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances between the Company and its subsidiaries are eliminated upon consolidation.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

The accompanying consolidated financial statements reflect the activities of the Company and each of the following entities:

Name	Background	Ownership
MingZhu Investment Limited (“MingZhu BVI”)	● A British Virgin Islands company ● Incorporated on January 15, 2018 ● A holding company	100% owned by MingZhu Cayman
YGMZ (Hong Kong) Limited (“MingZhu HK”)	● A Hong Kong company ● Incorporated on February 2, 2018 ● A holding company	100% owned by MingZhu BVI
Shenzhen Yangang Mingzhu Freight Industry Co., Ltd (“MingZhu”)	● A PRC limited liability company ● Incorporated on July 10, 2002 ● Providing trucking services	100% owned by MingZhu HK
Shenzhen Yangang Mingzhu Supply Chain Management Co., Ltd (“MingZhu Management”)	● A PRC limited liability company ● Incorporated on September 5, 2018 ● Transportation and supply chain management services	100% owned by MingZhu HK
Shenzhen Pengcheng Shengshi Logistics Co., Ltd (“MingZhu Pengcheng”)	● A PRC limited liability company ● Incorporated on April 7, 2010 ● Providing trucking services	100% owned by MingZhu

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s consolidated financial statements include the useful lives of property and equipment, impairment of long-lived assets, allowance for doubtful accounts, provision for contingent liabilities, revenue recognition, and deferred taxes and uncertain tax position. Actual results could differ from these estimates.

Foreign currency translation and transaction

The functional currencies of the Company are the local currency of the country in which the subsidiaries operate. The reporting currency of the Company is the United States Dollars (“U.S. dollar”). The results of operations and the consolidated statements of cash flows denominated in foreign currencies are translated at the average rates of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currencies is translated at the historical rates of exchange at the time of capital contributions. Because cash flows are translated based on the average translation rates, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income included in consolidated statements of changes in shareholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency in the consolidated statement of income and comprehensive income.

The functional currency of MingZhu Cayman and MingZhu BVI is U.S. dollar. The functional currency of the MingZhu HK is the Hong Kong dollar (“HKD”). The Company’s subsidiaries with operations in PRC uses the local currency, Renminbi (“RMB”), as their functional currencies. An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements.

For the purpose of presenting these financial statements of subsidiaries using RMB as functional currency, the Company’s assets and liabilities are expressed in U.S. dollar at the exchange rate on the balance sheet date, which is 6.8755 and 6.5063 as of December 31, 2018 and 2017, respectively; shareholders’ equity accounts are translated at historical rates, and income and expense items are translated at the average exchange rate during the period, which is 6.6090 and 6.7569 for the years ended December 31, 2018 and 2017, respectively.

For the purpose of presenting these financial statements of the subsidiary using HKD as functional currency, the Company’s assets and liabilities are expressed in U.S. dollar at the exchange rate on the balance sheet date, which is 7.8305 and 7.8128 as of December 31, 2018 and 2017, respectively; shareholders’ equity accounts are translated at historical rates, and income and expense items are translated at the average exchange rate during the period, which is 7.8376 and 7.7926 for the years ended December 31, 2018 and 2017, respectively.

Cash

Cash comprises of cash at banks and on hand, which includes deposits with original maturities of three months or less with commercial banks in PRC. As of December 31, 2018 and 2017, the Company did not have any cash equivalents. Cash were held in accounts at financial institutions located in the PRC‚ which is not freely convertible into foreign currencies. In addition, these balances are not covered by insurance. While management believes that these financial institutions are of high credit quality, it also continually monitors their creditworthiness. The Company and its subsidiaries have not experienced any losses in such accounts and do not believe the cash is exposed to any significant risk.

Restricted cash

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (230): Restricted Cash. The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2017, and interim periods within those annual periods. Earlier adoption is permitted. The amendments in this Update should be applied using a retrospective transition method to each period presented. On January 1, 2018, the Company adopted this guidance on a retrospective basis and have applied the changes to the consolidated statement of cash flows starting from the year ended December 31, 2016.

As of December 31, 2018 and 2017, there was restricted cash balance of $160,206 and $nil. Restricted cash mainly represents cash in bank was frozen by court orders due to two lawsuits. On January 25, 2019 and February 22, 2019, respectively, the frozen cash balance was released when the two lawsuits were all settled.

Accounts Receivable and allowance for doubtful accounts

Accounts receivables are stated and carried at original invoiced amount. Accounts are considered overdue after 90 days. In establishing the required allowance for doubtful accounts, management considers historical collection experience, aging of the receivables, the economic environment, industry trend analysis, and the credit history and financial conditions of the customers. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after all means of collection have been exhausted and that the likelihood of collection is not probable.

Operating supplies

Operating supplies consist primarily of tires for servicing the Company’s revenue equipment. Operating supplies are recorded at the lower of cost (on a first-in, first-out basis) or net realizable value. Tires purchased as part of revenue equipment are capitalized as part of the cost of the equipment. Replacement tires are charged to expense when placed in service.

Prepayments and Deposits

Prepayments are cash deposited or advanced to suppliers for purchasing goods or services that have not been received or provided and deposits made to the Company’s customers and landlord. This amount is refundable and bears no interest. Prepayment and deposit are classified as either current or non-current based on the terms of the respective agreements. These advances are unsecured and are reviewed periodically to determine whether their carrying value has become impaired.

Other receivables

Other receivables primarily include short-term interest-free advances made to third parties, rental receivables and receivables for disposal of equipment. Management regularly reviews the aging of receivables and changes in payment trends and records allowances when management believes collection of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made.

Property and equipment, net

Property and equipment are stated at cost net of accumulated depreciation and impairment. Depreciation is provided over the estimated useful lives of the assets using the straight-line method from the time the assets are placed in service, after considering the estimated residual value which is 5% of costs. Estimated useful lives are as follows:

Classification	Estimated Useful Life
Buildings and improvements	10 years
Computer and office equipment	3-5 years
Revenue equipment*	5 years

* Revenue equipment are trucks and trailers only used for providing trucking services.

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of income and comprehensive income. Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Leases

The Company accounts for all significant leases as either operating or capital. At lease inception, if the lease meets any of the following four criteria, the Company will classify it as a capital lease: (a) transfer of ownership to lessee at the end of the lease term, (b) bargain purchase option, (c) lease term is equal to 75% or more of the estimated economic life of the leased property, or (d) the present value of the minimum lease payments is 90% or more of the fair value of the leased asset. Otherwise, the lease will be treated as an operating lease.

Impairment of long-lived assets

Long-lived assets, including property and equipment are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company will reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. For the years ended December 31, 2018 and 2017, no impairment of long-lived assets was recognized.

Fair Value Measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels of the fair value hierarchy are as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Interest rates that are currently available to the Company for issuance of long-term debt and capital lease with similar terms and remaining maturities are used to estimate the fair value of the Company’s long-term debt. The fair value of the Company’s long-term debt approximated the carrying value at December 31, 2018 and 2017, as the weighted average interest rate on these long-term debt approximates the market rate for similar debt.

Share subscription receivables

Share subscription receivables represent unpaid capital contribution from the Company’s shareholders.

Claims accruals

With respect to cargo loss and auto liability, the Company maintains insurance coverage to protect it from certain business risks. Claims accruals represent the uninsured portion of pending claims including estimates of adverse development of known claims, plus an estimated liability for incurred but not reported claims. Upon settling claims and expenses associated with claims where it has third party coverage, the Company is generally required to initially fund payment to the claimant and seek reimbursement from the insurer.

The Company shall be responsible for any loss or damages to the goods entrusted to it or any loss or damage or personal injury happened in the course of the Company’s provision of relevant trucking services. As at the date of this report the Company maintained an adequate insurance coverage in relation to the trucking services to be delivered to its customers and third-party liability. The Company has also maintained sufficient workers’ compensation for its employees.

Revenue Recognition

The Company elected to adopt Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606), effective as of January 1, 2017. Accordingly, the consolidated financial statements for the years ended December 31, 2018 and 2017 are presented under ASC 606. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company elected the modified retrospective method which required a cumulative adjustment to retained earnings instead of retrospectively adjusting prior periods. The adoption of ASC 606 did not have a material impact on the Company’s consolidated financial statements.

Revenues are generated from provision of trucking services. For each trip, The Company has a single performance obligation, to transport its customer’s freight from a specified origin to a specified destination, with the transit period typically being less than three days.

The management have determined that revenue recognition over the transit period provides a reasonable estimate of the provision of services to its customers as its obligation is performed over the transit period. For loads picked up during the reporting period, but delivered in a subsequent reporting period, revenue is allocated to each period based on the transit time in each period as a percentage of total transit time.

The Company subcontracts certain of its trucking services to external transportation companies, primarily to carry out trucking services for customers with demand of irregular delivery schedules. The Company also engages subcontractors when it is under capacity assuming its master service agreements with customers allow subcontracting. Revenue is generated from the same base of customers. The Company evaluates whether its performance obligation is a promise to transfer services to the customer (as the principal) or to arrange for services to be provided by another party (as the agent) using a control model. The Company’s evaluation determined that it is in control of establishing the transaction price, managing all aspects of the shipments process and taking the risk of loss for delivery, collection, and returns. Based on its evaluation of the control model, the Company determined that all of its major businesses act as the principal rather than the agent within their revenue arrangements and such revenues are reported on a gross basis.

The Company applies the practical expedient in Topic 606 that permits the Company to not disclose the aggregate amount of transaction price allocated to performance obligations that are unsatisfied as of the end of the period as the Company’s contracts have an expected length of one year or less. The Company also applies the practical expedient in Topic 606 that permits the recognition of incremental costs of obtaining contracts as an expense when incurred if the amortization period of such costs is one year or less. These costs are included in purchased transportation costs.

The Company’s performance obligations represent the transaction price allocated to future reporting periods for freight services started but not completed at the reporting date. This includes the unbilled amounts and accrued freight costs for freight shipments in transit. As of December 31, 2018, the Company has $21,596 of unbilled amounts recorded in accounts receivable and $17,497 of accrued freight costs recorded in accounts payable.

Disaggregated information of revenues by geographic locations are as follows:

	For the year ended December 31
	2018	2017
Guangdong province	$14,426,772	$15,514,679
Xinjiang province	13,220,017	5,101,332
Total revenues	$27,646,789	$20,616,011

Transportation costs

The transportation costs primarily consist of fuel expenses, highway bridge expenses, insurance expenses, drivers’ wages, maintenance and repairs expenses, subcontractor fees, depreciation expenses and other expenses.

Sales and marketing expenses

Sales and marketing expenses primarily include advertising costs. Advertising costs are expensed as incurred and amounted to $65,856 and $39,908 for the years ended December 31, 2018 and 2017, respectively.

Employee benefit

The full-time employees of the Company are entitled to staff welfare benefits including medical care, housing fund, pension benefits, unemployment insurance and other welfare, which are government mandated defined contribution plans. The Company is required to accrue for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make cash contributions to the state-sponsored plans out of the amounts accrued. Total expenses for the plans were $65,470 and $49,314 for the years ended December 31, 2018 and 2017, respectively.

Value added taxes

The Company is subject to value added tax (“VAT”). Revenue from provision of trucking services is generally subject to VAT at the rate of 10% starting in May 2018 or at the rate of 11% in April 2018 and prior. The Company is entitled to a refund for VAT already paid on goods and services purchased. The VAT balance is recorded in tax payables on the consolidated balance sheets. Revenues are presented net of applicable VAT.

Income taxes

The Company accounts for income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized, or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

Comprehensive income (loss)

Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under GAAP are recorded as an element of shareholders’ equity but are excluded from net income. Other comprehensive income (loss) consists of a foreign currency translation adjustment resulting from the Company not using the U.S. dollar as its functional currencies.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the years ended December 31, 2018 and 2017, there were no dilutive shares.

Statutory Reserves

Pursuant to the laws applicable to the PRC, PRC entities must make appropriations from after-tax profit to the non-distributable “statutory surplus reserve fund”. Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). For foreign invested enterprises and joint ventures in the PRC, annual appropriations should be made to the “reserve fund”. For foreign invested enterprises, the annual appropriation for the “reserve fund” cannot be less than 10% of after-tax profits until the aggregated appropriations reach 50% of the registered capital (as determined under PRC GAAP at each year-end). If the Company has accumulated loss from prior periods, the Company is able to use the current period net income after tax to offset against the accumulate loss.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Segment Reporting

The Company’s chief operating decision maker (“CODM”) has been identified as its CEO, who reviews the consolidated results when making decisions about allocating resources and assessing performance of the Company as a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company’s long-lived assets are substantially all located in the PRC and all of the Company’s revenues are derived from the PRC.

Recent issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This update will require the recognition of a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, for all leases with terms longer than 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income and the repayment of the principal portion of the lease liability will be classified as a financing activity while the interest component will be included in the operating section of the statement of cash flows. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018 and requires a modified retrospective approach to adoption. Early adoption is permitted. In September 2017, the FASB issued ASU No. 2017-13, which to clarify effective dates that public business entities and other entities were required to adopt ASC Topic 842 for annual reporting. A public business entity that otherwise would not meet the definition of a public business entity except for a requirement to include or the inclusion of its financial statements or financial information in another entity’s filing with the SEC adopting ASC Topic 842 for annual reporting periods beginning after December 15, 2019, and interim reporting periods within annual reporting periods beginning after December 15, 2020. ASU No. 2017-13 also amended that all components of a leveraged lease be recalculated from inception of the lease based on the revised after tax cash flows arising from the change in the tax law, including revised tax rates. The difference between the amounts originally recorded and the recalculated amounts must be included in income of the year in which the tax law is enacted. In November 2019, the FASB issued ASU No. 2019-10, by which to defer the effective date for all other entities by an additional year. As an emerging growth company, the Company has not early adopted this update and it will become effective on January 1, 2021. The Company is currently evaluating the impact of the adoption of ASU 2016-02 on its consolidated financial statements and related disclosures.

In August 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to address diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments provide guidance on the following eight specific cash flow issues: (1) Debt Prepayment or Debt Extinguishment Costs; (2) Settlement of Zero-Coupon Debt Instruments or Other Debt Instruments with Coupon Interest Rates That Are Insignificant in Relation to the Effective Interest Rate of the Borrowing; (3) Contingent Consideration Payments Made after a Business Combination; (4) Proceeds from the Settlement of Insurance Claims; (5) Proceeds from the Settlement of Corporate-Owned Life Insurance Policies, including Bank-Owned; (6) Life Insurance Policies; (7) Distributions Received from Equity Method Investees; (8) Beneficial Interests in Securitization Transactions; and Separately Identifiable Cash Flows and Application of the Predominance Principle. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The amendments should be applied using a retrospective transition method to each period presented. If it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. The Company does not expect this standard to have a material impact on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early application will be permitted for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company does not expect this standard to have a material impact on its consolidated financial statements.

In July 2017, the FASB Issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815). The amendments in Part I of the Update change the reclassification analysis of certain equity-lined financial instruments (or embedded features) with down round features. The amendments in Part II of this Update recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect. The Company does not believe the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

In August 2018, the FASB Accounting Standards Board issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 modifies the disclosure requirements on fair value measurements. ASU 2018-13 is effective for public entities for fiscal years beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosures. The removed and modified disclosures will be adopted on a retrospective basis and the new disclosures will be adopted on a prospective basis. The Company does not expect this guidance will have a material impact on its consolidated financial statements.

In February 2018, the FASB issued ASU 2018-02, Income Statement Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this Update affect any entity that is required to apply the provisions of Topic 220, Income Statement – Reporting Comprehensive Income, and has items of other comprehensive income for which the related tax effects are presented in other comprehensive income as required by GAAP. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption of the amendments in this Update is permitted, including adoption in any interim period, (1) for public business entities for reporting periods for which financial statements have not yet been issued and (2) for all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this Update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The Company does not believe the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

Except for the above-mentioned pronouncements, there are no new recent issued accounting standards that will have material impact on the consolidated financial position, statements of operations and cash flows.

Concentrations of Risks

(a)	Foreign currency risk

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. The change in the value of the RMB relative to the U.S. dollar may affect the Company’s financial results reported in the U.S. dollar terms without giving effect to any underlying changes in the Company’s business or results of operations. Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

As a result, the Company is exposed to foreign exchange risk as revenues and results of operations may be affected by fluctuations in the exchange rate between the U.S. dollar and RMB. If the RMB depreciates against the U.S. dollar, the value of RMB revenues, earnings and assets as expressed in U.S. dollar financial statements will decline. The Company has not entered into any hedging transactions in an effort to reduce its exposure to foreign exchange risk.

(b)	Concentration of Credit risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and restricted cash. As of December 31, 2018, and 2017, substantially all of the Company’s cash and restricted cash were held by major financial institutions located in the PRC, which management believes are of high credit quality.

For the credit risk related to accounts receivable, the Company performs ongoing credit evaluations of its customers. The Company establishes an allowance for doubtful accounts based upon estimates, factors surrounding the credit risk of specific customers and other information. The allowance amounts were immaterial for all periods presented.

(c)	Customer concentration risk

For the year ended December 31, 2018, two customers accounted for 20.4% and 16.3% of the Company’s total revenues. For the year ended December 31, 2017, three customers accounted for 29.2%, 15.4% and 11.0% of the Company’s total revenues. No other customer accounts for more than 10% of the Company’s revenue for the years ended December 31, 2018 and 2017, respectively.

As of December 31, 2018, four customers accounted for 26.9%, 13.2%, 13.1% and 10.7% of the total balance of accounts receivable. As of December 31, 2017, three customers accounted for 23.8%, 16.5% and 10.6% of the total balance of accounts receivable. No other customer accounts for more than 10% of the Company’s accounts receivable as of December 31, 2018 and 2017, respectively.

(d)	Vendor concentration risk

For the year ended December 31, 2018, two subcontractors accounted for 84.9% and 14.1% of the Company’s total subcontracting costs. For the year ended December 31, 2017, two subcontractors accounted for 45.8% and 41.6% of the Company’s total subcontracting costs. No other subcontractor accounts for more than 10% of the Company’s total subcontracting costs for the years ended December 31, 2018 and 2017, respectively.

As of December 31, 2018, two subcontractors accounted for 67.2% and 32.8% of the total balance of accounts payable. As of December 31, 2017, three subcontractors accounted for 50.8%, 28.3% and 15.8% of the total balance of accounts payable. No other subcontractor accounts for more than 10% of the Company’s accounts payable as of December 31, 2018 and 2017, respectively.

Note 3 – Accounts receivable, net

Accounts receivable, net consist of the following:

	December 31, 2018	December 31, 2017

Accounts receivable	$7,481,932	$8,199,216
Allowance for doubtful accounts	(89,069)	(29,518)
Total accounts receivable, net	$7,392,863	$8,169,698

Movements of allowance for doubtful accounts are as follows:

	December 31, 2018	December 31, 2017

Beginning balance	$29,518	$-
Addition	63,601	28,424
Write off	-	-
Exchange rate effect	(4,050)	1,094
Ending balance	$89,069	$29,518

Note 4 – Prepayments

Prepayments consist of the following:

	December 31, 2018	December 31, 2017
Prepayments
Prepayment - subcontracting*	$1,416,114	$-
Prepayment - fuel	244,083	497,871
Prepayment - insurance	137,996	136,979
Prepayment - parts and others	69,987	795,354
Total prepayments	$1,868,180	$1,430,204

*	The management seeks to secure and expand its market share in Xinjiang province and the prepayments to subcontractors are able to attract better subcontractors.

Note 5 – Other receivables

Other receivables consist of the following:

	December 31, 2018	December 31, 2017
Other receivables
Rental receivables	$36,334	$65,508
Other receivables, disposal of revenue equipment	89,101	508,518
Others	317,437	593,691
Total Other receivables	$442,872	$1,167,717

Others primarily involve the interest-free advances to third parties. The balance of others as of December 31, 2017 was fully collected during the year of 2018. Approximately $300,000 of others as of December 31, 2018 was collected up to the date hereof and the management believes the remaining balance is immaterial and will be collected by the end of 2019.

Note 6 – Property and equipment, net

Property and equipment, net consist of the following:

	December 31, 2018	December 31, 2017
Property and equipment
Buildings and improvements	$1,101,111	$1,163,594
Computer and office equipment	20,045	35,908
Revenue equipment	8,473,825	8,592,374
Subtotal	9,594,981	9,791,876
Less: accumulated depreciation	(4,606,207)	(4,359,963)
Property and equipment, net	$4,988,774	$5,431,913

Revenue equipment under capital leases

The Company leased its revenue equipment from third parties with terms of approximately 24 to 36 months and account for as a capital lease. As of December 31, 2018, carrying value and accumulated depreciation of the assets under capital leases recorded by the Company were $1,409,367 and $718,483, respectively. As of December 31, 2017, carrying value and accumulated depreciation of the revenue equipment under capital leases recorded by the Company were $1,068,161 and $1,393,600, respectively. Depreciation expenses for revenue equipment under capital leases were $443,046 and $482,407 for the years ended December 31, 2018 and 2017, respectively.

Depreciation expenses for the years ended December 31, 2018 and 2017 was $1,374,737 and $1,248,411, respectively. For the years ended December 31, 2018 and 2017, the Company disposed revenue equipment with cost of $972,606 and $9,742,737 with accumulated depreciation $875,000 and $8,675,525 for proceeds of $90,803 and $987,609 resulting in disposal loss of $6,803 and $79,603, respectively.

Note 7 – Other payables and accrued liabilities

Other payables and accrued liabilities consist of the following:

	December 31, 2018	December 31, 2017
Other payables and accrued liabilities
Contingent liabilities	$199,498	$132,972
Rental deposits	4,848	19,690
Salary payables	554,094	455,118
Others	151,797	32,341
Receipt in advance	45,815	-
Total Other payables and accrued liabilities	$956,052	$640,121

Others primarily involve the interest-free borrowings from third parties. Contingent liabilities include expenses accrued due to several lawsuits. (refer to Note 14) As of December 31, 2018, $160,206 of cash was frozen by the local court due to two lawsuits. Upon the date of April 30, 2019, the frozen cash was released as the two lawsuits were all resolved and a total amount of $ 145,909 were paid.

Note 8 – Credit facilities

Short-term bank borrowings

Outstanding balances of Short-term bank borrowings as of December 31, 2018 and 2017consisted of the following:

Bank name	Term	Interest rate	Collateral/ Guarantee	Date of paid off	December 31, 2018	December 31, 2017

Bank of China*	From March, 2018 to March, 2019	Weighted average rate of 6.53%	Guarantee by Mr. Jinlong Yang and Shenzhen Yangang Mingzhu Logistics Co., Ltd. (“MingZhu Logistics”), a company owned by Mr. Jinlong Yang’s sister, pledge by a property owned by Mr. Jinlong Yang’s family member and collateralized by MingZhu’s receivables	March 11, 2019	$272,707	$-
China Merchants Bank**	From April, 2018 to April, 2019	Weighted average rate of 6.61%	Guarantee by Mr. Jinlong Yang, pledge by a property owned by Mr. Jinlong Yang	April 10, 2019	221,075	-
The Industrial Bank Co., Ltd.	From January, 2018 to January, 2019	Weighted average rate of 7.90%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics	January 5, 2019	145,444	-
Postal Savings Bank of China Co., Ltd.	From May, 2018 to May, 2019	Weighted average rate of 5.44%	Guarantee by third party, Mr. Jinlong Yang and other family members of Mr. Jinlong Yang, pledge by properties owned by family members of Mr. Jinlong Yang	April 20, 2019	574,504	-
Bank of China*	From December, 2017 to December, 2018	Weighted average rate of 6.53%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by a property owned by Mr. Jinlong Yang’s family member and collateralized by MingZhu’s receivables	December 18, 2018	-	768,486
China Merchants Bank**	From November, 2017 to November, 2018	Weighted average rate of 6.60%	Guarantee by Mr. Jinlong Yang, pledge by a property owned by Mr. Jinlong Yang	November 9, 2018	-	447,259
China Minsheng Bank Corp., Ltd	From October, 2017 to October 11, 2018	Weighted average rate of 5.66%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics and third party, pledge by properties owned by Mr. Jinlong Yang and other third parties.	September 25, 2018	-	1,321,796
Postal Savings Bank of China Co., Ltd.	From February, 2017 to February, 2018	Weighted average rate of 5.22%	Guarantee by third party, Mr. Jinlong Yang and other family members of Mr. Jinlong Yang, pledge by properties owned by family members of Mr. Jinlong Yang	February 7, 2018	-	537,940
Total					$1,213,730	$3,075,481

*	In December 2017, the Company rolled over into a one-year term line of credit agreement with Bank of China pursuant to which it may borrow up to $ 2,036,216 (RMB 14,000,000). The agreement was renewed in December 2018 for another 12 months. The line of credit agreement entitles the Company to enter into separate loan contracts under such line of credit. The Company utilized $727,220 (RMB 5,000,000) in January 2018 and $436,332 (RMB 3,000,000) in March 2018. For each withdraw from the line of credit, a separate loan was entered into with a one-year term from the credit line withdraw date and we recorded these loans as short-term bank borrowings in the Company’s consolidated financial statements. As of December 31, 2018, the loan of $727,220 (RMB 5,000,000) had been fully paid off and the unutilized line of credit was $1,599,884 (RMB 11,000,000).

**	In October 2017, The Company entered into a one-year term line of credit agreement with China Merchants Bank pursuant to which we may borrow up to $727,220 (RMB 5,000,000). The line of credit agreement entitles the Company to enter into two separate loan contracts under such line of credit. The Company utilized $461,092 (RMB 3,000,000) in November 2017 and $290,888 (RMB 2,000,000) in April 2018. For each withdraw from the line of credit, a separate loan was entered into with a one-year term from the credit line withdraw date and we recorded these loans as short-term bank borrowings in the Company’s consolidated financial statements. As of December 31, 2018, the line of credit agreement expired.

Interest expenses incurred from short-term bank borrowings were $211,460 and $128,495 for the years ended December 31, 2018 and 2017.

Long-term bank borrowings

Outstanding balances of long-term bank borrowings as of December 31, 2018 consisted of the following:

Bank name	Term	Interest rate	Collateral/ Guarantee	Date of paid off	December 31, 2018	December 31, 2017

Postal Savings Bank of China Co., Ltd.*	From November, 2018 to November, 2020	Weighted average rate of 5.70%	Guarantee by Mr. Jinlong Yang and third party, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	-	$1,308,996	$-
Postal Savings Bank of China Co., Ltd.	From September, 2016 to September, 2018	Weighted average rate of 5.70%	Guarantee by Mr. Jinlong Yang and third party, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	September 12, 2018	-	768,486
Less: current maturities					(174,533)	(768,486)
Non-current maturities					$1,134,463	$-

*	In October 2018, the Company entered into a five-year term line of credit agreement with Postal Savings Bank of China Co., Ltd pursuant to which the Company may borrow up to $1,308,996 (RMB 9,000,000). The line of credit agreement entitles the Company to enter into separate loan contracts under such line of credit. The Company utilized $1,308,996 (RMB 9,000,000) in November 2018. For such withdraw from the line of credit, a separate loan was entered into with a two-year term from the line of credit withdraw date and the Company recorded this loan as long-term bank borrowings in its consolidated financial statements. As of December 31, 2018, the unutilized line of credit was $0.

The maturities schedule of long-term bank borrowings is as follow

	As of December 31, 2018	As of December 31, 2017
Payments due by period
Less than 1 year	$174,533	$768,486
1-2 years	1,134,463	-
Total	$1,308,996	$768,486

Interest expenses incurred from long-term bank borrowings were $6,468 and $53,872 for the years ended December 31, 2018 and 2017, respectively.

Note 9 – Leases

The Company leases certain of its revenue equipment under capital lease agreements. The terms of the capital leases expire at various dates through May 2021. The Company has option to purchase the revenue equipment for a nominal amount at the end of the lease term.

The Company has capital lease commitments for revenue equipment summarized for the following fiscal years:

	Minimum lease payments	Present value of minimum lease payments
12 months ending December 31,
2019	$829,539	$737,463
2020	622,048	587,723
2021	141,570	138,923
Total	1,593,157	1,464,109

Less: amount representing interest	(129,048)	-

Present value of minimum lease payments	$1,464,109	1,464,109

Less: current maturities		(737,463)

Capital lease obligations, long-term		$726,646

The lease term of the Company’s capital lease obligations ranged from two to three years. Interest rates underlying the capital lease obligations ranged from 5.7% to 12.5% per annum and 7.5% to 11.13% per annum for the years ended December 31, 2018 and 2017, respectively.

The Company’s pledged revenue equipment under capital lease are as follow:

Name of institution	Maturities	Interest rate	Carrying amount of pledged revenue equipment as of December 31, 2018	Carrying amount of pledged revenue equipment as of December 31, 2017
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	From September 30, 2018 to September 10, 2020	11.1%	$73,328	$-
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	From July 20, 2018 to July 10, 2020	11.1%	34,836	-
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	From May 23, 2018 to May 20, 2021	7.6%	773,065	-
Shanghai Chengtai Finance Leasing Co., Ltd.	From December 28, 2017 to December 29, 2020	7.5%	111,403	197,112
Zhejiang Zhongda Yuantong Finance Leasing Co.,Ltd.	From October 12, 2017 to October 20, 2019	9.9%	73,403	96,897
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	From May 10, 2017 to June 20, 2020	10.5%	72,884	98,435
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	From April 1, 2017 to April 20, 2019	10.5%	131,437	178,431
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	From February 27, 2017 to March 20, 2020	10.5%	139,012	189,731
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	From November 30, 2016 to December 20, 2018	10.5%	-	165,252
Shenzhen Qianhai Huaqiang Xinghe Finance Lease Development Co., Ltd.	From July 15, 2016 to July 28, 2018	12.5%	-	142,305
Total			$1,409,368	$1,068,163

The Company’s capital lease obligations are secured by the lessor’s title to the leased assets. As of December 31, 2018, certain of the Company’s obligation under finance lease was secured by corporate guarantees given by MingZhu Logistics.

The Company entered into a lease for office space located in Shenzhen, Guangdong, China for the period from November 21, 2018 to November 20, 2023, with a rent-free period from November 21, 2018 to November 20, 2019.

The total future minimum lease payments under the non-cancellable operating lease with respect to the office December 31, 2018 are payable as follows:

12 months ending December 31,
2019	$413,339
2020	107,624
2021	106,471
2022	104,166
2023	95,486
Future minimum operating lease payments	$827,086

Rental expense of the Company for the years ended December 31, 2018 and 2017 were $38,350 and $29,279, respectively.

Note 10 – Related party balances and transactions

Sales to related parties

In November 2017, MingZhu disposed some of its own trucks to MingZhu Logistics at a total amount of $557,356 and a net gain of $11,237. The amount of such receivables was fully settled by December 31, 2017.

Related party balances

The amount due from related parties consists of the following:

RP Name	Relationship	Nature	December 31, 2018	December 31, 2017
MingZhu Logistics	Mr. Jinlong Yang’s family member as sole shareholder	Lending with no interests	$51,603	$177,498
Excelsior Investment Limited	Shareholder	Advance for tax in relation with share transfer	52	-
			$51,655	$177,498

The Company has collected all amount due from related parties in January 2019.

The amount due to related parties consists of the following:

RP Name	Relationship	Nature	December 31, 2018	December 31, 2017
Fushun Dongxiang Renhe Nongzi Co., Ltd.	Mr. Jinlong Yang’s family member as sole shareholder	Loans with no interests	$-	$494,589
Exquisite Elite Limited	Shareholder	Advances for payment of professional fee	-	722,620
Mr. Jinlong Yang	Chairman and Chief Executive Officer	Advances for operational purpose	193,032	1,458,113
Mr. Zuojie Dai	Manager of MingZhu Pengcheng	Advances for operational purpose	-	503,124
			$193,032	$3,178,446

Collateral and Guarantee

The collateral and guarantee made by related parties to the Company as of December 31, 2018 consists of the following:

Related Parties	Institution Name	Term	Aggregated Principal	Carrying Amount as of December 31, 2018
Guarantee by Mr. Jinlong Yang, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang for bank borrowings	Postal Savings Bank of China Co., Ltd.	From November 2018 to November, 2020	$1,308,996	$1,308,996
Guarantee by Mr. Jinlong Yang and other family members of Mr. Jinlong Yang, pledge by properties owned by family members of Mr. Jinlong Yang for bank borrowings	Postal Savings Bank of China Co., Ltd.	From May, 2018 to June, 2019	727,220	574,504
Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by a property owned by Mr. Jinlong Yang’s family member for bank borrowings	Bank of China	From March, 2018 to March, 2019	436,332	272,707
Guarantee by Mr. Jinlong Yang and MingZhu Logistics for bank borrowings	The Industrial Bank Co., Ltd.	From January, 2018 to January, 2019	290,888	145,444
Guarantee by MingZhu Logistics for capital leases	Chengtai Capital Lease Co., Ltd.	From December, 2017 to December, 2020	541,793	374,518
Guarantee by Mr. Jinlong Yang, pledge by a property owned by Mr. Jinlong Yang for bank borrowings	China Merchants Bank	From April, 2018 to April, 2019	290,888	221,075
			$3,596,117	$2,897,244

The collateral and guarantee made by related parties to the Company as of December 31, 2017 consists of the following:

Related Parties	Institution Name	Term	Aggregated Principal	Carrying Amount as of December 31, 2017
Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by a property owned by Mr. Jinlong Yang’s family member for bank borrowings	Bank of China	From December, 2017 to December, 2018	$768,486	$768,486
Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by properties owned by Mr. Jinlong Yang for bank borrowings	China Mingsheng Bank	From October, 2017 to October, 2018	1,383,275	1,321,796
Guarantee by a Mr. Jinlong Yang’s family member for capital leases	Shengzhen Qianhai Huaqiang Xinghe and Finance Lease Development Co., Ltd.	From July, 2016 to July, 2018	733,904	233,215
Guarantee by Mr. Jinlong Yang, pledge by a property owned by Mr. Jinlong Yang for bank borrowings	China Merchants Bank	From November, 2017 to November, 2018	461,092	447,259
Guarantee by Mr. Jinlong Yang and other family members of Mr. Jinlong Yang, pledge by properties owned by family members of Mr. Jinlong Yang for bank borrowings	Postal Savings Bank of China Co., Ltd.	From February, 2017 to February, 2018	768,486	537,940
Guarantee by Mr. Jinlong Yang, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang for bank borrowings	Postal Savings Bank of China Co., Ltd.	From September, 2016 to September, 2018	1,229,577	768,486
			$5,344,820	$4,077,182

Note 11 – Employee benefits government plan

The Company participates in a government-mandated multi-employer defined contribution plan pursuant to which certain retirement, medical and other welfare benefits are provided to employees. PRC labor regulations require the Company to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate based on the basic monthly compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; the Company has no further commitments beyond its monthly contribution.

Note 12 – Income taxes

Cayman Islands

The Company was incorporated in the Cayman Islands and is not subject to tax on income or capital gains under the laws of Cayman Islands. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

British Virgin Islands

MingZhu BVI is incorporated in the British Virgin Islands and is not subject to tax on income or capital gains under current British Virgin Islands law. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

MingZhu HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax law, MingZhu HK is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

PRC

The Company PRC subsidiaries are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), Chinese enterprises are subject to income tax at a rate of 25% after appropriate tax adjustments.

The Ministry of Finance (“MOF”) and State Administration of Taxation (“SAT”) on July 11, 2017 jointly issued Cai Shui 2018 No. 77. This clarified that from January 1, 2018 to December 31, 2020, eligible small enterprises whose taxable income falls under RMB1,000,000 (previously RMB 500,000), may pay CIT on 50% of their whole income at a rate of 20% (i.e., effective rate is 10%). For the year ended December 31, 2018, MingZhu Pengcheng was eligible to employ this policy.

Significant components of the income tax expense consisted of the following for the years ended December 31,

	2018	2017
Current income tax expense	$1,003,014	$713,870
Deferred income tax expense (benefit)	3,014	(25,605)
Total	$1,006,028	$688,265

The tax effects of temporary difference that give rise to the deferred tax assets as of December 31, 2018 and December 31, 2017 are $22,267 and $26,592, respectively. Deferred tax assets consist of as follow

	As of December 31, 2018	As of December 31, 2017
Deferred tax assets:
Allowance for doubtful accounts	$22,267	$7,380
Contingent liabilities	-	19,212
Net operating loss carryforwards:
PRC	2,179	-
	24,446	26,592
Less valuation allowance	(2,179)	-
Total deferred tax assets	$22,267	$26,592

The Company evaluated the recoverable amounts of deferred tax assets and provided a valuation allowance to the extent that future taxable profits will be available against which the net operating loss and temporary difference can be utilized. The Company considers both positive and negative factors when assessing the future realization of the deferred tax assets and applied weigh to the relative impact of the evidences to the extent it could be objectively verified. The Company’s NOL was mainly from MingZhu Management’s cumulative net operating loss (“NOL”) of approximately $8,500 as of December 31, 2018 which will expire in 2023. Management considers projected future losses outweighs other factors and made a full allowance of related deferred tax assets.

Reconciliation of effective income tax rate is as follows for the years ended December 31:

	December 31, 2018	December 31, 2017
PRC statutory tax rate	25%	25%
Effect of tax exemption granted to MingZhu Pengcheng	-0.3%	0.0%
Valuation allowance deferred tax	0.1%	0.0%
Non-deductible items*	1.3%	10.7%
Effective tax rate	26.1%	35.7%

* Non-deductible items mainly arise from expenses not deductible for tax purposes primarily including professional fees in relation to capital market planning, amortization expenses of buildings and improvements.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of December 31, 2018 and 2017, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest or penalties tax for the years ended December 31, 2018 and 2017. The Company does not anticipate any significant increases or decreases in unrecognized tax benefits in the next twelve months from December 31, 2018.

Value added tax

All of the Company’s service revenues that are earned and received in the PRC are subject to a Chinese VAT at a rate of 11% prior to May 2018 or 10% starting in May 2018 of the gross proceed or at a rate approved by the Chinese local government.

Taxes payable consisted of the following:

	December 31, 2018	December 31, 2017
VAT taxes payable	$434,401	$436,937
Income taxes payable	938,971	616,693
Other taxes payable	24,136	50,227
Total	$1,397,508	$1,103,857

Note 13 – Shareholders’ equity

Ordinary shares

MingZhu Cayman was established under the laws of Cayman Islands on January 2, 2018. The authorized number of ordinary shares was 38,000,000 shares with a par value of approximate $0.001 (HKD 0.01) per ordinary share.

With the effect of resolutions passed by board of directors on February 12, 2020, the authorized number of ordinary shares increased from 38,000,000 to 50,000,000 with a par value of $0.001 instead of HKD 0.01 and the issued number of ordinary shares increased from 1,000 to 9,250,000 with a par value of $0.001 instead of HKD 0.01. As of the date hereof, the authorized number of ordinary shares is 50,000,000 with a par value of $0.001 and the issued number of ordinary shares is 9,250,000.

The Company believes it is appropriate to reflect the above transactions as re-denomination and nominal issuance of shares on a retroactive basis similar to stock split or dividend pursuant to ASC 260. According to the above transactions, the Company has retroactively adjusted the shares and per share data for all periods presented.

Share subscription receivables

Share subscription receivables represent unpaid capital contribution from the Company’s shareholders of $847,086 and $5,506,775 as of December 31, 2018 and 2017, respectively.

Statutory reserves

In accordance with the relevant PRC laws and regulations, the Group’s subsidiaries in the PRC are required to provide for certain statutory reserves, which are appropriated from net profit as reported in accordance with PRC accounting standards. The Group’s subsidiaries in the PRC are required to allocate at least 10% of their after-tax profits to the general reserve until such reserve has reached 50% of their respective registered capital. Appropriations to other types of reserves in accordance with relevant PRC laws and regulations are to be made at the discretion of the board of directors of each of the Group’s subsidiaries in the PRC. The statutory reserves are restricted from being distributed as dividends under PRC laws and regulations. The statutory reserves recorded by the Group’s subsidiaries in the PRC were $537,874 and $251,360 as of December 31, 2018 and 2017, respectively.

Restricted assets

As a result of these PRC laws and regulations and the requirement that distributions by the Group’s subsidiaries in the PRC can only be paid out of distributable profits reported in accordance with PRC accounting standards, the Group’s subsidiaries in the PRC are restricted from transferring a portion of their net assets to the Company. The restricted amounts include the paid-in capital and the statutory reserves of the Group’s subsidiaries in the PRC. The aggregate amount of paid-in capital and statutory reserves, which represented the amount of net assets of the Group’s subsidiaries in the PRC not available for distribution, was $3,225,661 and $2,939,147 as of December 31, 2018 and 2017, respectively.

Capital contributions

During the year ended December 31, 2018, the Company’s shareholders contributed $3,916,672 via cash and $743,017 via debt settlement. For the year ended December 31, 2017 shareholders contributed $0 to the Company.

Capital distribution

On March 29, 2018, 100% equity interests of MingZhu transferred to MingZhu HK. On the date of transaction, the Company distributed $3,630,448 to shareholders as a consideration of transferring MingZhu’s 100% equity interests from Mr. Jinlong Yang to MingZhu HK.

On November10, 2017, 100% equity interests of MingZhu Pengcheng transferred to MingZhu. The Company distributed $439,477 to shareholders as a consideration of transferring MingZhu Pengcheng’s 100% equity interests from Mr. Jinlong Yang to MingZhu.

Note 14 – Commitments and Contingencies

Guarantee Commitments

In November 2017, the MingZhu entered into guarantee agreements for a capital lease of $2,531,453 to a subcontractor. The guarantee period was from November 2017 to January 2022. In November 2017, the MingZhu entered into a guarantee agreement in which MingZhu Logistics, a related party, guaranteed for the above-mentioned capital lease.

Lease Commitments

The Company entered into a lease for office space located in Shenzhen, Guangdong, China for the period from November 21, 2018 to November 20, 2023. The Company’s commitments for minimum lease payment under these operating leases as of December 31, 2018 are listed in section “Note 9 – Leases”.

Contingencies

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and unasserted claims.

On September 4, 2018, the Company received a notice from Shenzhen Arbitration Committee for Labor Disputes, which ruled that MingZhu was required to pay for worker compensation to Qing Tan, Xiangyang, Haiyang Shi, and Hanxiao Shi in the amount of $65,223 (RMB 448,440). The Company accrued contingent liabilities of $72,722 (RMB 500,000) and $76,849 (RMB 500,000) based on the available information and the management’s best estimates as of December 31, 2018 and 2017, respectively. According to the enforcement order issued by the Shenzhen Yantian People’s Court on June 14, 2019, $74,961 (RMB 510,272) from the Company’s bank account was enforced by the court. Such amount includes the damages and other charges resulting from delayed performance. As of the date hereof, the Company has performed all the obligations under the arbitration award. The Company has filed an enforcement dissidence with the Shenzhen Yantian People’s Court. The case is currently pending before the Yantian People’s Court.

A contract dispute exists between MingZhu, MingZhu Pengcheng and Shengxin Wang. According to the Civil Judgement issued by the Shenzhen Intermediate People’s Court on August 23, 2018, Shengxin Wang was ordered to pay $3,098 (RMB 21,303) and overdue interests thereof and pay $0.15 (RMB 1) as the consideration of the vehicles to MingZhu Pengcheng and after that, MingZhu Pengcheng and MingZhu should respectively assist to transfer ownership of one tractor and one trailer to Shengxin Wang. According to the Civil Decision of Guangdong Provincial Higher People’s Court issued on December 20, 2018, Shengxin Wang’s application for retrial of the above Civil Judgement was rejected. On March 22, 2019, the Shenzhen Yantian People’s Court issued an Enforcement Order to MingZhu and MingZhu Pengcheng, which ordered MingZhu and MingZhu Pengcheng to perform relevant obligations as required by the foresaid judgement or otherwise the judgement would be enforced by the court. On May 29, 2019, a cash balance equal to Shengxin Wang’s payment obligation was frozen in his bank account and meanwhile, Shengxin Wang took over the tractor from MingZhu Pengcheng. According to the inquiry notes taken by the Yantian People’s Court Enforcement Bureau on May 30, 2019, MingZhu has made preparation for handover of the trailer to Shengxin Wang. As of the date of this prospectus, Shengxin Wang has taken over the trailer, the balance half of the vehicles, from MingZhu, and the case has been concluded.

However, regarding the same dispute, Shengxin Wang filed another lawsuit against MingZhu Pengcheng. According to the Civil Indictment filed by Shengxin Wang (the plaintiff) on February 26, 2019, Shengxin Wang requested that MingZhu Pengcheng (the defendant) be ordered to compensate for the stoppage loss of $694,098 (RMB 4,772,269). The nature of the case was a property damage compensation dispute. According to the Notice of Appeal issued by the Shenzhen Yantian People’s Court on March 21, 2019, the court has accepted this case. According to the Civil Judgment issued by the Yantian District People's Court in Shenzhen City, Guangdong Province on August 30, 2019, the court ruled that MingZhu Pengcheng should pay damages in the amount of $29,627 (RMB 203,700 yuan) to Shengxin Wang and rejected Shengxin Wang's other claims. MingZhu Pengcheng submitted an Appeal Petition to the Shenzhen Intermediate People's Court on September 20, 2019, requesting a change in the judgment of first instance and changing the judgment so that MingZhu Pengcheng will not have to pay the damages to Shengxin Wang. MingZhu Pengcheng has paid the case acceptance fee. As the date of this prospectus, the case is pending for appeal court hearing.

On August 22, 2019, Sujin Wei (the plaintiff) submitted a Civil Complaint to the Yangjiang Yangdong District People’s Court against China Pacific Property Insurance Co., Ltd. Shenzhen Branch, MingZhu and two other defendants. The complaint requested that China Pacific Property Insurance Co., Ltd. Shenzhen Branch shall make the death and disability compensation to the plaintiff in the amount of $15,999 (RMB 110,000) and compensate the plaintiff of $44,699 (RMB 307,328.02) within the third party liability insurance limit and also requested that defendants Shengming Zheng and MingZhu shall be jointly and severally liable for the foregoing claims, and the litigation fee in this case shall be borne by the four defendants. According to the response notice issued by the Yangjiang Yangdong District People’s Court on the September 18, 2019, this case has been filed on September 4, 2019. As of the date of the prospectus, the case has not yet been heard by the court.

In accordance with ASC No. 450-20, “Loss Contingencies”, the Company will record accruals for above loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. There are no other material loss contingencies than above-mentioned ones for the years ended December 31, 2017 and 2018.

Note 15 – Subsequent events

The Company entered various loan agreements with banks after December 31, 2018:

In January 2019, the Company obtained a bank borrowing which is approximately $ 0.9 million (RMB 6.1 million) from Bank of China with an annual interest rate of 7.2% to be due in January 2020. This bank borrowing is guaranteed by MingZhu Logistics. A Mr. Jinlong Yang’s family member pledged for this bank borrowing.

In March 2019, the Company obtained a bank borrowing which is approximately $0.28 million (RMB 1.8 million) from Bank of China with an annual interest rate of 7.2% to be due in March 2020. This bank borrowing is guaranteed by MingZhu Logistics. A Mr. Jinlong Yang’s family member pledged for this bank borrowing.

In April 2019, the Company obtained a bank borrowing which is approximately $0.3 million (RMB 2 million) from Industrial Bank with an annual interest rate of 5.6% to be due in April 2020. This bank borrowing is guaranteed by MingZhu Logistics.

In May 2019, the Company entered into a line of credit agreement with Zhujiang Rural Bank from which the Company can borrow up to approximately $0.4 million (RMB 3 million), and in the same month the Company utilized the whole amount of $0.4 million (RMB 3 million) under such line of credit, via entering into a separate bank borrowing agreement, with an annual interest rate of 6.5% to be due in May 2020. This bank borrowing is guaranteed by a Mr. Jinlong Yang’s family member.

In May 2019, the Company entered into a sale and leaseback agreement with Kangye Capital Lease Co., Ltd. to which the Company sold revenue equipment for approximately $0.5 million (RMB 3.5 million) and leased it back. The lease is repaid monthly and due in June 2021 with a total amount of approximately $0.7 million (RMB 4.68 million).

In September 2019, the Company entered into a sale and leaseback agreement with Chailease International Finance Corporation to which the Company sold revenue equipment for approximately $0.7 million (RMB 5 million) and leased it back. The lease is repaid monthly and due in August 2022 with a total amount of approximately $0.9 million (RMB 5.97 million).

In June 2019, the Company entered into a capital lease agreement with Shandong Haowo Automobile Finance Co., Ltd. from which the Company acquired two revenue equipment. The capital lease is repaid monthly and due in May 2021 with a total amount of $0.12 million (RMB 0.83 million).

Note 16 – Condensed financial information of the parent company (unaudited)

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

The subsidiary did not pay any dividend to the Company for the years presented. For the purpose of presenting parent only financial information, the Company records its investment in its subsidiary under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiary” and the income of the subsidiary is presented as “share of income of subsidiary”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

The Company did not have other commitments, long-term obligations, or guarantees as of December 31, 2018 and 2017.

PARENT COMPANY BALANCE SHEETS

	December 31, 2018	December 31, 2017
ASSETS
CURRENT ASSETS:
Cash	$123,060	$-
Other receivables	4,547,284	-
Total current assets	4,670,344	-

OTHER ASSETS
Investment in subsidiaries	3,834,687	5,040,587
Total assets	$8,505,031	$5,040,587

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES	$-	$-

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS’ EQUITY

Ordinary shares: $0.001 par value, 50,000,000 shares authorized, 9,250,000 shares issued and outstanding as of December 31, 2018 and 2017*	9,250	9,250
Share subscription receivables	(847,086)	(5,506,775)
Additional paid-in capital	4,115,388	7,745,836
Statutory reserves	537,874	251,360
Retained earnings	4,820,640	2,252,267
Accumulated other comprehensive (loss) income	(131,035)	288,649
Total shareholders’ equity	8,505,031	5,040,587

Total liabilities and shareholders’ equity	$8,505,031	$5,040,587

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on February 12, 2020.

PARENT COMPANY STATEMENT OF INCOME AND COMPREHENSIVE INCOME

	For the year ended December 31,
	2018	2017
EQUITY INCOME OF SUBSIDIARIES	$2,855,074	$1,238,090

COSTS AND EXPENSES
General and Administrative expenses	187	-
Total costs and expenses	187	-

INCOME FROM OPERATION	2,854,887	1,238,090

INCOME BEFORE INCOME TAXES	2,854,887	1,238,090

PROVISION FOR INCOME TAXES	-	-

NET INCOME	2,854,887	1,238,090

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	(419,684)	291,244
COMPREHENSIVE INCOME	$2,435,203	$1,529,334

PARENT COMPANY STATEMENT OF CASH FLOWS

	For the Year Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income	$2,854,887	$1,238,090
Adjustments to reconcile net income to cash used in operating activities:
Equity income of subsidiaries	(2,855,074)	(1,238,090)
Net cash used in operating activities	(187)	-

Cash flows from investing activities:
Net cash provided by investing activities:	-	-

Cash flows from financing activities:
Amounts advanced from related parties	(3,797,183)	-
Capital contribution	3,916,672	-
Net cash provided by financing activities	119,489	-

Effect of exchange rate change on cash	3,758	-

Net increase in cash	123,060	-

Cash at beginning of the year	-	-

Cash at end of the year	$123,060	$-

Capital contributions

During the year ended December 31, 2018, the Company’s shareholders contributed $3,916,672 via cash and $743,017 via debt settlement. For the year ended December 31, 2017 shareholders contributed $0 to the Company.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

	As of September 30, 2019	As of December 31, 2018
	USD	USD
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$287,571	$648,103
Restricted cash	-	160,206
Accounts receivable, net	13,172,742	7,392,863
Operating supplies	-	4,019
Prepayments	2,005,535	1,868,180
Other receivables	578,904	442,872
Amount due from related parties	2,424,551	51,655
Total Current Assets	18,469,303	10,567,898

PROPERTY AND EQUIPMENT, NET	4,224,761	4,988,774

OTHER ASSETS
Deferred tax assets	17,989	22,267
Deposits	361,790	304,612
Total other assets	379,779	326,879
Total assets	$23,073,843	$15,883,551

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term bank borrowings	$2,063,503	$1,213,730
Accounts payable	5,980,499	845,093
Other payables and accrued liabilities	619,434	956,052
Amount due to related parties	700,558	193,032
Tax payable	1,729,651	1,397,508
Current maturities of long-term bank borrowings	167,886	174,533
Current portion of capital lease and financing obligations	992,983	737,463
Total current liabilities	12,254,514	5,517,411

OTHER LIABILITIES
Long-term bank borrowings	965,346	1,134,463
Long-term portion of capital lease and financing obligations	700,568	726,646
Total other liabilities	1,665,914	1,861,109
Total liabilities	13,920,428	7,378,520

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares: $0.001 par value, 50,000,000 shares authorized, 9,250,000 shares issued and outstanding as of September 30, 2019 and December 31, 2018*	9,250	9,250
Share subscription receivables	(847,086)	(847,086)
Additional paid-in capital	4,115,388	4,115,388
Statutory reserves	687,139	537,874
Retained earnings	5,697,408	4,820,640
Accumulated other comprehensive loss	(508,684)	(131,035)
Total shareholders’ equity	9,153,415	8,505,031
Total liabilities and shareholders’ equity	$23,073,843	$15,883,551

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on February 12, 2020.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Nine Months Ended September 30,
	2019	2018
	USD	USD
	(Unaudited)	(Unaudited)
REVENUES	$20,735,260	$19,588,457

COSTS AND EXPENSES
Transportation costs	17,951,763	15,746,947
General and administrative expenses	1,100,652	916,846
Sales and marketing expenses	43,585	62,023
Total costs and expenses	19,096,000	16,725,816

INCOME FROM OPERATIONS	1,639,260	2,862,641

OTHER (EXPENSES) INCOME
Interest expenses	(259,449)	(286,863)
Other expenses	(67,827)	(7,557)
Other income	214,788	176,306
Total other expenses	(112,488)	(118,114)

INCOME BEFORE INCOME TAXES	1,526,772	2,744,527

PROVISION FOR INCOME TAXES	500,739	700,801

NET INCOME	$1,026,033	$2,043,726

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	(377,649)	(408,795)
COMPREHENSIVE INCOME	$648,384	$1,634,931

Weighted average shares used in computation:
Basic and diluted*	9,250,000	9,250,000

EARNINGS PER SHARE - BASIC AND DILUTED*	$0.11	$0.22

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on February 12, 2020.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the Nine Months Ended September 30, 2019

							Accumulated
			Share	Additional	Retained Earnings		Other
			Subscription	Paid-in	Statutory		Comprehensive
	Shares*	Amount	Receivables	Capital	Reserve	Unrestricted	Loss	Total
		USD	USD	USD	USD	USD	USD	USD
BALANCE, January 1, 2019	9,250,000	$9,250	$(847,086)	$4,115,388	$537,874	$4,820,640	$(131,035)	$8,505,031

Net income for the period	-	-	-	-	-	1,026,033	-	1,026,033
Foreign currency translation adjustment	-	-	-	-	-	-	(377,649)	(377,649)
Appropriation to statutory reserve	-	-	-	-	149,265	(149,265)	-	-

BALANCE, September 30, 2019 (unaudited)	9,250,000	$9,250	$(847,086)	$4,115,388	$687,139	$5,697,408	$(508,684)	$9,153,415

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on February 12, 2020.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the Nine Months Ended September 30, 2018

							Accumulated
			Share	Additional	Retained Earnings		Other
			Subscription	Paid-in	Statutory		Comprehensive
	Shares*	Amount	Receivables	Capital	Reserve	Unrestricted	Income (Loss)	Total
		USD	USD	USD	USD	USD	USD	USD
BALANCE, January 1, 2018	9,250,000	$9,250	$(5,506,775)	$7,745,836	$251,360	$2,252,267	$288,649	$5,040,587

Capital contribution	-	-	4,659,689	-	-	-	-	4,659,689
Capital distribution due to reorganization	-	-	-	(3,630,448)	-	-	-	(3,630,448)
Net income for the period	-	-	-	-	-	2,043,726	-	2,043,726
Foreign currency translation adjustment	-	-	-	-	-	-	(408,795)	(408,795)
Appropriation to statutory reserve	-	-	-	-	196,617	(196,617)	-	-

BALANCE, September 30, 2018 (unaudited)	9,250,000	$9,250	$(847,086)	$4,115,388	$447,977	$4,099,376	$(120,146)	$7,704,759

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on February 12, 2020.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2019	2018
	USD	USD
Cash flows from operating activities:	(Unaudited)	(Unaudited)
Net income	$1,026,033	$2,043,726
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	(14,291)	89,589
Amortization of deferred financing fees	115,987	182,103
Depreciation for property and equipment	982,853	1,091,657
Deferred income tax expenses (benefit)	3,573	(22,397)
Changes in operating assets and liabilities
Accounts receivable	(6,298,756)	1,576,873
Operating supplies	4,027	173,360
Prepayments	(119,629)	(1,297,269)
Other receivables	(57,097)	194,370
Deposits	(127,215)	88,840
Accounts payable	5,387,241	(931,888)
Other payables and accrued liabilities	(355,371)	(751,613)
Tax payables	452,303	243,753
Net cash provided by operating activities	999,658	2,681,104

Cash flows from investing activities:
Purchases of equipment	(292,708)	(108,461)
Proceeds from disposal of equipment	-	37,556
Net cash used in investing activities	(292,708)	(70,905)

Cash flows from financing activities:
Proceeds from short-term bank borrowings	2,669,275	1,842,724
Repayment of short-term bank borrowings	(1,689,646)	(2,631,257)
Repayment of long-term bank borrowings	(131,142)	(767,801)
Repayments of obligations under capital leases	(212,531)	(932,249)
Amounts advanced from related parties	5,716,941	4,963,917
Repayments to related parties	(7,571,325)	(5,326,394)
Capital contribution	-	3,916,672
Capital distribution	-	(3,630,448)
Net cash used in financing activities	(1,218,428)	(2,564,836)

Effect of exchange rate change on cash	(9,260)	(12,968)

Net (decrease) increase in cash and restricted cash	(520,738)	32,395

Cash and restricted cash at beginning of the period	808,309	352,748

Cash and restricted cash at end of the period	$287,571	$385,143

Supplemental disclosure of cash flow information:
Interest paid	$259,449	$275,581
Income tax paid	$25,677	$623,973

Supplemental non-cash investing and financing information:
Non-cash capital leases to acquire revenue equipment	$90,308	$916,861
Capital contribution by offsetting debt	$-	$743,017
Uncollected receivable from disposal of revenue equipment	$-	$414,613
Amount due to related parties offset by other receivables	$-	$414,613
Acquisition of revenue equipment offset by accounts receivable	$-	$365,798
Capital leases obligation settled by a related party	568,281	-

Reconciliation to amounts on unaudited interim condensed consolidated balance sheets:
Cash	$287,571	$385,143
Restricted cash	-	-
Total cash and restricted cash	$287,571	$385,143

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

MINGZHU LOGISTICS HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Note 1 – Nature of business and organization

Mingzhu Logistics Holdings Limited and its consolidated subsidiaries (collectively referred to as the “Group” or the “Company”) primarily provide trucking and delivery services using its own truckload fleet and subcontractors to meet its customers’ diverse transportation needs across different provinces or within Guangdong and Xinjiang in the People’s Republic of China (the “PRC” or “China”).

Mingzhu Logistics Holdings Limited (“MingZhu Cayman”) is a holding company incorporated in the Cayman Islands on January 2, 2018 under the laws of the Cayman Islands. The Company has no substantive operations other than holding all of the outstanding share capital of MingZhu Investment Limited (“MingZhu BVI”) established under the laws of the British Virgin Islands on January 15, 2018. MingZhu BVI is also a holding company holding all of the outstanding equity of YGMZ (Hong Kong) Limited (“MingZhu HK”) which was incorporated in Hong Kong on February 2, 2018.

Reorganization

A reorganization of the Company’s legal structure was completed on April 13, 2018. The reorganization involved the incorporation of MingZhu Cayman, and its wholly-owned subsidiaries, MingZhu BVI, and MingZhu HK; and the transfer of all equity ownership of Shenzhen Yangang Mingzhu Freight Industry Co., Ltd (“MingZhu”) to MingZhu HK from the former shareholders of MingZhu. In consideration of the transfer, the Company issued 1,000 shares of the Company with par value $0.001 (HKD 0.01) per share to the former shareholders of MingZhu.

On April 13, 2018, the former shareholders transferred their 100% ownership interest in MingZhu to MingZhu HK, which is 100% owned by MingZhu Cayman through MingZhu BVI. After the reorganization, MingZhu Cayman owns 100% equity interests of MingZhu BVI, MingZhu HK and MingZhu. The controlling shareholder of MingZhu Cayman is same as of MingZhu prior to the reorganization.

MingZhu was incorporated on July 10, 2002 in Shenzhen, Guangdong under the laws of the PRC. Shenzhen Pengcheng Shengshi Logistics Co., Ltd. (“MingZhu Pengcheng”), a company providing trucking services, was incorporated on April 7, 2010 in Shenzhen, Guangdong under the laws of the PRC. Prior to the reorganization, MingZhu and MingZhu Pengcheng were under common control. On November 10, 2017, for the purpose of reorganization so that the business of the Company could be rearranged to be under a common holding company, the entire equity interest of MingZhu Pengcheng was transferred to MingZhu.

These two transactions were between entities under common control, and therefore accounted for in a manner similar to the pooling of interest method. Under the pooling-of-interests method, combination between two businesses under common control is accounted for at carrying amounts with retrospective adjustment of prior period financial statements, and the equity accounts of the combining entities are combined and the difference between the consideration paid and the net assets acquired is reflected as an equity transaction (i.e., distribution to parent company). As opposed to the purchase method of accounting, no intangible assets are recognized in the transaction, and no goodwill is recognized as a result of the combination.

On September 5, 2018, MingZhu HK established its wholly-owned subsidiary, Shenzhen Yangang Mingzhu Supply Chain Management Co., Ltd (“MingZhu Management”), a PRC company. MingZhu Management engages in providing transportation and supply chain management services.

With the effect of resolutions passed by board of directors on February 12, 2020, the authorized number of ordinary shares increased from 38,000,000 to 50,000,000 with a par value of $0.001 instead of HKD 0.01 and the issued number of ordinary shares increased from 1,000 to 9,250,000 with a par value of $0.001 instead of HKD 0.01. As of the date hereof, the authorized number of ordinary shares is 50,000,000 with a par value of $0.001 and the issued number of ordinary shares is 9,250,000.

Since the Company and its subsidiaries are effectively controlled by the same group of the shareholders before and after the reorganization, they are considered under common control. The above-mentioned transactions were accounted for as a recapitalization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the unaudited interim condensed consolidated financial statements.

Note 2 – Summary of significant accounting policies

Basis of presentation

The unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair presentation of the Company’s financial position, its results of operations and its cash flows, as applicable, have been made. Interim results are not necessarily indicative of results to be expected for the full year.

Principles of consolidation

The unaudited interim condensed consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances between the Company and its subsidiaries are eliminated upon consolidation.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

The accompanying unaudited interim condensed consolidated financial statements reflect the activities of the Company and each of the following entities:

Name	Background	Ownership
MingZhu Investment Limited (“MingZhu BVI”)	● A British Virgin Islands company ● Incorporated on January 15, 2018 ● A holding company	100% owned by MingZhu Cayman
YGMZ (Hong Kong) Limited (“MingZhu HK”)	● A Hong Kong company ● Incorporated on February 2, 2018 ● A holding company	100% owned by MingZhu BVI
Shenzhen Yangang Mingzhu Freight Industry Co., Ltd (“MingZhu”)	● A PRC limited liability company ● Incorporated on July 10, 2002 ● Providing trucking services	100% owned by MingZhu HK
Shenzhen Yangang Mingzhu Supply Chain Management Co., Ltd (“MingZhu Management”)	● A PRC limited liability company ● Incorporated on September 5, 2018 ● Transportation and supply chain management services	100% owned by MingZhu HK
Shenzhen Pengcheng Shengshi Logistics Co., Ltd (“MingZhu Pengcheng”)	● A PRC limited liability company ● Incorporated on April 7, 2010 ● Providing trucking services	100% owned by MingZhu

Use of estimates and assumptions

The preparation of unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the unaudited interim condensed consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s unaudited interim condensed consolidated financial statements include the useful lives of property and equipment, impairment of long-lived assets, allowance for doubtful accounts, provision for contingent liabilities, revenue recognition, and deferred taxes and uncertain tax position. Actual results could differ from these estimates.

Foreign currency translation and transaction

The functional currencies of the Company are the local currency of the country in which the subsidiaries operate. The reporting currency of the Company is the United States Dollars (“U.S. dollar”). The results of operations and the unaudited interim condensed consolidated statements of cash flows denominated in foreign currencies are translated at the average rates of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currencies is translated at the historical rates of exchange at the time of capital contributions. Because cash flows are translated based on the average translation rates, amounts related to assets and liabilities reported on the unaudited interim condensed consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the unaudited interim condensed consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income included in unaudited interim condensed consolidated statements of changes in shareholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency in the unaudited interim condensed consolidated statement of income and comprehensive income.

The functional currency of MingZhu Cayman and MingZhu BVI is U.S. dollar. The functional currency of the MingZhu HK is the Hong Kong dollar (“HKD”). The Company’s subsidiaries with operations in PRC uses the local currency, Renminbi (“RMB”), as their functional currencies. An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements.

For the purpose of presenting these financial statements of subsidiaries using RMB as functional currency, the Company’s assets and liabilities are expressed in U.S. dollar at the exchange rate on the balance sheet date, which is 7.1477 and 6.8755 as of September 30, 2019 and December 31, 2018, respectively; shareholders’ equity accounts are translated at historical rates, and income and expense items are translated at the average exchange rate during the period, which is 6.8628 and 6.5121 for the nine months ended September, 2019 and 2018, respectively.

For the purpose of presenting these financial statements of the subsidiary using HKD as functional currency, the Company’s assets and liabilities are expressed in U.S. dollar at the exchange rate on the balance sheet date, which is 7.8401 and 7.8305 as of September 30, 2019 and December 31, 2018, respectively; shareholders’ equity accounts are translated at historical rates, and income and expense items are translated at the average exchange rate during the period, which is 7.8384 and 7.8404 for the nine months ended September, 2019 and 2018, respectively.

Cash

Cash comprises of cash at banks and on hand, which includes deposits with original maturities of three months or less with commercial banks in PRC. As of September 30, 2019 and December 31, 2018, the Company did not have any cash equivalents. Cash were held in accounts at financial institutions located in the PRC‚ which is not freely convertible into foreign currencies. In addition, these balances are not covered by insurance. While management believes that these financial institutions are of high credit quality, it also continually monitors their creditworthiness. The Company and its subsidiaries have not experienced any losses in such accounts and do not believe the cash is exposed to any significant risk.

Restricted cash

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (230): Restricted Cash. The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2017, and interim periods within those annual periods. Earlier adoption is permitted. The amendments in this Update should be applied using a retrospective transition method to each period presented. On January 1, 2018, the Company adopted this guidance on a retrospective basis and have applied the changes to the consolidated statement of cash flows starting from the year ended December 31, 2016.

Accounts Receivable and allowance for doubtful accounts

Accounts receivables are stated and carried at original invoiced amount. Accounts are considered overdue after 90 days. In establishing the required allowance for doubtful accounts, management considers historical collection experience, aging of the receivables, the economic environment, industry trend analysis, and the credit history and financial conditions of the customers. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after all means of collection have been exhausted and that the likelihood of collection is not probable.

Operating supplies

Operating supplies consist primarily of tires for servicing the Company’s revenue equipment. Operating supplies are recorded at the lower of cost (on a first-in, first-out basis) or net realizable value. Tires purchased as part of revenue equipment are capitalized as part of the cost of the equipment. Replacement tires are charged to expense when placed in service.

Prepayments and Deposits

Prepayments are cash deposited or advanced to suppliers for purchasing goods or services that have not been received or provided and deposits made to the Company’s customers and landlord. This amount is refundable and bears no interest. Prepayment and deposit are classified as either current or non-current based on the terms of the respective agreements. These advances are unsecured and are reviewed periodically to determine whether their carrying value has become impaired.

Other receivables

Other receivables primarily include short-term interest-free advances made to third parties, rental receivables and receivables for disposal of equipment. Management regularly reviews the aging of receivables and changes in payment trends and records allowances when management believes collection of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made.

Property and equipment, net

Property and equipment are stated at cost net of accumulated depreciation and impairment. Depreciation is provided over the estimated useful lives of the assets using the straight-line method from the time the assets are placed in service, after considering the estimated residual value which is 5% of costs. Estimated useful lives are as follows:

Classification	Estimated Useful Life
Buildings and improvements	10 years
Computer and office equipment	3-5 years
Revenue equipment*	5 years

* Revenue equipment are trucks and trailers only used for providing trucking services.

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the unaudited interim condensed consolidated statements of income and comprehensive income. Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Leases

The Company accounts for all significant leases as either operating or capital. At lease inception, if the lease meets any of the following four criteria, the Company will classify it as a capital lease: (a) transfer of ownership to lessee at the end of the lease term, (b) bargain purchase option, (c) lease term is equal to 75% or more of the estimated economic life of the leased property, or (d) the present value of the minimum lease payments is 90% or more of the fair value of the leased asset. Otherwise, the lease will be treated as an operating lease.

Impairment of long-lived assets

Long-lived assets, including property and equipment are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company will reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. For the nine months ended September 30, 2019 and 2018, no impairment of long-lived assets was recognized.

Fair Value Measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels of the fair value hierarchy are as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the unaudited interim condensed consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Interest rates that are currently available to the Company for issuance of long-term debt and capital lease with similar terms and remaining maturities are used to estimate the fair value of the Company’s long-term debt. The fair value of the Company’s long-term debt approximated the carrying value at September 30, 2019 and December 31, 2018, as the weighted average interest rate on these long-term debt approximates the market rate for similar debt.

Share subscription receivables

Share subscription receivables represent unpaid capital contribution from the Company’s shareholders.

Claims accruals

With respect to cargo loss and auto liability, the Company maintains insurance coverage to protect it from certain business risks. Claims accruals represent the uninsured portion of pending claims including estimates of adverse development of known claims, plus an estimated liability for incurred but not reported claims. Upon settling claims and expenses associated with claims where it has third party coverage, the Company is generally required to initially fund payment to the claimant and seek reimbursement from the insurer.

The Company shall be responsible for any loss or damages to the goods entrusted to it or any loss or damage or personal injury happened in the course of the Company’s provision of relevant trucking services. As at the date of this report the Company maintained an adequate insurance coverage in relation to the trucking services to be delivered to its customers and third-party liability. The Company has also maintained sufficient workers’ compensation for its employees.

Revenue Recognition

The Company elected to adopt Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606), effective as of January 1, 2017. Accordingly, the unaudited interim condensed consolidated financial statements for the nine months ended September 30, 2019 and 2018 are presented under ASC 606. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company elected the modified retrospective method which required a cumulative adjustment to retained earnings instead of retrospectively adjusting prior periods. The adoption of ASC 606 did not have a material impact on the Company’s unaudited interim condensed consolidated financial statements.

Revenues are generated from provision of trucking services. For each trip, The Company has a single performance obligation, to transport its customer’s freight from a specified origin to a specified destination, with the transit period typically being less than three days.

The management have determined that revenue recognition over the transit period provides a reasonable estimate of the provision of services to its customers as its obligation is performed over the transit period. For loads picked up during the reporting period, but delivered in a subsequent reporting period, revenue is allocated to each period based on the transit time in each period as a percentage of total transit time.

The Company subcontracts certain of its trucking services to external transportation companies, primarily to carry out trucking services for customers with demand of irregular delivery schedules. The Company also engages subcontractors when it is under capacity assuming its master service agreements with customers allow subcontracting. Revenue is generated from the same base of customers. The Company evaluates whether its performance obligation is a promise to transfer services to the customer (as the principal) or to arrange for services to be provided by another party (as the agent) using a control model. The Company’s evaluation determined that it is in control of establishing the transaction price, managing all aspects of the shipments process and taking the risk of loss for delivery, collection, and returns. Based on its evaluation of the control model, the Company determined that all of its major businesses act as the principal rather than the agent within their revenue arrangements and such revenues are reported on a gross basis.

The Company applies the practical expedient in Topic 606 that permits the Company to not disclose the aggregate amount of transaction price allocated to performance obligations that are unsatisfied as of the end of the period as the Company’s contracts have an expected length of one year or less. The Company also applies the practical expedient in Topic 606 that permits the recognition of incremental costs of obtaining contracts as an expense when incurred if the amortization period of such costs is one year or less. These costs are included in purchased transportation costs.

The Company’s performance obligations represent the transaction price allocated to future reporting periods for freight services started but not completed at the reporting date. This includes the unbilled amounts and accrued freight costs for freight shipments in transit. As of September 30, 2019, the Company has $6,673 of unbilled amounts recorded in accounts receivable and $5,777 of accrued freight costs recorded in accounts payable.

Disaggregated information of revenues by geographic locations are as follows:

	For the nine months ended September 30,
	2019	2018
	(Unaudited)
Guangdong province	$10,525,360	$10,860,968
Xinjiang province	10,209,900	8,727,489
Total revenues	$20,735,260	$19,588,457

Transportation costs

The transportation costs primarily consist of fuel expenses, highway bridge expenses, insurance expenses, drivers’ wages, maintenance and repairs expenses, subcontractor fees, depreciation expenses and other expenses.

Sales and marketing expenses

Sales and marketing expenses primarily include advertising costs. Advertising costs are expensed as incurred and amounted to $43,585 and $62,023 for the nine months ended September 30, 2019 and 2018, respectively.

Employee benefit

The full-time employees of the Company are entitled to staff welfare benefits including medical care, housing fund, pension benefits, unemployment insurance and other welfare, which are government mandated defined contribution plans. The Company is required to accrue for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make cash contributions to the state-sponsored plans out of the amounts accrued. Total expenses for the plans were $40,844 and $37,731 for the nine months ended September 30, 2019 and 2018, respectively.

Value added taxes

The Company is subject to value added tax (“VAT”). Revenue from provision of trucking services is generally subject to VAT at the rate of 9% starting in April 2019, at the rate of 10% starting in May 2018 to March 2019 or at the rate of 11% in April 2018 and prior. The Company is entitled to a refund for VAT already paid on goods and services purchased. The VAT balance is recorded in tax payables on the unaudited interim condensed consolidated balance sheets. Revenues are presented net of applicable VAT.

Income taxes

The Company accounts for income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the unaudited interim condensed consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized, or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

Comprehensive income (loss)

Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under GAAP are recorded as an element of shareholders’ equity but are excluded from net income. Other comprehensive income (loss) consists of a foreign currency translation adjustment resulting from the Company not using the U.S. dollar as its functional currencies.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the nine months September 30, 2019 and 2018, there were no dilutive shares.

Statutory Reserves

Pursuant to the laws applicable to the PRC, PRC entities must make appropriations from after-tax profit to the non-distributable “statutory surplus reserve fund”. Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). For foreign invested enterprises and joint ventures in the PRC, annual appropriations should be made to the “reserve fund”. For foreign invested enterprises, the annual appropriation for the “reserve fund” cannot be less than 10% of after-tax profits until the aggregated appropriations reach 50% of the registered capital (as determined under PRC GAAP at each year-end). If the Company has accumulated loss from prior periods, the Company is able to use the current period net income after tax to offset against the accumulate loss.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Segment Reporting

The Company’s chief operating decision maker (“CODM”) has been identified as its CEO, who reviews the consolidated results when making decisions about allocating resources and assessing performance of the Company as a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company’s long-lived assets are substantially all located in the PRC and all of the Company’s revenues are derived from the PRC.

Recent issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This update will require the recognition of a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, for all leases with terms longer than 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income and the repayment of the principal portion of the lease liability will be classified as a financing activity while the interest component will be included in the operating section of the statement of cash flows. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018 and requires a modified retrospective approach to adoption. Early adoption is permitted. In September 2017, the FASB issued ASU No. 2017-13, which to clarify effective dates that public business entities and other entities were required to adopt ASC Topic 842 for annual reporting. A public business entity that otherwise would not meet the definition of a public business entity except for a requirement to include or the inclusion of its financial statements or financial information in another entity’s filing with the SEC adopting ASC Topic 842 for annual reporting periods beginning after December 15, 2019, and interim reporting periods within annual reporting periods beginning after December 15, 2020. ASU No. 2017-13 also amended that all components of a leveraged lease be recalculated from inception of the lease based on the revised after tax cash flows arising from the change in the tax law, including revised tax rates. The difference between the amounts originally recorded and the recalculated amounts must be included in income of the year in which the tax law is enacted. In November 2019, the FASB issued ASU No. 2019-10, by which to defer the effective date for all other entities by an additional year. As an emerging growth company, the Company has not early adopted this update and it will become effective on January 1, 2021. The Company is currently evaluating the impact of the adoption of ASU 2016-02 on its unaudited interim condensed consolidated financial statements and related disclosures.

In August 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to address diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments provide guidance on the following eight specific cash flow issues: (1) Debt Prepayment or Debt Extinguishment Costs; (2) Settlement of Zero-Coupon Debt Instruments or Other Debt Instruments with Coupon Interest Rates That Are Insignificant in Relation to the Effective Interest Rate of the Borrowing; (3) Contingent Consideration Payments Made after a Business Combination; (4) Proceeds from the Settlement of Insurance Claims; (5) Proceeds from the Settlement of Corporate-Owned Life Insurance Policies, including Bank-Owned; (6) Life Insurance Policies; (7) Distributions Received from Equity Method Investees; (8) Beneficial Interests in Securitization Transactions; and Separately Identifiable Cash Flows and Application of the Predominance Principle. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The amendments should be applied using a retrospective transition method to each period presented. If it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. The Company does not expect this standard to have a material impact on its unaudited interim condensed consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early application will be permitted for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company does not expect this standard to have a material impact on its unaudited interim condensed consolidated financial statements.

In July 2017, the FASB Issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815). The amendments in Part I of the Update change the reclassification analysis of certain equity-lined financial instruments (or embedded features) with down round features. The amendments in Part II of this Update recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect. The Company does not believe the adoption of this ASU would have a material effect on the Company’s unaudited interim condensed consolidated financial statements.

In August 2018, the FASB Accounting Standards Board issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 modifies the disclosure requirements on fair value measurements. ASU 2018-13 is effective for public entities for fiscal years beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosures. The removed and modified disclosures will be adopted on a retrospective basis and the new disclosures will be adopted on a prospective basis. The Company does not expect this guidance will have a material impact on its unaudited interim condensed consolidated financial statements.

In February 2018, the FASB issued ASU 2018-02, Income Statement Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this Update affect any entity that is required to apply the provisions of Topic 220, Income Statement – Reporting Comprehensive Income, and has items of other comprehensive income for which the related tax effects are presented in other comprehensive income as required by GAAP. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption of the amendments in this Update is permitted, including adoption in any interim period, (1) for public business entities for reporting periods for which financial statements have not yet been issued and (2) for all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this Update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The Company does not believe the adoption of this ASU would have a material effect on the Company’s unaudited interim condensed consolidated financial statements.

Except for the above-mentioned pronouncements, there are no new recent issued accounting standards that will have material impact on the unaudited interim condensed consolidated financial position, statements of operations and cash flows.

Concentrations of Risks

(a)	Foreign currency risk

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. The change in the value of the RMB relative to the U.S. dollar may affect the Company’s financial results reported in the U.S. dollar terms without giving effect to any underlying changes in the Company’s business or results of operations. Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

As a result, the Company is exposed to foreign exchange risk as revenues and results of operations may be affected by fluctuations in the exchange rate between the U.S. dollar and RMB. If the RMB depreciates against the U.S. dollar, the value of RMB revenues, earnings and assets as expressed in U.S. dollar financial statements will decline. The Company has not entered into any hedging transactions in an effort to reduce its exposure to foreign exchange risk.

(b)	Concentration of Credit risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and restricted cash. As of September 30, 2019 and December 31, 2018, substantially all of the Company’s cash and restricted cash were held by major financial institutions located in the PRC, which management believes are of high credit quality.

For the credit risk related to accounts receivable, the Company performs ongoing credit evaluations of its customers. The Company establishes an allowance for doubtful accounts based upon estimates, factors surrounding the credit risk of specific customers and other information. The allowance amounts were immaterial for all periods presented.

(c)	Customer concentration risk

For the nine months ended September 30, 2019, two customers accounted for 23.1%, and 16.5% of the Company’s total revenues. For the nine months ended September 30, 2018, three customers accounted for 23.3%, 12.4% and 10.5% of the Company’s total revenues. No other customer accounts for more than 10% of the Company’s revenue for the nine months ended September 30, 2019 and 2018, respectively.

As of September 30, 2019, three customers accounted for 32.6%, 14.3% and 12.4% of the total balance of accounts receivable. As of December 31, 2018, four customers accounted for 26.9%, 13.2%, 13.1% and 10.7% of the total balance of accounts receivable. No other customer accounts for more than 10% of the Company’s accounts receivable as of September 30, 2019 and December 31, 2018, respectively.

(d)	Vendor concentration risk

For the year ended September 30, 2019, three subcontractors accounted for 28.4%, 10.9% and 10.5% of the Company’s total subcontracting costs. For the nine months ended September 30, 2018, one subcontractor accounted for 31.9% of the Company’s total subcontracting costs. No other subcontractor accounts for more than 10% of the Company’s total subcontracting costs for the nine months ended September 30, 2019 and 2018, respectively.

As of September 30, 2019, four subcontractors accounted for 30.2%, 27.0%, 11.3% and 11.1% of the total balance of accounts payable. As of December 31, 2018, two subcontractors accounted for 67.2% and 32.8% of the total balance of accounts payable. No other subcontractor accounts for more than 10% of the Company’s accounts payable as of September 30, 2019 and December 31, 2018, respectively.

Note 3 – Accounts receivable, net

Accounts receivable, net consist of the following:

	September 30, 2019	December 31, 2018
	(Unaudited)
Accounts receivable	$13,244,698	$7,481,932
Allowance for doubtful accounts	(71,956)	(89,069)
Total accounts receivable, net	$13,172,742	$7,392,863

Movements of allowance for doubtful accounts are as follows:

	September 30, 2019	December 31, 2018
	(Unaudited)
Beginning balance	$89,069	$29,518
(Recovery) provision	(14,291)	63,601
Write off	-	-
Exchange rate effect	(2,822)	(4,050)
Ending balance	$71,956	$89,069

Note 4 – Prepayments

Prepayments consist of the following:

	September 30, 2019	December 31, 2018
	(Unaudited)
Prepayments
Prepayment - subcontracting*	$620,353	$1,416,114
Prepayment - fuel	216,475	244,083
Prepayment - insurance	211,364	137,996
Prepayment - parts and others	655,642	69,987
Deferred IPO costs	301,701	-
Total prepayments	$2,005,535	$1,868,180

*	The management seeks to secure and expand its market share in Xinjiang province and the prepayments to subcontractors are able to attract better subcontractors.

Note 5 – Other receivables

Other receivables consist of the following:

	September 30, 2019	December 31, 2018
Other receivables	(Unaudited)
Rental receivables	$12,399	$36,334
Other receivables, disposal of revenue equipment	-	89,101
Others	566,505	317,437
Total Other receivables	$578,904	$442,872

Others primarily involve the interest-free advances to third parties. The balance of others as of December 31, 2018 was fully collected for the nine months ended September 30, 2019. Approximately $500,000 of others as of September 30, 2019 was collected up to the date hereof and the management believes the remaining balance is immaterial and will be collected by the end of 2019.

Note 6 – Property and equipment, net

Property and equipment, net consist of the following:

	September 30, 2019	December 31, 2018
Property and equipment	(Unaudited)
Buildings and improvements	$1,059,178	$1,101,111
Computer and office equipment	19,281	20,045
Revenue equipment	8,520,771	8,473,825
Subtotal	9,599,230	9,594,981
Less: accumulated depreciation	(5,374,469)	(4,606,207)
Property and equipment, net	$4,224,761	$4,988,774

Revenue equipment under capital leases

The Company leased its revenue equipment from third parties with terms of approximately 24 to 36 months and account for as a capital lease. As of September 30, 2019, carrying value and accumulated depreciation of the revenue equipment under capital leases recorded by the Company were $1,386,609 and $2,006,280, respectively. As of December 31, 2018, carrying value and accumulated depreciation of the assets under capital leases recorded by the Company were $1,409,367 and $718,483, respectively. Depreciation expenses for revenue equipment under capital leases were $363,183 and $275,657 for the nine months ended September 30, 2019 and 2018, respectively.

Depreciation expenses for the nine months ended September 30, 2019 and 2018 were $982,853 and $1,091,657, respectively.

Note 7 – Other payables and accrued liabilities

Other payables and accrued liabilities consist of the following:

	September 30, 2019	December 31, 2018
	(Unaudited)
Other payables and accrued liabilities
Contingent liabilities	$-	$199,498
Rental deposits	-	4,848
Salary payables	337,574	554,094
Others	187,972	151,797
Receipt in advance	93,888	45,815
Total Other payables and accrued liabilities	$619,434	$956,052

Others primarily involve the interest-free borrowings from third parties. Contingent liabilities include expenses accrued due to several lawsuits (refer to Note 14). As of December 31, 2018, $160,206 of cash was frozen by the local court due to two lawsuits. Upon the date of April 30, 2019, the frozen cash was released as the two lawsuits were all resolved and a total amount of $ 145,909 were paid.

Note 8 – Credit facilities

Short-term bank borrowings

Outstanding balances of Short-term bank borrowings as of September 30, 2019 and December 31, 2018 consisted of the following:

Bank name	Term	Interest rate	Collateral/ Guarantee	Date of paid off / Maturity	September 30, 2019	December 31, 2018
					(Unaudited)
Bank of China	From March, 2019 to March, 2020	Weighted average rate of 7.18%	Guarantee by Mr. Jinlong Yang and Shenzhen Yangang Mingzhu Logistics Co., Ltd. (“MingZhu Logistics”), a company owned by Mr. Jinlong Yang’s sister, pledge by a property owned by Mr. Jinlong Yang’s family member and collateralized by MingZhu’s receivables	March 20, 2020	$184,955	$-
Bank of China	From January 2019 to January, 2020	Weighted average rate of 7.18%	Guarantee by Mr. Jinlong Yang and Shenzhen Yangang Mingzhu Logistics Co., Ltd. (“MingZhu Logistics”), a company owned by Mr. Jinlong Yang’s sister, pledge by a property owned by Mr. Jinlong Yang’s family member and collateralized by MingZhu’s receivables	January 20, 2020	535,459	-
The Industrial Bank Co., Ltd.	From April, 2019 to April, 2020	Weighted average rate of 5.65%	Guarantee by YANG Jinlong and Shenzhen Yangang Mingzhu Logistics Co., Ltd.	April 20, 2020	223,848	-
Zhujiang Rural Bank	From May, 2019 to May, 2020	Weighted average rate of 6.53%	Guarantee by YANG Jinlong and one of YANG Jinlong’s family member, pledged by Jinlong Yang and his private fixed deposits of RMB one million.	May 20, 2020	419,715	-
Guangdong Nanyue Bank*	From September, 2019 to September 2020	Weighted average rate of 8.5%	Guarantee by Mr. Jinlong Yang, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	September 29, 2020	699,526	-
Bank of China	From March, 2018 to March, 2019	Weighted average rate of 6.53%	Guarantee by Mr. Jinlong Yang and Shenzhen Yangang Mingzhu Logistics Co., Ltd. (“MingZhu Logistics”), a company owned by Mr. Jinlong Yang’s sister, pledge by a property owned by Mr. Jinlong Yang’s family member and collateralized by MingZhu’s receivables	March 11, 2019	-	272,707
China Merchants Bank	From April, 2018 to April, 2019	Weighted average rate of 6.61%	Guarantee by Mr. Jinlong Yang, pledge by a property owned by Mr. Jinlong Yang	April 10, 2019	-	221,075
The Industrial Bank Co., Ltd.	From January, 2018 to January, 2019	Weighted average rate of 7.90%	Guarantee by Mr. Jinlong Yang and MingZhu Logistics	January 5, 2019	-	145,444
Postal Savings Bank of China Co., Ltd.	From May, 2018 to May, 2019	Weighted average rate of 5.44%	Guarantee by third party, Mr. Jinlong Yang and other family members of Mr. Jinlong Yang, pledge by properties owned by family members of Mr. Jinlong Yang	April 20, 2019	-	574,504
Total					$2,063,503	$1,213,730

* In September 2019, we entered into a one-year term line of credit agreement with Guangdong Nanyue Bank pursuant to which we may borrow up to $1,399,051 (RMB 10,000,000). The line of credit agreement entitles us to enter into several separate loan contracts under such line of credit. We utilized $699,526 (RMB 5,000,000) in September 2019. For each withdraw from the line of credit, a separate loan was entered into with a one-year term from the credit line withdraw date and we recorded these loans as short-term bank borrowings in our consolidated financial statements. As of September 30, 2019, the unutilized line of credit was $699,526 (RMB 5,000,000).

Interest expenses incurred from short-term bank borrowings were $81,111 and $145,128 for the nine months ended September, 2019 and 2018, respectively.

Long-term bank borrowings

Outstanding balances of long-term bank borrowings as of September 30, 2019 and December 31, 2018 consisted of the following:

Bank name	Term	Interest rate	Collateral/ Guarantee	Date of Maturity	September 30, 2019	December 31, 2018
					(Unaudited)
Postal Savings Bank of China Co., Ltd.	From November, 2018 to November, 2020	Weighted average rate of 5.70%	Guarantee by Mr. Jinlong Yang and other family members of Mr. Jinlong Yang, pledge by properties owned by family members of Mr. Jinlong Yang	November 20, 2020	$1,133,232	$1,308,996
Less: current maturities					(167,886)	(174,533)
Non-current maturities					$965,346	$1,134,463

The maturities schedule of long-term bank borrowings is as follow:

	As of September 30, 2019	As of December 31, 2018
Payments due by period	(Unaudited)
Less than 1 year	$167,886	$174,533
1-2 years	965,346	1,134,463
Total	$1,133,232	$1,308,996

Interest expenses incurred from long-term bank borrowings were $54,360 and $27,299 for the nine months ended September 30, 2019 and 2018, respectively.

Note 9 – Leases

The Company leases certain of its revenue equipment under capital lease agreements. The terms of the capital leases expire at various dates through August 2022. The Company has option to purchase the revenue equipment for a nominal amount at the end of the lease term. The company also obtains installment loans for payment of revenue equipment’s insurance.

The Company has capital lease commitments for revenue equipment summarized for the following fiscal years:

	Minimum lease payments	Present value of minimum lease payments
	(Unaudited)	(Unaudited)
12 months ending September 30,
2020	$1,136,497	$992,983
2021	586,813	529,251
2022	186,214	171,317
Total	1,909,524	1,693,551

Less: amount representing interest	(215,973)	-

Present value of minimum lease payments	$1,693,551	1,693,551

Less: current maturities		(992,983)

Capital lease obligations, long-term		$700,568

The lease term of the Company’s capital lease obligations ranged from two to three years. Interest rates underlying the capital lease obligations ranged from 3.4% to 17.0% per annum and 7.5% to 11.1% per annum for the nine months ended September 30, 2019 and 2018, respectively.

The Company’s pledged revenue equipment under capital lease are as follow:

Name of institution	Maturities	Interest rate	Carrying amount of pledged revenue equipment as of September 30, 2019	Carrying amount of pledged revenue equipment as of December 31, 2018
			(Unaudited)
Chailease International Finance Corporation	From September 20, 2019 to August 20, 2022	17.0%	$285,501	$-
ShanDong HOWO Auto Finance Co., Ltd.	From June 20, 2019 to May 15, 2021	3.4%	117,202	-
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	From September 30, 2018 to September 10, 2020	11.1%	59,983	73,328
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	From July 20, 2018 to July 10, 2020	11.1%	28,233	34,836
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	From May 23, 2018 to May 20, 2021	7.6%	620,048	773,065
Shanghai Chengtai Finance Leasing Co., Ltd.	From December 28, 2017 to December 29, 2020	7.5%	58,264	111,403
Zhejiang Zhongda Yuantong Finance Leasing Co.,Ltd.	From October 12, 2017 to October 20, 2019	9.9%	57,412	73,403
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	From May 10, 2017 to June 20, 2020	10.5%	55,488	72,884
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	From April 1, 2017 to April 20, 2019	10.5%	-	131,437
Sumitomo Mitsui Finance and Leasing (China) Co., Ltd.	From February 27, 2017 to March 20, 2020	10.5%	104,478	139,012
Total			$1,386,609	$1,409,368

The Company’s capital lease obligations are secured by the lessor’s title to the leased assets. As of September 30, 2019, certain of the Company’s obligation under finance lease was secured by corporate guarantees given by MingZhu Logistics.

The Company entered into a lease for office space located in Shenzhen, Guangdong, China for the period from November 21, 2018 to November 20, 2023, with a rent-free period from November 21, 2018 to November 20, 2019.

The total future minimum lease payments under the non-cancellable operating lease with respect to the office September 30, 2019 are payable as follows:

12 months ending September 30,
2020	$509,747
2021	141,288
2022	104,359
2023	104,359
2024	14,494
Future minimum operating lease payments	$874,247

Rental expense of the Company for the nine months ended September 30, 2019 and 2018 were $118,505 and $11,391, respectively.

Note 10 – Related party balances and transactions

Related party balances

The amount due from related parties consists of the following:

RP Name	Relationship	Nature	September 30, 2019	December 31, 2018
			(Unaudited)
MingZhu Logistics	Mr. Jinlong Yang’s family member as sole shareholder	Lending with no interests	$1,499,107	$51,603
Excelsior Investment Limited	Shareholder	Advance for tax in relation with share transfer	-	52
Mr. Jinlong Yang	Chairman and Chief Executive Officer	Lending with no interests	925,444	-
			$2,424,551	$51,655

The above balance has been fully collected as of the date of this prospectus.

The amount due to related parties consists of the following:

RP Name	Relationship	Nature	September 30, 2019	December 31, 2018
			(Unaudited)
Mr. Jinlong Yang	Chairman and Chief Executive Officer	Advances for operational purpose	-	193,032
Exquisite Elite Limited	Shareholder	Advances for payment of professional fee	611,091	-
Mr. Zuojie Dai	Manager of MingZhu Pengcheng	Advances for operational purpose	89,467	-
			$700,558	$193,032

Collateral and Guarantee

The collateral and guarantee made by related parties to the Company as of September 30, 2019 consists of the following:

Related Parties	Institution Name	Term	Aggregated Principal	Carrying Amount as of September 30, 2019
				(Unaudited)
Guarantee by Mr. Jinlong Yang, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang for bank borrowings	Postal Savings Bank of China Co., Ltd.	From November 2018 to November, 2020	$1,308,996	$1,133,232
Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by a property owned by Mr. Jinlong Yang’s family member for bank borrowings	Bank of China	From March, 2019 to March, 2020	1,119,241	720,414
Guarantee by Mr. Jinlong Yang and Shenzhen Yangang Mingzhu Logistics Co., Ltd.	The Industrial Bank Co., Ltd.	From April, 2019 to April, 2020	279,810	223,848
Guarantee by Mr. Jinlong Yang and one of Mr. Jinlong Yang’s family member, pledged by Mr. Jinlong Yang and his private fixed deposits of RMB 1 million.	Zhujiang Rural Bank	From May, 2019 to May, 2020	419,715	419,715
Guarantee by MingZhu Logistics for capital leases	Chengtai Capital Lease Co., Ltd.	From December, 2017 to December, 2020	541,793	231,430
Guarantee by Mr. Jinlong Yang, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang	Guangdong Nanyue Bank	From September, 2019 to September 2020	699,526	699,526
			$3,512,161	$2,892,705

The collateral and guarantee made by related parties to the Company as of December 31, 2018 consists of the following:

Related Parties	Institution Name	Term	Aggregated Principal	Carrying Amount as of December 31, 2018
Guarantee by Mr. Jinlong Yang, pledge by properties owned by Mr. Jinlong Yang and properties owned by family members of Mr. Jinlong Yang for bank borrowings	Postal Savings Bank of China Co., Ltd.	From November 2018 to November, 2020	$1,308,996	$1,308,996
Guarantee by Mr. Jinlong Yang and other family members of Mr. Jinlong Yang, pledge by properties owned by family members of Mr. Jinlong Yang for bank borrowings	Postal Savings Bank of China Co., Ltd.	From May, 2018 to June, 2019	727,220	574,504
Guarantee by Mr. Jinlong Yang and MingZhu Logistics, pledge by a property owned by Mr. Jinlong Yang’s family member for bank borrowings	Bank of China	From March, 2018 to March, 2019	436,332	272,707
Guarantee by Mr. Jinlong Yang and MingZhu Logistics for bank borrowings	The Industrial Bank Co., Ltd.	From January, 2018 to January, 2019	290,888	145,444
Guarantee by MingZhu Logistics for capital leases	Chengtai Capital Lease Co., Ltd.	From December, 2017 to December, 2020	541,793	374,518
Guarantee by Mr. Jinlong Yang, pledge by a property owned by Mr. Jinlong Yang for bank borrowings	China Merchants Bank	From April, 2018 to April, 2019	290,888	221,075
			$3,596,117	$2,897,244

Note 11 – Employee benefits government plan

The Company participates in a government-mandated multi-employer defined contribution plan pursuant to which certain retirement, medical and other welfare benefits are provided to employees. PRC labor regulations require the Company to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate based on the basic monthly compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; the Company has no further commitments beyond its monthly contribution.

Note 12 – Income taxes

Cayman Islands

The Company was incorporated in the Cayman Islands and is not subject to tax on income or capital gains under the laws of Cayman Islands. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

British Virgin Islands

MingZhu BVI is incorporated in the British Virgin Islands and is not subject to tax on income or capital gains under current British Virgin Islands law. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

MingZhu HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax law, MingZhu HK is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

PRC

The Company PRC subsidiaries are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), Chinese enterprises are subject to income tax at a rate of 25% after appropriate tax adjustments.

The Ministry of Finance (“MOF”) and State Administration of Taxation (“SAT”) on January 17, 2019 jointly issued Cai Shui 2019 No. 13. This clarified that from January 1, 2019 to December 31, 2021, eligible small enterprises whose first RMB 1,000,000 of annual taxable income is eligible for 75% reduction on a rate of 20% (i.e., effective rate is 5%) and the income between RMB 1,000,000 and RMB 3,000,000 is eligible for 50% reduction on a rate of 20% (i.e. effective rate is 10%). For the nine months ended September 30, 2019, MingZhu Pengcheng was eligible to employ this policy.

Significant components of the income tax expense consisted of the following for the nine months ended September 30,

	2019	2018
	(Unaudited)	(Unaudited)
Current income tax expense	$497,166	$723,198
Deferred income tax expense (benefit)	3,573	(22,397)
Total	$500,739	$700,801

The tax effects of temporary difference that give rise to the deferred tax assets as of December 31, 2019 and December 31, 2018 are $17,989 and $22,267, respectively. Deferred tax assets consist of as follow

	As of September 30, 2019	As of December 31, 2018
	(Unaudited)
Deferred tax assets:
Allowance for doubtful accounts	$17,989	$22,267
Net operating loss carryforwards:
PRC	19,955	2,179
HONG KONG	1,164	-
	39,108	24,446
Less valuation allowance	(21,119)	(2,179)
Total deferred tax assets	$17,989	$22,267

The Company evaluated the recoverable amounts of deferred tax assets and provided a valuation allowance to the extent that future taxable profits will be available against which the net operating loss and temporary difference can be utilized. The Company considers both positive and negative factors when assessing the future realization of the deferred tax assets and applied weigh to the relative impact of the evidences to the extent it could be objectively verified. The Company’s NOL was mainly from MingZhu Management’s cumulative net operating loss (“NOL”) of approximately $83,000 as of September 30, 2019 which will expire in 2024. Management considers projected future losses outweighs other factors and made a full allowance of related deferred tax assets.

Reconciliation of effective income tax rate is as follows for the nine months ended September 30, 2019 and 2018:

	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
	(Unaudited)	(Unaudited)
PRC statutory tax rate	25%	25%
Effect of tax rate differential	4.5%	-0.2%
Valuation allowance deferred tax	1.3%	0.0%
Non-deductible items*	2.0%	0.7%
Effective tax rate	32.8%	25.5%

* Non-deductible items mainly arise from expenses not deductible for tax purposes primarily including professional fees in relation to capital market planning, amortization expenses of buildings and improvements.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of September 30, 2019, the Company was obliged to pay the income tax of $881,740 and the late fees of $53,345 as the Company failed to pay the income tax for the year ended December 31, 2018 by May 31, 2019, the deadline for making such tax payment. The Company does not anticipate any significant increases or decreases in unrecognized tax benefits in the next twelve months from September 30, 2019.

Value added tax

All of the Company’s service revenues that are earned and received in the PRC are subject to a Chinese VAT at the rate of 9% starting in April 2019, at the rate of 10% starting in May 2018 to March 2019, at the rate of 11% in April 2018 and prior of the gross proceed or at a rate approved by the Chinese local government.

Taxes payable consisted of the following:

	September 30, 2019	December 31, 2018
	(Unaudited)
VAT taxes payable	$302,715	$434,401
Income taxes payable	1,344,170	938,971
Other taxes payable	82,766	24,136
Total	$1,729,651	$1,397,508

Note 13 – Shareholders’ equity

Ordinary shares

MingZhu Cayman was established under the laws of Cayman Islands on January 2, 2018. The authorized number of ordinary shares was 38,000,000 shares with a par value of approximate $0.001 (HKD 0.01) per ordinary share.

With the effect of resolutions passed by board of directors on February 12, 2020, the authorized number of ordinary shares increased from 38,000,000 to 50,000,000 with a par value of $0.001 instead of HKD 0.01 and the issued number of ordinary shares increased from 1,000 to 9,250,000 with a par value of $0.001 instead of HKD 0.01. As of the date hereof, the authorized number of ordinary shares is 50,000,000 with a par value of $0.001 and the issued number of ordinary shares is 9,250,000.

The Company believes it is appropriate to reflect the above transactions as re-denomination and nominal issuance of shares on a retroactive basis similar to stock split or dividend pursuant to ASC 260. According to the above transactions, the Company has retroactively adjusted the shares and per share data for all periods presented.

Share subscription receivables

Share subscription receivables represent unpaid capital contribution from the Company’s shareholders of $847,086 as of September 30, 2019 and December 31, 2018.

Statutory reserves

In accordance with the relevant PRC laws and regulations, the Group’s subsidiaries in the PRC are required to provide for certain statutory reserves, which are appropriated from net profit as reported in accordance with PRC accounting standards. The Group’s subsidiaries in the PRC are required to allocate at least 10% of their after-tax profits to the general reserve until such reserve has reached 50% of their respective registered capital. Appropriations to other types of reserves in accordance with relevant PRC laws and regulations are to be made at the discretion of the board of directors of each of the Group’s subsidiaries in the PRC. The statutory reserves are restricted from being distributed as dividends under PRC laws and regulations. The statutory reserves recorded by the Group’s subsidiaries in the PRC were $687,139 and $537,874 as of September 30, 2019 and December 31, 2018, respectively.

Restricted assets

As a result of these PRC laws and regulations and the requirement that distributions by the Group’s subsidiaries in the PRC can only be paid out of distributable profits reported in accordance with PRC accounting standards, the Group’s subsidiaries in the PRC are restricted from transferring a portion of their net assets to the Company. The restricted amounts include the paid-in capital and the statutory reserves of the Group’s subsidiaries in the PRC. The aggregate amount of paid-in capital and statutory reserves, which represented the amount of net assets of the Group’s subsidiaries in the PRC not available for distribution, was $3,374,926 and $3,225,661 as of September 30, 2019 and December 31, 2018, respectively.

Capital contributions

For the nine months ended September 30, 2019 shareholders contributed $0 to the Company. During the year ended December 31, 2018, the Company’s shareholders contributed $3,916,672 via cash and $743,017 via debt settlement.

Capital distribution

On March 29, 2018, 100% equity interests of MingZhu transferred to MingZhu HK. On the date of transaction, the Company distributed $3,630,448 to shareholders as a consideration of transferring MingZhu’s 100% equity interests from Mr. Jinlong Yang to MingZhu HK.

On November 10, 2017, 100% equity interests of MingZhu Pengcheng transferred to MingZhu. The Company distributed $439,477 to shareholders as a consideration of transferring MingZhu Pengcheng’s 100% equity interests from Mr. Jinlong Yang to MingZhu.

Note 14 – Commitments and Contingencies

Guarantee Commitments

In November 2017, MingZhu entered into guarantee agreements for a capital lease of $2,531,453 to a subcontractor. The guarantee period was from November 2017 to January 2022. In November 2017, MingZhu entered into a guarantee agreement in which MingZhu Logistics, a related party, guaranteed for the above-mentioned capital lease.

Lease Commitments

The Company entered into a lease for office space located in Shenzhen, Guangdong, China for the period from November 21, 2018 to November 20, 2023. The Company’s commitments for minimum lease payment under these operating leases as of September 30, 2019 are listed in section “Note 9 – Leases”.

Contingencies

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and unasserted claims.

A contract dispute exists between MingZhu, MingZhu Pengcheng and Shengxin Wang. According to the Civil Judgement issued by the Shenzhen Intermediate People’s Court on August 23, 2018, Shengxin Wang was ordered to pay $3,098 (RMB 21,303) and overdue interests thereof and pay $0.15 (RMB 1) as the consideration of the vehicles to MingZhu Pengcheng and after that, MingZhu Pengcheng and MingZhu should respectively assist to transfer ownership of one tractor and one trailer to Shengxin Wang. According to the Civil Decision of Guangdong Provincial Higher People’s Court issued on December 20, 2018, Shengxin Wang’s application for retrial of the above Civil Judgement was rejected. On March 22, 2019, the Shenzhen Yantian People’s Court issued an Enforcement Order to MingZhu and MingZhu Pengcheng, which ordered MingZhu and MingZhu Pengcheng to perform relevant obligations as required by the foresaid judgement or otherwise the judgement would be enforced by the court. On May 29, 2019, a cash balance equal to Shenxin Wang’s payment obligation was frozen in his bank account and meanwhile, Shengxin Wang took over the tractor from MingZhu Pengcheng. According to the inquiry notes taken by the Yantian People’s Court Enforcement Bureau on May 30, 2019, MingZhu has made preparation for handover of the trailer to Shengxin Wang. As of the date of this prospectus, Shengxin Wang has taken over the trailer, the balance half of the vehicles, from MingZhu, and the case has been concluded.

However, regarding the same dispute, Shengxin Wang filed another lawsuit against MingZhu Pengcheng. According to the Civil Indictment filed by Shengxin Wang (the plaintiff) on February 26, 2019, Shengxin Wang requested that MingZhu Pengcheng (the defendant) be ordered to compensate for the stoppage loss of $694,098 (RMB 4,772,269). The nature of the case was a property damage compensation dispute. According to the response notice issued by the Shenzhen Yantian People’s Court on March 20, 2019, the court has accepted this case. According to the Civil Judgment issued by the Yantian District People’s Court in Shenzhen City, Guangdong Province on August 30, 2019, the court ruled that MingZhu Pengcheng should pay damages in the amount of $29,627 (RMB 203,700) to Shengxin Wang and rejected Shengxin Wang’s other claims. MingZhu Pengcheng submitted an Appeal Petition to the Shenzhen Intermediate People’s Court on September 18, 2019, requesting a change in the judgment of first instance and changing the judgment so that MingZhu Pengcheng will not have to pay the damages to Shengxin Wang. According to the summons issued by Shenzhen Intermediate People's Court on December 25, 2019, the second trial of this case will be heard on February 20, 2020.

On September 4, 2018, MingZhu received an arbitration award from the Shenzhen Arbitration Committee for Labor Disputes, which ruled that MingZhu was required to pay for worker compensation to Qing Tan, Xiangyang, Haiyang Shi, and Hanxiao Shi in the aggregate amount of $65,223 (RMB 448,440). Regarding the same dispute, MingZhu filed two lawsuits to the Shenzhen Yantian People’s Court, both of which were dismissed by the court. MingZhu appealed to the Shenzhen Intermediate People’s Court, both of which were also rejected. On December 21, 2018, the Shenzhen Yantian People’s Court issued an execution order which ruled that MingZhu’s property should be used to enforce its obligations under the foresaid arbitration award. On February 22, 2019, $74,961 (RMB 510,272) from MingZhu’s bank account was enforced by the court. Such amount involves the damages and other charges resulting from delayed performance under the foresaid arbitration award. MingZhu filed an execution dissidence to the Shenzhen Yantian People’s Court on March 8, 2019, which was dismissed by the court on April 16, 2019. According to the execution order issued by the Shenzhen Yantian People’s Court on June 14, 2019, MingZhu has performed all its obligations under the arbitration award.

On August 22, 2019, Sujin Wei (the plaintiff) submitted a Civil Complaint to the Yangjiang Yangdong District People’s Court against China Pacific Property Insurance Co., Ltd. Shenzhen Branch, MingZhu and two other defendants. The complaint requested that China Pacific Property Insurance Co., Ltd. Shenzhen Branch shall make the death and disability compensation to the plaintiff in the amount of $15,999 (RMB 110,000) and compensate the plaintiff of $44,699 (RMB 307,328.02) within the third party liability insurance limit and also requested that defendants Shengming Zheng and MingZhu shall be jointly and severally liable for the foregoing claims, and the litigation fee in this case shall be borne by the four defendants. According to the response notice issued by the Yangjiang Yangdong District People’s Court on September 18, 2019, this case has been filed on September 4, 2019. The court held a hearing of this case on October 31, 2019. On December 16, 2019, the Yangjiang Yangdong District People’s Court issued a judgement which ordered insurance companies to compensate a sum of $54,522 (RMB 389,710) to the plaintiff and other claims were rejected. MingZhu bears no compensatory obligations under this case.

On January 2, 2020, Lijuan Cui, Heng Zhou, Yi Zhou, Jinxiang Zhou and Xiangni Chen (together the plaintiffs) submitted a Civil Complaint to the Queshan County People’s Court against MingZhu, Dagang Li, Zaozhuang Yizhou Automobile Transportation Co., Ltd, China Pacific Property Insurance Co., Ltd. Shenzhen Branch, Huilai Feng, Anyang Anyun Modern Logistics Co., Ltd. and the People's Insurance Company of China Anyang Branch (together the defendants). The compliant requested that (i) the defendants compensate their loss (including the funeral expenses, death compensation, living expenses of the plaintiffs, etc.) in the amount of $153,389 (RMB 1,096,380.93); (ii) the defendant China Pacific Property Insurance Co., Ltd. Shenzhen Branch shall make the compensation within the limit of its insurance liability, the defendant People's Insurance Company of China Anyang Branch shall make the compensation within the limit of its on-board personnel liability insurance (driver) and the defendant Huilai Feng shall bear the remaining part of compensation liability exceeding the limit of insurance liability; and (iii) the litigation fee in this case shall be borne by the defendants. According to the response notice issued by the Queshan County People’s Court on January 15, 2020, this case has been filed on January 8, 2020. As of the date hereof, the case has not yet been heard.

In accordance with ASC No. 450-20, “Loss Contingencies”, the Company will record accruals for above loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. There are no other material loss contingencies than above-mentioned ones for the nine months ended September 30, 2019 and 2018.

Note 15 – Subsequent events

The Company entered one loan agreement with a bank after September 30, 2019:

In September 2019, the Company entered into a one-year term line of credit agreement with Guangdong Nanyue Bank pursuant to which the Company may borrow up to $1,399,051 (RMB 10,000,000). The line of credit agreement entitles the Company to enter into several separate loan contracts under such line of credit. The Company utilized $699,526 (RMB 5,000,000) in September 2019, $279,810 (RMB 2,000,000) in November 2019 and $419,715 (RMB 3,000,000) in November 2019, respectively. For each withdraw from the line of credit, a separate loan agreement was entered into with a one-year term from the credit line withdraw date and the Company recorded these loans as short-term bank borrowings. As of the date of this prospectus, all available line of credit has been utilized.

Note 16 – Condensed financial information of the parent company

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

The subsidiary did not pay any dividend to the Company for the years presented. For the purpose of presenting parent only financial information, the Company records its investment in its subsidiary under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiary” and the income of the subsidiary is presented as “share of income of subsidiary”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

The Company did not have other commitments, long-term obligations, or guarantees as of September 30, 2019 and December 31, 2018.

PARENT COMPANY BALANCE SHEETS

	September 30, 2019	December 31, 2018
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$18,252	$123,060
Other receivables	4,560,848	4,547,284
Total current assets	4,579,100	4,670,344

OTHER ASSETS
Investment in subsidiaries	4,574,315	3,834,687
Total assets	$9,153,415	$8,505,031

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES	$-	$-

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS’ EQUITY

Ordinary shares: $0.001 par value, 50,000,000 shares authorized, 9,250,000 shares issued and outstanding as of September 30, 2019 and December 31, 2018*	9,250	9,250
Share subscription receivables	(847,086)	(847,086)
Additional paid-in capital	4,115,388	4,115,388
Statutory reserves	687,139	537,874
Retained earnings	5,697,408	4,820,640
Accumulated other comprehensive loss	(508,684)	(131,035)
Total shareholders’ equity	9,153,415	8,505,031

Total liabilities and shareholders’ equity	$9,153,415	$8,505,031

*	Giving retroactive effect to the re-denomination and nominal issuance of shares effected on February 12, 2020.

PARENT COMPANY STATEMENT OF INCOME AND COMPREHENSIVE INCOME

	For the Nine Months Ended September 30,
	2019	2018
	(Unaudited)	(Unaudited)
EQUITY INCOME OF SUBSIDIARIES	$1,420,966	$2,043,854

COSTS AND EXPENSES
General and Administrative expenses	394,933	128
Total costs and expenses	394,933	128

INCOME FROM OPERATION	1,026,033	2,043,726

INCOME BEFORE INCOME TAXES	1,026,033	2,043,726

PROVISION FOR INCOME TAXES	-	-

NET INCOME	1,026,033	2,043,726

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	(377,649)	(408,795)
COMPREHENSIVE INCOME	$648,384	$1,634,931

PARENT COMPANY STATEMENT OF CASH FLOWS

	For the Nine Months Ended September 30,
	2019	2018
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$1,026,033	$2,043,726
Adjustments to reconcile net income to cash used in operating activities:
Equity income of subsidiaries	(1,420,966)	(2,043,854)
Changes in operating assets and liabilities
Others payable and accrued liabilities	-	(161,191)
Net cash used in operating activities	(394,933)	(161,320)

Cash flows from investing activities:
Net cash provided by investing activities:

Cash flows from financing activities:
Amounts advanced from related parties	290,253	(3,634,636)
Capital contribution	-	3,916,672
Net cash provided by financing activities		282,036

Effect of exchange rate change on cash	(128)	2,474

Net increase in cash	(104,808)	123,190

Cash at beginning of the period	123,060	-

Cash at end of the period	$18,252	$123,190

3,000,000 Ordinary Shares

MingZhu Logistics Holdings Limited

明珠货运控股有限公司

Prospectus

ViewTrade Securities, Inc.

        , 2020.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our memorandum and articles of association, to the fullest extent permissible under Cayman Islands law every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the employment agreements with our executive officers, we will agree to indemnify our executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such an executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

In January 2018, we issued one ordinary share for a purchase price of HK $0.01 (approximately $0.001) to Ogier Global Subscriber (Cayman) Limited. Such share was subsequently transferred to Alpha Global (BVI) Limited a purchase price of HK $0.01 (approximately $0.001) in January 2018. In April 2018, in connection with our restructuring, we issued an aggregate of 999 ordinary shares to the then shareholders of MingZhu in exchange for the transfer of the equity interest of MingZhu by such shareholders to MingZhu HK.

On February 12, 2020, we cancelled 37,999,000 authorized but unissued ordinary shares of HKD 0.01 par value each, and increased our authorized ordinary shares to 50,000,000 with a par value of $0.001. After the increase in share capital, we issued an aggregate of 1,000 ordinary shares with a par value of $0.001 to existing shareholders in proportion with their ownership of the Company and repurchased from such shareholders an aggregate of 1,000 ordinary shares with a par value of HKD 0.01 for a total consideration of HKD 10. Upon completion of issuance and repurchase, we cancelled the 1,000 ordinary shares with a par value HKD 0.01. On the same day, our board of directors approved the issuance of an aggregate of 9,249,000 ordinary shares with a par value of $0.001 to our existing shareholders in proportion with their ownership of the Company.

The foregoing issuances were exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof regarding transactions not involving a public offering. No underwriters were involved in these issuances of ordinary shares. Other than disclosed herein, we did not issue any securities in the past three years.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

a) Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8) For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, Guangdong, People’s Republic of China, on February 18, 2020.

MingZhu Logistics Holdings Limited

By:	/s/ Jinlong Yang
	Name:	Jinlong Yang
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jinlong Yang	Chief Executive Officer and Director	February 18, 2020
Jinlong Yang	(principal executive officer)

/s/ Jingwei Zhang	Chief Financial Officer	February 18, 2020
Jingwei Zhang	(principal financial and accounting officer)

/s/ Zhuo Wang	Director	February 18, 2020
Zhuo Wang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Mingzhu Logistics Holding Limited, has signed this registration statement or amendment thereto in Newark, Delaware on February 18, 2020.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director

EXHIBIT INDEX

Exhibit No.	Description of document

1.1*	Form of Underwriting Agreement
3.1*	Memorandum of Association of the Registrant
3.2*	Articles of Association of the Registrant
3.3**	Amended and Restated Memorandum of Association of the Registrant
4.1*	Form of Underwriters’ Warrant
5.1**	Opinion of Ogier regarding the validity of ordinary shares being registered.
5.2**	Opinion of Jingtian & Gongcheng Law Firm regarding PRC legal matters.
8.1**	Opinion of Ogier regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2**	Opinion of Ellenoff Grossman & Schole LLP regarding certain U.S. tax matters
10.1*	English translation of Small Business Credit Agreement, dated as of October 27, 2018, by and between Postal Savings Bank of China and Shenzhen Yangang Mingzhu Freight Industry Co., Ltd.
10.2*	English translation of Small Business Working Capital Loan Agreement, dated as of October 27, 2018, by and between Postal Savings Bank of China and Shenzhen Yangang Mingzhu Freight Industry Co., Ltd.
10.3*	English translation of Comprehensive Credit Agreement, dated as of April 29, 2019, by and between Zhujiang Rural Bank and Shenzhen Yangang Mingzhu Freight Industry Co., Ltd.
10.4*	English translation of Enterprise Loan Agreement, dated as of April 29, 2019, Zhujiang Rural Bank and Shenzhen Yangang Mingzhu Freight Industry Co., Ltd.
10.5*	English translation of Working Capital Loan Agreement, dated as of April 16, 2019, by and between Industrial Bank and Shenzhen Yangang Mingzhu Freight Industry Co., Ltd.
10.6*	English translation of Middle and Small Enterprise Business Credit Agreement, dated as of December 12, 2018, by and between Shenzhen Yangang Mingzhu Freight Industry Co., Ltd. and Bank of China
10.7*	English translation of Loan Application Letter from Shenzhen Yangang Mingzhu Freight Industry Co., Ltd. to Bank of China, dated December 18, 2018
10.8*	English translation of Loan Application Letter from Shenzhen Yangang Mingzhu Freight Industry Co., Ltd. to Bank of China, dated March 8, 2019
10.9*	English translation of Maximum Credit Agreement, dated as of September 12, 2019, by and between Guangdong Nanyue Bank and Shenzhen Yangang Mingzhu Freight Industry Co., Ltd.
10.10*	English translation of Working Capital Loan Agreement, dated as of September 29, 2019, by and between Guangdong Nanyue Bank and Shenzhen Yangang Mingzhu Freight Industry Co., Ltd.
10.11*	English translation of Working Capital Loan Agreement, dated as of November 14, 2019, by and between Guangdong Nanyue Bank and Shenzhen Yangang Mingzhu Freight Industry Co., Ltd.
10.12***	Form of Indemnification Escrow Agreement
10.13*	Form of Employment Agreement between the Registrant and its executive officers
10.14*	Form of Director Letter Agreement between the Registrant and its directors
10.15*	English translation of Working Capital Loan Agreement dated November 27, 2019, by and between Guangdong Nanyue Bank and Shenzhen Yangang Mingzhu Freight Industry Co., Ltd.
21.1*	List of Subsidiaries of the Registrant
23.1**	Consent of Friedman LLP
23.2**	Consent of Ogier (included in Exhibits 5.1 and 8.1)
23.3**	Consent of Jingtian & Gongcheng Law Firm (included in Exhibit 5.2)
23.4**	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.2)
24.1*	Power of Attorney (included in signature page hereto)
99.1*	Consent of Mikael Charette
99.2*	Consent of Yanhong Xue
99.3*	Consent of To Wai Suen
99.4*	Consent of Frost & Sullivan

*	Previously filed
**	Filed herewith
***	To be filed by amendment